    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               ASC HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                 MAINE                                      7990                                   04-3373730
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------
                            SUNDAY RIVER ACCESS ROAD
                              BETHEL, MAINE 04217
                                 (207) 824-8100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------
                          CHRISTOPHER E. HOWARD, ESQ.
             SENIOR VICE PRESIDENT AND CHIEF ADMINISTRATIVE OFFICER
                               ASC HOLDINGS, INC.
                          C/O AMERICAN SKIING COMPANY
                            SUNDAY RIVER ACCESS ROAD
                              BETHEL, MAINE 04217
                                 (207) 824-8100
                           (207) 824-5158 (FACSIMILE)
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------
                                   Copies to:

        THOMAS L. FAIRFIELD, ESQ.                    IAN B. BLUMENSTEIN, ESQ.
  LeBoeuf, Lamb, Greene & MacRae, L.L.P.                 Latham & Watkins
    Goodwin Square, 225 Asylum Street                    885 Third Avenue
       Hartford, Connecticut 06103                   New York, New York 10022
              (860) 293-3500                              (212) 906-1200
        (860) 293-3555 (facsimile)                  (212) 751-4864 (facsimile)

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                           PROPOSED MAXIMUM
                                                                                          AGGREGATE OFFERING      AMOUNT OF
                   TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED                          PRICE(1)        REGISTRATION FEE
Common Stock, $.01 par value per share                                                       $250,000,000         $75,758.00

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 13, 1997
PROSPECTUS
       , 1997
                                        SHARES

                               ASC HOLDINGS, INC.

                                  COMMON STOCK

    All of the      shares of common stock, $.01 par value per share (the
"Common Stock"), offered hereby (the "Offering") are being sold by ASC Holdings, Inc. (the "Company"). A portion of the proceeds from the Offering will be used to fund the acquisition by the Company of the Steamboat and Heavenly ski resorts (the "Acquisition"). Consummation of the Offering is conditioned upon the concurrent consummation of the Acquisition.

    Following the Offering, the outstanding common stock of the Company will
consist of      shares of Common Stock and      shares of Class A Common Stock,
$.01 par value per share (the "Class A Common Stock"). All of the Class A Common Stock will be held by the principal shareholder of the Company. The rights and preferences of holders of the Common Stock and Class A Common Stock will be identical, except that (i) holders of Class A Common Stock will elect a class of directors that constitutes two-thirds of the Board of Directors and holders of Common Stock will elect a class of directors that constitutes one-third of the Board of Directors and (ii) each share of Class A Common Stock will be convertible into one share of Common Stock under certain circumstances. See "Description of Capital Stock."

    Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between
$        and $        per share. See "Underwriting" for a discussion of the
factors to be considered in determining the initial public offering price.

    The Company intends to apply for quotation of the Common Stock on the Nasdaq National Market under the symbol "ISKI."

    SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------
                                                     PRICE        UNDERWRITING       PROCEEDS
                                                    TO THE        DISCOUNTS AND       TO THE
                                                    PUBLIC       COMMISSIONS(1)     COMPANY(2)
-------------------------------------------------------------------------------------------------
Per Share.....................................         $                $                $
Total (3).....................................         $                $                $
-------------------------------------------------------------------------------------------------

(1) THE COMPANY AND THE PRINCIPAL SHAREHOLDER OF THE COMPANY (THE "SELLING SHAREHOLDER") HAVE AGREED TO INDEMNIFY THE SEVERAL UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITES ACT"). SEE "UNDERWRITING."
(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $        .
(3) THE COMPANY AND THE SELLING SHAREHOLDER HAVE GRANTED TO THE UNDERWRITERS A
    30-DAY OPTION TO PURCHASE UP TO      AND      ADDITIONAL SHARES OF COMMON
    STOCK, RESPECTIVELY, SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SUCH SHARES BY THE SELLING SHAREHOLDER. IF SUCH OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO THE PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS, PROCEEDS TO THE COMPANY
    AND PROCEEDS TO THE SELLING SHAREHOLDER WILL BE $        , $        ,
    $        AND $        , RESPECTIVELY. SEE "UNDERWRITING."

    The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them against payment therefor, subject to various prior conditions, including their right to reject any order in whole or in part. It is expected that delivery of share
certificates will be made in New York, New York, on or about      , 1997.
DONALDSON, LUFKIN & JENRETTE
          SECURITIES CORPORATION

               FURMAN SELZ

                             MORGAN STANLEY DEAN WITTER

                                            SCHRODER & CO. INC.

    [Pictures of Ski Areas, Facilities and National Map of Resort Locations]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    The Company intends to furnish its shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by its independent accountants, and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) AND PRO FORMA COMBINED FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES HEREIN TO THE "COMPANY" SHALL MEAN (A) ASC HOLDINGS, INC. AND ITS SUBSIDIARIES, EXCLUDING THE ACQUIRED RESORTS (AS DEFINED) WHEN USED WITH RESPECT TO HISTORICAL INFORMATION CONTAINED HEREIN OR (B) ASC HOLDINGS, INC. AND ITS SUBSIDIARIES, INCLUDING THE ACQUIRED RESORTS WHEN USED WITH RESPECT TO INFORMATION ABOUT EVENTS THAT WILL OCCUR AFTER THE ACQUISITION OR WHEN GIVING PRO FORMA EFFECT THERETO. SEE "THE TRANSACTIONS." ALL REFERENCES HEREIN TO (A) THE COMPANY'S "FISCAL" YEAR SHALL MEAN THE 52- OR 53-WEEK PERIOD ENDED OR ENDING ON THE LAST SUNDAY IN JULY, (B) THE ACQUIRED RESORTS' FISCAL YEAR SHALL MEAN THE ACQUIRED RESORTS' FISCAL YEAR ENDED ON MAY 31, (C) "SKI SEASON" SHALL MEAN THE PERIOD FROM THE OPENING OF THE FIRST OF THE COMPANY'S MOUNTAINS FOR SKIING THROUGH THE CLOSING OF THE COMPANY'S LAST MOUNTAIN FOR SKIING, TYPICALLY MID-NOVEMBER TO LATE APRIL, (D) "SKIER VISITS" SHALL MEAN ONE GUEST ACCESSING A SKI MOUNTAIN ON ANY ONE DAY AND (E) "UNITS" SHALL MEAN RESIDENTIAL REAL ESTATE DWELLING UNITS, INCLUDING QUARTERSHARE INTERVAL OWNERSHIP INTERESTS. ALL DISCUSSION HEREIN WITH RESPECT TO THE SIZE OF A RESORT SHALL BE IN TERMS OF THE RELATIVE NUMBER OF SKIER VISITS AT SUCH RESORT. EXCEPT AS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS (A) ASSUMES THAT THE OVER-ALLOTMENT OPTION
GRANTED TO THE UNDERWRITERS WILL NOT BE EXERCISED AND (B) GIVES EFFECT TO A   -
FOR- 1 STOCK SPLIT (THE "STOCK SPLIT") WITH RESPECT TO THE COMMON STOCK AND THE CLASS A COMMON STOCK THAT WILL BE EFFECTED PRIOR TO THE CONSUMMATION OF THE OFFERING. PRIOR TO MAKING AN INVESTMENT IN THE COMMON STOCK, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION DISCUSSED UNDER "RISK FACTORS."

                                  THE COMPANY

    Following the Acquisition, the Company will be the largest operator of alpine resorts in the United States. The Company will own and operate nine ski resorts, including two of the top five resorts in the country based on 1996-97 skier visits, with at least one resort in each major skiing market. These resorts generated over 4.9 million skier visits, representing approximately 9.4% of total skier visits in the United States during the 1996-97 ski season. The Company's existing resorts include Sunday River and Sugarloaf in Maine; Attitash/Bear Peak in New Hampshire; Killington, Mount Snow/Haystack and Sugarbush in Vermont; and The Canyons in Utah (collectively, the "Existing Resorts"). On July 31, 1997, the Company entered into a definitive agreement (the "Acquisition Agreement") with respect to the acquisition of (i) the Steamboat ski resort and 168 acres of land held for development in Steamboat Springs, Colorado ("Steamboat") and (ii) the Heavenly ski resort near Lake Tahoe, California ("Heavenly" and, together with Steamboat, the "Acquired Resorts"). After giving pro forma effect to the Acquisition, the Company's resort revenues and Resort EBITDA (as defined) for the nine months ended April 27, 1997 would have been approximately $240.1 million and $69.8 million, respectively.

    The Existing and Acquired Resorts include several of the top resorts in the United States, including: (i) Steamboat, the number two overall ski resort in the United States (number three in North America) according to the September 1997 SNOW COUNTRY magazine survey and the fourth largest ski resort in the United States with over 1.1 million skier visits in the 1996-97 ski season; (ii) Killington, the fifth largest resort in the United States with over 1.0 million skier visits in the 1996-97 ski season; (iii) the three largest resorts in the Northeast (Killington, Sunday River and Mount Snow/Haystack) in the 1996-97 ski season; (iv) Heavenly, the second largest resort in the Pacific West Region and the 12th largest resort in the United States with approximately 700,000 skier visits in the 1996-97 ski season; and (v) Sugarloaf, the number one resort in the Northeast according to the September 1997 SNOW COUNTRY magazine survey.

    In addition to operating alpine resorts, the Company develops mountainside real estate which complements its expansion of on-mountain operations. The Company has created a unique interval ownership product, the Grand Summit Hotel, in which individuals purchase quartershare interests in condominium units while the Company retains ownership of core hotel and commercial operational property. The initial sale of quartershare units generates a high profit margin, and the Company derives a continuing revenue stream from operating the hotel and renting units when not in use by their owners. The

Company is developing alpine villages at prime locations within each resort designed to fit that resort's individual characteristics. This strategy was developed and implemented at the Sunday River resort, where over 1,500 units of residential real estate (including condominiums, townhouses and quartershares) have been developed and sold since 1983. A new Grand Summit Hotel was recently completed at Attitash/Bear Peak, one Grand Summit Hotel is currently under construction at each of the Killington, Sunday River and Mount Snow/Haystack resorts, and a hotel at Sugarbush is near completion of the permitting process. These hotels will have an aggregate of approximately 2,500 units, with presales currently totaling over $45 million. The Company also has over 7,000 acres of real estate available for future development and plans to develop and construct over 30,000 residential units over the next 15 to 20 years.

    The Company's primary strength is its ability to improve resort operations by integrating investments in on-mountain capital improvements with the development of mountainside real estate. Since 1994, the Company has increased skier visits by 11.2% in the aggregate for the three resorts that it has operated for multiple seasons. In addition, the Company has increased its market share of skier visits in the northeastern United States from approximately 21.5% in the 1995-96 ski season to approximately 24.9% in the 1996-97 ski season. Management believes that the Acquired Resorts will provide the Company with several significant operating benefits, including: (i) enhanced cross-marketing of its resorts on a national basis; (ii) purchasing and other economies of scale; and (iii) implementation of the Company's operating strategy at a more diversified resort base.

OPERATING STRATEGY

    The Company believes that the following key operating strategies will allow it to increase revenues and EBITDA (as defined) by capitalizing on its position as a leading mountain resort operator and real estate developer:

    HIGH IMPACT CAPITAL IMPROVEMENTS

    The Company attracts skiers to its resorts by creating a fun and exciting environment and providing a superior skiing experience through high impact capital investments in on-mountain facilities. The Company focuses its investments on increasing lift capacity, expanding skiable terrain and snowmaking coverage, and developing other alpine attractions. Since 1994, when the Company began implementing its acquisition strategy, the Company has increased lift capacity, skiable terrain and snowmaking coverage at its resorts by an aggregate of approximately 36%, 19% and 30%, respectively. The 1997 summer capital improvement budget for on-mountain improvements totals over $57.5 million, approximately $18.2 million of which will be invested at The Canyons and approximately $7.0 million of which will be invested at the Acquired Resorts.

    INTEGRATION OF INVESTMENTS IN RESORT INFRASTRUCTURE AND REAL ESTATE

    The Company develops mountainside real estate that complements its investments in ski operations to enhance the overall attractiveness of its resorts as vacation destinations. Management believes that this integrated approach results in growth in overall skier visits, including multi-day visits, while generating significant revenues from real estate sales and lodging. The Company's integrated investment strategy was developed and refined at its Sunday River resort, where it has sold over 1,400 units of residential real estate since 1983. During that same period, annual skier visits at Sunday River increased from approximately 50,000 to over 550,000, representing an approximate 18% compound annual growth rate.

    MOUNTAINSIDE REAL ESTATE DEVELOPMENT

    The Company's resort real estate development strategy is comprised of three distinct components; (i) Grand Summit quartershare hotels, (ii) alpine village development and (iii) discrete projects. Residential units in Grand Summit Hotels are sold in quartershare interval interests that allow each of four quartershare unit owners to use the unit for 13 weeks divided evenly over the year, while the core commercial areas in the hotels are retained and operated by the Company. Unit owners may use the unit during their allotted weeks or make the unit available for rental by the Company under a management agreement that allows the Company to retain 45% of rental revenues. The Company has identified several areas for development of alpine villages unique to their resort locations that consist of carefully planned communities integrating condominiums, luxury townhouses, single family luxury dwellings or lots and commercial properties. In addition, each of the Company's resorts has the potential for additional real estate development involving discrete projects tailored to the characteristics of the particular resort.

    INCREASE REVENUES PER SKIER

    The Company seeks to increase revenues per skier by managing ticket yields and expanding revenue sources at each resort. Management seeks to increase non-lift ticket revenue sources by increasing point-of-sale locations and sales volume through retail stores, food and beverage services, equipment rentals, skier development, lodging and property management. In addition, management believes that aggressive cross-selling of products and programs (such as the Company's frequent skier/multi-resort programs) to resort guests increases resort revenues. The Company believes it can increase ticket yields by managing ticket discounts, closely aligning ticket programs to specific market segments, offering multi-resort ticket products and introducing a variety of programs that offer packages which include tickets with lodging and other services available at its resorts. The Company increased its average yield per skier visit by approximately 3% in the 1996-97 ski season as compared to the 1995-96 ski season.

    INNOVATIVE MARKETING PROGRAMS

    The Company's marketing program is designed to (i) establish a nationally recognized high quality name and image, while promoting the unique image of its individual resorts, (ii) capitalize on cross-selling opportunities and (iii) enhance customer loyalty. The Company engages in joint marketing programs with nationally recognized commercial partners such as Mobil, Budweiser, Pepsi/Mountain Dew, Visa, FILA and Rossignol. In addition, the Company utilizes loyalty based incentive programs such as the Edge Card, a private label frequent skier program in which participants receive credits towards lift tickets and other products. The Company also utilizes other marketing media including direct mail, television and the Company's Internet site at www.peaks.com.

    CAPITALIZE ON A MULTI-RESORT NETWORK

    The Company believes that its ownership of multiple resorts provides the opportunity to (i) create the industry's largest cross-marketing program, (ii) achieve purchasing efficiencies and economies of scale in purchasing goods and services, (iii) strengthen the distribution network of travel agents and tour operators by offering a range of mountain resort alternatives, consistent service quality, convenient travel booking and incentive packages, (iv) establish performance benchmarks for operations across all of the Company's resorts, (v) utilize specialized individuals and cross-resort teams at the corporate level as resources for the entire Company and (vi) develop and utilize information and technology systems for application across all of the Company's resorts.

    GROWTH THROUGH ACQUISITIONS

    Since 1994, the Company has achieved substantial growth in its business through acquisitions. The Company intends to consider acquisitions of large well-established destination resorts as well as smaller "feeder" resorts. The Company focuses on acquiring larger resorts where it believes it can improve profitability by implementing the Company's integrated real estate development and on-mountain capital improvement strategy. The Company also believes that by acquiring smaller regional resorts which have a strong local following it can capitalize on a broader customer base to cross-market its major destination resorts. The acquisition of less developed resorts may also offer opportunities for expansion.

    EXPAND GOLF AND CONVENTION BUSINESS

    The Company is the largest owner and operator of resort golf courses in New England and seeks to capitalize on this status to increase off-season revenues. Sugarloaf, Killington, Mount Snow and Sugarbush operate championship resort golf courses, with the Sugarloaf course designed by Robert Trent Jones, Jr. rated as one of the top 25 courses in the country by GOLF DIGEST magazine and GOLF magazine for the past two years. In addition, a championship course is currently under construction at Sunday River. The Company also operates eight golf schools at locations along the east coast from Florida to Maine. The Company's golf program and other recreational activities draw off-season visitors to the Company's resorts and support the Company's growing convention business.

                                  THE OFFERING

Common Stock offered by the Company(1).......  shares

Common Stock and Class A Common Stock to be outstanding after the Offering:

    Common Stock(1)(2).......................  shares
    Class A Common Stock.....................  shares
      Total(1)(2)............................  shares

------------------------

(1) Does not include up to       shares of Common Stock that may be sold by the
    Company to the Underwriters to cover over-allotments, if any.

(2) Does not include Common Stock issuable upon conversion of the Class A Common Stock. Each share of Class A Common Stock is convertible at the option of the holder and upon the happening of certain events into one share of Common Stock. Assuming full conversion into Common Stock of all Class A Common
    Stock, after giving effect to the Offering, a total of       shares of
    Common Stock would be outstanding. Also, does not include (i)       shares
    of Common Stock that may be issued by the Company in connection with the
    Exchange Offers (as defined) and (ii)       shares of Common Stock reserved
    for issuance pursuant to the Company's Stock Option Plan (the "Stock Option
    Plan"),       shares of which will be exercisable immediately after the
    Offering. See "Management." All of such shares reserved for issuance under the Stock Option Plan are subject to lock-up restrictions for 180 days following the consummation of the Offering.

Voting Rights.......................  The rights and preferences of holders of Common Stock and Class A Common Stock are identical, except that
                                      (i) holders of Class A Common Stock will elect a
                                      class of directors that constitutes two-thirds of the
                                      Board of Directors and holders of Common Stock will
                                      elect a class of directors that constitutes one-third
                                      of the Board of Directors and (ii) each share of
                                      Class A Common Stock will be convertible into one
                                      share of Common Stock (A) at the option of the holder
                                      at any time, (B) automatically upon transfer to any
                                      person that is not an affiliate of Leslie B. Otten
                                      and (C) automatically if less than       shares of
                                      Class A Common Stock are outstanding at any time.
                                      Upon completion of the Offering, Leslie B. Otten will
                                      hold 100% of the Class A Common Stock, representing
                                      approximately    % of the combined voting power of
                                      all outstanding shares of Common Stock and Class A
                                      Common Stock. Accordingly, Mr. Otten initially will
                                      be able to elect six of the nine members of the Board
                                      of Directors of the Company and to determine the
                                      outcome of certain other matters requiring the vote
                                      of shareholders voting as a separate class as
                                      required by Maine law and the Company's Articles of
                                      Incorporation. On all other matters, holders of
                                      Common Stock and Class A Common Stock will vote
                                      together as a single class. To the extent that all of
                                      the shares of Class A Common Stock are converted into
                                      Common Stock the class vote for directors will be
                                      extinguished. See "Management" and "Principal and
                                      Selling Shareholders."

Use of Proceeds.....................  The net proceeds from the Offering, together with borrowings of approximately $150 million under the
                                      New Credit Facility (as defined), will be used (i) to
                                      fund the Acquisition price of approximately of $290
                                      million, (ii) to repay approximately $60 million of
                                      indebtedness of ASC East, Inc. ("ASC East"), a
                                      subsidiary of the Company formerly doing business
                                      under the name American Skiing Company, under the
                                      Existing Credit Facility (as defined), (iii) to make
                                      an investment in ASC East of approximately $26
                                      million to fund the redemption of all outstanding
                                      Discount Notes (as defined), (iv) to repay up to
                                      $11.5 million of indebtedness of the Company and its
                                      subsidiaries, (v) to pay certain fees and expenses
                                      relating to the Transactions and (vi) for general
                                      corporate purposes and capital expenditures. See "Use
                                      of Proceeds."

Proposed Nasdaq National Market
  symbol............................  "ISKI"

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                                  THE COMPANY

    The summary historical financial data and the unaudited pro forma summary combined financial data (except other data) have been derived from the Company's and the Acquired Resorts' financial statements and should be read in conjunction with those statements and "Pro Forma Financial Data" and related notes thereto included elsewhere in this Prospectus. The unaudited pro forma summary combined financial data for the fiscal year ended July 28, 1996 and the nine months ended April 27, 1997 give effect to the Transactions.

                                                                                                   PRO FORMA   HISTORICAL
                                                                                                  FISCAL YEAR  NINE MONTHS
                                                 HISTORICAL FISCAL YEAR ENDED(1)                   ENDED(11)    ENDED(1)
                                 ---------------------------------------------------------------  -----------  -----------
                                  JULY 26,     JULY 25,     JULY 31,     JULY 30,     JULY 28,     JULY 28,     APRIL 28,
                                    1992         1993         1994         1995         1996         1996         1996
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER SKIER VISIT AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Skiing and lodging...........   $  20,312    $  23,645    $  26,544    $  46,794    $  63,489    $ 243,940    $  57,283
  Real estate sales............         304        6,103        6,682        7,953        9,933        9,933        9,482
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues.............      20,616       29,748       33,226       54,747       73,422      253,873       66,765
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Cost of ski and lodging
    operations.................      11,902       14,705       15,787       29,725       41,799      155,349       32,661
  Cost of real estate sold.....         101        3,245        3,179        3,994        5,844        5,849        4,806
  Marketing, general and
    administrative.............       3,010        4,718        5,940        9,394       11,289       34,739       10,383
  Stock compensation
    award(10)..................          --           --           --           --           --       18,961           --
  Depreciation and
    amortization...............       1,790        1,984        2,421        3,910        6,783       41,373        5,615
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating income...............       3,813        5,096        5,899        7,724        7,707       (2,398)      13,300
Interest expense...............         776          849        1,026        2,205        4,699       26,381        2,307
Net income (loss)..............   $   3,037    $   5,839    $   4,873    $   5,119    $  (2,237)   $ (17,743)   $   9,989
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                 -----------  -----------  -----------  -----------  -----------  -----------  -----------
Pro forma earnings per share...                                                                    $
                                                                                                  -----------
                                                                                                  -----------
OTHER DATA:
Resort:
  Skier visits (000's)(2)......         497          515          515        1,048        1,284        4,701        1,284
  Resort revenues per skier
    visit......................   $   40.87    $   45.91    $   51.54    $   44.65    $   49.45    $   51.89    $   44.61
  Resort EBITDA(3)(6)..........   $   5,400    $   4,222    $   4,817    $   7,675    $  10,401    $  53,852    $  14,239
Real estate:
  Number of units sold.........      --              173          155          155          161          161          161
  Number of units
    pre-sold(4)................      --           --           --           --               50           50           50
  Real Estate EBIT(5)(6).......   $     203    $   2,858    $   3,503    $   3,959    $   4,089    $   4,084    $   4,676

                                               PRO FORMA
                                              NINE MONTHS
                                               ENDED(11)
                                              ------------
                                  APRIL 27,    APRIL 27,
                                    1997          1997
                                 -----------  ------------

STATEMENT OF OPERATIONS DATA:
Revenues:
  Skiing and lodging...........   $ 157,747    $  240,083
  Real estate sales............       5,983         5,986
                                 -----------  ------------
    Total revenues.............     163,730       246,069
                                 -----------  ------------
Operating expenses:
  Cost of ski and lodging
    operations.................      96,192       140,556
  Cost of real estate sold.....       4,880         4,887
  Marketing, general and
    administrative.............      21,598        31,205
  Stock compensation
    award(10)..................          --        18,961
  Depreciation and
    amortization...............      16,946        38,403
                                 -----------  ------------
Operating income...............      24,114        12,057
Interest expense...............      18,396        21,809
Net income (loss)..............   $   3,169    $   (2,284)
                                 -----------  ------------
                                 -----------  ------------
Pro forma earnings per share...                $
                                              ------------
                                              ------------
OTHER DATA:
Resort:
  Skier visits (000's)(2)......       3,010         4,813
  Resort revenues per skier
    visit......................   $   52.41    $    49.90
  Resort EBITDA(3)(6)..........   $  39,957    $   68,322
Real estate:
  Number of units sold.........         123           123
  Number of units
    pre-sold(4)................         770           770
  Real Estate EBIT(5)(6).......   $   1,103    $    1,099

                              THE ACQUIRED RESORTS

                                                                                   HISTORICAL FISCAL YEAR ENDED MAY 31,
                                                                           -----------------------------------------------------
                                                                             1993       1994       1995       1996       1997
                                                                           ---------  ---------  ---------  ---------  ---------

                                                                                       (DOLLARS IN THOUSANDS, EXCEPT
                                                                                         PER SKIER VISIT AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
    Total revenues.......................................................  $  83,410  $  82,034  $  88,567  $  84,732  $  89,066
Operating expenses:
  Cost of ski, retail and other..........................................     44,778     46,560     48,714     47,373     51,138
  Marketing, general and administrative(7)...............................     15,703     14,778     17,075     16,585     17,178
  Writedown of assets(8).................................................     --         --         --         --          2,000
  Depreciation and amortization..........................................     14,481     14,544     14,643     14,477     12,516
                                                                           ---------  ---------  ---------  ---------  ---------
    Total operating expenses.............................................     74,962     75,882     80,432     78,435     82,832
                                                                           ---------  ---------  ---------  ---------  ---------
  Operating income.......................................................  $   8,448  $   6,152  $   8,135  $   6,297  $   6,234
                                                                           ---------  ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
Skier visits (000's).....................................................      1,867      1,750      1,858      1,732      1,796
Total revenues per skier visit...........................................  $   43.22  $   45.23  $   45.99  $   47.46  $   47.48
EBITDA(9)................................................................  $  25,929  $  23,596  $  26,078  $  24,074  $  24,150

------------------------

(1) The historical results of the Company reflect the results of operations of the Attitash/Bear Peak ski resort since its acquisition in July 1994, the results of operations of the Sugarbush ski resort since October 1994, the results of operations of the Mt. Cranmore ski resort from June 1995 through November 1996 when the Company divested Mt. Cranmore, the results of operations of S-K-I Ltd. since its acquisition in June 1996, and the results of operations of Pico Mountain since its acquisition in December 1996.

(2) Calculation of skier visits requires an estimation of visits by season pass holders. Although different ski resort operators may use different methodologies for making such estimations, management believes that any resulting differences in calculations of total skier visits are immaterial.

(3) Resort EBITDA represents ski and lodging revenues less cost of ski and lodging operations and marketing, general and administrative expense.

(4) Pre-sold units represent quartershare and other residential units for which the Company has a binding sales contract and has received a 5% down payment on the unit from the purchaser. Recognition of the revenue from such pre-sales is deferred until the closings of such sales.

(5) Real Estate EBIT represents revenues from real estate sales less cost of real estate sold which includes selling costs, holding costs, the allocated capitalized cost of land, construction and other costs relating to property sold.

(6) Resort EBITDA and Real Estate EBIT are not terms that have established meanings under generally accepted accounting principles. The Company has included information concerning Resort EBITDA and Real Estate EBIT because management believes it is an indicative measure of a resort company's operating performance and is generally used by investors to evaluate companies in the resort industry. Resort EBITDA and Real Estate EBIT do not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(7) The Acquired Resorts have historically reimbursed Kamori International Corporation ("Kamori") for certain administrative services provided. Such reimbursements totalled approximately $3.0 million, $2.9 million, $3.3 million, $3.3 million and $3.4 million, respectively, for each of the years ended May 31, 1993 through May 31, 1997, and are included in marketing, general and administrative expense.

(8) In 1997, the Acquired Resorts recorded a $2 million impairment loss related to land, buildings and equipment of its golf resort to properly state these fixed assets at estimated fair values.

(9) EBITDA represents revenues less cost of revenues, marketing, general and administrative expenses and the administrative expenses referred to in Note 7 above.

(10) Reflects a charge related to fully vested stock options granted to senior management under the Stock Option Plan measured at the date of grant. The
    after-tax charge would be       , or $   per share.

(11) The results of operations of The Canyons have not been reflected in the pro forma statement of operations or other data due to the immateriality of the activity. See "Pro Forma Financial Data."

                              RECENT DEVELOPMENTS

THE CANYONS ACQUISITION

    In May 1997, the Company commenced development of The Canyons resort. Through a series of transactions, the Company has acquired development rights to the real estate comprising The Canyons, including the Wolf Mountain ski area consisting of approximately 2,100 acres and interests in over 5,000 acres of surrounding property from various other parties, which the Company intends to integrate into a world class destination resort. The property interests acquired by the Company include (i) certain non-real estate assets used at the ski area,
(ii) a long-term lease of approximately 2,100 acres for a term of 200 years, inclusive of options on the part of the Company to extend for three 50-year periods, (iii) approximately 605 acres of undeveloped mountain terrain situated along the southern border of The Canyons resort adjacent to Park City, Utah,
(iv) a sublease of ski and development rights (with the right to negotiate a direct lease) for approximately 800 acres of mountain terrain located in the center of the resort containing an alpine plateau at over 8,000 feet of elevation that will be the location for the Company's planned High Mountain Meadows ski village development, (v) a lease of ski development rights for approximately 450 acres of adjacent land and (vi) the right to develop skiable terrain for approximately 3,000 contiguous acres on an integrated basis with a low density, large lot residential subdivision being developed by the owners of that property. The leases of the two areas described above that are targeted for real estate development allow the Company to purchase fee title to property targeted for development.

    The Utah Winter Sports Park, adjacent to The Canyons, will be the venue for the ski jumping, bobsled and luge events at the 2002 Winter Olympic Games. Management believes that The Canyons resort represents a unique development opportunity to build a world class destination resort in one of the fastest growing areas in the United States. See "Risk Factors--Real Estate Development," "--Leased Property and Forest Service Permits," "--Development at The Canyons" and "Business--Existing Resorts--The Canyons."

EXCHANGE OFFERS

    Concurrently with the Offering, the Company intends to offer (the "ASC East
Exchange Offer") to exchange       shares of Common Stock for each share of
common stock of ASC East held by the holders of the 4% of the outstanding common stock of ASC East not owned by the Company. If all such holders elect to exchange their shares of ASC East common stock for Common Stock the Company will
issue       shares of Common Stock in the ASC East Exchange Offer, representing
approximately    % of all shares of Common Stock outstanding immediately
following the Offering. Consummation of the ASC East Exchange Offer is conditioned upon such holders entering into lock-up agreements for a period of 180 days following the consummation of the Offering.

    Pursuant to the terms of the Securities Purchase Agreement, dated as of July 2, 1997, between the Company and the holder of the Company's Series A Exchangeable Preferred Stock and 14% Senior Exchangeable Notes (the "Securities Purchase Agreement"), the Company intends to offer to exchange (the "Preferred Exchange Offer" and, together with the ASC East Exchange Offer, the "Exchange Offers") all of such securities for shares of the Company's 6% Repriced Convertible Exchangeable Preferred Stock having an aggregate liquidation preference of $35.0 million (the "6% Convertible Preferred Stock") or an
aggregate of     shares of Common Stock, representing   % of the Common Stock
outstanding after giving effect to the Offering. If the holders of Series A Exchangeable Preferred Stock and 14% Senior Exchangeable Notes do not elect to exchange such securities for 6% Convertible Preferred Stock or Common Stock, consummation of the Offering will trigger a Change of Control (as defined) under the Securities Purchase Agreement relating to the Company's Series A Exchangeable Preferred Stock and 14% Senior Exchangeable Notes. In such event, the Securities Purchase Agreement would require that the Company offer to purchase the Series A Preferred Stock and 14% Senior Exchangeable Notes for cash at a redemption price of 105.3% of the principal amount outstanding on the date of redemption. See "Description of Certain Indebtedness--14% Exchangeable Notes" and "Description of Capital Stock--Series A Exchangeable Preferred Stock" and "--6% Convertible Preferred Stock."

                                THE TRANSACTIONS

THE REORGANIZATION

    In May 1997, Leslie B. Otten, who formerly held 96% of the common stock of ASC East, formed the Company. Mr. Otten contributed his 96% interest in the common stock of ASC East to the Company in exchange for 100% of the common stock of the Company (the "Reorganization"). Contemporaneously with its formation, the Company formed ASC Utah for the purpose of acquiring The Canyons resort. In July 1997, the Company formed ASC West for the purpose of acquiring the Acquired Resorts. ASC West entered into the Acquisition Agreement on July 31, 1997. Prior to the consummation of the Offering, the Company intends to change its name to American Skiing Company.

THE ACQUISITION

    On July 31, 1997, the Company entered into the Acquisition Agreement to purchase the Steamboat and Heavenly ski resorts. As part of the Acquisition, the Company agreed to purchase the Sabal Point Golf Course in Orlando, Florida and a residence in Denver, Colorado, both of which the Company intends to sell following the closing of the Acquisition. The aggregate consideration to be paid by the Company for the Acquired Resorts is approximately $290 million. The purchase of the Acquired Resorts is subject to the satisfaction of certain covenants and conditions and there can be no assurance that the Acquisition will be consummated. Consummation of the Offering is conditioned upon the concurrent consummation of the Acquisition. See "Business--Acquired Resorts."

ACQUIRED RESORTS

    Steamboat is one of the premier ski resorts in the United States, ranked second overall by SNOW COUNTRY magazine and fourth nationally in skier visits for the 1996-97 ski season. Located in Steamboat Springs, Colorado and approximately three hours from Denver, Colorado, Steamboat is a world famous family resort recognized for its "champagne" powder and tree skiing. In the 1996-97 season, Steamboat skier visits increased by 8.4%, to 1.1 million from the 1995-96 ski season. As part of the Acquisition, the Company acquired 168 acres of land held for development.

    Heavenly is located near Lake Tahoe in the states of Nevada and California. Heavenly is the third largest ski resort in the Pacific Region with approximately 4,800 acres of skiable terrain. During the 1996-97 ski season Heavenly had approximately 700,000 skier visits.

THE REFINANCING

    In connection with the Offering and the Acquisition, the Company has received proposals from two lenders to provide the Company with a senior secured credit facility (the "New Credit Facility") for up to $210 million. The proposals provide that borrowings under the New Credit Facility will be available to (i) to finance the Acquisition, (ii) to repay approximately $60 million of indebtedness of ASC East under its credit agreement dated June 28, 1996, among Fleet National Bank, certain other banks and ASC East (the "Existing Credit Facility"), (iii) to pay certain fees and expenses relating to the Acquisition, and (iv) for ongoing general corporate purposes and capital expenditures. Consummation of the Offering is conditioned upon the concurrent consummation of the New Credit Facility. See "Use of Proceeds" and "Description of Certain Indebtedness."

REDEMPTION OF DISCOUNT NOTES

    A portion of the net proceeds from the Offering will be used to make an approximate $26 million investment in ASC East to fund the redemption (the "Redemption") of all outstanding 13.75% Subordinated Discount Notes due 2007 of ASC East (the "Discount Notes"). The indenture relating to the Discount Notes (the "Discount Note Indenture") provides for a redemption price equal to 113.75% of the Accreted Value (as defined in the Discount Note Indenture) of the Discount Notes on the redemption date. The Company will record an extraordinary loss of approximately $2.9 million related to the repayment of the Discount Notes.

    The Reorganization, the Acquisition, the initial borrowing under the New Credit Facility, the Redemption, the Stock Split and the Offering are collectively referred to herein as the "Transactions."

OFFER TO REPURCHASE 12% NOTES

    Consummation of the Offering will trigger a Change of Control (as defined) under the indenture (the "12% Note Indenture") relating to ASC East's 12% Senior Subordinated Notes due 2006 (the "12% Notes"). The 12% Note Indenture provides that upon the occurrence of a Change of Control, ASC East will be required to make an offer to repurchase the 12% Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase (the "Change of Control Offer"). See "Description of Certain Indebtedness--The 12% Notes." Upon consummation of the Offering, the Company will mail a notice to repurchase to all holders of 12% Notes setting forth the terms of the Change of Control Offer. The Company cannot determine at this time whether or not any or all holders of 12% Notes will accept such Offer. If all outstanding 12% Notes are tendered, the amount of funds necessary to consummate the Change of Control Offer would be $121.2 million plus the amount of all accrued and unpaid interest. The Company is currently negotiating a standby credit facility for up to $125 million to fund the repurchase of 12% Notes in the event that any or all of such 12% Notes are tendered to ASC East for repurchase. See "Risk Factors--Change of Control" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS AND THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF NUMEROUS FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

SUBSTANTIAL LEVERAGE

    Following the Transactions, the Company will be highly leveraged. At April 27, 1997, after giving pro forma effect to the Transactions, the Company's total indebtedness (including current maturities) and shareholders' equity would have been approximately $271.6 million and $249.8 million, respectively, and the Company would have had up to $82.4 million available for borrowing under the New Credit Facility. In addition, for the nine months ended April 27, 1997, after giving pro forma effect to the Transactions, the Company's earnings would have been insufficient to cover fixed charges by approximately $12.6 million. The Company has incurred additional indebtedness for working capital purposes in the fourth quarter of fiscal 1997. Furthermore, the Company currently expects that it will incur additional indebtedness under the Existing Credit Facility in order to fund seasonal working capital needs in the first quarter of fiscal 1998. See "--Seasonality; Dependence on Weather Conditions."

    The high level of debt of the Company and its subsidiaries will have several important effects on the Company's future operations, including: (a) the Company will have significant cash requirements to service its debt, reducing funds available for operations, capital expenditures and acquisitions, thereby increasing the Company's vulnerability to adverse general economic and industry conditions; and (b) the financial covenants and other restrictions contained in the New Credit Facility, the 12% Note Indenture and other agreements relating to the Company's indebtedness will require the Company to meet certain financial tests and will restrict its and its subsidiaries' ability to borrow additional funds and to dispose of assets. Although management believes that capital expenditures above maintenance levels can be deferred to address cash flow or other constraints, such activities cannot be deferred for extended periods without adverse effects on skier visits, revenues and profitability. The Company's continued growth depends, in part, on its ability to maintain and expand its facilities and to engage in successful real estate development and, therefore, to the extent it is unable to do so with internally generated cash, its inability to finance capital expenditures or real estate development through borrowed funds could have a material adverse effect on the Company's future operations and revenues.

CAPITAL REQUIREMENTS

    The development of ski resorts is capital intensive. The Company spent approximately $7.8 million, $12.0 million, $25.1 million and $31.7 million in fiscal 1994, 1995, 1996 and in the nine months ended April 27, 1997, respectively, on resort capital expenditures and real estate development. In fiscal 1995, 1996 and 1997, the Acquired Resorts spent an aggregate of approximately $6.9 million, $5.9 million and $5.4 million, respectively, on resort capital expenditures. In fiscal 1998 and fiscal 1999, the Company plans to spend approximately $65 million and $60 million, respectively, on resort capital expenditures and approximately $100 million and $115 million, respectively, for real estate development. In addition, the Company expects to continue to make significant capital expenditures in the future to enhance its resort operations and to develop its real estate holdings. There can be no assurance that the Company will have adequate funds, from internal or external sources, to make all planned or required capital expenditures. A lack of available funds for such capital expenditures could have a material adverse effect on the Company's ability to implement its operating strategy. See "--Substantial Leverage," "Business--Operating Strategy," "--Resort Operations" "and "--Real Estate Development."

GROWTH THROUGH ACQUISITIONS AND INTEGRATION OF ACQUIRED RESORTS

    The Company continually evaluates potential acquisition opportunities. The Company expects to finance future acquisitions through a combination of internally generated funds, bank borrowings, public offerings or private placements of equity (which may cause dilution to existing holders of capital stock of the Company) and/or debt securities, the combination of which will depend on the size of the acquired resort and the Company's capital structure at the time of an acquisition. There can be no assurance, however, that attractive acquisition candidates will be identified, that the Company will be able to make acquisitions on terms favorable to it, that necessary financing will be available on suitable terms, if at all, or that such acquisitions will be permitted under applicable antitrust laws. See "--Substantial Leverage."

    The Company faces risks in connection with the integration of acquired resorts, including The Canyons and the Acquired Resorts. Significant management resources and time will be required to integrate any acquired resorts and unanticipated problems or liabilities with respect to such new resorts may further divert management's attention from the Company as a whole, which could have a material adverse effect on the Company's operations and financial performance. There can be no assurance that the Company will be able to realize any additional skier visits, revenues or cost savings in connection with integrating acquired resorts. See "Business--Operating Strategy."

DEVELOPMENT AT THE CANYONS

    The Canyons is a largely undeveloped asset that requires substantial development of on-mountain facilities, real estate and related infrastructure. The Company has adopted a five-year business plan for development of the resort; however, accomplishing that plan is contingent upon obtaining necessary permits and approvals, obtaining required financing for planned improvements and generating markets for the resort that will produce significant increases in skier visits. An estimated $60.0 million will be required to make the on-mountain capital improvements necessary to fulfill the Company's five-year business plan. There can be no assurance that capital will be available to fund these improvements.

    The Canyons has historically experienced net operating losses. The Company's business plan assumes that it can significantly increase skier visits and generate positive Resort EBITDA at The Canyons. There can be no assurance, however, that The Canyons will generate additional skier visits or positive Resort EBITDA for the Company. See "Business--Alpine Village Development."

REAL ESTATE DEVELOPMENT

    The Company intends to construct, operate and sell interval ownership and condominium units, and other real estate at its ski resorts. Real estate development and the Company's ability to generate revenues therefrom may be adversely affected by numerous factors, many of which are beyond the control of the Company, including the ability of the Company to successfully market its resorts, the national and regional economic climate, local real estate conditions (such as an oversupply of space or a reduction in demand for real estate), costs to satisfy environmental compliance and remediation requirements associated with new development/renovation and ongoing operations, the attractiveness of the properties to prospective purchasers and tenants, competition from other available property or space, the ability of the Company to obtain adequate insurance, the ability of the Company to obtain all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations and changes in real estate, zoning, land use, environmental or tax laws. In addition, real estate development will be dependent upon, among other things, receipt of adequate financing on suitable terms, obtaining and maintaining the requisite permits and licenses, and, in certain circumstances, acquisition of additional real estate. There can be no assurance as to whether, when or on what terms such financing, permits, licenses and real estate may be obtained. Upon the closing of the Offering, the Company will not have the financing available to complete all of its planned real estate development as set forth in "Business--Real Estate Development." In addition, such efforts entail risks associated with development and construction activities, including cost overruns, shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, and natural disasters, any of which could delay construction and result in a substantial increase in cost to the Company. Moreover, the Company's construction activities typically are performed by third-party contractors, the timing, quality and completion of which cannot be controlled by the Company. Nevertheless, claims may be asserted against the Company for construction defects and such claims may give rise to liability. There can also be no assurance that the Company will achieve any additional revenues from such projects. See "--Substantial Leverage," "Business--Real Estate Development" and "--Government Regulation."

CONCENTRATION IN INTERVAL OWNERSHIP INDUSTRY

    Because a material portion of the Company's real estate development business is conducted within the interval ownership industry, any adverse changes affecting the interval ownership industry such as an oversupply of interval ownership units, a reduction in demand for interval ownership units, changes in travel and vacation patterns, changes in governmental regulations of the interval ownership industry and increases in construction costs or taxes, as well as negative publicity for the interval ownership industry, could have a material adverse effect on the Company's operations. The Company enters into sales contracts for its quartershare interval ownership units prior to completion of construction. Although such contracts require a 5% deposit, there can be no assurance that any or all purchasers will consummate the purchase of units under contract and the failure by a large number of purchasers to complete such purchases could have a material adverse effect on the Company's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

REGULATION OF MARKETING AND SALES OF QUARTERSHARES; OTHER LAWS

    The Company's marketing and sales of Grand Summit Hotel quartershares and other operations are subject to extensive regulation by the federal government and the states in which the resorts are located and in which Grand Summit Hotel intervals are marketed and sold. On a federal level, the Federal Trade Commission Act prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which the Company is or may be subject includes the Truth-in-Lending Act, the Equal Opportunity Credit Act, the Interstate Land Sales Full Disclosure Act, the Real Estate Standards Practices Act and the Fair Housing Act. In addition, many states have adopted specific laws and regulations regarding the sale of interval ownership programs. For example, certain state laws grant the purchaser the right to cancel a contract of purchase within a specified period following the earlier of the date the contract was signed or the date the purchase has received the last of the documents required to be provided by the Company. No assurance can be given that the cost of qualifying under interval ownership regulations in all jurisdictions in which the Company desires to conduct sales will not be significant or that the Company is in fact in compliance with all applicable federal, state and local laws and regulations. Any failure to comply with applicable laws or regulations could have a material adverse effect on the Company.

GROWTH THROUGH RESORT EXPANSION

    A key element of the Company's strategy is to attract additional skiers through investment in on-mountain capital improvements. Such investments are capital intensive and, to the extent that the Company is unable to finance such capital expenditures from internally generated cash or otherwise, the Company's results of operations would be adversely affected. In addition, there can be no assurance that the Company's investment in on-mountain capital improvements will attract additional skiers and/or generate additional revenues. See "--Substantial Leverage," "--Capital Requirements" and "Business-- Operating Strategy."

CHANGE OF CONTROL

    Consummation of the Offering will trigger a Change of Control under the 12%
Note Indenture which will require ASC East to make the Change of Control Offer. In the event any or all holders of 12% Notes tender their 12% Notes for repurchase by ASC East, ASC East would be required to obtain additional financing to fund such repurchase. There can be no assurance that ASC East will be able to obtain the necessary financing on terms acceptable to it or at all and the failure to obtain such financing could have a material adverse effect on ASC East and the Company. See "The Transactions--Offer to Repurchase 12% Notes."

HOLDING COMPANY STRUCTURE

    The Company is a holding company and its ability to pay principal and interest on its New Credit Facility and its other debt is dependent upon the receipt of dividends and other distributions, or the payment of principal and interest on intercompany borrowings from its subsidiaries. The Company does not have, and may not in the future have, any assets other than the common stock of ASC East and its other direct subsidiaries, including subsidiaries acquired in connection with the Acquisition. ASC East and its subsidiaries are parties to the 12% Note Indenture, which imposes substantial restrictions on ASC East's ability to pay dividends and other distributions to the Company. In addition, Grand Summit Resort Properties, Inc., a subsidiary of ASC East, will be restricted in its ability to pay dividends and other distributions to ASC East under the terms of a proposed construction financing. The Company's other subsidiaries may become restricted in their ability to pay dividends and other distributions to the Company in the future. In addition, the breach of any of the conditions or provisions under the documents governing the indebtedness of the Company's subsidiaries could result in a default thereunder and, in the event of any such default, the holders of such indebtedness could elect to accelerate the maturity thereof. If the maturity of any such indebtedness were to be accelerated, such indebtedness would be required to be paid in full before the subsidiary obligor thereof would be permitted to distribute any assets or cash to the Company. There can be no assurance that the assets of ASC East would be sufficient to repay all of its outstanding debt or that the assets of the Company would be sufficient to repay all of its outstanding debt. In addition, Maine law further restricts the payment of dividends or other distributions to the Company by its subsidiaries.

SEASONALITY; DEPENDENCE ON WEATHER CONDITIONS

    Ski and resort operations are highly seasonal. Over the last five fiscal years, the Company realized an average of approximately 86% of its resort revenues during the period from November through April. A significant portion of resort revenues (and approximately 23% of annual skier visits) is generated during the Christmas and Presidents' Day vacation weeks. The Acquired Resorts have historically experienced similar seasonality. In addition, the Company's resorts typically experience operating losses and negative cash flows for the period from May to October and there can be no assurance that the Company will be able to finance its capital requirements from external sources during this period. See "--Substantial Leverage," "--Capital Requirements" and "Management's Discussion and Analysis of Financial
Condition and Results of Operations."

    The high degree of seasonality of revenues increases the impact of adverse events on operating results including, without limitation, adverse weather conditions, access route closures, equipment failures, and other developments of even moderate or limited duration occurring during its peak revenue periods. Adverse weather conditions may lead to increased power and other operating costs associated with snowmaking and could render snowmaking wholly or partially ineffective in maintaining quality skiing conditions. It has been management's experience that unfavorable weather conditions in more highly populated areas, regardless of actual skiing conditions, can result in decreased skier visits. Prolonged adverse weather conditions, or the occurrence of such conditions during key periods of the ski season, can dramatically and adversely affect operating results.

COMPETITION

    The skiing industry is highly competitive and is capital intensive. The Company's competitors include other major ski resorts throughout the United States, Canada and Europe. The Company's competitors include other worldwide recreation resorts, including warm weather resorts and various alternative leisure activities. See "Business--Competition." The competitive position of the Company's resorts is dependent upon numerous factors, such as proximity to population centers, availability and cost of transportation to and within a resort, natural snowfall, snowmaking quality and coverage, resort size and attractiveness of terrain, lift ticket price, prevailing weather conditions, appeal of related services and lodging facilities, duration of the ski season and resort reputation. In addition, some of the Company's competitors have greater financial resources than the Company which could adversely affect the Company's competitive position and relative ability to withstand adverse developments. There can be no assurance that its competitors will not be successful in capturing a material portion of the Company's present or potential customer base.

REGIONAL AND NATIONAL ECONOMIC CONDITIONS

    The skiing and real estate development industries are cyclical in nature and are particularly vulnerable to shifts in regional and national economic conditions. In particular, a significant portion of the Company's current skier visits are generated from customers that reside in the New England states which experienced a significant economic downturn in 1988. Although data indicate that such economy has recovered significantly, there can be no assurance that improvement will continue or that stagnation or declines in skier visits or revenues will not occur. Skiing and vacation unit ownership are discretionary recreational activities entailing relatively high costs of participation, and any decline in the regional economies where the Company is operating, or deterioration in national economic conditions, could adversely impact skier visits, real estate sales and revenues. Accordingly, the Company's financial condition, particularly in light of its highly leveraged condition, could be adversely affected by worsening in the regional or national economy. See "--Substantial Leverage" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ENVIRONMENTAL AND LAND USE MATTERS

    The Company is subject to a wide variety of federal, state and local laws and regulations relating to land use and development and to environmental compliance and permitting obligations (including those related to the use, storage, discharge, emission and disposal of hazardous materials and hazardous and nonhazardous wastes). Failure to comply with such laws could result in the need for capital expenditures and/or the imposition of severe penalties or restrictions on operations that could adversely affect present and future resort operations and real estate development. In addition, such laws and regulations could change in a manner that materially and adversely affects the Company's ability to conduct its business or to implement desired expansions and improvements to its facilities. See "Business--Government Regulation."

LEASED PROPERTY AND FOREST SERVICE PERMITS

    Significant portions of the land underlying certain of the Company's ski resorts are leased or subleased by the Company or used pursuant to renewable permits or licenses. If any such lease, sublease, permit or license were to be terminated or not renewed upon expiration, or renewed on terms materially less favorable to the Company, the Company's ability to possess and use the land subject thereto and any improvements thereon would be adversely affected, perhaps making it impossible for the Company to operate the affected resort. A substantial portion of the land constituting skiable terrain at Attitash/Bear Peak, Sugarbush, Mount Snow/Haystack, Steamboat and Heavenly is located on federal land that is used under the terms of the permits with the United States Forest Service (the "Forest Service"). Generally, under the terms of such permits, the Forest Service has the right to review and comment on the location, design and construction of improvements in the permit area and on many operational matters. The permits can be terminated or modified by the Forest Service to serve the public interest. A termination or modification of any of the Company's permits could have a material adverse effect on the results of operations of the Company. See "Business."

ADEQUACY OF WATER SUPPLY

    The Company's current operations and anticipated growth are heavily dependent upon its ability, under applicable federal, state and local laws, regulations, permits, and/or licenses or contractual arrangements, to have access to adequate supplies of water with which to make snow and otherwise to conduct its operations. There can be no assurance that applicable laws and regulations will not change in a manner that could have an adverse effect, or that important permits, licenses or agreements will not be cancelled, non-renewed, or renewed on terms materially less favorable to the Company. The failure of the Company to have access to adequate water supplies to support its current operations and anticipated expansion would have a material adverse effect on the Company. See "Business--Government Regulation."

POTENTIAL ANTI-TAKEOVER PROVISIONS

    The Company's Articles of Incorporation contain, among other things, provisions authorizing the issuance of "blank check" preferred stock and two classes of common stock. The Company is also subject to the provisions of
Section 611-A of the Maine Business Corporation Act (the "MBCA"). See "Description of Capital Stock." These provisions could delay, deter or prevent a merger, consolidation, tender offer or other business combination or change of control involving the Company that some or a majority of the Company's shareholders might consider to be in their best interests or that might otherwise result in such shareholders receiving a premium over the market price for the Common Stock.

CONTROL OF THE COMPANY BY PRINCIPAL SHAREHOLDER

    The Company's common stock is divided into two classes with Leslie B. Otten, the Company's principal shareholder and the holder of 100% of the Class A Common Stock, having the power to (i) elect two-thirds of the Board of Directors of the Company, which allows for the maintenance of control of the Company by Mr. Otten with respect to all matters requiring approval of the Board of Directors and
(ii) determine the outcome of matters that require the vote of shareholders voting as a separate class. Both the Common Stock and Class A Common Stock vote together as a single class on all matters, except as required by the Company's Articles of Incorporation and Maine law. See "Description of Capital Stock."

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends to a significant extent upon the performance and continued service of Mr. Otten, as well as several other key management and operational personnel. The loss of the services of Mr. Otten or of such other personnel could have a material adverse effect on the business and operations of the Company. Other than with respect to Warren C. Cook and Christopher E. Howard, Mr. Otten and the other key members of management are not subject to employment agreements with the Company or any of its subsidiaries. The Company maintains key person life insurance on Mr. Otten in the amount of $14.0 million. See "Management."

SHARES ELIGIBLE FOR FUTURE SALE

    Upon the consummation of the Offering, the Company will have outstanding shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option and no conversion of the Class A Common Stock into Common
Stock) and       shares of Class A Common Stock. All of the shares of Common
Stock sold in the Offering will be freely tradeable under the Securities Act unless purchased by "affiliates" of the Company as that term is defined under the Securities Act. Upon the expiration of the lock-up agreements discussed
below,       shares of Common Stock and       shares of Class A Common Stock
(the "Restricted Shares") will become eligible for sale, subject to compliance with Rule 144 of the Securities Act. Pursuant to the lock-up agreements, the Company, certain shareholders and the executive officers and directors of the Company have agreed with the Underwriters, until 180 days after the consummation of the Offering (the "Closing Date"), not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or grant any option, right or warrant to purchase or otherwise transfer or dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the Common Stock, or cause a registration statement covering any shares of Common Stock to be filed, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), subject to certain limited exceptions. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise additional capital through an offering of its equity securities. See "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the Offering, there has been no public market for the Common Stock. Although the Common Stock is expected to be approved for quotation on the Nasdaq National Market (subject to notice of issuance), there can be no assurance that an active public market for the Common Stock will develop or continue after the Offering. Prices for the Common Stock will be determined in the marketplace and may be influenced by many factors, including quarterly variations in the financial results of the Company, changes in earnings estimates by industry research analysts, investors' perceptions of the Company and general economic, industry and market conditions. The initial public offering price per share of the Common Stock will be determined by negotiations among the Company and the representatives of the Underwriters and may not be indicative of the price at which the Common Stock will trade after completion of the Offering. See "Underwriting." The Company believes that there are relatively few comparable companies that have publicly-traded equity securities which may also impact the trading price of the Common Stock after the Offering. In addition, the stock market has from time to time experienced extreme price and volume volatility. The fluctuations may adversely affect the market price of the Common Stock. The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, and there can be no assurance that the market price of the Common Stock will not decline below the initial public offering price.

DILUTION

    Purchasers of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of the Common Stock. See "Dilution."

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Common Stock pursuant to the Offering are expected to be approximately $
million, assuming an initial public offering price of $         per share and
after deducting underwriting discounts and commissions and estimated offering expenses. The net proceeds, together with borrowings of approximately $150 million under the New Credit Facility, will be used (i) to fund the Acquisition price of approximately $290 million, (ii) to repay approximately $60 million of indebtedness of ASC East under the Existing Credit Facility, (iii) to make an investment in ASC East of approximately $26 million, the proceeds of which would be used to fund the redemption of all outstanding Discount Notes, (iv) to repay up to $11.5 million of indebtedness of the Company and its subsidiaries, (v) to pay certain fees and expenses relating to the Transactions and (vi) for general corporate purposes and capital expenditures. The Existing Credit Facility bears interest at a rate of LIBOR plus 1.5% to 2.5% per annum and matures on December 31, 2001. The Discount Notes bear interest at a rate of 13.75% per annum and mature on January 15, 2007. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness."

                                    DILUTION

    Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value per share of Common Stock. At April 27, 1997, the net tangible book value of the Company was approximately
$17.5 million, or $         per share of Common Stock (including Class A Common
Stock). Net tangible book value per share is equal to the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding (including Class A Common Stock), before giving effect to the Transactions. After giving effect to the Transactions (at an assumed
initial public offering price of $         per share) and after deducting
underwriting discounts and commissions, the pro forma net tangible book value of
the Company at April 27, 1997 would have been approximately $         million,
or $         per share. This represents an immediate increase in pro forma net
tangible book value of $         per share to existing shareholders and an
immediate dilution of $         per share to new investors purchasing shares of
Common Stock in the Offering. Dilution to new investors is determined by subtracting pro forma net tangible book value per share of Common Stock (including Class A Common Stock) after giving effect to the Transactions from the assumed initial public offering price to be paid by new investors for a share of Common Stock. The following table illustrates the per share dilution:

Assumed initial public offering price per share...........             $
  Net tangible book value per share as of April 27, 1997
    before the Transactions...............................  $
  Increase per share attributable to new investors........
                                                            ---------
Pro forma net tangible book value per share after the
  Transactions............................................
                                                                       ---------
Dilution per share to new investors.......................  $
                                                                       ---------
                                                                       ---------

    The following table summarizes as of April 27, 1997, the number of shares of Common Stock and Class A Common Stock purchased from the Company, the total consideration paid to the Company and the average consideration paid per share by the existing shareholders and by the new investors in the Offering (at an assumed initial public offering price of
$         per share):

                                                                                           TOTAL CONSIDERATION
                                                                   SHARES PURCHASED
                                                               ------------------------  ------------------------
                                                                                                                     AVERAGE PRICE
                                                                 NUMBER       PERCENT      AMOUNT       PERCENT        PER SHARE
                                                               -----------  -----------  -----------  -----------  -----------------
Existing shareholders........................................
New investors................................................
  Totals.....................................................

                                DIVIDEND POLICY

    Since the Reorganization, the Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to support its capital improvement and growth strategies and does not anticipate paying cash dividends on its Common Stock or Class A Common Stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for capital improvements and expansion. The Company expects that it will be prohibited by the New Credit Facility from paying any cash dividends on its Common Stock or Class A Common Stock. The 12% Note Indenture contains certain restrictive covenants that, among other things, limit the payment of dividends or the making of distributions on equity interests of ASC East. See "Description of Certain Indebtedness."

                                 CAPITALIZATION

    The following table sets forth the capitalization of (i) ASC East at April 27, 1997 on an actual basis and (ii) the Company on a pro forma basis giving effect to the establishment of ASC Holdings, Inc. and the Transactions (assuming
a public offering price of $         per share), after deducting underwriting
discounts and commissions and estimated offering expenses. See "Use of Proceeds." This table should be read in conjunction with ASC East's Consolidated Financial Statements and the Notes thereto and the Pro Forma Financial Data of the Company included elsewhere in this Prospectus.

                                                                                                APRIL 27, 1997
                                                                                            -----------------------
                                                                                              ACTUAL     PRO FORMA
                                                                                            ----------  -----------

                                                                                            (DOLLARS IN THOUSANDS)
Short-term debt and current portion of long-term debt.....................................  $   13,280   $  13,280
                                                                                            ----------  -----------
                                                                                            ----------  -----------

Long-term debt:
  Existing Credit Facility................................................................  $   28,807   $  --
  New Credit Facility.....................................................................      --         117,604
  12% Notes (net of unamortized discount of $3,140).......................................     116,860     116,860
  Discount Notes..........................................................................      21,208      --
  Other long-term debt....................................................................      28,007      23,807
                                                                                            ----------  -----------
      Total long-term debt................................................................     194,882     258,271
                                                                                            ----------  -----------

6% Convertible Preferred Stock (liquidation preference $1,000; no shares authorized, no shares outstanding (actual); 35,000 shares authorized, 35,000 shares outstanding (pro
  forma)).................................................................................      --          34,650
Shareholders' equity:
  Common Stock, $.01 par value 9,800,000 shares authorized, 978,300 shares outstanding
    (actual);      shares authorized,      shares outstanding (pro forma).................          10     230,000
  Class A Common Stock, $.01 par value no shares authorized (actual);      shares
    authorized,      shares outstanding (pro forma).......................................      --          --
  Additional paid in capital..............................................................       3,762      17,870
  Retained earnings.......................................................................      21,300      (2,886)
                                                                                            ----------  -----------
      Total shareholders' equity..........................................................      25,072     244,984
                                                                                            ----------  -----------
      Total capitalization................................................................  $  219,954   $ 537,905
                                                                                            ----------  -----------
                                                                                            ----------  -----------

                            PRO FORMA FINANCIAL DATA

    The following unaudited pro forma financial data (the "Pro Forma Financial Data") is derived from the historical financial statements of the Company, S-K-I Ltd. and the Acquired Resorts, in each case included elsewhere in this Prospectus. The Pro Forma Financial Data and accompanying notes should be read in conjunction with the historical financial statements and the notes thereto included elsewhere in this Prospectus.

    The unaudited pro forma balance sheet data as of April 27, 1997 gives effect to the Transactions and the divestiture of Orlando Resort Corporation as if they had occurred on such date. The historical combined balance sheet of the Acquired Resorts included in the accompanying Pro Forma Financial Data is as of May 31, 1997. The April 27, 1997 Pro Forma Balance Sheet Data also gives effect to the conversion of the 14% Senior Exchangeable Notes and Mandatorily redeemable preferred stock to the 6% Convertible Preferred Stock. The unaudited pro forma statement of operations data for the nine-month period ended April 27, 1997 gives effect to the Transactions, the divestiture of Orlando Resort Corporation, the acquisition of the remaining 49% interest in Sugarloaf and the divestitures of the Waterville Valley and Mt. Cranmore resorts as if they had occurred on July 29, 1996. The unaudited pro forma statement of operations data for the year ended July 28, 1996 gives effect to the Transactions and the divestiture of the Orlando Resort Corporation as well as the acquisition of S-K-I Ltd., the acquisition of the remaining 49% interest in Sugarloaf and the divestitures of the Waterville Valley and Mt. Cranmore resorts as if they had occurred on July 31, 1995. See "Pro Forma Financial Data for ASC East" at page F-66 for the Pro Forma of the acquisition of S-K-I Ltd. and the related financing transactions.

    The Pro Forma Financial Data is not intended to be indicative of either future results of operations or results that might have been achieved had the Transactions, as noted above, actually occurred on the dates specified. In the opinion of the Company's management, all adjustments necessary to present fairly such unaudited pro forma combined financial data have been made based upon the terms and structure of each of the transactions noted above. The following information should be read in conjunction with the "Unaudited Pro Forma Financial Data," "Selected Historical and Pro Forma Financial Data of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company, S-K-I Ltd., the Acquired Resorts and the notes thereto included elsewhere in this Prospectus.

    Management expects to realize further annual cost reductions following the Transactions that have not been identified at this time. These reductions are expected to result largely from decreases in discretionary costs and savings from purchasing efficiencies.

                               ASC HOLDINGS, INC.

                UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA

                              AS OF APRIL 27, 1997

                                 (IN THOUSANDS)

                                                        HISTORICAL                          PRO FORMA
                                                    ------------------  --------------------------------------------------
                                                      THE     ACQUIRED    THE                  OFFERING          COMBINED
                                                    COMPANY   RESORTS   CANYONS  SUB TOTAL   ADJUSTMENTS         PRO FORMA
                                                    --------  --------  -------  ---------   ------------        ---------
ASSETS:
Cash..............................................  $  2,417  $ 15,654  $34,300  $  52,371   $ (15,654)a,b,c,e,f $  36,717
Restricted cash...................................     9,297     --       --         9,297      --                   9,297
Accounts receivable, net..........................     4,952       575    --         5,527      --                   5,527
Inventory and supplies............................     6,380     3,321    --         9,701      --                   9,701
Prepaid expenses and other current assets.........     4,281       743    --         5,024        (119)a,c,e         4,905
Property developed for sale.......................     9,070     --       --         9,070      --                   9,070
                                                    --------  --------  -------  ---------   ------------        ---------
    Total current assets..........................    36,397    20,293   34,300     90,990     (15,773)             75,217

Property and equipment, net.......................   241,013    92,632    --       333,645      65,996a,e,h        399,641
Land held for development and sale................     --       27,382    --        27,382       7,700a             35,082
Assets held for sale..............................     --        --       --        --           3,669h              3,669
Goodwill and other intangibles, net...............     7,595     2,027    --         9,622      92,992a            102,614
Other assets, net.................................    17,763     7,110      350     25,223        (846)a,c,e        24,377
                                                    --------  --------  -------  ---------   ------------        ---------

    Total assets..................................  $302,768  $149,444  $34,450  $ 486,862   $ 153,738           $ 640,600
                                                    --------  --------  -------  ---------   ------------        ---------
                                                    --------  --------  -------  ---------   ------------        ---------

LIABILITIES:
Line of credit and current portion of long-term
  debt............................................  $ 13,280  $  5,054  $ --     $  18,334   $  (5,054)e         $  13,280
Accounts payable and accrued expenses.............    14,683     7,828    --        22,511       4,853              27,364
Accrued interest..................................     5,043     1,204    --         6,247      (1,204)e             5,043
Deposits and other unearned revenue...............     3,135     --       --         3,135      --                   3,135
Other current liabilities.........................     2,367     --       --         2,367      --                   2,367
                                                    --------  --------  -------  ---------   ------------        ---------
    Total current liabilities.....................    38,508    14,086    --        52,594      (1,405)             51,189

Deferred income taxes.............................    34,645     --       --        34,645      --                  34,645
Collateralized notes payable to banks.............     --       87,812    --        87,812     (87,812)e            --
Notes payable to parent...........................     --       42,547    --        42,547     (42,547)e            --
Long-term debt, excluding current portion.........    45,938     --       --        45,938      88,797c            134,735
Subordinated notes and debentures.................   148,944     --       --       148,944     (21,208)c           127,736
14% Senior Exchangeable Notes.....................     --        --      17,500     17,500     (17,500)f            --
Other long-term liabilities.......................     9,661     --       --         9,661       3,000a             12,661
                                                    --------  --------  -------  ---------   ------------        ---------
    Total liabilities.............................   277,696   144,445   17,500    439,641     (78,675)            360,966

Mandatorily redeemable preferred stock............     --        --      17,150     17,150     (17,150)f            --

6% Convertible Preferred Stock....................     --        --       --        --          34,650f             34,650
    Total shareholders' equity....................    25,072     4,999    --        30,071     214,913a,b,c,e,j    244,984
                                                    --------  --------  -------  ---------   ------------        ---------
    Total liabilities, mandatorily redeemable
      preferred stock and shareholders' equity....  $302,768  $149,444  $34,650  $ 486,862   $ 153,738           $ 640,600
                                                    --------  --------  -------  ---------   ------------        ---------
                                                    --------  --------  -------  ---------   ------------        ---------

                               ASC HOLDINGS, INC.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

              SUMMARY OF PRO FORMA ADJUSTMENTS--BALANCE SHEET DATA

                                 (IN THOUSANDS)

                                                                                                             APRIL 27,
BALANCE SHEET ACCOUNT                             NOTE                       ADJUSTMENT                        1997
---------------------------------------------     -----     ---------------------------------------------  -------------

Cash and short term investments..............           a   Gross proceeds from the issuance of Common
                                                              Stock                                          $ 250,000

                                                        c   Proceeds from the New Credit Facility              117,604

                                                        c   Retirement of the Existing Credit Facility at
                                                              ASC East                                         (28,807)

                                                        a   Purchase price of Acquired Resorts                (290,857)

                                                        c   Prepayment of Discount Notes                       (21,208)

                                                        c   Prepayment penalty pertaining to Discount
                                                              Notes                                             (2,932)

                                                      a,b   Payment of costs pertaining to the issuance
                                                              of Common Stock                                  (20,000)

                                                        c   Payment of commitment fee pertaining to the
                                                              New Credit Facility                               (3,800)

                                                      a,e   Cash excluded from the acquisition of the
                                                              Acquired Resorts                                 (15,654)
                                                                                                           -------------

                                                                                                               (15,654)
                                                                                                           -------------

Prepaid expenses and other current assets....           c   Prepayment of the Discount Notes                      (114)

                                                        c   Retirement of the Existing Credit Facility            (302)

                                                        c   Commitment fees pertaining to the New Credit
                                                              Facility                                             543

                                                      a,e   Receivable excluded from the acquisition of
                                                              the Acquired Resorts                                (246)
                                                                                                           -------------

                                                                                                                  (119)
                                                                                                           -------------

Property and equipment, net..................           a   Allocation of purchase price pertaining to
                                                            the Acquired Resorts                                73,559

                                                      a,e   Allocation of purchase price pertaining to
                                                              the Acquired Resorts                              (3,894)

                                                        h   Reclassification of assets held for sale            (3,669)
                                                                                                           -------------

                                                                                                                65,996
                                                                                                           -------------

Land held for development and sale...........           a   Allocation of purchase price pertaining to
                                                            the Acquired Resorts                                 7,700
                                                                                                           -------------

Assets held for sale.........................           h   Reclassification of assets held for sale             3,669
                                                                                                           -------------

Goodwill and other intangibles...............           a   Allocation of purchase price pertaining to
                                                            the Acquired Resorts                                95,019

                                                      a,e   Goodwill excluded from the acquisition of the
                                                              Acquired Resorts                                  (2,027)
                                                                                                           -------------

                                                                                                                92,992
                                                                                                           -------------

Other assets, net............................         a,e   Other assets excluded from the acquisition of
                                                            the Acquired Resorts                                (2,216)

                                                        c   Prepayment of the Discount Notes                      (927)

                                                        c   Retirement of the Existing Credit Facility            (960)

                                                        c   Prepaid loan fees pertaining to the New
                                                              Credit Facility                                    3,257
                                                                                                           -------------

                                                                                                                  (846)
                                                                                                           -------------

Effect on total assets.......................                                                                $ 153,738

                               ASC HOLDINGS, INC.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

              SUMMARY OF PRO FORMA ADJUSTMENTS--BALANCE SHEET DATA

                                 (IN THOUSANDS)

                                                                                                             APRIL 27,
BALANCE SHEET ACCOUNT                             NOTE                       ADJUSTMENT                        1997
---------------------------------------------     -----     ---------------------------------------------  -------------
Line of credit and current portion of
  long-term debt.............................           e   Current debt excluded from the acquisition of
                                                            the Acquired Resorts                                (5,054)
                                                                                                           -------------

Accounts payable and accrued expenses........           j                                                        4,853
                                                                                                           -------------

Accrued interest.............................           e   Acquired Resorts long-term debt not assumed         (1,204)
                                                                                                           -------------

Collateralized notes payable to bank.........           e   Acquired Resorts long-term debt not assumed        (87,812)
                                                                                                           -------------

Notes payable to parent......................           e   Acquired Resorts long-term debt not assumed        (42,547)
                                                                                                           -------------

Long-term debt, excluding current portion....           c   Proceeds from the New Credit Facility              117,604

                                                        c   Retirement of the Existing Credit Facility         (28,807)

                                                                                                                84,597
                                                                                                           -------------

Subordinated notes and debentures............           c   Prepayment of Discount Notes                       (21,208)
                                                                                                           -------------

14% Senior Exchangeable Notes................           f   Exchange of 14% Senior Exchangeable Notes to
                                                              6% Convertible Preferred Stock                   (17,500)
                                                                                                           -------------

Other liabilities............................           a   Contingency consideration pertaining to
                                                              acquisition                                        3,000
                                                                                                           -------------

Effect on total liabilities..................                                                                  (78,675)
                                                                                                           -------------

Mandatorily redeemable preferred stock.......           f   Exchange of Series A Preferred Stock to 6%
                                                              Convertible Preferred Stock                      (17,150)
                                                                                                           -------------

6% repriced convertible preferred stock......           f   Exchange of securities to 6% Convertible
                                                              Preferred Stock                                   34,650
                                                                                                           -------------

Shareholders' equity.........................           a   Gross proceeds from the issuance of Common
                                                              Stock                                            250,000

                                                        b   Payment of costs pertaining to the issuance
                                                              of Common Stock                                  (20,000)

                                                        c   Prepayment penalty on Discount Notes                (2,932)

                                                        c   Write-off of prepaid loan fees                      (1,041)

                                                        c   Retirement of the Existing Credit Facility          (1,262)

                                                      a,e   Elimination of Acquired Resorts shareholders'
                                                              equity                                            (4,999)
                                                                                                           -------------

                                                        j   Effect of stock compensation award on
                                                              additional paid-in capital                        14,108

                                                        j   Effect of stock compensation award on
                                                              retained earnings                                (18,961)
                                                                                                           -------------
                                                                                                           -------------

Effect on shareholders' equity...............                                                                $ 214,913
                                                                                                           -------------
                                                                                                           -------------

                               ASC HOLDINGS, INC.

           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA

                        FOR THE YEAR ENDED JULY 28, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          RESULTS OF
                                                                          OPERATIONS
                                                             HISTORICAL      FROM
                                               ASC EAST       ACQUIRED    ASSETS HELD   PRO FORMA    COMBINED
                                              PRO FORMA*       RESORTS    FOR RESALE   ADJUSTMENTS   PRO FORMA
                                            ---------------  -----------  -----------  -----------  -----------
Revenues:
  Skiing and lodging......................    $   161,733     $  81,461    $  --        $  --        $ 243,194
  Real estate sales.......................          9,933        --           --           --            9,933
  Other...................................        --              3,271       (2,525)      --              746
                                            ---------------  -----------  -----------  -----------  -----------
      Total revenues......................        171,666        84,732       (2,525)      --          253,873
                                            ---------------  -----------  -----------  -----------  -----------

Operating expenses:
  Cost of operations including wages,
    maintenance and supplies..............         78,678        39,412       (2,104)      --          115,986
  Cost of real estate sold................          5,849        --           --           --            5,849
  Other...................................        --              1,733       --           --            1,733
  Real estate and payroll taxes...........          9,595         1,394       --           --           10,989
  Utilities...............................         11,781         3,225       --           --           15,006
  Insurance...............................          7,643         3,992       --           --           11,635
  Marketing, general and administrative...         24,388        14,203         (550)      (3,302)i     34,739
  Stock compensation award................        --             --           --           18,961j      18,961
  Depreciation and amortization...........         16,857        14,477         (295)      10,334a,c     41,373
                                            ---------------  -----------  -----------  -----------  -----------
      Total operating expenses............        154,791        78,436       (2,949)      25,993      256,271
                                            ---------------  -----------  -----------  -----------  -----------

Operating income (loss)...................         16,875         6,296          424      (25,993)      (2,398)

Other income and expenses:
  Commitment fee..........................          1,447        --           --           --            1,447
  Interest income.........................           (330)         (739)      --           --           (1,069)
  Interest expense........................         22,406        11,971         (532)      (7,464)d,e     26,381
                                            ---------------  -----------  -----------  -----------  -----------

Income (loss) before provision (benefit)
  for income taxes........................         (6,648)       (4,936)         956      (18,529)     (29,157)

Provision (benefit) for income taxes......         (2,863)         (398)      --           (8,153)k    (11,414)
                                            ---------------  -----------  -----------  -----------  -----------

Net income (loss).........................    $    (3,785)    $  (4,538)   $     956    $ (10,376)   $ (17,743)
                                            ---------------  -----------  -----------  -----------  -----------
                                            ---------------  -----------  -----------  -----------  -----------

Net income (loss) per share...............    $                                                      $
                                            ---------------                                         -----------
                                            ---------------                                         -----------

------------------------

* Pro forma for the acquisition of S-K-I and the related financing transactions as if such transactions had occurred on July 31, 1995, the first day of fiscal 1996. See "Pro Forma Financial Data for ASC East" at page F-66.

                               ASC HOLDINGS, INC.

           UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA

                    FOR THE NINE-MONTHS ENDED APRIL 27, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 RESULTS OF
                                                               HISTORICAL        OPERATIONS
                                                          ---------------------     FROM
                                                                      ACQUIRED   ASSETS HELD   PRO FORMA    COMBINED
                                                           ASC EAST    RESORTS   FOR RESALE   ADJUSTMENTS   PRO FORMA
                                                          ----------  ---------  -----------  -----------  -----------
Revenues:
  Skiing and lodging....................................  $  157,747  $  81,898   $  --        $  --        $ 239,645
  Real estate sales.....................................       5,983          3      --           --            5,986
  Other.................................................      --          2,419      (1,981)      --              438
                                                          ----------  ---------  -----------  -----------  -----------
      Total revenues....................................     163,730     84,320      (1,981)      --          246,069

Operating expenses:
  Cost of operations including wages, maintenance and
    supplies............................................      69,741     37,182      (1,548)      --          105,375
  Cost of real estate sold..............................       4,880          7      --           --            4,887
  Other.................................................      --          1,132      --           --            1,132
  Real estate and payroll taxes.........................       9,675      1,067      --           --           10,742
  Utilities.............................................      12,219      2,911      --           --           15,130
  Insurance.............................................       4,557      3,620      --           --            8,177
  Marketing, general and administrative.................      21,598     12,357        (341)      (2,409)i     31,205
  Stock compensation award..............................      --         --          --           18,961j      18,961
  Depreciation and amortization.........................      16,946     12,135        (199)       9,521a,c     38,403
                                                          ----------  ---------  -----------  -----------  -----------
      Total operating expenses..........................     139,616     70,411      (2,088)      26,073      234,012
                                                          ----------  ---------  -----------  -----------  -----------

Operating income (loss).................................      24,114     13,909         107      (26,073)      12,057

Other income and expenses:
  Interest income.......................................      --           (493)     --           --             (493)
  Interest expense......................................      18,396      8,065        (249)      (4,403)d,e     21,809
                                                          ----------  ---------  -----------  -----------  -----------

Income (loss) before provision (benefit) for income
  taxes.................................................       5,718      6,337         356      (21,670)      (9,259)

Provision (benefit) for income taxes....................       2,549         11      --           (9,535)k     (6,975)
                                                          ----------  ---------  -----------  -----------  -----------

Net income (loss).......................................  $    3,169  $   6,326   $     356    $ (12,135)   $  (2,284)
                                                          ----------  ---------  -----------  -----------  -----------
                                                          ----------  ---------  -----------  -----------  -----------

Net income (loss) per share.............................  $                                                 $
                                                          ----------                                       -----------
                                                          ----------                                       -----------

                               ASC HOLDINGS, INC.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        SUMMARY OF PRO FORMA ADJUSTMENTS--STATEMENTS OF OPERATIONS DATA

                                 (IN THOUSANDS)

                                                                                                      NINE-MONTH PERIOD
                                                                                                 ---------------------------
                                                                                                     ENDED       YEAR ENDED
                                                                                                   APRIL 27,      JULY 28,
STATEMENT OF OPERATIONS ITEM                     NOTE                   ADJUSTMENT                   1997           1996
--------------------------------------------     -----     ------------------------------------  -------------  ------------
Marketing, general and
  administrative............................           i   Elimination of Kamori management
                                                             fees                                      (2,409)       (3,302)
                                                                                                 -------------  ------------
Depreciation and amortization...............           a   Depreciation on property and
                                                             equipment                                  6,559         6,559
                                                       a   Amortization of goodwill and other
                                                             intangibles                                3,006         4,008
                                                       c   Amortization of the New Credit
                                                             Facility commitment fee                      407           543
                                                       a   Amortization of Kamori goodwill                (95)         (127)
                                                       a   Amortization of deferred financing
                                                             costs related to debt not assumed
                                                             in acquisition                               (44)         (233)
                                                       c   Amortization of deferred financing
                                                             costs relating to the Existing
                                                             Credit Facility                             (227)         (302)
                                                       c   Amortization of deferred financing
                                                             costs relating to Discount Notes             (85)         (114)
                                                                                                 -------------  ------------
                                                                                                        9,521        10,334
                                                                                                 -------------  ------------
Stock compensation award....................           j   Compensation expense relating to
                                                             Stock Option Plan                         18,961        18,961
                                                                                                 -------------  ------------

Interest expense............................           d   Interest on Discount Notes                  (2,040)       (3,096)
                                                       e   Interest on Kamori long-term debt           (8,065)      (11,971)
                                                       d   Interest on incremental borrowings
                                                             under the New Credit Facility              5,702         7,603
                                                                                                 -------------  ------------
                                                                                                       (4,403)       (7,464)
                                                                                                 -------------  ------------
Income taxes................................           k   Tax effect of pro forma adjustments         (9,535)       (8,153)
                                                                                                 -------------  ------------
Effect on net loss..........................                                                      $    12,135    $   10,376
                                                                                                 -------------
                                                                                                 -------------  ------------
                                                                                                                ------------

                               ASC HOLDINGS, INC.

         NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL DATA--UNAUDITED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(a) The acquisition of the Acquired Resorts by the Company will result in the assets of the Acquired Resorts being written up to reflect the purchase price. The purchase price of the Acquired Resorts will be calculated as the sum of (i) cash paid to the current Acquired Resorts shareholder, (ii) the fair value of any liabilities of the Acquired Resorts assumed, and (iii) the transaction costs incurred by the Company. The Acquisition will be treated as a purchase for financial reporting purposes. Preliminary analyses indicate that there will be a portion of the purchase price allocated to goodwill and other intangibles. The acquisition of the Acquired Resorts will be funded from the issuance of Common Stock and additional borrowings from the New Credit Facility.

    Pro forma adjustments have been made to depreciate these assets acquired over their estimated useful lives and to amortize goodwill and other intangibles over estimated useful lives ranging from 10 to 30 years. The actual depreciation and amortization charges recorded subsequent to the Acquisition may differ when the final purchase price is computed as of the closing date and an actual allocation of the purchase price to the underlying assets acquired is completed. Only after the final purchase price has been allocated and the estimated remaining useful lives are determined by management will the actual depreciation and amortization charges associated with the assets of the Acquired Resorts become available. These charges could ultimately be higher than what has been reflected in the Pro Forma Combined Statement of Operations. The Company has not yet received the results of appraisals and other valuation studies which are in process, nor has it made a final determination of the useful lives of the assets acquired. Accordingly, the allocation of the excess of purchase cost over the fair value of the assets acquired to identifiable intangibles and goodwill may differ from that reflected herein. The actual allocation of purchase cost and the resulting effect on operating income may differ significantly from the pro forma amounts below. No deferred taxes have been provided on the step-up in the basis of the assets acquired because a 338(h)(10) election was made, and therefore the assets acquired are also written up to fair value for tax purposes.

The following table summarizes the preliminary purchase price allocation at the time of filing (in thousands):

Cash paid to seller and transaction costs.................................  $ 290,857
Liabilities assumed or reserved for.......................................     10,828
                                                                            ---------
Total purchase price......................................................  $ 301,685
                                                                            ---------
                                                                            ---------

Purchase price allocation:

Historical cost basis of net assets acquired..............................  $ 129,301
Identified value of property, plant and equipment in excess of historical
  basis...................................................................     77,365
Goodwill and other intangible assets .....................................     95,019
                                                                            ---------
                                                                            $ 301,685
                                                                            ---------
                                                                            ---------

(b) The Company will incur various direct costs and professional fees in connection with the issuance of the Common Stock and the establishment of the New Credit Facility. The accompanying pro forma financial data includes adjustments reflecting the preliminary estimate of the costs of the Common Stock issuance, which are netted against the proceeds of the Offering. Additionally, the estimated costs to secure the New Credit Facility have been capitalized in the accompanying pro forma balance sheet data.

                               ASC HOLDINGS, INC.

         NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL DATA--UNAUDITED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(c) A portion of the initial proceeds of the New Credit Facility will be used to retire the Existing Credit Facility. In connection with the retirement of the Existing Credit Facility, certain prepaid loan fees related to such facility amounting to $1,262 will be written off and charged to expense when incurred. These nonrecurring charges are not included in the Pro Forma Combined Statement of Operations. At the closing of the New Credit Facility, the Company will pay $3,800 as a commitment fee to the lender. The commitment fee will be amortized to expense over the term of the credit facility. The pro forma statement of operations reflects $407 and $543 of commitment fee amortization related to the New Credit Facility for the nine months ended April 27, 1997 and the year ended July 28, 1996, respectively.

    A portion of the proceeds of the Offering will be used to retire the outstanding principal balance of Discount Notes and a prepayment premium of $2,932 related to such prepayment. In connection with the retirement of the Discount Notes, certain prepaid loan fees associated with such debt in the amount of $1,041 will be written off and charged to expense when incurred. The prepayment penalty and the write-off of the prepaid loan fees represent nonrecurring charges and, therefore, are not included in the pro forma combined statement of operations. Such amounts have been reflected in retained earnings in the Pro Forma Combined Balance Sheet Data.

(d) Gives pro forma effect to the incremental interest expense related to the New Credit Facility. Included in the accompanying pro forma financial data is interest expense from the New Credit Facility of $5,702 and $7,603 for the nine months ended April 27, 1997 and for the year ended July 28, 1996, respectively.

    Historical interest expense related to the Discount Notes of $2,040 for the nine months ended April 27, 1997 and pro forma interest expense related to the Discount Notes of $3,096 for the year ended July 28, 1996, has been eliminated in the pro forma statement of operations.

(e) Certain assets and liabilities of the Acquired Resorts are being excluded in the Acquisition and are therefore eliminated in the pro forma balance sheet data.

(f) Subsequent to April 27, 1997, ASC Utah, a sister corporation to ASC East, acquired The Canyons. Prior to such acquisition, Leslie B. Otten, who formerly held 96% of the outstanding common stock of ASC East, transferred all his shares of common stock of ASC East to the Company. The effects of such transactions, along with the effect of the Exchange Offers, will be reflected in the Company's financial statements as of and for the year ended July 27, 1997.

    Concurrently with the Offering, the Company intends to conduct the ASC East Exchange Offer. If all such holders elect to exchange their shares of ASC
    East common stock for Common Stock the Company will issue      shares of
    Common Stock in the ASC East Exchange Offer, representing approximately    %
    of all shares of Common Stock outstanding immediately following the Offering, Consummation of the ASC East Exchange Offer is conditioned upon such holders entering into lock-up agreements for a period of 180 days following thr consummation of the Offering.

    Pursuant to the terms of the Securities Purchase Agreement, the Company intends to conduct the Preferred Exchange Offer, all of such securities for shares of the Company's 6% Convertible Preferred Stock or an aggregate of shares of Common Stock at a 5% discount to the initial public offering
    price, representing   % of the Common Stock outstanding after giving affect
    to the Offering. The effects of such discount will be accounted for in financial statements for the year ended July 27, 1997. If the holders of Series A Exchangeable Preferred Stock and 14% Senior Exchangeable Notes do not elect to exchange such securities for 6% Convertible Preferred Stock or Common Stock,

                               ASC HOLDINGS, INC.

         NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL DATA--UNAUDITED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    consummation of the Offering will trigger a Change of Control (as defined) under the Securities Purchase Agreement relating to the Company's Series A Exchangeable Preferred Stock and 14% Senior Exchangeable Notes. In such event the Securities Purchase Agreement would require that the Company offer to purchase the Series A Preferred Stock and 14% Senior Exchangeable Notes for cash at a redemption price of 105.3% of the principal amount outstanding on the date of redemption. See "Description of Certain Indebtedness--14% Exchangeable Notes" and "Description of Capital Stock--Series A Exchangeable Preferred Stock" and "--6% Convertible Preferred Stock".

    Related to the purchase of The Canyons, ASC Utah entered into a long-term lease of the real estate constituting the resort. The results of operations of The Canyons have not been reflected in the pro forma statements of operations due to the immateriality of the activity.

(g) Pursuant to the Acquisition Agreement, the Company paid an $11,000 deposit which will be applied to the purchase price of the Acquired Resorts at closing.

(h) Management has determined that the golf course assets to be purchased from the Acquired Resorts will be sold. These assets are presented at their estimated net realizable value and are classified as assets held for sale in the accompanying Pro Forma Combined Balance Sheet Data. The results of operations of the golf course operations have been eliminated in the Pro Forma Combined Statement of Operations Data.

(i) The pro forma adjustment reflects the elimination of reimbursements paid to the parent company of the Acquired Resorts for certain services provided.

    In addition to the pro forma adjustments described above, management expects to realize further annual costs reductions following the Acquisition. These reductions are expected to result largely from decreases in discretionary costs yet to be incurred and, therefore, have not been reflected in the pro forma adjustments.

(j) The Company has adopted a stock option plan for senior and other management of the Company. For senior management the plan is 100% vested as of the date of the Acquisition and the Offering, and for other management the plan is 20% vested as of the date of the Acquisition and the Offering. The pro forma adjustment reflects the estimated compensation expense related to the vested portion of the stock option plans. The remaining expense portion of the plan for other management will be recorded in future periods as the options vest.

(k) All adjustments to the unaudited Pro Forma Combined Statement of Operations Data have been tax-effected using the expected effective tax rate of 44%.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                                 OF THE COMPANY

THE COMPANY

    The following selected historical financial data of the Company (except other data) (i) as of and for the fiscal years ended July 30, 1995 and July 28, 1996 have been derived from the financial statements of the Company audited by Price Waterhouse LLP, independent accountants, (ii) as of and for each of the three fiscal years ended July 31, 1994 have been derived from the financial statements of the Company audited by Berry, Dunn, McNeil & Parker, independent accountants and (iii) as of and for the nine month periods ended April 28, 1996 and April 28, 1997 have been derived from unaudited interim financial statements of the Company, which in the opinion of management, include all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations. The Company's fourth fiscal quarter ordinarily reflects a significant reduction in revenues as compared to the second and third quarters, as well as a less significant comparative expense reduction, ordinarily producing a loss for such quarter and reduced full fiscal year levels of net income and EBITDA as compared to the first nine months of the year.

                                                                            HISTORICAL YEAR ENDED (1)
                                                         ---------------------------------------------------------------
                                                          JULY 26,     JULY 25,     JULY 31,     JULY 30,     JULY 28,
                                                            1992         1993         1994         1995         1996
                                                         -----------  -----------  -----------  -----------  -----------
                                                                 (IN THOUSANDS, EXCEPT PER SKIER VISIT AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Skiing and Lodging...................................   $  20,312    $  23,645    $  26,544    $  46,794    $  63,489
  Real estate sales....................................         304        6,103        6,682        7,953        9,933
                                                         -----------  -----------  -----------  -----------  -----------
    Total revenues.....................................      20,616       29,748       33,226       54,747       73,422
                                                         -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Cost of operations including wages, maintenance and
    supplies...........................................       7,936       10,045       11,505       21,730       31,137
  Cost of real estate sold.............................         101        3,245        3,179        3,994        5,844
  Real estate and payroll taxes........................         758          993        1,265        1,736        2,544
  Utilities............................................       2,046        2,097        1,854        4,132        5,819
  Insurance............................................       1,162        1,570        1,163        2,127        2,299
  Marketing, general and administrative................       3,010        4,718        5,940        9,394       11,289
  Depreciation and amortization........................       1,790        1,984        2,421        3,910        6,783
                                                         -----------  -----------  -----------  -----------  -----------
    Total operating expenses...........................      16,803       24,652       27,327       47,023       65,715
                                                         -----------  -----------  -----------  -----------  -----------
Operating income ......................................       3,813        5,096        5,899        7,724        7,707
Commitment fee.........................................      --           --           --           --            1,447
Interest Income........................................      --           --           --           --           --
Interest expense.......................................         776          849        1,026        2,205        4,699
                                                         -----------  -----------  -----------  -----------  -----------
Income before provision for income taxes and minority
interest in loss of subsidiary.........................       3,037        4,247        4,873        5,519        1,561
Provision for income taxes.............................      --           --           --              400        3,906
                                                         -----------  -----------  -----------  -----------  -----------
Income (loss) before minority interest.................       3,037        4,247        4,873        5,119       (2,345)
Minority interest in loss of subsidiary................      --           --           --           --              108
                                                         -----------  -----------  -----------  -----------  -----------
Income (loss) before extraordinary gain from insurance
claim..................................................       3,037        4,247        4,873        5,119       (2,237)
Extraordinary gain from insurance claim................      --            1,592       --           --           --
                                                         -----------  -----------  -----------  -----------  -----------
Net income (loss)......................................   $   3,037    $   5,839    $   4,873    $   5,119    $  (2,237)
                                                         -----------  -----------  -----------  -----------  -----------
                                                         -----------  -----------  -----------  -----------  -----------
OTHER DATA:
Resort:
  Skier visits(000's)(2)...............................         497          515          515         1048        1,284
  Resort revenues per skier visit......................   $   40.87    $   45.91    $   51.54    $   44.65    $   49.45
  Resort EBITDA(3).....................................   $   5,400    $   4,222    $   4,817    $   7,675    $  10,401
Real estate:
  Number of units sold.................................      --              173          155          155          161
  Number of units in inventory.........................      --           --           --           --               50
  Real Estate EBIT.....................................   $     203    $   2,858    $   3,503    $   3,959    $   4,089

                                                                HISTORICAL
                                                               NINE MONTHS
                                                                  ENDED
                                                         ------------------------
                                                          APRIL 28,    APRIL 27,
                                                            1996         1997
                                                         -----------  -----------

STATEMENT OF OPERATIONS DATA:
Revenues:
  Skiing and Lodging...................................   $  57,283    $ 157,747
  Real estate sales....................................       9,482        5,983
                                                         -----------  -----------
    Total revenues.....................................      66,765      163,730
                                                         -----------  -----------
Operating expenses:
  Cost of operations including wages, maintenance and
    supplies...........................................      24,047       69,741
  Cost of real estate sold.............................       4,806        4,880
  Real estate and payroll taxes........................       1,773        9,675
  Utilities............................................       5,083       12,219
  Insurance............................................       1,758        4,557
  Marketing, general and administrative................      10,383       21,598
  Depreciation and amortization........................       5,615       16,946
                                                         -----------  -----------
    Total operating expenses...........................      53,465      139,616
                                                         -----------  -----------
Operating income ......................................      13,300       24,114
Commitment fee.........................................      --           --
Interest Income........................................      --           --
Interest expense.......................................       2,307       18,396
                                                         -----------  -----------
Income before provision for income taxes and minority
interest in loss of subsidiary.........................      10,993        5,718
Provision for income taxes.............................       1,004        2,549
                                                         -----------  -----------
Income (loss) before minority interest.................       9,989        3,169
Minority interest in loss of subsidiary................      --           --
                                                         -----------  -----------
Income (loss) before extraordinary gain from insurance
claim..................................................       9,989       --
Extraordinary gain from insurance claim................      --           --
                                                         -----------  -----------
Net income (loss)......................................   $   9,989    $   3,169
                                                         -----------  -----------
                                                         -----------  -----------
OTHER DATA:
Resort:
  Skier visits(000's)(2)...............................       1,284        3,010
  Resort revenues per skier visit......................   $   44.61    $   52.41
  Resort EBITDA(3).....................................   $  14,239    $  39,957
Real estate:
  Number of units sold.................................         161          123
  Number of units in inventory.........................          50          770
  Real Estate EBIT.....................................   $   4,676    $   1,103

------------------------

(1) The historical results of the Company reflect the results of operations of the Attitash/Bear Peak ski resort since its acquisition in July 1994, the results of operations of the Sugarbush ski resort since October 1994, the results of operations of the Mt. Cranmore ski resort from June 1995 through November 1996 when the Company divested Mt. Cranmore, the results of operations of S-K-I Ltd. since its acquisition in June 1996, and the results of operations of Pico Mountain since its acquisition in December 1996.

(2) Calculation of skier visits requires an estimation of visits by season pass holders. Although different ski resort operators may use different methodologies for making such estimations, management believes that any resulting differences in calculations of total skier visits are immaterial.

(3) Resort EBITDA represents skiing and lodging revenues less cost of skiing and lodging operations and marketing, general and administrative expense.

(4) Pre-sold units represent quartershare and other residential units for which the Company has a binding sales contract and has received a 5% down payment on the unit from the purchaser.

(5) Real estate EBIT represents revenues from real estate sales less cost of real estate sold which includes selling costs, holding costs, the allocated capitalized cost of land, construction and other costs relating to property sold.

(6) Resort EBITDA and Real Estate EBIT are not terms that have established meanings under generally accepted accounting principles. The Company has included information concerning Resort EBITDA and Real Estate EBIT because management believes it is an indicative measure of a resort company's operating performance and is generally used by investors to evaluate companies in the resort industry. Resort EBITDA and Real Estate EBIT do not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

                        SELECTED COMBINED FINANCIAL DATA

                            OF THE ACQUIRED RESORTS

                                                                    FISCAL YEAR ENDED MAY 31,
                                                    ----------------------------------------------------------
                                                       1993        1994        1995        1996        1997
                                                    ----------  ----------  ----------  ----------  ----------

                                                             (IN THOUSANDS, EXCEPT PER SKIER AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Ski operations..................................  $   65,181  $   62,700  $   67,843  $   64,967  $   67,423
  Retail, ski rental and other....................      18,229      19,334      20,724      19,765      21,643
                                                    ----------  ----------  ----------  ----------  ----------
      Total revenues..............................      83,410      82,034      88,567      84,732      89,066
                                                    ----------  ----------  ----------  ----------  ----------
Operating expenses:
  Ski operations..................................      32,590      33,543      34,682      34,032      36,712
  Retail, ski rental and other....................      12,188      13,017      14,032      13,341      14,426
  General, administrative and marketing(1)........      15,703      14,778      17,075      16,585      17,178
  Writedown of assets(2)..........................      --          --          --          --           2,000
  Depreciation and amortization...................      14,481      14,544      14,643      14,477      12,516
                                                    ----------  ----------  ----------  ----------  ----------
      Total operating expenses....................      74,962      75,882      80,432      78,435      82,832
                                                    ----------  ----------  ----------  ----------  ----------
Operating income..................................  $    8,448  $    6,152  $    8,135  $    6,297  $    6,234
                                                    ----------  ----------  ----------  ----------  ----------
                                                    ----------  ----------  ----------  ----------  ----------
Net loss..........................................  $   (3,905) $   (5,254) $   (3,906) $   (4,538) $   (3,406)
                                                    ----------  ----------  ----------  ----------  ----------
                                                    ----------  ----------  ----------  ----------  ----------
OPERATING DATA:
Skier visits......................................       1,867       1,750       1,858       1,732       1,796
Total revenues per skier visit....................  $    44.68  $    46.88  $    47.67  $    48.92  $    49.59
EBITDA(1)(2)......................................  $   25,929  $   23,594  $   26,078  $   24,074  $   24,150
Capital expenditures..............................  $   11,998  $    3,382  $    6,925  $    5,864  $    5,344
BALANCE SHEET DATA:
Total assets......................................  $  188,513  $  174,325  $  166,610  $  159,067  $  149,444
Long-term debt....................................     160,910     153,675     147,185     142,146     135,414
Total shareholders' equity........................      18,603      13,349       9,443       8,405       4,999

------------------------

(1) The Acquired Resorts have historically reimbursed Kamori for certain administrative services provided. Such reimbursements totalled approximately $3.0 million, $2.9 million, $3.3 million, $3.3 million and $3.4 million, respectively, for the years ended May 31, 1993 through May 31, 1997. Such amounts are included in general, administrative and marketing expense in the accompanying selected combined financial information, but have been excluded for purposes of calculating EBITDA.

(2) In 1997, the Acquired Resorts recorded a $2.0 million impairment loss related to land, buildings and equipment of its golf resort to properly state these fixed assets at estimated fair values. Such loss is excluded in the calculation of EBITDA.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS AND THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    The discussion and analysis below relates to (i) the historical financial statements and results of operations of the Company, (ii) the historical financial statements and results of operations of the Acquired Resorts and (iii) the liquidity and capital resources of the Company after giving effect to the consummation of the Transactions. The Company was formed in July 1997 pursuant to the Reorganization. The historical financial statements of the Company for all periods ending prior to the Reorganization are the financial statements of ASC East. For periods ending subsequent to the Reorganization, the financial statements of the Company will include the accounts of ASC East and the Company's other operations. The following discussion should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Prospectus.

    The Company has, over the past several years, undertaken a strategy to differentiate its resorts from the competition by enhancing the quality and scope of on-mountain facilities and services, including (i) improving lifts, trail design, snowmaking, grooming and base facilities (ii) increasing the on-mountain bed base and (iii) marketing these facilities and services aggressively, while maintaining ownership of all revenue sources connected with the resorts, including retail sales, food and beverage concessions, lodging and real estate development. This strategy has been coupled in the last three years with growth through acquisitions, as reflected in the acquisitions of the Mount Attitash/Bear Peak and Sugarbush resorts in 1994, the S-K-I Ltd. owned resorts in 1996 and the Steamboat and Heavenly ski resorts to be consummated in October 1997, and subsequent or proposed capital expenditures at those resorts. See "Business-- Existing Resorts" and "--Acquired Resorts." These efforts have resulted in significant growth both in revenues and profitability.

    Historically, both the Company and the Acquired Resorts have generated the vast majority of their revenues in the second and third quarters of their respective fiscal years, of which a significant portion is produced in two key weeks--the Christmas and Presidents' Day vacation weeks (during which approximately 23% of annual skier visits are generated). The fourth fiscal quarter for these entities ordinarily reflects a significant reduction in revenues as compared to the second and third quarters, as well as a less significant comparative expense reduction, ordinarily producing a loss for such quarter and reduced levels of EBITDA for the full fiscal year as compared to the first nine month period. During the fourth and first fiscal quarters, the Company and the Acquired Resorts experience substantial reductions in utility expense, due to the absence of snowmaking and lift operation, while making significant expenditures for off-season maintenance, expansion and capital improvement activities in preparation for the ensuing ski season.

RESULTS OF OPERATIONS OF THE COMPANY

    The following table sets forth, for the periods indicated, certain operating data of the Company as a percentage of revenues.

                                                              YEAR ENDED                           NINE MONTHS ENDED
                                             ---------------------------------------------  --------------------------------
                                             JULY 31, 1994  JULY 30, 1995   JULY 28, 1996   APRIL 28, 1996   APRIL 27, 1997
                                             -------------  -------------  ---------------  ---------------  ---------------
Revenues
  Skiing and lodging.......................         79.9%          85.5%           86.5%            85.8%             96.3%
  Real estate..............................         20.1           14.5             13.5             14.2              3.7
                                                   -----          -----            -----            -----            -----
    Total revenues.........................        100.0          100.0            100.0            100.0            100.0
                                                   -----          -----            -----            -----            -----
Expenses
  Cost of operations including wages,
    maintenance and supplies...............         34.6           39.7             42.3             36.0             42.6
  Cost of real estate sold.................          9.6            7.3              7.9              7.2              3.0
  Real estate and payroll taxes............          3.8            3.2              3.5              2.7              5.9
  Utilities................................          5.5            7.5              7.9              7.6              7.5
  Insurance................................          3.5            3.9              3.1              2.6              2.8
  Marketing, general and administrative....         17.9           17.2             15.4             15.6             13.2
  Depreciation and amortization............          7.3            7.1              9.4              8.4             10.3
                                                   -----          -----            -----            -----            -----
    Total other expenses...................         82.2           85.9             89.5             80.1             85.3
                                                   -----          -----            -----            -----            -----
Income from operations.....................         17.8           14.1             10.5             19.9             14.7

Commitment fee.............................           --             --              1.9               --               --
Interest expense...........................          3.1            4.0              6.4              3.5             11.2
                                                   -----          -----            -----            -----            -----

Income before provision for income taxes
  and minority interest in loss of
  subsidiary...............................         14.7           10.1              2.2             16.4              3.5
Provision for income taxes.................           --            0.7              5.3              1.5              1.6
                                                   -----          -----            -----            -----            -----
Income before minority interest............         14.7            9.4             (3.1  )          14.9              1.9
Minority interest in loss of subsidiary....           --             --              0.1               --               --
                                                   -----          -----            -----            -----            -----
Net income (loss)..........................         14.7%           9.4%            (3.0  )%          14.9%            1.9%
                                                   -----          -----            -----            -----            -----
                                                   -----          -----            -----            -----            -----

NINE MONTHS ENDED APRIL 27, 1997 COMPARED WITH NINE MONTHS ENDED APRIL 28, 1996

    Skiing and lodging revenues increased to $157.7 million for the nine months ended April 27, 1997 from $57.3 million for the nine months ended April 28, 1996. The $100.4 million increase was primarily attributable to the addition of the S-K-I resorts in June 1996, which accounted for an increase of $100 million. The divestiture of Cranmore accounted for a decrease of $1.7 million of revenues, offset by a $1.0 million increase in skiing and lodging revenues at the pre-merger resorts. An additional $1.0 million was generated from the Company's more general activities.

    Revenues from real estate operations decreased from $9.5 million for the nine months ended April 28, 1996 to $6.0 million for the nine months ended April 27, 1997. This $3.5 million decrease is primarily due to all quartershares at the Summit Hotel at Sunday River being fully sold out by July 1996. The Company has completed construction of the new Grand Summit Hotel located at the Attitash/Bear Peak ski resort. The Company began closing on quartershare sales at the Grand Summit at the Attitash/Bear Peak ski resort on April 6, 1997. As of April 27, 1997, the Grand Summit at Attitash had closed over $1.8 million of quartershare sales.

    Cost of skiing and lodging operations increased from $24.0 million for the first nine months of fiscal 1996 to $69.7 million for the first nine months of fiscal 1997. This $45.7 million increase was primarily due to the acquisition of the S-K-I resorts.

    Cost of real estate operations increased from $4.8 million for the first nine months of fiscal 1996 to $4.9 million for the first nine months of fiscal 1997. This increase is due to pre-construction activities on the hotel projects that have not yet begun construction. The Company has incurred approximately $1.0 million of expenses related to the quartershare hotel projects that have not begun construction.

    Real estate, payroll and other taxes increased from $1.8 million to $9.7 million predominantly due to the addition of the S-K-I resorts. Expenses at the Company's resort other than the S-K-I resorts were approximately the same as in the prior year period.

    Utilities expense increased from $5.1 million for the first nine months of fiscal 1996 to $12.2 million for the first nine months of fiscal 1997. The total increase of $7.1 million was from the addition of the S-K-I resorts.

    Insurance increased from $1.8 million for the first nine months of fiscal 1996 to $4.6 million for the first nine months of fiscal 1997. The $2.8 million increase is mostly due to the addition of the S-K-I resorts. There was a reduction in insurance expense in the pre-merger resorts of approximately $1.0 million due to buying power.

    Marketing, general and administrative expense increased from $10.4 million for the first nine months of fiscal 1996 to $21.6 million for the first nine months of fiscal 1997. This $11.2 million increase is due to the addition of the S-K-I resorts and increased marketing activities.

    Depreciation and amortization increased from $5.6 million for the first nine months of fiscal 1996, to $16.9 million for the first nine months of fiscal 1997. $10.5 million of this increase is due to the addition of the S-K-I resorts. The remainder of the increase results from capital improvements and the amortization of goodwill and prepaid loan fees which did not exist prior to the merger.

    Interest increased from $2.3 million for the first nine months of fiscal 1996 to $18.4 million for the first nine months of fiscal 1997. This $16.1 million increase is attributable to an increase in the Company's indebtedness in conjunction with the acquisition of the S-K-I resorts and the Company's summer 1996 capital improvement program.

    Income tax expense increased from $1.0 million for the first nine months of fiscal 1996 to $2.5 million for the first nine months of fiscal 1997. Income tax expense increased even though taxable income decreased because certain of the pre-merger resorts were not subject to tax at the corporate level during fiscal 1996 for federal and state income tax purposes due to their status as "S" corporations. In fiscal 1997 the Company and all of its subsidiaries became subject to tax at the corporate level.

FISCAL YEAR ENDED JULY 28, 1996 COMPARED TO FISCAL YEAR ENDED JULY 30, 1995.

    Skiing and lodging revenues increased by $16.7 million, or 35.7%, in the fiscal year ended July 28, 1996 compared to the fiscal year ended July 30, 1995. This increase was due to (i) $4.0 million attributable to the acquisition of Mt. Cranmore in June 1995, (ii) an increase of approximately 19,000 skier visits, or approximately 10%, at Attitash/Bear Peak, (iii) an increase of approximately 42,000 skier visits, or approximately 13%, at Sugarbush, (iv) an increase in lift ticket prices, resulting in an increase in revenues per skier visit from $41.89 in fiscal 1995 to $44.61 in the fiscal 1996, (vi) an approximate 10% increase in season pass revenues, primarily due to the addition of a multi-resort season pass and (vii) $2.8 million attributable to the inclusion of the S-K-I resorts for the final month of fiscal 1996.

    Real estate revenues increased by $2.0 million, or 24.9%, in fiscal 1996 compared to fiscal 1995. This increase was due to increased sales of quartershare units at the Summit Hotel at Sunday River and the sale of 16 additional townhouse units at Sunday River in fiscal 1996 compared to Fiscal 1995, as well as higher average sales prices.

    Cost of operations increased by $9.4 million, or 43.3%, in fiscal 1996 compared to fiscal 1995. This increase was due to (i) $1.5 million attributable to the acquisition of Mt. Cranmore, (ii) incremental costs resulting from the increased skier visits, (iii) operating costs resulting from the increased snowmaking and lift capacity and skiable terrain that resulted from the $22.2 million of capital expenditures during fiscal 1996 and (iv) $2.1 million attributable to the inclusion of S-K-I resort for the final month of fiscal 1996.

    Cost of real estate sold increased by $1.9 million, or 46.3%, in fiscal 1996 compared to fiscal 1995 due to the increased real estate sales volume.

    Real estate and payroll taxes increased by $0.8 million, or 46.5%, in fiscal 1996 compared to fiscal 1995 primarily due to real estate and personal property taxes relating to the acquisition of Mt. Cranmore and Sugarbush and $.4 million attributable to the inclusion of S-K-I resort for the final month of fiscal 1996.

    Utility expense increased by $1.7 million, or 40.8%, in fiscal 1996 compared to fiscal 1995 as a result of the acquisition of Mt. Cranmore and increased snowmaking capacity at the Company's resorts, including a 300% increase in snowmaking capacity at Sugarbush and $.3 million attributable to the inclusion of S-K-I for the final month of fiscal 1996.

    Insurance expense decreased by $0.2 million, or 8.1%, in fiscal 1996 compared to fiscal 1995 due to the consolidation of the Company's resorts under a single insurance policy, including $0.1 million attributable to the inclusion of S-K-I resort for the final month of fiscal 1996.

    Marketing, general and administrative expense increased by $1.9 million, or 20.2%, in fiscal 1996 compared to fiscal 1995 due to (i) approximately $0.7 million attributable to the acquisition of Mt. Cranmore, (ii) an extensive marketing campaign following the significant improvements made at Sugarbush,
(iii) expenses resulting from the acquisition of Mt. Cranmore and Sugarbush and
(iv) $0.9 million attributable to the inclusion of S-K-I resort for the final month of fiscal 1996.

    Interest expense increased by $2.5 million, or 113.1%, in fiscal 1996 compared to fiscal 1995 due to (i) increased borrowings to support the Company's capital program, (ii) the acquisitions of Mt. Cranmore and Sugarbush and (iii) $0.2 million attributable to the inclusion of S-K-I resort for the final month of fiscal 1996.

    Depreciation and amortization increased by $2.9 million, or 73.5%, due to depreciation resulting from (i) the $24 million capital program completed prior to the 1995/96 ski season, (ii) the acquisitions of Mt. Cranmore and Sugarbush and (iii) $0.9 million attributable to the inclusion of S-K-I resort for the final month of fiscal 1996.

    Income tax expense increased $3.5 million in fiscal 1996 compared to fiscal 1995. The majority of the increase in the Company's provision for income taxes was attributable to the conversion of the former S corporations to C corporations, offset by an $0.8 million benefit due to inclusion of S-K-I resort for the final month of fiscal 1996.

FISCAL YEAR ENDED JULY 30, 1995 COMPARED TO FISCAL YEAR ENDED JULY 31, 1994.

    Skiing and lodging revenues increased by $20.3 million, or 76%, in fiscal 1995 compared to fiscal 1994 primarily due to the acquisitions of Attitash/Bear Peak and Sugarbush. An increase in skier visits at Sunday River of approximately 20,000, or 4%, as well as an increase in realized revenue per skier visit, also contributed to this increase.

    Real estate revenues increased by $1.3 million, or 19%, in fiscal 1995 compared to fiscal 1994 due to the construction and sale of townhouse units at Sunday River and continued sales of quartershare units at the Summit Hotel at Sunday River.

    Cost of operations increased by $10.2 million, or 89%, in fiscal 1995 compared to fiscal 1994 due to the acquisitions of Attitash/Bear Peak and Sugarbush.

    Cost of real estate sold increased by $0.8 million, or 26%, in fiscal 1995 compared to fiscal 1994 due to the increased real estate sales volume.

    Real estate and payroll taxes increased by $0.5 million, or 37%, in fiscal 1995 compared to fiscal 1994 primarily due to the acquisitions of Attitash/Bear Peak and Sugarbush.

    Utility expense increased by $2.3 million, or 123%, in fiscal 1995 compared to fiscal 1994 primarily due to the acquisitions of Attitash/Bear Peak and Sugarbush.

    Insurance expense increased by $1.0 million, or 83%, due to the acquisitions of Attitash/Bear Peak and Sugarbush.

    Marketing, general and administrative expense increased by $3.5 million, or 58%, in fiscal 1995 compared to fiscal 1994 due to the acquisitions of Attitash/Bear Peak and Sugarbush.

    Interest expense increased by $1.2 million, or 115% in fiscal 1995 compared to fiscal 1994 due to increased borrowing to finance the acquisitions of Attitash/Bear Peak and Sugarbush and the Company's capital program, as well as higher average interest rates.

    Depreciation and amortization increased by $1.5 million, or 62%, due to depreciation resulting from the acquisitions of Attitash/Bear Peak and Sugarbush and the Company's capital program.

    Provision for income taxes increased by $0.4 million in fiscal 1995 compared to fiscal 1994 due to income taxes due at Sugarbush.

    Accounts payable and accrued expenses increased $2.2 million from July 31, 1994 to July 30, 1995 primarily due to accounts payable and accrued liabilities of approximately $2.0 million assumed in the acquisition of Sugarbush in May 1995.

    At July 30, 1995, other liabilities included $1.4 million related to the purchase of Mt. Cranmore which was not paid as of July 30, 1995.

RESULTS OF OPERATIONS OF THE ACQUIRED RESORTS

FISCAL YEAR ENDED MAY 31, 1997 COMPARED TO FISCAL YEAR ENDED MAY 31, 1996

    Total revenue for fiscal 1997 was $89.1 million, an increase of $4.3 million, or 5.1%, over fiscal 1996 revenues of $84.7 million. This increase is attributable primarily to an 8.4% increase in skier visits at Steamboat, offset partially by a 3.1% decrease in skier visits at Heavenly. Access to the Heavenly ski area was impeded for a portion of the 1996-97 ski season due to the temporary closure of U.S. Highway 50, which leads into South Lake Tahoe. Average revenue per skier visit remained relatively constant in fiscal 1997 relative to fiscal 1996.

    Cost of ski operations was $36.7 million in fiscal 1997, an increase of $2.7 million, or 7.9%, over fiscal 1996 cost of ski operations of $34.0 million. This increase is attributable primarily to higher variable costs associated with the increase in skier visits at Steamboat, in addition to higher snowgrooming and vehicle maintenance expenses at Heavenly. As a percentage of ski revenues, cost of ski operations increased to 54% in fiscal 1997 from 52% in fiscal 1996.

    Retail and ski rental expenses were $8.7 million in fiscal 1997, an increase of $0.2 million, or 2.0%, over fiscal 1996 expenses of $8.5 million. Retail and ski rental expenses represented 73.3% of related revenues in fiscal 1997 as compared to 76.0% in fiscal 1996.

    General, administrative and marketing costs were $17.2 million in fiscal 1997, an increase of $0.7 million, or 4.2%, over fiscal 1996 expense of $16.5 million. Included in this expense item were fees paid to affiliates of $3.4 million in fiscal 1997 and $3.3 million in fiscal 1996. General, administrative and marketing expense was 19.3% of revenue in fiscal 1997 as compared to 19.5% in fiscal 1996.

FISCAL YEAR ENDED MAY 31, 1996 COMPARED TO FISCAL YEAR ENDED MAY 31, 1995

    Total revenue for fiscal 1996 was $84.7 million, a decrease of $3.9 million, or 4.4%, relative to fiscal 1995 total revenues of $88.6 million. The decrease was attributable to a 15.3% decrease in skier visits at Heavenly, which was caused by a year of drought in the Pacific West in fiscal 1996 following the record snowfall experienced at the resort in fiscal 1995.

    Cost of ski operations was $34.0 million in fiscal 1996, a decrease of $0.7 million, or 2.0%, from fiscal 1995 cost of ski operations of $34.7 million. This decrease resulted from cost saving measures implemented at Heavenly to account for the decrease in skier visits. As a percentage of ski revenues, cost of ski operations increased to 52.4% in fiscal 1996 from 51.5% in fiscal 1995.

    Retail and ski rental expense was $8.6 million in fiscal 1996, a decrease of $0.2 million, or 2.1%, from retail and ski rental expense of $8.8 million in fiscal 1995. Retail and ski rental expenses represented 76.0% of related revenues in fiscal 1996 as compared to 74.0% in fiscal 1995.

    General, administrative and marketing costs were $16.6 million in fiscal 1996, an increase of $0.1 million, or .3%, versus costs of $16.5 million in fiscal 1995. Included in these costs were $3.3 million and $3.3 million in fiscal 1996 and fiscal 1995, respectively, of management and other fees paid to the owner of the resorts.

LIQUIDITY AND CAPITAL RESOURCES

    Following the Transactions, the Company's primary liquidity needs will be to fund capital expenditures, service indebtedness and support seasonal working capital requirements. In connection with the Transactions, the Company expects to enter into the New Credit Facility to obtain financing in an aggregate principal amount of up to $210 million. The New Credit Facility is expected to be comprised of a combination of term loan facilities and revolving loan facilities, of which approximately $75 million will be made available to ASC East and its subsidiaries and $135 million will be made available to ASC West and/ or ASC Utah. The Company has received non-binding proposals from two lenders with respect to the New Credit Facility but has not yet received a binding commitment. The Company's primary sources of liquidity will be cash flow from operations of its subsidiaries and borrowings under the New Credit Facility, under which approximately $44.0 million is expected to be available for future borrowing after consummation of the Transactions, subject to compliance by the Company with the provisions thereof. The 12% Note Indenture contains restrictive covenants that, among other things, impose limitations on ASC East and its subsidiaries' ability to pay dividends or make other distributions to the Company. ASC East is currently prohibited from paying dividends or other distributions to ASC Holdings, Inc. under these provisions. See "Risk Factors--Holding Company Structure", "Use of Proceeds" and "Description of Certain Indebtedness". The Company intends to use borrowings under the New Credit Facility to meet seasonal fluctuations in working capital requirements, primarily related to off-season operations and maintenance activities in the Company's first and fourth fiscal quarters, buildup of retail and other inventories prior to the start of the skiing season, and to fund on-mountain capital expenditures.

    The Company's aggregate capital expenditures for the year ended July 28, 1996 and the nine months ended April 27, 1997 were $25.1 million and $23.1 million, respectively. The Acquired Resorts' capital expenditures for the year ended May 31, 1997 were $5.3 million. The Company's 1997 summer capital inprovement budget for on-mountain improvements at the existing resorts and the Acquired Resorts is approximately $57.5 million. See "Business--Operating Strategy." Management plans to fund these capital expenditures from borrowings under the New Credit Facility and cash provided by operations.

    Management also plans to undertake hotel and condominium development and construction activities in fiscal 1997 and 1998 at The Canyons, Sunday River, Killington, Mount Snow, Steamboat, Sugarbush and Sugarloaf (see "Business--Real Estate Development"), incurring total estimated costs of approximately $175 million. It is intended, however, that these activities will be conducted through special purpose subsidiaries with limited guarantees of associated indebtedness being provided by the Company, to the extent permitted by the New Credit Facility and the 12% Note Indenture. In keeping with the Company's historical self-imposed real estate development protocols, and as required under the New Credit Facility and the 12% Note Indenture, all such development projects generally must attain pre-construction sales (evidenced by executed purchase agreements and security deposits from purchasers) equal to approximately 35% of total projected construction costs, in order for the project to proceed. Liquidity will also be affected by the debt service requirements associated with such borrowings, as well as any required equity investments by the Company in such entities.

    Management believes that there is a considerable degree of flexibility in the timing (and, to a lesser degree, the scope) of its capital expenditure program, and even greater flexibility as to its real estate development objectives. While the 1997-98 capital expenditure program described above is regarded by management as important, both as to timing and scope, additional or subsequent capital spending can be deferred, in some instances for substantial periods of time, in order to address cash flow or other constraints. However, management believes that, in light of current competitive conditions in the ski industry, such initiatives cannot be deferred indefinitely or even for extended periods without adverse effects on skier visits, revenues and profitability. With respect to the Company's proposed real estate development program, management believes that such efforts will enhance ski revenues and will contribute independently to earnings, as has been the case historically at the Company's resorts. Nonetheless, existing lodging facilities in the vicinity of each resort are believed to be adequate to support current skier volumes, and a deferral or curtailment of these development efforts, unlike the capital expenditure program, is not regarded by management as likely to result in substantial decreases in skier visits, revenues or profitability.

    The Company's liquidity also will be affected by the substantial indebtedness which will be outstanding following the Transactions, including the indebtedness evidenced by the 12% Notes and the New Credit Facility. Such indebtedness will significantly increase the Company's cash requirements for debt service and will impose various restrictions on additional indebtedness, capital expenditures, creation of liens, sales of assets, permitted investments and mergers or other business reorganizations. See "Description of Certain Indebtedness." In addition, upon the occurrence of a Change of Control, the Company will be obligated to make an offer to repurchase the 12% Notes at 101% of the principal amount thereof, plus accrued and unpaid interest. See "The Transactions--Offer to Repurchase 12% Notes" and "Description of Certain Indebtedness."

    Management believes that the Company's cash flow from operations, combined with borrowings available under the New Credit Facility and additional borrowings to the extent permitted under the New Credit Facility and the 12%
Note Indenture, will be sufficient to enable the Company to meet all of its cash operating requirements for the foreseeable future. See "Risk Factors--Growth Through Resort Expansion" and "--Real Estate Development."

    The business of the Company is highly seasonal, with the vast majority of its annual revenues historically being generated in the second and third fiscal quarters, of which a significant portion being produced in two key weeks--the Christmas and Presidents' Day vacation weeks, during which over 23% of annual skier visits are realized. Results of operations in the first quarter of the year typically will not be sufficient to cover fixed charges. See "Risk Factors--Seasonality; Dependence on Weather Conditions."

                                    BUSINESS

THE COMPANY

    Following the Acquisition, the Company will be the largest operator of alpine resorts in the United States. The Company will own and operate nine ski resorts, including two of the top five resorts in the country based on 1996-97 skier visits, with at least one resort in each major skiing market. These resorts generated over 4.9 million skier visits, representing approximately 9.4% of total skier visits in United States during the 1996-97 ski season. The Company's existing resorts include Sunday River and Sugarloaf in Maine; Attitash/Bear Peak in New Hampshire; Killington, Mount Snow/Haystack and Sugarbush in Vermont; and The Canyons in Utah. On July 31, 1997, the Company entered the Acquisition Agreement with respect to the acquisition of (i) the Steamboat ski resort and 168 acres of land held for development in Steamboat Springs, Colorado and (ii) the Heavenly ski resort near Lake Tahoe, California. After giving pro forma effect to the Acquisition, the Company's resort revenues and Resort EBITDA for the nine months ended April 27, 1997 would have been approximately $240.1 million and $69.8 million, respectively.

    The Existing and Acquired Resorts include several of the top resorts in the United States, including: (i) Steamboat, the number two overall ski resort in the United States (number three in North America) according to the September 1997 SNOW COUNTRY magazine survey and the fourth largest ski resort in the United States with over 1.1 million skier visits in the 1996-97 ski season; (ii) Killington, the fifth largest resort in the United States with over 1.0 million skier visits in the 1996-97 ski season; (iii) the three largest resorts in the Northeast (Killington, Sunday River and Mount Snow/Haystack) in the 1996-97 ski season; (iv) Heavenly, the second largest resort in the Pacific West Region and the 12th largest resort in the United States with approximately 700,000 skier visits in the 1996-97 ski season; and (v) Sugarloaf, the number one resort in the northeast according to the September 1997 SNOW COUNTRY magazine survey.

    In addition to operating alpine resorts, the Company develops mountainside real estate that complements its expansion of on-mountain operations. The Company has created a unique interval ownership product, the Grand Summit Hotel, in which individuals purchase quartershare interests in condominium units while the Company retains ownership core hotel and commercial operational property. The initial sale of quartershare units generates a high profit margin, and the Company derives a continuing revenue stream from operating the hotel and renting units when not in use by their owners. The Company is developing alpine villages at prime locations within each resort designed to fit that resort's individual characteristics. This strategy was developed and implemented at the Sunday River resort, where over 1,500 units of residential real estate (including condominiums, townhouses and quartershares) have been developed and sold since 1983. A new Grand Summit Hotel was recently completed at Attitash/Bear Peak, one Grand Summit Hotel is currently under construction at each of Killington, Sunday River and Mount Snow/Haystack resorts, and a hotel at Sugarbush is near completion of the permitting process. These hotels will have an aggregate of approximately 2,500 units, with presales currently totaling over $45 million. The Company also has over 7,000 acres of real estate available for future development and plans to develop and construct over 30,000 residential units over the next 15 to 20 years.

    The Company's primary strength is its ability to improve resort operations by integrating investments in on-mountain capital improvements with the development of mountainside real estate. Since 1994, the Company has increased skier visits by 11.2% in the aggregate for the three resorts that it has operated for multiple seasons. In addition, the Company has increased its market share of skier visits in the northeastern United States from approximately 21.5% in the 1995-96 ski season to approximately 24.9% in the 1996-97 ski season. Management believes that the Acquired Resorts will provide the Company with several significant operating benefits, including: (i) enhanced cross-marketing of its resorts on a national basis; (ii) purchasing and other economies of scale; and (iii) implementation of the Company's operating strategy at a more diversified resort base.

ALPINE RESORT INDUSTRY

    There are approximately 800 ski areas in North America. In the United States, approximately 520 ski areas generated over 52 million skier visits during the 1996-97 ski season. Since 1985, the ski resort industry has undergone a period of consolidation and attrition resulting in a significant decline in the total number of ski areas in North America. The number of North American ski resorts has declined from approximately 1,025 in 1985 to approximately 800 in 1997, although the number of skier visits has remained relatively flat. Despite the recent consolidation trend overall, ownership of the smaller regional ski resorts remains highly fragmented. The Company believes that technological advances and rising infrastructure costs are the primary reasons for the ski resort industry consolidation, and that further consolidation is likely as smaller regional resorts are acquired by larger resort operators with more sophisticated management capabilities and increased availability of capital. In addition, the ski resort industry is characterized by significant barriers to entry because the number of attractive sites is limited, the costs of resort development are high, and environmental regulations impose significant restrictions on new development.

    The following chart shows a comparison of the industry-wide skier visits compared to the Company's skier visits in the U.S. regional ski markets:

                          1996-97      PERCENTAGE     SKIER VISITS      COMPANY
                        TOTAL SKIER     OF TOTAL       AT COMPANY       MARKET
  GEOGRAPHIC REGION       VISITS*     SKIER VISITS       RESORTS         SHARE                 COMPANY RESORTS
---------------------  -------------  -------------  ---------------  -----------  ----------------------------------------
                                       (SKIER VISITS IN MILLIONS)
Northeast............         12.1           23.1%            3.0           24.9%  Sunday River, Attitash/Bear Peak,
                                                                                   Killington, Mount Snow/Haystack,
                                                                                   Sugarbush and Sugarloaf
Southeast............          4.3            8.2          --             --                          --
Midwest..............          7.0           13.4          --             --                          --
Rocky Mt.............         19.2           36.6             1.2            6.2   Steamboat and The Canyons
Pacific West.........          9.8           18.7             0.7            7.1   Heavenly
                               ---          -----                            ---
                                                               --
  U.S. Overall.......         52.4          100.0%                           9.4%
                                                              4.9
                               ---          -----                            ---
                               ---          -----                            ---
                                                               --
                                                               --

------------------------

*   Source: 1996-97 Kottke National End of Season Survey.

    United States ski resorts range from small operations which cater primarily to day skiers from nearby population centers to larger resorts which attract both day skiers and destination resort guests. Management believes that day skiers focus primarily on the quality of the skier experience and travel time, while destination travelers are attracted to the number and type of amenities available and activities offered, as well as the perceived overall quality of the vacation experience. Destination guests generate significantly higher resort operating revenue per skier day than day skiers because of their additional spending on lodging, food and other retail items over a multiple day period.

    Since 1985, the total number of skier visits has been relatively flat. However, according to the National Ski Area Association, the number of skier visits represented by snowboarders in the United States has increased from approximately 6.3 million in the 1994-95 ski season to approximately 9.4 million in the 1996-97 ski season, an increase of approximately 53.0%. Management believes that snowboarding will be an important source of lift ticket, ski development, retail and rental revenue growth for the Company.

    The Company believes that it benefits from certain favorable recent trends and developments affecting the alpine resort industry in the United States, including (i) the 76 million members of the "baby boom" generation are now approaching the 40 and 50 year age where discretionary income, personal wealth and pursuit of leisure activities are maximized, (ii) the "echo boom" generation (children of baby boomers) is emerging as a significant economic force as they begin to enter the prime entry age for skiing, snowboarding and other "on-snow" sports, (iii) advances in ski equipment technology such as development of parabolic skis which facilitate learning and make the sport easier to enjoy, (iv) the emergence of snowboarding as a significant and enduring segment of the industry, which is increasing youth participation in alpine sports and (v) a greater focus on leisure and fitness. There can be no assurance, however, that such trends and developments will continue to have a favorable impact on the ski industry.

OPERATING STRATEGY

    The Company believes that the following key operating strategies will allow it to increase revenues and EBITDA by capitalizing on its position as a leading mountain resort operator and real estate developer.

    High Impact Capital Improvements

    The Company attracts skiers to its resorts by creating a fun and exciting environment and providing a superior skiing experience through high impact capital investments in on-mountain facilities. The Company focuses its investments on increasing lift capacity, expanding skiable terrain and snowmaking coverage, and developing other alpine attractions. For example, the Company has created bowl skiing areas, such as Oz and The Jordan Bowl at Sunday River, developed snowfields at Sugarloaf, installed heated eight-passenger high speed gondolas at Killington and The Canyons, and built one of the longest and fastest chairlifts in the world, interconnecting Sugarbush's North and South mountains. Since 1994, when the Company began implementing its acquisition strategy, the Company has increased lift capacity, skiable terrain and snowmaking coverage at its resorts by an aggregate of approximately 36%, 19% and 30%, respectively. The 1997 summer capital improvement budget for on-mountain improvements totals over $57.5 million, approximately $18.2 million of which will be invested at The Canyons and approximately $7.0 million of which will be invested at the Acquired Resorts.

    Integration of Investments in Resort Infrastructure and Real Estate

    The Company develops mountainside real estate that complements its investments in ski operations to enhance the overall attractiveness of its resorts as vacation destinations. Management believes that this integrated approach results in growth in overall skier visits, including multi-day visits, while generating significant revenues from real estate sales and lodging. Investment typically begins with on-mountain capital improvements such as the creation of new lifts, trails, additional restaurants, expanded snowmaking capability and improved ski schools. As resort attendance increases, the Company develops mountainside real estate to provide accommodations for the increased number of resort guests. The Company carefully manages the type and timing of real estate development to achieve capital appreciation and high occupancy of accommodations. The Company's integrated investment strategy was developed and refined at its Sunday River resort, where it has sold over 1,400 units of residential real estate since 1983. During that same period, annual skier visits at Sunday River increased from approximately 50,000 to over 550,000, representing an approximate 18% compound annual growth rate.

    Mountainside Real Estate Development

    The Company's real estate development strategy is designed to capitalize on the 7,000 acres of developable land it controls at or near its resorts and its 15 years of experience in real estate development. Including the Acquired Resorts, the Company owns or has rights to land sufficient in its opinion to develop and support over 31,000 units.

    The Company's resort real estate development strategy is comprised of three distinct components: (i) Grand Summit quartershare hotels, (ii) alpine village development and (iii) discrete projects. Residential units in Grand Summit Hotels are sold in quartershare interval interests that allow each of four quartershare unit owners to use the unit for 13 weeks divided evenly over the year; while the core commercial areas in the hotels are retained and operated by the Company. Unit owners may use the unit during their allotted weeks or make the unit available for rental by the Company under a management agreement that allows the Company to retain 45% of rental revenues. The Company has identified several areas for development of Alpine villages unique to their resort locations that consist of carefully planned communities integrated with condominiums, luxury townhouses, single family luxury dwellings or lots and commercial properties. In addition, each of the Company's resorts has the potential for additional real estate development involving discrete projects tailored to the characteristics of the particular resorts.

    Increase Revenues Per Skier

    The Company seeks to increase revenues per skier by managing ticket yields and expanding revenue sources at each resort. Management seeks to increase non-lift ticket revenue sources by increasing point-of-sale locations and sales volume through retail stores, food and beverage services, equipment rentals, skier development, lodging and property management. In addition, management believes that aggressive cross-selling of products and programs (such as the Company's frequent skier/multi-resort programs) to resort guests increases resort revenues. The Company believes it can increase ticket yields by managing ticket discounts, closely aligning ticket programs to specific market segments, offering multi-resort ticket products and introducing a variety of programs that offer packages which include tickets with lodging and other services available at its resorts. The Company increased its average yield per skier visit by approximately 3% in the 1996-97 ski season as compared to the 1995-96 ski season. The Company intends to further increase revenues by implementing a property management program at the Acquired Resorts. In addition to its on-mountain activities, the Company is expanding its retail operations by establishing retail stores in strategic high traffic and recognized retail districts such as Freeport, Main; North Conway, New Hampshire; and South Lake Tahoe, Nevada, thereby strengthening the name and image of the Company and its resorts.

    Innovative Marketing Programs

    The Company's marketing program is designed to (i) establish a nationally recognized high quality name and image, while promoting the unique image of its individual resorts, (ii) capitalize on cross-selling opportunities and (iii) enhance customer loyalty. The Company engages in joint marketing programs with nationally recognized commercial partners such as Mobil, Budweiser, Pepsi/Mountain Dew, Visa, FILA and Rossignol. Management believes these joint marketing programs create a positive image and a strong market presence on a regional and national basis. In addition, the Company utilizes loyalty based incentive programs such as the Edge Card, a private label frequent skier program in which participants receive credits towards lift tickets and other products.

    The Company utilizes other marketing media including direct mail, television and the Internet. Direct mail marketing efforts include the Company's "SNO MAGAZINE," which targets the 18 to 30 year age group and currently has a circulation of over 300,000 copies. Television marketing efforts include targeted commercials and programming such as the MTV Snowfest, which is hosted by MTV and targets teens and young adults. Internet marketing efforts include a Company sponsored website at www.peaks.com featuring photographs and detailed information about the Company's resorts and current skiing conditions. The Company's marketing budget for fiscal 1997-98 is approximately $27 million, including the value of contributions from strategic commercial marketing partners.

    Capitalize on a Multi-Resort Network

    The Company's multiple resorts provide both the advantages of a complementary network of resorts and geographic diversity. The Company believes its geographic diversity (i) reduces the risks associated with unfavorable weather conditions, (ii) insulates the Company from economic slowdowns in any particular region, (iii) increases the accessibility and visibility of the Company's network of resorts to the overall North American skier population and (iv) enables the Company to offer a wide range of mountain vacation alternatives.

    The Company believes that its ownership of multiple resorts also provides the opportunity to (i) create the industry's largest cross-marketing program,
(ii) achieve purchasing efficiencies and economies of scale in purchasing goods and services, (iii) strengthen the distribution network of travel agents and tour operators by offering a range of mountain resort alternatives, consistent service quality, convenient travel booking and incentive packages, (iv) establish performance benchmarks for operations across all of the Company's resorts, (v) utilize specialized individuals and cross-resort teams at the corporate level as resources for the entire Company and (vi) develop and utilize information and technology systems for application across all of the Company's resorts.

    Growth through Acquisitions

    Since 1994, the Company has achieved substantial growth in its business through acquisitions. The Company intends to consider acquisitions of large well-established destination resorts as well as smaller "feeder" resorts. The Company focuses on acquiring larger resorts where it believes it can improve profitability by implementing the Company's integrated real estate development and on-mountain capital improvement strategy. The Company also believes that by acquiring smaller regional resorts which have a strong local following it can capitalize on a broader customer base to cross-market its major destination resorts. The acquisition of less developed resorts may also offer opportunities for expansion. The Company, however, is effectively prohibited from acquiring resorts in New England as a result of antitrust concerns.

    Expand Golf and Convention Business

    The Company is the largest owner and operator of resort golf courses in New England and seeks to capitalize on this status to increase off-season revenues. Sugarloaf, Killington, Mount Snow and Sugarbush operate championship resort golf courses, with the Sugarloaf course designed by Robert Trent Jones Jr. rated as one of the top 25 courses in the country by GOLF DIGEST magazine and GOLF magazine for the past two years. In addition, a championship course is currently under construction at Sunday River. The Company also operates eight golf schools at locations along the east coast from Florida to Maine. The Company's golf program and other recreational activities draw off-season visitors to the Company's resorts and support the Company's growing convention business.

RESORTS

    The following table summarizes certain key statistics of the Company's resorts after giving effect to the Company's summer 1997 capital improvement program:

                                               SKIABLE    VERTICAL                              SNOWMAKING
                                               TERRAIN      DROP                 TOTAL LIFTS     COVERAGE          SKI
RESORT (YEAR ACQUIRED)                         (ACRES)     (FEET)      TRAILS    (HIGH-SPEED)       (%)          LODGES
--------------------------------------------  ---------  -----------  ---------  -----------  ---------------  -----------
Killington (1996)...........................      1,200       3,150         170        33(8)          69.4%             9
Sunday River (1980).........................        654       2,340         126        17(4)          92.0              6
Mount Snow/Haystack (1996)..................        768       1,700         130        24(3)          70.0              6
Sugarloaf (1996)............................      1,400       2,820         122        14(2)          87.4              1
Sugarbush (1995)............................        432       2,650         112        18(4)          67.4              5
Attitash/Bear Peak (1995)...................        273       1,750          60        11(1)          89.7              3
The Canyons (1997)..........................      2,400       2,580          74         9(3)           8.3              2
Steamboat (1997)............................      1,879       3,668         135        21(4)          13.6              4
Heavenly (1997).............................      4,800       3,500          82        27(5)           5.7              6
                                                                                                                       --
                                              ---------       -----   ---------  -----------           ---
    Total...................................     14,074      --           1,011      177(35)          50.5%            43
                                                                                                                       --
                                                                                                                       --
                                              ---------       -----   ---------  -----------           ---
                                              ---------       -----   ---------  -----------           ---

                                                 1996-97
                                              SKIER VISITS
RESORT (YEAR ACQUIRED)                           (000S)
--------------------------------------------  -------------
Killington (1996)...........................        1,000
Sunday River (1980).........................          554
Mount Snow/Haystack (1996)..................          558
Sugarloaf (1996)............................          333
Sugarbush (1995)............................          363
Attitash/Bear Peak (1995)...................          210
The Canyons (1997)..........................          100
Steamboat (1997)............................        1,102
Heavenly (1997).............................          693

                                                    -----
    Total...................................        4,913

                                                    -----
                                                    -----

    Since acquiring each of the existing resorts, the Company has committed its resources to create a superior skiing experience by increasing lift capacity, skiable terrain and snowmaking coverage. The following chart shows the percentage increase in lift capacity, skiable terrain and snowmaking coverage since the date of acquisition of the resort after giving effect to the Company's summer 1997 capital improvement program:

                                                                             % INCREASE IN KEY OPERATING CAPACITIES
                                                                                 FROM DATE OF RESORT ACQUISITION
                                                                    ---------------------------------------------------------
                                                                       LIFT CAPACITY                            SNOWMAKING
RESORT (YEAR ACQUIRED)                                               (SKIERS PER HOUR)     SKIABLE TERRAIN       COVERAGE
------------------------------------------------------------------  -------------------  -------------------  ---------------
Killington (1996).................................................              51%                  36%                69%
Sunday River (1980)(1)............................................              28                   23                 26
Mount Snow/Haystack (1996)........................................               6                    7                  1
Sugarloaf (1996)..................................................               9                    4                  4
Sugarbush (1995)..................................................              56                    9                 56
Attitash/Bear Peak (1995).........................................              48                   34                 34
The Canyons (1997)................................................             100                   18                100
                                                                                                     --
                                                                               ---                                     ---
    Weighted Average..............................................              33%                  38%                30%
                                                                                                     --
                                                                                                     --
                                                                               ---                                     ---
                                                                               ---                                     ---

------------------------
(1)  Does not include capital improvements completed prior to 1994.

EXISTING RESORTS

    KILLINGTON RESORT. Killington, located in central Vermont, is the largest ski resort in the northeast and the fifth largest in the United States, with over one million skier visits in 1996-97. Killington is a seven-mountain resort consisting of approximately 1,200 acres with 212 trails serviced by 33 lifts. The resort has a 4,241 foot summit and a 3,150 foot vertical drop. The resort's base facilities include nine full-service ski lodges, including one located at the top of Killington Peak. In December 1996, the Company acquired the Pico Mountain ski resort located adjacent to Killington and integrated the two resorts. Management believes the size and diversity of skiable terrain at Killington make it attractive to all levels of skiers and one of the most widely recognized of the Company's resorts with regional, national and international clientele.

    The on-mountain accommodations at Killington consists of approximately 3,300 beds. The off-mountain bed base in the greater Sherburne, Vermont area is approximately 12,000 beds. Killington also owns and operates nine retail shops, seven rental and repair shops, a travel and reservation agency and a low-voltage television station. At the base of Pico Mountain the Company owns a well developed retail village and a health club. Killington is a year-round resort offering complete golf amenities including an 18-hole championship golf course, a golf school, a pro shop and a driving range, as well as a tennis school.

    Notwithstanding that it is the largest ski resort in the Northeast, the Company has identified Killington as one of its most underdeveloped resorts. Since its acquisition in June 1996, the Company has invested $20.5 million in capital improvements to update Killington's snowmaking, trail and lift systems, and to develop base facilities and real estate potential at the base areas. Major improvements and enhancements to the resort completed since its acquisition include installation of two high speed quad lifts, one high-speed gondola to service the Peak Restaurant at the Killington summit and to replace the old Killington Peak double chair, construction of a new children's center and related base area improvements, and increased snowmaking capacity and coverage. Management expects the gondola to increase summer revenues by attracting summer tourists for sightseeing and dining.

    The Company's three-year capital program for the 1998-01 ski seasons includes the interconnection of lift and trail systems between the Killington and Pico resorts. The interconnection of the two mountains will result in a 16% increase in lift capacity and an additional 110 acres of skiable terrain. Other improvements include connecting the resort to a nearby reservoir in 1998 through a 1.8 mile pipeline, which when combined with other new water sources accessed via the pipeline, will expand snowmaking capacity by approximately 62%.

    SUNDAY RIVER. Sunday River, located in the western mountains of Maine approximately a three hour drive from Boston, is New England's third largest ski resort with over 554,000 skier visits in 1996-97. Extending over eight interconnected mountain peaks, its facilities consist of approximately 654 acres of skiable terrain and 126 trails serviced by 17 lifts. The resort has a 3,100 foot summit and a 2,340 foot vertical drop. The Company believes Sunday River has one of the most modern lift systems in the northeast. Sunday River has four base lodges, including one located at the top of North Peak.

    The on-mountain accommodations of Sunday River consist of approximately 716 condominium units, 656 quartershare units at the Summit Hotel, and approximately 5,400 total beds at two other hotels. The off-mountain bed base in greater Bethel, Maine totals approximately 1,500 beds. The resort operates five ski shops, four full-service restaurants, four cafeteria-style restaurants and four bars. The Company also owns and operates a 67-unit hotel and manages the Summit Hotel and approximately 704 condominium units. In addition, the Company is currently constructing a 588 unit Grand Summit Hotel at the Jordan Bowl.

    Since 1981, the Company has continually invested in capital improvements at Sunday River to expand and improve its on-mountain facilities and in real estate development. The most recently completed improvements include the creation of new skiing attractions at Oz and Jordan Bowl, which added approximately 158 acres of skiable terrain. In addition, in 1997, Sunday River's capital program includes installation of a new high speed quad lift to North Peak, complete renovation to its largest base lodge to improve skier amenities and increase retail and food and beverage space, and an upgrade of other facilities located at the resort. In addition, the Company recently completed construction of a three mile scenic access road to the Jordan Bowl area and a Robert Trent Jones, Jr. championship golf course is currently under construction. Management believes that Sunday River has significant growth potential with over 325 acres of land at the base of the new Jordan Bowl area which are planned for development of extensive base facilities and a Grand Summit Hotel. There are over 4,000 acres of undeveloped land owned by the Company and 3,000 acres for which the Company holds purchase options that are suitable for development as skiable terrain.

    MOUNT SNOW/HAYSTACK RESORT. Mount Snow, located in Brattleboro, Vermont, the second largest ski resort in the northeast with 558,000 skier visits in 1996-97, is the southernmost of the Company's resorts. A large percentage of the skier base for Mount Snow derives from Massachusetts, Connecticut and New York. The resort consists of two mountains separated by approximately six miles, which have been combined under single management. Its facilities consist of 133 trails, approximately 768 acres of skiable terrain serviced by 26 lifts. The resort has a 3,580 foot summit and a 1,700 foot vertical drop. The resort has six full-service base lodges.

    Mount Snow's on-mountain bed base currently consists of 890 beds. The off-mountain bed base in the greater Dover area has approximately 7,800 beds. The resort operates seven retail shops, six rental and repair shops, a pro shop, a country club and a nightclub. Mount Snow also headquarters the Company-owned "Original Golf School," and operates an 18-hole golf course, eight golf schools throughout the east coast, a mountain bike school, a 92-room hotel and a low-voltage television station.

    Since its acquisition in June 1996, the Company has invested approximately $11.0 million in capital improvements to the resort, including installation of three high speed quad chairlifts, increasing skiable terrain and snowmaking capacity and coverage. The capital improvements for 1997 include $2.6 million for additional lift capacity and over $500,000 for increased snowmaking capacity and base area expansion such as expanded retail and food and beverage outlets to complement the new Grand Summit Hotel. The Company's three-year capital program for the 1998-01 ski seasons includes three new high speed detachable quad lifts and conversion of an existing quad lift to a high speed detachable lift. The Company plans to expand Mount Snow's lodges to provide a new children's center, a new nightclub and more retail, food and beverage and guest service space. Snowmaking and trail expansions are planned with approximately 100 acres to be added.

    SUGARLOAF RESORT. Sugarloaf is located in Carrabassett Valley, Maine, and was ranked as the number one overall ski resort in the northeast by SNOW COUNTRY magazine for the 1996-97 ski season. Sugarloaf is a single mountain with approximately 1,400 acres of terrain and 116 trails covering approximately 530 acres serviced by 14 lifts. There are approximately 895 additional acres of off-trail skiable terrain. The mountain has a 4,237 foot summit and a 2,820 foot vertical drop. Sugarloaf offers one of the largest ski-in/ski-out base villages in the northeast, containing numerous restaurants, retail shops and an abundance of lodging. Sugarloaf is widely recognized for its challenging terrain, including its snowfields, which represent the only lift-serviced above treeline skiing in the Northeast. As a destination resort, Sugarloaf has a broad market including areas as distant as New York, New Jersey, Pennsylvania and Canada.

    Sugarloaf operates a year-round conference center, a cross-country ski facility and an 18-hole championship golf course designed by Robert Trent Jones, Jr., which is ranked by GOLF DIGEST and GOLF magazine as one of the top 25 courses in the United States. Sugarloaf's slope side ski village consists of its base lodge, two hotels, banquet facilities for up to 800 people, retail stores, a rental and repair shop, a sports and fitness club, 900 condominium units, rental homes, restaurants and an extensive recreational path network.

    Improvements currently underway at Sugarloaf include a new high speed quad chair to service lower mountain terrain and an additional fixed grip quad chair accessing the snowfields.

    SUGARBUSH RESORT. Sugarbush, located in Vermont's Mad River Valley, features the three highest mountain peaks of any single resort in the East and was ranked as the ninth most popular ski area in North America by SKIING magazine in 1996. Extending over six mountain peaks, its facilities consist of 432 acres of skiable terrain and 112 trails serviced by 18 lifts. The resort has a 4,135 foot summit and a 2,650 foot vertical drop. The mountains are serviced by five base lodges and two summit lodges.

    The on-mountain accommodations at Sugarbush consist of approximately 1,900 beds. The off-mountain bed base within the Mad River Valley totals approximately 2,200 beds. The resort operates three ski shops, four full-service restaurants, four cafeteria-style restaurants and four bars. The Company also owns and operates the 46-unit Sugarbush Inn, manages approximately 200 condominium units, and owns and operates a championship golf course as well as a sports center and a conference center.

    Following its acquisition by the Company in 1995, the Company has invested $19.5 million in capital improvements to expand and improve its on-mountain facilities. The most recently completed improvements include four high speed quad chairlifts, a 400% increase in snowmaking capacity, the creation of new glade skiing terrain, and numerous base area improvements. In addition, in 1997 expansions to facilities which house children's programs, rental and repair services and retail outlets are scheduled at the base of Lincoln Peak. As part of management's development plan, a 10,000 square foot addition to the Gate House Base Lodge and a new full service 12,000 square foot mid-mountain lodge for the top of the Gate House Express Chairlift are proposed for 1998.

    ATTITASH/BEAR PEAK. Attitash/Bear Peak, located in the Mount Washington Valley, New Hampshire, is one of New Hampshire's largest ski resorts. Covering two mountain peaks, its facilities consist of 273 acres of skiable terrain and 60 trails serviced by 11 lifts. The resort has a 3,360 foot summit and a 1,750 foot vertical drop. The resort benefits from its location in the heart of New Hampshire ski country and its proximity to the Town of North Conway and the Mt. Washington valley tourist area, and is widely recognized as a family-oriented resort. The mountains are serviced by two base lodges.

    The on-mountain accommodations of Attitash/Bear Peak consist of 3,200 beds. The off-mountain bed base in the Mt. Washington Valley area totals approximately 16,000 beds. The resort operates two ski shops, two full-service restaurants, three cafeteria-style restaurants and two bars.

    Since its acquisition in 1994, the Company has invested approximately $10 million in capital improvements. The most recently completed improvements have been the development of the new Bear Peak area, construction of a modern base lodge facility, high speed quad lift and trails. The summer 1997 capital program at Attitash/Bear Peak includes the addition of a triple-chair lift and increases in skiable terrain and snowmaking. The resort's three-year capital improvement program includes potential expansion into the Attitash bowl area and a proposed expansion into the National Forest area adjacent to the existing resort (both of which require the approval by the United States Forest Service), the installation of a high-speed six-passenger lift and a high-speed quad lift. In addition, in 1998 the Company expects to expand the children's center and to begin construction of a new 18-hole golf course.

    THE CANYONS. The Canyons, located in the Wasatch Mountains adjacent to Park City, Utah, is primarily an undeveloped ski resort with potential for future operational and real estate development. The resort generated approximately 100,000 skier visits in the 1996-97 season. Currently, the resort has approximately 1,700 acres of skiable terrain with an elevation of 9,380 feet and a 2,580 foot vertical drop. The area has one base lodge and one on-mountain restaurant.

    Management believes the resort has significant growth potential due to its proximity to Salt Lake City, its undeveloped skiable terrain and its real estate development opportunities. The resort is located approximately 35 minutes from Salt Lake City and is accessed by a major state highway. Air transportation is provided through the Salt Lake City airport, which is a major regional hub with direct access from most major domestic airports. The Salt Lake City area has been one of the fastest growing regions in the United States over the past several years, and the Park City area has an active real estate market undergoing rapid expansion.

    The Utah Winter Sports Park, which is located immediately adjacent to the resort, is scheduled to serve as the venue for the ski jumping, bobsled and luge events in the 2002 Winter Olympic Games. Management believes the 2002 Olympic Games will provide international exposure for the resort. The five-year capital plan currently calls for substantial development of the resort to be completed in time for the 2002 Olympic Games.

    Management believes that when The Canyons is fully developed, the resort could encompass over 7,200 acres of skiable terrain consisting of 14 mountain peaks with a maximum elevation of 10,000 feet, a vertical drop of approximately 3,400 feet, 22 high speed quad ski lifts and an eight passenger high speed gondola. A substantial portion of these capital improvements is expected to be completed by the start of the 2002 Winter Olympic Games hosted by Salt Lake City, Utah. In addition to the $18.2 million of capital improvements for 1997, it is currently estimated that approximately $42.0 million will be needed by the Company to make the capital improvements necessary to fulfill its five year plan which will be funded from cash flow, bank borrowing or debt and/or equity offerings. See "Risk Factors--Substantial Leverage."

    During the summer of 1997, the Company is investing approximately $18.2 million to develop and construct an eight passenger high-speed gondola and five new quad lifts and increase skiable terrain to approximately 2,400 acres. The Company anticipates completing construction of a mid-mountain lodge for operation during the 1997-98 season. Its new Red Pine lodge will serve as the cornerstone of the Company's High Mountain Meadows real estate development located on a plateau at an elevation of 8,000 feet.

ACQUIRED RESORTS

    STEAMBOAT. Steamboat is one of the premier ski resorts in the United States, ranked second overall by SNOW COUNTRY magazine and fourth nationally in skier visits for the 1996-97 ski season. Located in Steamboat Springs, Colorado and approximately three hours from Denver, Colorado, Steamboat is recognized for its "champagne" powder and tree skiing. In the 1996-97 season, Steamboat skier visits increased by 8.4%, to 1.1 million, from the 1995-96 ski season. U.S. Highway 40, a major east-west thoroughfare connecting the cities of Denver and Salt Lake City, is located approximately one mile west of the ski area. Steamboat is easily accessible through non-stop flights from many major U.S. cities. Steamboat has approximately 1,879 acres of skiable terrain which consists of 135 trails serviced by 21 ski lifts. The resort has submitted an application to the United States Forest Service for conceptual approval to develop approximately 960 acres of contiguous forest lands. There can be no assurance, however, that the Company's application will be approved. See "Risk Factors--Growth through Resort Expansion" and "--Real Estate Development."

    Steamboat is making on-mountain improvements for the upcoming 1997-98 season, including the addition of a high-speed quad chairlift, approximately 260 acres of advanced/expert terrain in the Pioneer Ridge and snowmaking capacity. Lodge facilities are currently located in the base area and at three other points throughout the resort, Thunderhead, Four Points and Rendez Vous Saddle. Steamboat operates or leases 13 retail shops, four equipment rental shops, 15 miscellaneous retail shops and 19 food and beverage operations, having a total seating capacity of approximately 2,734.

    Steamboat's master plan calls for expansion to include Pioneer Ridge which will involve the installation of two detachable chair lifts servicing 26 open and graded trails for intermediate and expert skiers. Snowmaking covering 66 acres will be phased in over three years at Pioneer Ridge. The Morningside Park expansion will add one fixed grip chair lift servicing designated tree skiing and open bowl skiing area for intermediate skiers. Because the natural snowpack in Morningside Park is very high due to snow blowing over a ridge and depositing in the bowl, snowmaking is not needed in this area. The expansion into both areas will take place in three phases.

    HEAVENLY. Located on the south shore of Lake Tahoe in the states of Nevada and California, Heavenly consists of two peaks with an elevation of 10,000 feet, a 3,500 foot vertical drop with approximately 4800 acres of skiable terrain and 82 trails serviced by 27 lifts. Heavenly is the second largest resort in the Pacific West Region with approximately 700,000 skier visits for the 1996-97 ski season. Snowmaking covers over 268 acres of skiable terrain, representing approximately 43% of the trails. Access to the resort is primarily through the Reno Cannon International Airport and by automobile via Route 50 from San Francisco and Sacramento, California. Three base lodges and four on-mountain lodge facilities. There are no residential units or tourist accommodation units adjacent the ski resort, however, there is a well developed 11,000 bed base in the greater South Lake Tahoe area.

    Heavenly's master plan was approved in 1996 and is being adopted by the Company. The plan calls for the improvement and expansion of winter and summer uses and support facilities at the resort. Beginning in Summer 1997, a six-person high-speed chairlift known as the Tamarack Express is scheduled for construction. Associated with the new lift will be three new ski runs, adding approximately 130 acres of new terrain. Snowmaking capacity will also be added to the existing trails. A primary objective of the plan is to refocus the primary entrance to the ski resort from the three existing base lodges (California, Stagecoach and Boulder) to the commercial core of South Lake Tahoe utilizing a new high capacity gondola. The gondola has been designed for sightseeing, while the top station will provide direct ski access to both the Nevada and California sides via three new lifts.

    Additional snowmaking coverage is contemplated which will increase existing coverage from approximately 268 acres to approximately 500 acres. The Company is also contemplating an additional 1,852 food service seats through a new ski lodge at the top of the gondola, modifications to Boulder lodge, and modifications to the existing Top of the Tram restaurant. Other proposed improvements include replacement of the California Base, Sky Meadow and East Peak Lodges and two existing maintenance facilities.

    The master plan provides for eight new lifts, including the gondola, and the removal of the existing West Bowl lift. The master plan also provides for the widening of existing trails and construction of new trails, adding approximately 117 acres of skiable terrain.

RESORT OPERATIONS

    The Company's resort revenues are derived from a wide variety of sources including lift ticket sales, food and beverage, retail sales including rental and repair, skier development, lodging and property management, golf, other summer activities and miscellaneous revenue sources. Lift ticket sales represent the single largest source of resort revenues and represent approximately 47% of total resort operations revenue for fiscal 1997.

    The following chart reflects the Company's sources of resort revenues (excluding the Acquired Resorts and The Canyons) across certain revenue categories as well as the percentage of resort revenues constituted by each category for the nine months ended April 27, 1997.

                                                       RESORT REVENUES FOR
                                                   NINE MONTHS ENDED APRIL 27,     PERCENTAGE OF RESORT REVENUES FOR
REVENUE SEGMENT                                               1997                 NINE MONTHS ENDED APRIL 27, 1997
-----------------------------------------------  -------------------------------  -----------------------------------
                                                          (IN MILLIONS)
Lift tickets...................................             $    74.9                                 47%
Food and beverage..............................                  18.2                                 12
Retail sales...................................                  18.2                                 12
Skier development..............................                   8.5                                  5
Lodging and property...........................                  20.3                                 13
Golf, other summer activities, and
  miscellaneous................................                  17.6                                 11
                                                              -------                                ---
        Total                                               $   157.7                                100%
                                                              -------                                ---
                                                              -------                                ---

    LIFT TICKET SALES. The Company manages its lift ticket programs and products so as to increase the Company's ticket yields. Lift tickets are sold to customers in packages including accommodations in order to maximize occupancy. In order to maximize skier visits during non-peak periods and to attract specific market segments, the Company offers a wide variety of incentive-based lift ticket programs. The Company manages its ticket yields during peak periods so as to maximize aggregate lift ticket revenues. The Company's new Magnificent 7 lift ticket program during the 1996-97 ski season, offered a multi-day, multi-resort lift ticket package, and generated over $5 million in sales.

    FOOD AND BEVERAGE. Food and beverage sales provide significant revenues for the Company. The Company owns and operates the food and beverage facilities at its resorts, with the exception of the Sugarloaf resort, which is under a long-term concession contract that pre-existed the Company's ownership. The Company's food and beverage strategy is to provide a wide variety of restaurants, bars, cafes, cafeterias and other food and beverage outlets. The Company's control of its on-mountain and base area food and beverage facilities allows it to capture a larger proportion of guest spending as well as to ensure product and service quality. The Company currently owns and operates 79 different food and beverage outlets and has five outlets being expanded or constructed.

    RETAIL SALES. Retail revenue aids in stabilizing the Company's daily and weekly cash flows, as the Company's retail shops tend to have the strongest sales on poor weather days. Across all of its resorts, the Company owns 28 retail shops and 18 ski rental shops. The large number of retail locations operated by the Company allow it to improve margins through large quantity purchase agreements and sponsorship relationships. On-mountain shops sell ski accessories such as goggles, sunglasses, hats, gloves, skis, snowboards, boots and larger soft goods such as jackets and snowsuits. In addition, all locations offer the Company's own logo-wear which generally provides higher profit margins than other retail products. In the non-winter seasons, the shops sell mountain bikes, in-line skates, tennis equipment and warm weather apparel. In addition, the Company undertakes to expand its retail operations, including expanding and opening new off-site retail facilities in high traffic areas, such as stores on the Killington Access Road in the North Conway, New Hampshire retail district, and a discount sporting goods chain with locations in Maine.

    SKIER DEVELOPMENT. The Company has been an industry leader in the development of learn to ski programs. Its Guaranteed Learn to Ski Program was one of the first skier development programs to guaranty that a customer would learn to ski in one day. The success of this program lead to the development of "Perfect Turn," which management believes was the first combined skier development and marketing program in the ski industry. Perfect Turn ski professionals receive specialized training in coaching, communication, skiing and both selling related products and cross selling other resort goods and services. Perfect Turn is currently licensed to five resorts in the United States and Canada. The Company operates a hard goods marketing program at each of its resorts designed to allow customers to test ride skis and snowboards with ski professionals, purchase their equipment from those professionals and receive ongoing product and technological support through Perfect Turn.

    LODGING AND PROPERTY MANAGEMENT. The Company's lodging and property management departments manage its own properties as well as properties owned by third parties. Currently, the Company's lodging departments manage approximately 1,750 lodging units at the existing resorts. The lodging departments perform a full complement of guest services including reservations, property management, housekeeping and brokerage operations. Each resort has a welcome center to which newly arriving guests are directed. The center allocates accommodations and provides guests with information on all of the resort's activities and services. The Company's property management operation seeks to maximize the synergies that exist between lodging and lift ticket promotions.

    The Company's real estate development program is designed to ensure the continued growth of its lodging operation. Typically, newly constructed condominiums and townhomes are sold to owners who place the units into the optional rental program managed by the Company. The resulting growth in occupancy may increase skier visits and provide an additional source of fee revenue for the Company.

MARKETING PROGRAMS

    General. The Company's marketing program is designed to (i) build a nationally recognized high quality name and image while perpetuating the unique image of its individual resorts, (ii) capitalize on opportunities to cross-sell resorts and (iii) enhance customer loyalty. As part of its marketing strategy, the Company engages in joint marketing programs with nationally recognized commercial partners, such as Mobil, Budweiser, Pepsi/Mountain Dew, Visa, FILA and Rossignol, whose target demographics complement those of the Company. Management believes these joint marketing programs provide it with advantages in creating a favorable image and market presence, both regionally and on a national basis. In addition, the Company utilizes loyalty based incentive programs such as its private label Edge Card, in which participants get credit towards resort purchases.

    PROGRAMS AND PROMOTIONS. The Company's strategy is to develop new and innovative programs and promotions to increase skier visits, ticket yields, spending per skier visit and Resort EBITDA. Management plans to focus the 1997-98 ski season programs primarily on ski weeks, fun centers and the Company's new Edge Card. The fun center program develops activities targeted at family participation in alpine sports. Fun center programs include sponsored evening activities and non-skiing and snowboarding activities that enhance the overall vacation experience, such as snow tubing, ice skating, luge, snowcat rides, arcades and outdoor evening activities. The Company's Edge Card is a private label frequent skier card through which participants gain credit toward resort purchases. This card is the central focus of the Company's loyalty based incentive programs, which it believes will help retain skiers in the Company's resort network and expand the volume and scope of information available for marketing purposes.

    MEDIA STRATEGIES. The Company utilizes both traditional marketing media such as advertisements in industry and lifestyle publications and an increasing number of traditional marketing media. Advertisements also appear in publications such as FAMILY FUN, MEN'S JOURNAL, CONDE NAST TRAVELER, THE BOSTON GLOBE, NEWSWEEK, OUTSIDE and SHAPE magazines. The Company also utilizes other marketing media such as direct mail, television and the Company's Internet site at www.peaks.com.

    PROMOTIONAL PARTNERS. The Company enhances its marketing budget through forming promotional partnerships with major sponsors. Each of these sponsors is selected because of similarity in demographic profile between its customer base and that of the Company. Sponsors include Mobil, Budweiser, Pepsi/ Mountain Dew and Visa, FILA and Rossignol. Working with its promotional partners, the Company formulates television, radio and special event programs and activities that are designed to appeal to the target demographic.

    GROUP SALES. In addition to advertisements directed at the vacation guest, the Company's marketing activities are focused on attracting ski groups, corporate meetings and convention business. During the

1996-97 ski season, the Company's existing resorts and the Acquired Resorts hosted over 1,000 groups. The Company is able to attract new conference business due to its expertise in providing professional planning services, recreational activities and high quality dining and lodging facilities.

REAL ESTATE DEVELOPMENT

    General. The Company has been developing alpine resort real estate for over fifteen years as part of its integrated resort and real estate investment strategy. Since 1983, the company has sold over 1,500 units of residential real estate at Sunday River (including condominiums, townhouses and quartershare interval ownership interests). The three components of the Company's real estate development strategy are (i) the Grand Summit quartershare hotel concept; (ii) development of alpine villages; and (iii) discrete projects. The Company believes it will have a significant real estate development pipeline over the next 10 to 15 years. The Company may also pursue selected real estate ventures at resorts it does not own or operate, including non-alpine related resorts.

    According to the American Resort Development Association ("ARDA"), the timeshare industry has grown at a compound annual growth rate of approximately 17.5% over the past 15 years, with vacation interval sales totalling approximately $4.8 billion in 1996. According to industry sources, the vacation home market will continue to expand over the next 10 to 15 years due to the maturing of the "Baby Boom" generation, which will reach the ages of 45 to 55 during the same period. According to ARDA, the median age and annual household income of an interval ownership buyer at the time of purchase are 46 years and $63,000, respectively. There are approximately 28.5 million households in the United States with income over $50,000 per year. With only approximately 3.14 million vacation interval owners in the United States, the penetration of the potential market is approximately 11.0%.

    The Company believes it has a competitive advantage over traditional timeshare developers due to (i) its inventory of developable real estate, (ii) the relative affluence of its resort guests and (iii) the market created by guest visitation at its resorts. These factors lower land and marketing costs relative to traditional time share developers allowing the sale of longer duration intervals which differentiate the Grand Summit Hotel from traditional timeshares.

    The following table summarizes certain key statistics relating to each of the Company's resort real estate holdings:

                                                                                                       COMMERCIAL SPACE (SQUARE
                                                                     RESIDENTIAL UNITS                           FT)
                            DEVELOPMENT                ---------------------------------------------  --------------------------
                           COMMENCEMENT                                                RESERVED FOR
                               DATES                        UNDER                         FUTURE                       UNDER
RESORT                     (FISCAL YEAR)      SOLD       DEVELOPMENT      PRE-SOLD      DEVELOPMENT    COMPLETED    DEVELOPMENT
-----------------------  -----------------  ---------  ---------------  -------------  -------------  -----------  -------------
Sunday River...........           1982          1,456           892             231          4,894       215,000        32,000
Sugarbush..............           1996         --               420             231          2,150        14,000        32,000
Attitash/Bear Peak.....           1996            111           880              10            219        47,000        --
Killington.............           1997         --               508             174         11,282        17,000        42,500
Mount Snow/Haystack....           1997         --               540             129          2,308         1,920        44,000
The Canyons............           1997         --               880          --              5,992        --            14,000
Sugarloaf..............           1998         --               160          --              1,820        --            --
Steamboat..............           1998         --               468          --              3,005        --            30,000
Heavenly...............           1998         --               320          --                 30        --            --
                                            ---------         -----             ---    -------------  -----------  -------------
Total                                           1,567         5,068             775         31,700       294,920       194,500
                                            ---------         -----             ---    -------------  -----------  -------------
                                            ---------         -----             ---    -------------  -----------  -------------


                          RESERVED
                         FOR FUTURE
RESORT                   DEVELOPMENT
-----------------------  -----------
Sunday River...........     218,400
Sugarbush..............      50,000
Attitash/Bear Peak.....      60,000
Killington.............     345,200
Mount Snow/Haystack....     160,000
The Canyons............     421,000
Sugarloaf..............     120,000
Steamboat..............     203,324
Heavenly...............     188,500
                         -----------
Total                     1,766,424
                         -----------
                         -----------

------------------------

* Sunday River has an option to purchase over 3,000 acres of developable real estate.

    GRAND SUMMIT HOTELS. The Grand Summit Hotel is a unique interval ownership product which is based on the Company's successful Summit Hotel at its Sunday River resort. Each hotel is a condominium consisting of both residential and commercial units and includes: a three-level atrium lobby, two or more restaurants, retail space, a grand ballroom, conference space, a health club with an outdoor heated pool and other recreational amenities. The commercial space is retained by the Company and used to operate the core hotel business, while the residential units are sold in quartershare interests. Each quartershare consists of a 13-week ownership interest in a unit spread evenly across the year. At the Company's Sunday River Hotel, owners utilize the unit for an average of only 2.6 weeks out of a possible 13 weeks. Weeks that are not used by an owner are typically dedicated to the Company's optional rental program for rental to a third party on terms allowing the Company to retain 45% of gross rental revenue. Consequently, the Company benefits from revenue generated by (i) the sale of units, (ii) the recurring revenues from lodging rental revenue and (iii) other hotel operations.

    Quartershare owners participate in Resort Condominium International ("RCI"), the world's largest vacation interval exchange program. In a 1995 study sponsored by the Alliance for Timeshare Excellence and ARDA, the "exchange opportunity" was cited by purchasers of vacation intervals as one of the most significant factors in determining whether to purchase a vacation interval. Participation in the RCI program allows the Company's quartershare owners to exchange their occupancy right for an occupancy right in one of approximately 3,000 participating resorts worldwide. Grand Summit Hotels are rated in RCI's highest exchange category, the Gold Crown Club, which permits the owner to exchange their interest for an interval at RCI's finer properties.

    The Company intends to operate an internal exchange program within its expanding Grand Summit Hotel network. The Company expects that the opportunity to exchange intervals at any of its resorts nationwide will enhance its loyalty programs, cross-marketing of resorts and unit sales opportunities.

ALPINE VILLAGE DEVELOPMENT.

    The Company is currently in the planning and permitting stage of developing alpine villages at The Canyons, Killington and Sunday River's Jordan Bowl. Each village will be characterized by its proximity to resort facilities, ski in/ski out access, dramatic landscape and resort specific design and architecture.

    THE CANYONS. Two distinct areas at The Canyons are in the permitting process for resort village development. One area consists of approximately 350 acres in the base area, 150 acres of which are controlled by the Company. The second area is the Company's High Mountain Meadows development consisting of approximately 120 acres located on a mid-mountain plateau at an elevation of over 8,000 feet. The base area is under a long-term lease that provides an option to purchase fee title to parcels within that area. The Company has negotiated a similar arrangement with the owner of the mid-mountain plateau area. The base area development is currently in the master planning process with county authorities. The base village will be a mix of residential and commercial space arranged in six neighborhoods designed to create an integrated base area community, anchored by a Grand Summit Hotel. The master plan provides for the integrated development of 150 acres of Company-controlled property, as well as approximately 200 acres of surrounding property owned by unrelated third parties who have elected to participate in the village development.

    The High Mountain Meadows development presents an opportunity to develop a mid-mountain base area surrounded by six of the resort's 14 mountain peaks. The mid-mountain village will be accessed by a four-mile scenic drive and an eight-passenger, high-speed heated gondola currently under construction. The village will serve as the base for skiing the surrounding mountains, creating access to an additional 2,000 vertical feet of skiable terrain. The primary lodge, the Red Pine Lodge, is currently under construction at the mid-mountain development and is expected to be completed for the 1997-98 ski season. The Company proposes to commence construction of a Grand Summit Hotel in Summer 1998. The village will consist of approximately two million square feet of compact, high density residential and commercial development. The development will be principally a pedestrian village characterized by resort lodging, luxury condominiums and ranches and mountain recreation properties.

    The zoning for the base area and High Mountain Meadows development is being revised in connection with a complete amendment of the county's general plan. The proposed amendment would permit extensive development in each area subject to accumulating sufficient density credits to support the level of development at High Mountain Meadows. Adequate sewer and water capacity are available in close proximity to the resort; however, such capacity must be purchased from third party vendors and the

Company must construct the necessary infrastructure for transport to both developments. See "Risk Factors -- Development of The Canyons."

    KILLINGTON BASE AREA. In May 1997, the Company entered into an agreement with the State of Vermont to exchange essential wildlife habitat owned by the Company for approximately 1,050 acres of undeveloped land centrally located in the base area. As part of the Company's proposed development plan for Killington, this parcel will be combined with an existing 400 acre planned unit development adjacent to Killington's golf facilities and the resort's primary base area. The Company has retained Snow Engineering, an internationally recognized resort and mountain planning firm, to assist in the master planning of the village. The 400 acre planned unit development is specifically zoned for commercial development. The village will integrate four "neighborhoods" into a planned community containing a variety of real estate uses. The 1,050 acres to be acquired from the State must be rezoned to accommodate the planned development. The City of Rutland, State of Vermont and certain environmental groups traditionally active in ski resort development have entered into a memorandum of understanding designating the area as a growth zone to be utilized for development.

    The Company believes that adequate water is available from nearby wells for both projects. Sewer capacity will be provided through the Company's connection, currently under construction, to a municipal sewer system with 600,000 gallons per day excess capacity.

    JORDAN BOWL AT SUNDAY RIVER. Jordan Village will be located on approximately 1,100 acres of a 4,000 acre undeveloped parcel owned by the Company at the western end of the existing resort and the center of the Company's landholdings. The village will rest at the base of the Jordan Bowl, one of the resort's most popular skiing areas. Development of Jordan Village began with the construction of a scenic four-mile access road from the existing resort center to the Jordan Village area and commencement of construction of a ski-in/ski-out 220-unit Grand Summit Hotel, which is expected to be operational during the 1997-98 ski season. Construction of a Robert Trent Jones, Jr. championship golf course also began in Summer 1997.

    The master plan for the area also contemplates a high density village surrounded by neighborhoods consisting of luxury townhouses and detached single family dwellings.

    The Jordan Bowl area is zoned for village development. No density restrictions apply to the area. The Company believes adequate water is available for contemplated development and Sunday River's sewage treatment facility has sufficient capacity to allow completion of the planned development of the resort.

OTHER RESORT DEVELOPMENT

    Each of the Company's resorts has the potential for additional real estate development involving discrete projects tailored to the characteristics of the particular resort. There can be no assurances that the Company will successfully pursue any of the development opportunities described below.

    STEAMBOAT. The Company believes that the real estate development potential at Steamboat is among the most significant of its resorts. The Company has acquired 168 acres of real estate held for development at or near the base area. Included in these properties are several locations the Company has targeted for development, including (i) a 26 acre parcel centrally located in Steamboat's Village Commercial Center, which is zoned for commercial development; (ii) a 47 acre site with potential ski-in/ski-out access located at Tennis Meadows, which could support a Grand Summit Hotel and related development; and (iii) a 20 acre site zoned for over 275 units together with commercial development. The Company is also a 50% partner in Country Club Highlands Partnership, a residential development located at the Sheraton Golf Club consisting of 142 lots being built in several phases, which 49 lots and 38 townhouse units remain to be developed.

    SUGARLOAF. Development plans have begun for the expansion of an existing hotel, a new Grand Summit Hotel, a high density condominium development and commercial space as an expansion to the existing alpine village. There are several planned developments including single family homes around the 18-hole Robert Trent Jones, Jr. championship golf course. Sugarloaf has over 1,100 acres of land held for development.

    MOUNT SNOW/HAYSTACK. There are several undeveloped sites at Mount Snow/Haystack with potential for future projects including renovation of the current base lodge, a 21 acre parcel which could support up to 72 three-bedroom units with direct ski lift access, and a two acre parcel for a convention center. Mount Snow/Haystack also owns an 800 acre parcel slated for a proposed golf course expansion, which could create the opportunity for substantial golf course frontage real estate development. In addition, there are approximately 30 acres of developable land at the base of Haystack.

    KILLINGTON. In addition to the development of Killington's alpine village and Grand Summit Hotel, there are three distinct real estate parcels available for development. At the base of the Skyeship Gondola, there is a 165 acre site commercially zoned for a 150-room hotel and 40,000 square feet of commercial real estate, or for up to 200 townhouse duplexes. At the Falls Brook area, located at Bear Mountain, there are approximately 376 acres available for real estate development. A chair lift and ski trails serve a major portion of the site. In addition, an 11 acre parcel with several hundred feet of frontage on U.S. Route 4 is zoned for single and multi-family dwellings, hotels, motels and lodging, office, retail space and restaurants.

SYSTEMS AND TECHNOLOGY

    Information Systems. The Company's information systems are designed to improve the ski experience through the development of more efficient guest service, products and programs. The Company is currently implementing a comprehensive $3.2 million system and technology plan including (i) a radio frequency lift ticket scanning system that provides more accurate tracking, control and information on all ticket products, (ii) a direct-to-lift access system that allows skiers to bypass the ticket window and proceed directly to the lift with an individualized radio frequency card that directly debits their credit or frequent-skier card, (iii) a resort-wide guest charging system utilizing individualized credit cards that can be used to charge goods and services at most of the Company's facilities, (iv) an integrated customer database that tracks information regarding guest preferences and product purchasing patterns, (v) an extensive data communications network linking most point-of-sale locations through a central database, (vi) a central reservations system for use in the resort's rental management business and (vii) a skier development reservation and instructor scheduling system that simplifies the booking process and allows for optimal utilization of instructors.

    SNOWMAKING SYSTEMS AND TECHNOLOGY. The Company believes it operates the largest consolidated snowmaking operation in existence. Including the 1997 expansion currently underway, it has over 7,000 acres of snowmaking coverage. The Company's proprietary snowmaking software program enables it to produce what management believes is the highest quality man-made snow in the industry. The Company's snowmaking capability can be implemented at its western resorts resulting in an extended season and reliable snow conditions and consistent quality surfaces regardless of weather conditions.

    All of the Company's snowmaking systems are operated via computer based control using industrial automation software and a variety of state of the art hardware and instrumentations. The Company utilizes an efficient ground based, tower based and fully automated snowgun nozzle technology and has developed software for determining the optimal snowmaking nozzle setting at multiple locations on the mountain. This system monitors the weather conditions and system capacities and determines the proper operating water pressure for each nozzle, eliminating guesswork and ensuring the ideal snow quality. The Company refers to this ideal quality product as "Retail Snow," a high quality, durable skiing surface with top to bottom consistency. All of the snowmaking systems are networked to provide the ability to view information from multiple locations within its resort network. Another unique feature of the Company's system is the current display of trail status, lift status, weather conditions and other various on mountain information at locations throughout each resort. Much of this information will also be available on the world wide web at the Company's and its individual resorts' web sites for the 1997-98 season.

LEASED PROPERTIES

    The Company's operations are wholly dependent upon its ownership or control over the real estate constituting each resort. The following summarizes non-owned real estate critical to operations at each resort. Management believes each of the following leases, permits or agreements is in full force and effect and that the Company is entitled to the benefit of such agreements.

    Sunday River leases approximately 1,500 acres, which constitute a substantial portion of its skiable terrain, under a 50-year lease terminating on October 14, 2030. The lease renews automatically thereafter on a year-to-year basis unless terminated by either the lessor or lessee.

    The Sugarbush resort uses approximately 1,915 acres pursuant to a special use permit issued by United States Forest Service dated May 17, 1995. The permit has a 40 year term expiring April 30, 2035. The special use permit has a renewal option which provides that it may be renewed if the use of the property remains compatible with the special use permit, the site is being used for the purposes previously authorized, and the ski area has been continually operated and maintained in accordance with all the provisions of the permit.

    Mount Snow leases approximately 1,315 acres which constitute a substantial portion of its skiable terrain. Of this total, 893 acres are occupied by Mount Snow pursuant to a special use permit granted by the United States Forest Service dated November 29, 1989. The permit has a 40-year term expiring December 31, 2029, which is subject to renewal at the option of Mount Snow if certain renewal conditions are satisfied. Mount Snow also leases 252 acres, which constitute a portion of its skiable terrain, from the Town of Wilmington, Vermont. The lease expires November 15, 2030. There are no renewal options. In addition, Mount Snow leases approximately 169 acres from Sargent Inc. pursuant to two separate leases expiring September 30, 2018 and March 31, 2025, respectively. Each lease can be renewed for an additional 30-year term. Mount Snow also has the option to purchase the leased property and a right of first refusal in the event Sargent Inc. receives a bona fide offer for the leased properties.

    Attitash/Bear Peak uses approximately 281 acres of its skiable terrain pursuant to a special use permit issued by the United States Forest Service dated July 19, 1994. The permit has a 40-year term expiring July 18, 2034, which is renewable subject to certain conditions. In addition, Attitash/Bear Peak leases a portion of its parking facilities under a lease expiring December 31, 2003. Attitash/Bear Peak has the option to purchase this leased property at any time during the lease term.

    Killington leases approximately 2,500 acres from the State of Vermont. A substantial portion of that property constitutes skiable terrain. The initial lease was for an initial 10-year term which commenced in 1960. The lease contains nine 10-year renewal options. Killington exercised the renewal option in 1970, 1980 and 1990. Assuming continued exercise of Killington's option, the lease ultimately expires in the year 2060. The lease is subject to a buy-out option retained by the State of Vermont, as landlord. At the conclusion of each 10-year term (or extended term) the State has the option to buy out the lease for an amount equal to Killington's adjusted capital outlay plus 10% of the gross receipts from the operation for the preceding three years. Adjusted capital outlay means total capital expenditures extending back to the date of origin of the lease depreciated at 1% per annum, except that non-operable assets depreciate at 2% per annum. This buy-out option will next become exercisable in the year 2000. Although the Company has not had confirmation from Vermont state officials, it has no reason to believe that the State intends to exercise the option at that time.

    The Sugarloaf resort leases the Sugarloaf Golf Course from the Town of Carrabassett Valley, Maine pursuant to a lease dated June 3, 1987. The lease term expires December 2003. Sugarloaf has an option to renew the lease for an additional 20-year term.

    The Canyons leases approximately 2,155 acres, including most of the base area and a substantial portion of the skiable terrain, under a lease from Wolf Mountain Resorts, L.C. The initial term of this lease is 50 years expiring July 2047, with an option to extend for three additional terms of 50 years each (the "Wolf Lease"). The lease provides an option to purchase (subject to certain reconveyance rights) those portions of the leased property that are intended for residential or commercial development at a cost of 11% of the full capitalized cost of such development. The Wolf Lease includes a sublease of approximately 807 acres, which constitutes the area for the planned mid-mountain village and a substantial portion of skiable terrain, from the State of Utah School and Institutional Trust Land Administration, which terminates January 1, 2027. The sublease has been renegotiated as a direct lease extending its term to the year 2078 and provides an option to purchase those portions of the mid-mountain village area that are intended for real estate development at a cost of 25% of their fair market value on an undeveloped basis. The Wolf Lease also includes a sublease of certain skiable terrain owned by the Osguthoorpe family. The Company has established certain additional ski development rights under a direct agreement with the Osguthorpe family. The ski development rights for approximately 3,000 acres of skiable terrain targeted for development by the Company are contained in a Development Agreement with Iron Mountain Associates, LLC, which agreement effectively constitutes a lease of all skiable terrain for a term ending September 13, 2094.

    Heavenly uses approximately 1,543 acres of its skiable terrain located in California and Nevada pursuant to special use permit issued by the United States Forest Service dated December 18, 1990. The permit expires on August 5, 2029. Heavenly uses approximately 2,000 acres of additional skiable terrain in Nevada, pursuant to a special use permit dated December 18, 1990. The permit expires on August 5, 2029.

    Steamboat uses approximately 2,644 acres, a substantial portion of which is skiable terrain, pursuant to a special use permit issued by the United States Forest Service. The permit expires on August 31, 2029. Under Steamboat's existing master plan, an additional 958 acres of contiguous National Forest lands is expected to be added to the permitted area.

COMPETITION

    The ski industry is highly competitive. The Company competes with mountain resort areas in the United States, Canada and Europe. The Company also competes with other recreation resorts, including warm weather resorts, for the vacation guest. In order to cover the high fixed costs of operations associated with the ski industry, the Company must maintain each of its regional, national and international skier bases. The Company's prices are directly impacted by the variety of alternatives presented to skiers in these markets. The most significant competitors are resorts that are well capitalized, well managed and have significant capital improvement and resort real estate development programs.

    The Company's resorts also face strong competition on a regional basis. With approximately three million skier visits generated by its northeastern resorts, competition in that region is an important consideration. The Company's northeastern markets are the major population centers in the northeast, particularly eastern Massachusetts, northern Connecticut, New York and northern New Jersey. For example, skier origin data collected at Sunday River indicates that approximately 43% of its weekend skiers reside in Massachusetts. Similar data collected at Killington and Mount Snow indicate that approximately 23% and 35%, respectively, of their weekend skiers reside in New York, with high concentrations from Massachusetts, Connecticut, New Jersey and Vermont. Colorado, Utah and California ski markets are also highly competitive.

EMPLOYEES AND LABOR RELATIONS

    The Company employs approximately 6,300 employees at peak season and approximately 1,200 persons full time. None of the Company's employees are covered by any collective bargaining agreements. The Company believes it has good relations with its employees.

GOVERNMENT REGULATION

    The Company's resorts are subject to a wide variety of federal, state and local laws and regulations relating to land use environmental/health and safety, water resources, air and water emissions, sewage disposal, and the use, storage, discharge, emission and disposal of hazardous materials and hazardous and nonhazardous wastes, and other environmental matters. While management believes that the Company's resorts are currently in material compliance with all land use and environmental laws, failure to comply with such laws could result in costs to satisfy environmental compliance and/or remediation requirements or the imposition of severe penalties or restrictions on operations by government agencies or courts that could adversely affect operations. Phase I environmental assessments have been completed on all nine resort properties. The reports identified areas of potential environmental concern including the need to upgrade existing underground storage tanks at several facilities and to potentially remediate petroleum releases. The reports did not, however, identify any environmental conditions or non-compliance at any of the resorts, the remediation or correction of which management believes would have a material adverse impact on the business or financial condition of the Company or results of operations or cash flows. The Killington resort has been identified by the U.S. Environmental Protection Agency (the "EPA") as a potentially responsible party at two sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund"). Killington has entered into a settlement agreement with the EPA at one of the sites, the Solvents Recovery Service of New England Superfund site in Southington, Connecticut. Killington recently rejected an offer to enter into a de minimis settlement with the EPA for the other site, the PSC Resources Superfund Site in Palmer, Massachusetts. The Company believes that its liability for these Superfund sites, individually and in the aggregate, will not have a material adverse effect on the business or financial condition of the Company or results of operations or cash flows.

    The Company believes it has all permits, licenses and approvals from governmental authorities material to the operation of the resorts as currently configured. The Company has not received any notice of material non-compliance with permits, licenses or approvals necessary for the operation of any of its properties.

    The purchase of the Acquired Resorts is subject to the satisfaction of certain covenants and conditions, including those related to environmental and land-use development issues. The Company is not aware of any environmental issues or conditions related to the Acquired Resorts which, individually or in the aggregate, would have a material adverse effect on the business or financial condition of the Company or results of operations or cash flow.

    The capital programs at the resorts will require permits and approvals from certain federal, state and local authorities. The Company's operations are heavily dependent upon its continued ability, under applicable laws, regulations, policies, permits, licenses or contractual arrangements, to have access to adequate supplies of water with which to make snow and service the other needs of its facilities, and otherwise to conduct its operations. There can be no assurance that new applications of existing laws, regulations and policies, or changes in such laws, regulations and policies will not occur in a manner that would have a material adverse effect on the Company, or that important permits, licenses or agreements will not be canceled, non-renewed, or renewed on terms materially less favorable to the Company. Major expansions of any one or more resorts could require the filing of an environmental impact statement under environmental laws and applicable regulations if it is determined that the expansion has a significant impact upon the environment and could require numerous other federal, state and/or local approvals. Although the Company has consistently been successful in implementing its capital expansion plans, no assurance can be given that necessary permits and approvals will be obtained.

    The Company's marketing and sales of interval ownership interests is subject to extensive federal and state government regulation. See "--Risk
Factors--Regulation of Marketing and Sales of Quartershares; Other Laws."

LEGAL PROCEEDINGS

    The Company currently and from time to time is involved in litigation arising in the ordinary course of its business. The Company does not believe that it is involved in any litigation that will, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations or cash flows.

    Each of the resort operating companies have pending and are regularly subject to suits with respect to personal injury claims related principally to skiing activities at such resort. Each of the operating companies maintains liability insurance that the Company considers adequate to insure claims related to usual and customary risks associated with the operation of a ski resort. The Company operates a captive insurance company authorized under the laws of the State of Vermont, which provides liability and workers' compensation coverage for its resorts located in Vermont. The Company has received confirmation from an internationally recognized actuarial firm that the insurance company's reserves are adequate to cover losses and loss adjustment expenses associated with all claims made through April 30, 1997.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company, their ages and their respective positions with the Company are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

Leslie B. Otten......................................          48   Director, President and Chief Executive Officer

Thomas M. Richardson.................................          44   Director, Senior Vice President, Chief Financial
                                                                    Officer and Treasurer

Christopher E. Howard................................          39   Director, Senior Vice President, Chief Administrative
                                                                    Officer, General Counsel and Clerk

Burton R. Mills......................................          44   Senior Vice President--Mountain Operations

G. Christopher Brink.................................          44   Senior Vice President--Marketing

Warren C. Cook.......................................          52   Senior Vice President--Resort Operations

W. Scott Oldakowski..................................          33   Vice President--Real Estate Sales

Michael Meyers.......................................          44   Vice President--Real Estate Development

    Each officer serves at the discretion of the Board of Directors. Each director holds office until his successor is duly elected and qualified or until his resignation or removal. There are no family relationships among any of the directors or executive officers of the Company. On or prior to the consummation of the Offerings, the Company intends to appoint two independent directors.

    LESLIE B. OTTEN, Director, President and Chief Executive Officer. In 1970, Mr. Otten joined Sherburne Corporation, then the parent company of Sunday River, Killington and Mount Snow. Mr. Otten joined Sunday River in 1972 as Assistant General Manager and became General Manager of Sunday River in 1974. He has been a director and the President and Chief Executive Officer of the Company (or a subsidiary of the Company) since 1980. Mr. Otten is a director and past chairman of the Portland Museum of Art, the Maine Chamber and Alliance, Maine Handicap Skiing, Gould Academy (a private secondary school) and Project Opportunity (a higher education scholarship program).

    THOMAS M. RICHARDSON, Director, Senior Vice President, Chief Financial Officer and Treasurer. Mr. Richardson joined the Company in the spring of 1993 as Vice President of Finance and Base Operations and has served in his present position since July 1996. From 1992 until joining the Company, he worked at Loon Mountain Recreation Corporation (a ski resort operator) as Treasurer and Director of Food, Beverage and Tickets. From 1983 to 1992, Mr. Richardson worked at S-K-I Ltd. (an owner of ski resorts) as an Internal Auditor, Accounting Manager and Division Controller at Killington. Mr. Richardson serves on the Economic Committee of the National Ski Area Association.

    CHRISTOPHER E. HOWARD, Director, Senior Vice President, Chief Administrative Officer, General Counsel and Clerk. Mr. Howard joined the Company in 1996 after serving as the Company's outside counsel. Prior to joining the Company, Mr. Howard was a partner in the law firm of Pierce Atwood where he practiced in the firm's corporate department since 1982.

    BURTON R. MILLS, Senior Vice President--Mountain Operations. Mr. Mills has spent his entire 22 year career with the Company (or its predecessor), serving in his present capacity since July 1996. Prior thereto, he served as Vice President of Mountain Operations.

    G. CHRISTOPHER BRINK, Senior Vice President--Marketing. Mr. Brink has been with the Company since 1993 and in his present capacity since July 1996. Prior to joining the Company, Mr. Brink served from 1991-1993 as a director of off-site sale centers for Marriott Vacation Ownership, Inc. (a hotel operator).

    WARREN C. COOK, Senior Vice President--Resort Operations. Mr. Cook joined the Company in 1996 as Managing Director of Sugarloaf Mountain Corp. (a subsidiary of the Company). Since January 1997 he has served in his present capacity with the Company. From 1986 to 1996 he was chief executive officer and general manager of Sugarloaf, USA (a ski resort operator).

    W. SCOTT OLDAKOWSKI, Vice President--Real Estate Sales. Mr. Oldakowski started working for the Company in 1991 as an independent consultant on the Summit Hotel project before being hired as Director of Real Estate in 1993. He became Vice-President of Real Estate Sales and Marketing for the Company in 1995. From 1986 to 1991 he served as Director of Sales and Marketing at multiple resorts for Dunes Marketing Group, a resort development firm.

    MICHAEL MEYERS, Vice President--Real Estate Development. Mr. Meyers joined the Company in April 1995 and has led the master planning, permitting and development of five hotels for Grand Summit Resort Properties, Inc., a subsidiary of the Company. From 1989 to 1993, Mr. Meyers was a Vice President at Stanmar Development, a real estate development firm. Immediately prior to joining the Company, he was chief operating officer from 1993 to 1995 for Massachusetts Industrial Finance Agency (a bond issuer for commercial, industrial and 501(c)(3) borrowers).

BOARD COMMITTEES

    Upon the appointment of the independent directors, the Board of Directors intends to establish a Compensation Committee and an Audit Committee. The Compensation Committee, in conjunction with the entire Board of Directors, will make recommendations concerning salaries and incentive compensation for employees of and consultants to the Company. The Audit Committee, in conjunction with the entire Board of Directors, will review the results and scope of the audit and other services provided by the Company's independent public accountant and will be comprised solely of the Company's independent directors.

DIRECTOR COMPENSATION

    The Company will reimburse each member of the Board of Directors for expenses incurred in connection with attending Board and committee meetings. Directors will receive $2,500 for attendance at each meeting of the Board, unless attendance is via telephone.

EXECUTIVE COMPENSATION

    The following table shows remuneration paid or accrued by the Company during the fiscal year ended July 27, 1997 to the Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company (together, the "Named Executive Officers"), for services in all capacities while they were employees of the Company, and the capacities in which the services were rendered.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                                     SECURITIES UNDERLYING
                                                              ANNUAL COMPENSATION         OPTIONS TO
                                                                                     PURCHASE COMMON STOCK
                                                             ---------------------        OR CLASS A            ALL OTHER
NAME AND PRINCIPAL POSITION                     FISCAL YEAR    SALARY      BONUS         COMMON STOCK         COMPENSATION
----------------------------------------------  -----------  ----------  ---------  -----------------------  ---------------
Leslie B. Otten...............................        1997   $  350,000  $      --                --            $      --
  President and Chief Executive Officer
Thomas M. Richardson..........................        1997      170,000         --                --                   --
  Senior Vice President, Chief Financial
  Officer and Treasurer
Warren C. Cook................................        1997      133,770         --                --                   --
  Senior Vice President-Resort Operations
Burton R. Mills...............................        1997      170,000         --                --                   --
  Senior Vice President--Mountain Operations
G. Christopher Brink..........................        1997      170,000         --                --                   --
  Senior Vice President--Marketing

STOCK OPTION PLANS

    Under the Company's Stock Option Plan,       shares of Common Stock are
reserved for issuance upon the exercise of stock options. The Stock Option Plan is designed to attract, retain and motivate directors and key employees. The Compensation Committee will administer and interpret the Stock Option Plan.

    Both incentive stock options and non-qualified stock options may be granted under the Stock Option Plan on such terms and at such prices as determined by the Committee pursuant to the requirements of applicable law. The per share exercise price of incentive stock options may not be less than the fair market value of the Common Stock on the date of grant. Each option is for a term of not less than five years or more than ten years, as determined by the Committee. Options granted under the Stock Option Plan are not transferable other than by will or by the laws of descent and distribution.

    The Company has granted options to purchase an aggregate of       shares of
the Common Stock with exercise prices ranging from $         per share to
$         per share.

    The Stock Option Plan provides for acceleration of exercisability of some or all of an employee's options immediately prior to a change of control and immediately upon termination of employment because of death, permanent disability or retirement (at age 55 or over or after five years of employment).

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth grants of stock options to the Named Executive Officers as of the date hereof.

                                                                                                        VALUE OF UNEXERCISED
                                                                                                           IN- THE-MONEY
                                           NUMBER OF SHARES    % OF TOTAL                                     OPTIONS
                                              OF COMMON      OPTIONS GRANTED                             AT APRIL 27, 1997
                                           STOCK UNDERLYING        TO
                                               OPTIONS        EMPLOYEES IN     EXERCISE    EXPIRATION   --------------------
NAME                                           GRANTED         FISCAL YEAR       PRICE        DATE         5%         10%
-----------------------------------------  ----------------  ---------------  -----------  -----------  ---------  ---------
Leslie B. Otten..........................            shares              %     $    2.00     08/01/07
Thomas M. Richardson.....................            shares              %     $    2.00     08/01/07
Burton R. Mills..........................            shares              %     $    2.00     08/01/07
G. Christopher Brink.....................            shares              %     $    2.00     08/01/07
Warren C. Cook...........................            shares              %     $    2.00     08/01/07

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In June 1996, Sunday River Skiway Corporation, a subsidiary of the Company ("SRSC"), issued a demand note to Mr. Otten obligating SRSC to pay to Mr. Otten a total of $5.2 million. Interest on the note is calculated at 5.4% per annum. The note was issued to Mr. Otten for an amount equal to the income taxes to be paid by him in 1996 and 1997 with respect to SRSC's income as a Subchapter S corporation which was converted to a C corporation.

    Christine Otten, Mr. Otten's spouse, is employed by the Company as its director of retail buying and is principally responsible for its retail sales activities. During the fiscal years 1994, 1995 and 1996, Ms. Otten received total compensation of $54,575, $53,584 and $54,577, respectively.

    Western Maine Leasing Co., a corporation wholly owned by Mr. Otten, presently leases items of heavy equipment to Sunday River under short-term leases on terms believed by management to be comparable to those that could be obtained by Sunday River from unaffiliated lessors of such equipment. In fiscal 1994, 1995 and 1996, and for the nine-month period ended April 27, 1997, payments under such leases totaled $43,000, $34,000, $36,200 and $20,700, respectively.

    The Company provides lodging management services for Ski Dorm, Inc., a corporation owned by Mr. Otten and his mother, which owns a ski dorm located near the Sunday River resort, on terms believed by management to be comparable to those that would be offered by the Company to unaffiliated entities. In fiscal 1994, 1995 and 1996, and for the nine-month period ended April 27, 1997, payments by Ski Dorm, Inc. to Sunday River totaled $93,000, $83,000, $90,000 and $87,000, respectively.

    Sunday River Land Holdings, Inc., a company wholly-owned by Mr. Otten, leases the real estate upon which the Sunday River snow-making ponds are located. The lease has a term of 30 years and rent at the rate of $100,000 per year, subject to a Consumer Price Index inflation adjustment.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock and Class A Common as of August 1, 1997, and as adjusted to reflect the sale of the shares offered hereby (i) by each person or entity known by the Company to own beneficially more than 5% of the Company's capital stock, (ii) by each director of the Company, (iii) by each of the Named Executive Officers, (iv) by all directors and executive officers of the Company as a group and (v) by the Selling Shareholder. Each person or entity listed below maintains a mailing address c/o American Skiing Company, P.O. Box 450, Sunday River Access Road, Bethel, Maine 04217, and has sole voting and investment power over the shares of Common Stock shown as beneficially owned, except to the extent authority is shared by spouses under applicable law.

                                                                        CLASS A COMMON STOCK
                                                  COMMON STOCK
                                                                         BENEFICIALLY OWNED           COMMON STOCK
                                               BENEFICIALLY OWNED                                  BENEFICIALLY OWNED
                                                BEFORE OFFERINGS          BEFORE OFFERINGS          AFTER OFFERINGS
DIRECTORS, NAMED EXECUTIVE                  ------------------------  ------------------------  ------------------------
  OFFICERS AND FIVE                                      PERCENT OF                PERCENT OF                PERCENT OF
  PERCENT SHAREHOLDERS                        SHARES        CLASS       SHARES        CLASS       SHARES        CLASS
------------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------

                                                              %                         %                         %
Leslie B. Otten...........................
Thomas M. Richardson......................
Christopher E. Howard.....................
Burton R. Mills...........................
G. Christopher Brink......................
Warren C. Cook............................
Directors and Executive Officers as a
  Group
  (6 persons).............................

                                              CLASS A COMMON STOCK       PERCENT OF
                                                                       CLASS A COMMON
                                               BENEFICIALLY OWNED     STOCK AND COMMON
                                                AFTER OFFERINGS             STOCK
DIRECTORS, NAMED EXECUTIVE                  ------------------------    BENEFICIALLY
  OFFICERS AND FIVE                                      PERCENT OF      OWNED AFTER
  PERCENT SHAREHOLDERS                        SHARES        CLASS         OFFERINGS
------------------------------------------  -----------  -----------  -----------------
                                                              %               %
Leslie B. Otten...........................
Thomas M. Richardson......................
Christopher E. Howard.....................
Burton R. Mills...........................
G. Christopher Brink......................
Warren C. Cook............................
Directors and Executive Officers as a
  Group
  (6 persons).............................

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE NEW CREDIT FACILITY

    In connection with the Offering and the Acquisition, the Company has received proposals from two lenders to provide the Company with a New Credit Facility of up to $210 million. The proposals provide that borrowings under the New Credit Facility will be available (i) to finance the Acquisition, (ii) to repay approximately $60 million of indebtedness of ASC East under the Existing Credit Facility, (iii) to pay certain fees and expenses relating to the Acquisition and (iv) for ongoing general corporate purposes and capital expenditures. The New Credit Facility will be comprised of one or more revolving credit facilities and term loan facilities.

    The obligations under the New Credit Facility will be secured by substantially all of the assets of the Company.

    The New Credit Facility will contain various covenants that limit, among other things, subject to certain exceptions, indebtedness, liens, transactions with affiliates, restricted payments and investments, mergers, consolidations and dissolutions, sales of assets, dividends and distributions and certain other business activities. The New Credit Facility will also contain certain financial covenants.

THE 12% NOTES

    The following summary of certain provisions of the 12% Notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the 12% Note Indenture, including the definitions of certain terms therein. A copy of the 12% Note Indenture has been filed as an exhibit to the registration statement of which this Prospectus is a part.

    The Company has outstanding $120 million aggregate principal amount of 12% Notes which bear interest at a rate of 12% per annum, payable semi-annually in arrears on each January 15 and July 15. The 12% Notes mature on July 15, 2006. The 12% Notes represent senior subordinated unsecured obligations of ASC East. ASC East's payment obligations under the 12% Notes are guaranteed on a subordinated basis by substantially all of ASC East's subsidiaries.

    The 12% Notes may not be redeemed at the option of ASC East prior to July 15, 2001, except that prior to July 15, 1999 ASC East may redeem up to 25% of the 12% Notes at a redemption price of 112% of the principal amount thereof, plus accrued and unpaid interest, if any, with the net proceeds of a public or private sale of common stock of ASC East. At any time on or after July 15, 2001, the 12% Notes may be redeemed at the option of ASC East, in whole or in part, at a premium declining ratably to par on July 15, 2005.

    The 12% Note Indenture provides that in the event of a Change of Control, ASC East is required to make an offer to purchase in cash all or any part of outstanding 12% Notes at a price of 101% of the aggregate principal amount thereof. Consummation of the Offering will constitute a "Change in Control" (as defined in the 12% Notes Indenture.) See "The Transactions--Offer to Repurchase 12% Notes" and "Risk Factors--Change of Control."

    The 12% Note Indenture contains restrictive covenants that, among other things, impose limitations on the ability of ASC East and certain of its subsidiaries to (i) to incur additional indebtedness, (ii) merge, consolidate or sell or dispose of all or substantially all of its assets, (iii) issue certain preferred stock, pay dividends or make other distributions on account of ASC East's equity interests, repurchase equity interests or subordinated indebtedness, and make certain other Restricted Investments (as defined in the 12% Note Indenture), (iv) create certain liens, (v) enter into transactions with affiliates and (vi) sell assets.

    Such covenants prohibit ASC East and its subsidiaries from paying any dividends or other distributions to the Company except for limited payments permitted upon ASC East's meeting certain financial thresholds. ASC East is not currently eligible to pay any dividends or distributions to ASC

Holdings, Inc. under these provisions. In addition, ASC East and its subsidiaries are prohibited from entering into any transaction with the Company or its other direct or indirect subsidiaries, except under certain conditions.

14% EXCHANGEABLE NOTES

    Pursuant to a Securities Purchase Agreement the Company issued $17.5 million aggregate principal amount of its 14% Senior Exchangeable Notes Due 2002 (the "14% Exchangeable Notes") in a private offering to an institutional investor. The 14% Exchangeable Notes bear interest at a rate of 14% per annum and mature on July 28, 2002. Interest on the 14% Exchangeable Notes is payable in cash or additional 14% Exchangeable Notes, at the option of the Company. The Company intends to offer to exchange all of the 14% Exchangeable Notes for up to shares of Common Stock or up to 17,500 shares of 6% Convertible Preferred Stock with an aggregate liquidation preference of $17.5 million. Upon completion of the Offering each share of 6% Convertible Preferred Stock will be convertible
into       shares of Common Stock. If the holders of 14% Exchangeable Notes do not elect to exchange such securities for 6% Convertible Preferred Stock or Common Stock, consummation of the Offering will trigger a Change of Control (as defined) under the Securities Purchase Agreement. In such event, the Securities Purchase Agreement requires that the Company offer to purchase the 14% Exchangeable Notes for cash at a redemption price of 105.3% of the principal amount outstanding on the date of redemption. See "Description of Capital Stock--6% Convertible Preferred Stock."

THE CANYONS SELLER NOTE

    In connection with the acquisition of The Canyons on July 3, 1997, ASC Utah executed a promissory note payable to Wolf Mountain Resorts, L.C. in an aggregate principal amount of $6.5 million ("The Canyons Seller Note"). Interest on the note accrues at the rate of 12% per annum and is payable monthly in arrears. The principal is payable in two installments, $4.2 million upon the closing of the Offering and $2.3 million on January 31, 1998. The Company has guaranteed The Canyons Seller Note.

TEXTRON FINANCING

    Grand Summit Resort Properties, Inc. ("GSRP"), a subsidiary of the Company, entered into a commitment letter dated July 14, 1997 (the "Commitment Letter") with Textron Financial Corporation, as agent and co-lender, and Green Tree Financial Servicing Corporation, as co-lender (together, the "Lenders") for a construction loan facility to develop Grand Summit Hotels. Pursuant to the terms of the Commitment Letter, the Lenders have agreed to make available to GSRP, under certain circumstances, up to $55 million to develop Grand Summit Hotels at Sunday River, Killington and Mount Snow, and to refinance an existing $3.9 million facility used to finance construction of the Attitash Grand Summit Hotel. The loan is to be funded in a series of advances during the 24-month period following the closing date (which is expected to be in August 1997), as construction costs are incurred. Interest on the loan will accrue at the prime rate established by Chase Manhattan Bank as of the first day of each month, plus 1.5%, but not less than 9.25% per annum. The loan will be secured by (i) a first mortgage on the hotel resort properties, (ii) interests that the Company may have in purchased quartershare units, (iii) the capital stock of GSRP held by ASC East and (iv) other security interests granted by GSRP. The loan is non-recourse to the Company and its other subsidiaries. Interest on the loan will be repaid in arrears on a monthly basis. Principal will be repaid on the following basis: (i) as quartershare sales close at the Attitash project, an amount equal to 85% of the sales proceeds payable in connection with the sale, (ii) as quartershare sales close at the Jordan Bowl, Killington and Mount Snow projects, an amount equal to 80% of the sales proceeds payable in connection with the sale, (iii) an amount equal to $193,000 per month for 30 months, based upon rental payments received by GSRP from ASC East for the lease of the Grand Summit Hotels and (iv) as of the close of each calendar quarter, such amount as may be necessary to cause the principal amount outstanding to be less than or equal to the amount necessary to repay the loan upon sale of 80% of the quartershares at the financed projects. The loan will contain various covenants that will limit GSRP, subject to certain exceptions, with respect to indebtedness, liens, sales of assets, consolidations or mergers, distributions, transactions with affiliates and certain other business activities.

OTHER INDEBTEDNESS

    In addition to the indebtedness described above, certain of the Company's subsidiaries have other outstanding debt obligations pursuant to certain promissory notes, bonds, capital leases and other instruments. A brief description of certain material debt obligations is set forth below.

    The Company's Killington, Ltd. subsidiary is an obligor under certain subordinated debentures in multiple series due in various principal amounts from 1999 through 2016, with interest rates of 6% or 8%. The aggregate balance of the subordinated debentures, as of July 27, 1997, was approximately $11.0 million. The subordinated debentures contain certain covenants that limit, subject to certain exceptions, the ability of Killington, Ltd. to incur indebtedness and to make dividends and distributions.

    The Company's Sugarbush Resort Holdings, Inc. subsidiary is an obligor under a promissory note issued to Snowridge, Inc. with an outstanding balance as of July 27, 1997 of approximately $5.1 million and an interest rate of 6.25%. The outstanding principal and all accrued and unpaid interest outstanding is due on December 31, 1999. The note is collateralized by certain assets of Sugarbush. As a result of the Offering, the holders of the note may accelerate the maturity of the note. In such an event, the Company intends to repay the note with the proceeds of the Offering. See "Use of Proceeds."

    The Company's Mountain Wastewater Treatment, Inc. subsidiary is an obligor under a promissory note issued to LHC Corporation due June 1, 2003, with an outstanding balance as of July 27, 1997 of approximately $2.2 million. Interest on the promissory note is payable at a rate equal to the lesser of (a) 9% per annum or (b) the prime lending rate announced by The First National Bank of Boston. Annual principal payments of $154,123 are due on each June 1 beginning on June 1, 1997. The note is collateralized by a pledge of certain capital stock and by a letter of credit. As a result of the Offering, the holders of the note may accelerate the maturity of the note. In such an event, the Company intends to repay the note with the proceeds of the Offering. See "Use of Proceeds."

                          DESCRIPTION OF CAPITAL STOCK

    The following summarizes the material terms of the capital stock of the Company.

GENERAL

    Upon the closing of the Offering, the authorized capital stock of the
Company will consist of       shares of Common Stock, par value $.01 per share,
      of which will be issued and outstanding,       shares of Class A Common
Stock, par value $.01 per share,       of which will be issued and outstanding,
      shares of Series A Exchangeable Preferred Stock, having a liquidation preference of $1,000 per share (the "Series A Exchangeable Preferred Stock"),
      shares of which will be outstanding,       shares of 6% Convertible
Preferred Stock, having a liquidation preference of $1,000 per share,
      shares of which will be outstanding, and       shares of undesignated
Preferred Stock, par value $.01 per share, none of which will be outstanding.

COMMON STOCK

    The issued and outstanding shares of Common Stock and Class A Common Stock are, and the shares of Common Stock being offered will be, upon payment therefor, validly issued, fully paid and nonassessable. The rights of holders of Class A Common Stock and Common Stock are identical, except that, while any Class A Common Stock is outstanding, holders of Class A Common Stock elect a class of directors that constitutes two-thirds of the Board of Directors and holders of Common Stock elect a class of directors constituting one-third of the Board of Directors. The Class A Common Stock is convertible into Common Stock (i) at the option of the holder,
(ii) automatically upon transfer to any person who is not an affiliate of Leslie
B. Otten and (iii) automatically if less than       shares of Class A Common
Stock are outstanding at any time. The Common Stock is not convertible. Subject to the prior rights of the holders of any Preferred Stock, the holders of outstanding shares of Common Stock and Class A Common Stock are entitled to received dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." The shares of Common Stock and Class A Common Stock will have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock and Class A Common Stock are entitled to receive on a pro rata basis the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of Common Stock and Class A Common Stock is entitled to one vote on all matters submitted to a vote of shareholders.

PREFERRED STOCK

    The Company's Board of Directors may, from time to time, without further action by the Company's shareholders direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each such series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock and Class A Common Stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock and Class A Common Stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. The Board of Directors of the Company, without shareholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock and Class A Common Stock.

SERIES A EXCHANGEABLE PREFERRED STOCK

    Pursuant to the Securities Purchase Agreement, the Company issued 17,500 shares of its Series A Exchangeable Preferred Stock in a private offering to an institutional investor. The liquidation preference is $1,000 per share and cumulative dividends on the Series A Exchangeable Preferred Stock are payable, at the option of the Company, in cash or in additional shares of Series A Exchangeable Preferred Stock at a rate of 14% per annum. The Company is required to redeem all shares of Series A Exchangeable Preferred Stock outstanding on July 15, 2002. The Company intends to offer to exchange all or any part of the
Series A Exchangeable Preferred Stock for up to       shares of Common Stock or
up to 17,500 shares of 6% Convertible Preferred Stock. Upon completion of the Offering, each share of 6% Convertible Preferred Stock will be convertible into shares of Common Stock. If the holder of Series A Exchangeable Preferred Stock does not elect to exchange such securities for 6% Convertible Preferred Stock or Common Stock, consummation of the Offering will trigger a Change of Control (as defined) under the Securities Purchase Agreement. In such event, the Securities Purchase Agreement requires that the Company offer to purchase the Series A Exchangeable Preferred Stock for cash at a redemption price of 105.3% of the liquidation preference of such shares on the date of redemption. See "Recent Developments--Exchange Offers."

6% CONVERTIBLE PREFERRED STOCK

    At the time of Offering, the Company will have authorized 35,000 shares of 6% Convertible Preferred Stock. The initial liquidation preference of the 6% Convertible Preferred Stock is $1,000 per share and cumulative dividends are payable quarterly in cash at a rate of 6% per annum. The terms of the 6% Convertible Preferred Stock prohibit the Company from paying cash dividends on the Common Stock or Class A Common Stock unless the four preceding quarterly dividends on the 6% Convertible Preferred Stock have been paid. In addition, the Company may not redeem any shares of Common Stock or Class A Common Stock so long as any 6% Convertible Preferred Stock remains outstanding.

    Each share of 6% Convertible Preferred Stock is convertible at any time, at
the holder's option, into          shares of Common Stock ("Conversion Shares")
at a conversion price of $         , subject to antidilution adjustments for
certain events, including (i) stock splits, stock dividends or combinations of Common Stock into a smaller number of shares, (ii) issuances of, or rights to acquire, Common Stock to the holders of Common Stock at less than fair market value and (iii) distributions of cash or property to holders of Common Stock.

    The Company may, at its option, on any dividend payment date, exchange the shares of 6% Convertible Preferred Stock, in whole but not in part, for 6% Convertible Subordinated Debentures due five years from the date of issuance in a principal amount equal to $1,000 for each share of 6% Convertible Preferred Stock held by them plus cash in an amount equal to all accrued but unpaid dividends. The 6% Convertible Subordinated Debentures bear interest at a rate of 6% per annum payable in cash quarterly in arrears. The terms of the 6% Convertible Subordinated Debentures as to conversion and redemption are substantially similar to those contained in the 6% Convertible Preferred Stock.

    If such shares are not previously converted into Common Stock, the Company is required to redeem all outstanding shares of 6% Convertible Preferred Stock on the fifth anniversary of the date of issuance at a price equal to $1,000 per share plus any accrued and unpaid dividends thereon as of the date of redemption (the "Redemption Price"). In addition, the Company may, at its option, redeem the outstanding shares of 6% Convertible Preferred Stock at any time, at the Redemption Price, provided that the closing price of the Common Stock exceeds 140% of the Initial Public Offering Price.

    The holders of 6% Convertible Preferred Stock have the right to vote on an as-converted basis with the holders of the Common Stock. In addition, upon the occurrence of certain defaults by the Company (including non-payment of dividends for four quarters (whether or not consecutive), failure to redeem the 6% Convertible Preferred Stock as may be required, and defaults under any other indebtedness of the Company in excess of $5.0 million), the Board of Directors will be increased by two members and the holders of 6% Convertible Preferred Stock will have the right to elect the two additional directors.

    Pursuant to a Registration Rights Agreement dated as of July 2, 1997 between the Company and the holder of the 14% Exchangeable Notes and the Series A Exchangeable Preferred Stock, the Company may be required, simultaneous with the Offering or at a future date, at the option of the holders, either (i) to register the shares of 6% Convertible Preferred Stock or the Conversion Shares or (ii) to include such shares in any subsequent registered offering of securities by the Company.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION, BYLAWS AND
  MAINE LAW

    ARTICLES OF INCORPORATION AND BYLAWS. The Company's Articles of Incorporation contain, among other things, provisions authorizing the issuance of "blank check" preferred stock and two classes of common stock. These provisions could delay, deter or prevent a merger, consolidation, tender offer or other business combination or change of control involving the Company. See "Risk Factors--Potential Anti-Takeover Provisions."

    The Bylaws provide that any action required or permitted to be taken by the shareholders of the Company at an annual meeting or special meeting of shareholders may only be taken if it is properly brought before such meeting. Under the Bylaws, in order for any matter to be considered "properly brought" before a meeting, a shareholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next shareholders' meeting, shareholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. See "Risk Factors--Potential Anti-Takeover Provisions."

    The Company is subject to certain provisions under the MBCA relating to the personal liability of directors. The MBCA provides that a director shall not be liable for monetary damages for a breach of fiduciary duty unless the director is found not to have acted honestly or in the reasonable belief that the action was in or not opposed to the best interests of the Company or its shareholders. Further, the Bylaws provide in all cases that the Company shall indemnify the Company's directors and officers to the fullest extent permitted by the MBCA. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

    MAINE ANTITAKEOVER STATUTE.  The Company is subject to the provisions of
Section 611-A of the MBCA (the "Antitakeover Law"). The Antitakeover Law prohibits a Maine corporation from engaging in a "business combination" with an "interested shareholder" for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes generally, mergers, asset sales, certain types of stock issuances, and other transactions resulting in a disproportionate financial benefit to the interested shareholder. Subject to certain exceptions, an "interested shareholder" is a person who owns, or within the preceding five years owned, 25% or more of the corporation's voting stock. See "Risk Factors--Potential Anti-Takeover Provisions."

    The MBCA provides generally that an amendment of a corporation's articles of incorporation must be adopted by the board of directors and approved by an affirmative vote of a majority of the shares entitled to vote on any matter. The MBCA provides generally that bylaws may be amended by a majority vote of the board of directors or the shareholders. The MBCA provides, however, that any Bylaws adopted or amended by the shareholders of the Company may not be amended or repealed by the board of directors for two years thereafter.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is           .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the consummation of the Offering, the Company will have outstanding shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option and no conversion of the Class A Common Stock into Class A
Common Stock) and       shares of Class A Common Stock. All of the shares of
Common Stock sold in the Offering will be freely tradeable under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined under the Securities Act. Upon the expiration of lock-up agreements between the Company, certain shareholders of the Company, the executive officers and directors of the Company and the Underwriters, which will occur 180 days after
the Consummation of the Offering (the "Closing Date"),       shares of Common
Stock and       shares of Class A Common Stock (collectively, the "Restricted
Shares") will become eligible for sale, subject to compliance with Rule 144 of the Securities Act as described below.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of
Common Stock then outstanding (approximately       shares immediately after the
Offering) or (ii) the average weekly trading volume of the Company's Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the

Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months immediately preceding the sale and who has beneficially owned Restricted Shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations and requirements described above.

    Certain shareholders of the Company and the executive officers and directors of the Company have agreed with the Underwriters that until 180 days after the Closing Date not to directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase or grant any option, right or warrant to purchase or otherwise transfer or dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including Class A Common Stock), or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the Common Stock, or cause a registration statement covering any shares of Common Stock to be filed, without the prior written consent of DLJ, subject to certain limited exceptions. The Company has also agreed not to directly or indirectly, offer, sell, pledge, contract to sell, sell any option or contract to purchase or grant any option, right or warrant to purchase or otherwise transfer or dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including Class A Common Stock), or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the Common Stock or cause a registration statement covering any shares of Common Stock to be filed, for a period of 180 days after the Closing Date, without the prior written consent of DLJ, subject to certain limited exceptions including issuance
of up to       shares of Common Stock under the Stock Option Plan. The lock-up agreements may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of DLJ. See "Risk Factors--Shares Eligible for Future Sale."

    The holder of the Company's 14% Exchangeable Notes and the Series A Exchangeable Preferred Stock has certain rights to require the Company to register shares of 6% Convertible Preferred Stock and Common Stock issuable upon the exchange or conversion of such securities. See "Description of Capital Stock--6% Convertible Preferred Stock."

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

    The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a person who is not a "U.S. person" (a "Non-U.S. Holder"). For this purpose, a "U.S. person" is any person who is, for United States federal income tax purposes, (i) a citizen or resident of the United States,(ii) a corporation or partnership created or organized in or under the laws of the United States or of any State,(iii) an estate the income of which is subject to U.S. federal income tax, regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States fiduciaries have the authority to control all substantial decisions of the trust. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Furthermore, this discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly with retroactive effect).

    An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens and, thus, are not Non-U.S. Holders for purposes of this discussion.

    THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

DIVIDENDS

    Dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding of United States federal income tax either at a rate of 30% of the gross amount of the dividends or at such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax (provided the Non-U.S. Holder files appropriate documentation, including, under current law, Form 4224, with the payor of the dividend), but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    In order to claim the benefit of an applicable tax treaty, a Non-U.S. Holder of Common Stock may have to file with the Company or its dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of the treaty. Under current law, dividends paid to an address outside the United States are presumed to be paid to a resident of such country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. However, under proposed Treasury regulations not currently in effect, in the case of dividends paid after December 31, 1997 (December 31, 1999 in the case of dividends paid to accounts in existence on or before the date that is 60 days after the proposed regulations are published as final regulations), a Non-U.S. Holder of Common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements either directly or through an intermediary. In addition, backup withholdings, as discussed below, may apply in certain circumstances if applicable certification and other requirements are not met.

    A Non-U.S. Holder of Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service (the "IRS").

GAIN ON DISPOSITION OF COMMON STOCK

    A Non-U.S. Holder generally will not be subject to United States federal income tax or withholding on gains recognized upon the sale or other disposition of Common Stock unless: (i) such gain is effectively connected with the conduct in the United States of a trade or business of the Non-U.S. Holder, or if a tax treaty applies, the gain is attributable to a United States permanent establishment (in either case, the branch profits tax also may apply if the Non-U.S. Holder is a corporation); (ii) in the case of a Non-U.S. Holder who is a non-resident alien individual and holds the Common Stock as a capital asset, such individual is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met; or (iii) the Common Stock constitutes a United States real property interest by reason of the Company's status as a "United States real property holding corporation" ("USRPHC") for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period for such Common Stock. If a Non-U.S. Holder falls under clause (i) or (iii) above, the holder will be taxed on the net gain derived from the sale under the graduated United States federal income tax rates that are applicable to United States citizens, resident aliens and domestic corporations, as the case may be, and may be subject to withholding under certain circumstances (and, with respect to corporate Non-U.S. Holders, may also be subject to the branch profits tax described above.) If an individual Non-U.S. Holder falls under clause (ii) above, the holder generally will be subject to United States federal income tax at a rate of 30% on the gain derived from the sale and may be subject to withholding under certain circumstances.

    The Company will qualify as a USRPHC if the fair market value of its United States real property interests equals 50 percent or more of the aggregate fair market value of the Company's worldwide real property interests and any other assets of the Company used or held for use in a trade or business. If the Common Stock is regularly traded on an established securities market, however, it will be treated as a United States real property interest only in the case of a Non-U.S. Holder who owns 5 percent or more of the value of the outstanding Common Stock during the five-year period preceding the holder's disposition of such Common Stock or, if shorter, the Non-U.S. Holder's holding period for such Common Stock. Generally, if the Company constitutes a USRPHC, gain realized from the disposition of Common Stock by a Non-U.S. Holder will be subject to United States withholding tax equal to 10 percent of the amount realized on the sale. However, gain realized by a Non-U.S. Holder will not be subject to withholding so long as during the calendar year in which the disposition occurs the Common Stock of the Company is regularly traded on an established securities market. Upon consummation of the Offering, the Company believes that the Common Stock will be regularly traded on an established securities market.

FEDERAL ESTATE TAX

    Common Stock held by an individual who is not a citizen or resident (as specifically defined for United States federal estate tax purposes) of the United States at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

    United States backup withholding tax is imposed at the rate of 31% on certain payments to persons not otherwise exempt that fail to furnish certain identifying information to the payor. Under current law, backup withholdings generally will not apply to dividends paid to a Non-U.S. Holder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. person), but generally will apply to dividends paid on Common Stock at addresses inside the United States to Non-U.S. Holders that fail to provide certain identifying information in the manner required. However, under proposed Treasury regulations not currently in effect, in the case of dividends paid after December 31, 1997 (December 31, 1999 in the case of dividends paid to accounts in existence on or before the date that is 60 days after the proposed regulations are published as final regulations), a Non-U.S. Holder generally would be subject to backup withholding at a 31% rate, unless certain certification procedures, (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with, directly or through an intermediary or a Non-U.S. Holder otherwise establishes an exemption from backup withholding.

    Payment of the proceeds of a sale of Common Stock or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner provides the payor with its name and address and certifies under penalties of perjury that it is a Non-U.S. Holder, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a non-United States office of a non-United States broker. If, however, such broker is, for United States federal income tax purposes a U.S. person, a controlled foreign corporation, or a non-United States person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will be subject to information reporting, but not backup withholding, unless (i) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided that required information is furnished in a timely manner to the IRS.

                                  UNDERWRITING

    Subject to certain terms and conditions contained in an underwriting agreement (the "Underwriting Agreement"), the Underwriters named below, for whom DLJ, Furman Selz LLC, Morgan Stanley & Co. Incorporated and Schroder & Co. Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase the number of shares of Common Stock from the Company set forth opposite their names below.

                                                                                                      NUMBER
UNDERWRITERS                                                                                         OF SHARES
-----------------------------------------------------------------------------------------------  -----------------
Donaldson, Lufkin & Jenrette Securities Corporation............................................
Furman Selz LLC................................................................................
Morgan Stanley & Co. Incorporated..............................................................
Schroder & Co. Inc.............................................................................

                                                                                                 -----------------
        Total..................................................................................
                                                                                                 -----------------
                                                                                                 -----------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Common Stock (other than the shares of Common Stock covered by the over-allotment option described below) must be so purchased.

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not
to exceed $         per share. The Underwriters may allow, and such dealers may
reallow, discounts not in excess of $         per share to any other Underwriter
and certain other dealers.

    At the request of the Company, up to an aggregate of       shares of Common
Stock, representing approximately    % of the shares offered hereby, have been
reserved for sale at the public offering price to certain employees of the Company and other persons designated by the Company. The maximum investment of any such person may be limited by the Company in its sole discretion. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby. This program will be administered by DLJ.

    The Company and the Selling Shareholder have granted to the Underwriters an
option to purchase up to       and       additional shares of Common Stock,
respectively, at the initial public offering price less underwriting discounts and commissions solely to cover over-allotments. Such option may be exercised in whole or in part from time to time during the 30-day period after the date of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

    The Company, certain shareholders of the Company and the executive officers and directors of the Company have agreed not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of such Common Stock, or to cause a registration statement covering any shares of Common Stock to be filed, for 180 days after the closing of the Offering without the prior written consent of DLJ, subject to certain limited exceptions, and provided that the Company may issue shares of Common Stock upon vesting of rights under the Stock Option Plan. See "Shares Eligible for Future Sale."

    Prior to the Offering, there has been no established trading market for the Common Stock. The initial price to the public for the Common Stock offered hereby will be determined by negotiation among the Company and the Representatives. The factors to be considered in determining the initial price to the public include the history of and the prospects for the industry in which the Company competes, the ability of the Company's management, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the general condition of the securities markets at the time of the Offering and the recent market prices of securities of generally comparable companies.

    The Underwriters do not intend to make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

    In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. Underwriters may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions. In addition, the Underwriters may bid for and purchase shares of Common Stock in the open market to stabilize the price of the Common Stock. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end these activities at any time.

    The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    The Company intends to apply for quotation of the Common Stock on The Nasdaq National Market.

                                 LEGAL MATTERS

    Certain legal matters with respect to the shares of Common Stock offered by the Company hereby will be passed upon for the Company by LeBoeuf, Lamb, Greene & MacRae, L.L.P, a limited liability partnership including professional corporations, Hartford, Connecticut and Pierce Atwood, Portland, Maine. Certain legal matters will be passed upon for the Underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

    The consolidated balance sheet of the American Skiing Company as of July 30, 1995 and July 28, 1996 and the consolidated statements of operations, of changes in shareholders' equity, and of cash flows of the Company for the two years ended July 28, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The combined statements of income, of changes in shareholders' equity, and of cash flows of American Skiing Company for the year ended July 31, 1994 included in this Prospectus have been so included in reliance on the report of Berry, Dunn, McNeil & Parker, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated balance sheet of S-K-I Ltd. as of July 31, 1994 and 1995, and the consolidated statements of income, of changes in shareholders' equity and of cash flows of S-K-I Ltd. for each of the three years in the period ended July 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The combined balance sheets of the Kamori Combined Entities as of May 31, 1996 and 1997 and the combined statements of operations, stockholders' equity and cash flows of the Kamori Combined Entities for each of the three years in the period ended May 31, 1997 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include all amendments, exhibits, schedules and supplements thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
AMERICAN SKIING COMPANY
  Report of Independent Accountants--July 30, 1995 and July 28, 1996 and for the years then ended..........        F-2
  Report of Independent Accountants--For the year ended July 31, 1994......................................        F-3
  Consolidated Balance Sheet--July 30, 1995, July 28, 1996, and April 27, 1997 (unaudited).................        F-4
  Consolidated Statement of Operations--For the years ended July 31, 1994, July 30, 1995, and July 28, 1996
    and nine months ended April 28, 1996 (unaudited) and April 27, 1997 (unaudited)........................        F-5
  Consolidated Statement of Changes in Stockholders' Equity--For the years ended July 31, 1994, July 30,
    1995 and July 28, 1996 and nine months ended April 27, 1997 (unaudited)................................        F-6
  Consolidated Statement of Cash Flows--For the years ended July 31, 1994, July 30, 1995, and July 28, 1996
    and nine months ended April 28, 1996 (unaudited) and April 27, 1997 (unaudited)........................        F-7
  Notes to Consolidated Financial Statements...............................................................        F-9

S-K-I LTD.
  Report of Independent Accountants........................................................................       F-28
  Consolidated Balance Sheet--July 31, 1994 and 1995.......................................................       F-29
  Consolidated Statement of Income--For the years ended July 31, 1993, 1994, and 1995......................       F-30
  Consolidated Statement of Changes in Stockholders' Equity--For the three years ended July 31, 1995.......       F-31
  Consolidated Statement of Cash Flows--For the years ended July 31, 1993, 1994, and 1995..................       F-32
  Notes to Consolidated Financial Statements...............................................................       F-33
  Consolidated Balance Sheet--April 28, 1996 (unaudited)...................................................       F-41
  Consolidated Statement of Income--For the nine months ended April 30, 1995 and April 28, 1996
    (unaudited)............................................................................................       F-42
  Consolidated Statement of Cash Flows--For the nine months ended April 30, 1995 and April 28, 1996
    (unaudited)............................................................................................       F-43
  Notes to (Unaudited) Condensed Consolidated Financial Statements.........................................       F-44

KAMORI COMBINED ENTITIES
  Report of Independent Public Accountants.................................................................       F-47
  Combined Balance Sheets as of May 31, 1996 and 1997......................................................       F-48
  Combined Statements of Operations for the years ended May 31, 1995, 1996 and 1997........................       F-49
  Combined Statements of Stockholders' Equity for the years ended May 31, 1995,
    1996 and 1997..........................................................................................       F-50
  Combined Statements of Cash Flows for the years ended May 31, 1995, 1996 and 1997........................       F-51
  Notes to Combined Financial Statements...................................................................       F-53
  Pro Forma Financial Data for ASC East....................................................................       F-65

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Stockholders of
  AMERICAN SKIING COMPANY

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of American Skiing Company and its subsidiaries at July 28, 1996 and July 30, 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Boston, MA
October 28, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Stockholders of
  AMERICAN SKIING COMPANY

    We have audited the accompanying combined statements of income, stockholder's equity and cash flows of American Skiing Company for the year ended July 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits of the combined statements of income, stockholder's equity and cash flows provide a reasonable basis for our opinion.

    In our opinion the combined statements of income, stockholder's equity and cash flows referred to above present fairly, in all material respects, the results of operations and cash flows of American Skiing Company for the year ended July 31, 1994 in conformity with generally accepted accounting principles.

BERRY, DUNN, MCNEIL & PARKER
Portland, Maine
December 22, 1995

                            AMERICAN SKIING COMPANY
                           CONSOLIDATED BALANCE SHEET

                                                                          JULY 30,      JULY 28,      APRIL 27,
                                                                            1995          1996          1997
                                                                        ------------  ------------  -------------
                                                                                                     (UNAUDITED)
                                ASSETS
Current assets
  Cash................................................................   $1,362,000    $3,185,000    $ 2,417,000
  Restricted cash.....................................................      309,000       902,000        --
  Investments held in escrow..........................................       --        14,497,000      9,297,000
  Accounts receivable, net............................................    1,314,000     2,458,000      4,952,000
  Inventory...........................................................    1,381,000     5,025,000      6,380,000
  Prepaid expenses....................................................      570,000     3,371,000      2,039,000
  Prepaid loan fees...................................................       --         1,056,000      1,056,000
  Property developed for resale.......................................    3,854,000     1,331,000      9,070,000
  Assets held for sale................................................       --        14,921,000        --
  Other current assets................................................       --            --            652,000
  Deferred tax assets.................................................       95,000       588,000        534,000
                                                                        ------------  ------------  -------------
    Total current assets..............................................    8,885,000    47,334,000     36,397,000

  Property and equipment, net.........................................   62,213,000   227,470,000    241,013,000
  Goodwill............................................................       --         6,540,000      7,595,000
  Prepaid loan fees...................................................       --         7,911,000      7,119,000
  Long-term investments...............................................       --         4,343,000      4,199,000
  Other assets........................................................       --         2,934,000      6,445,000
  Assets held for sale................................................       --         1,756,000        --
  Note receivable, affiliate..........................................      387,000       444,000        --
  Deferred tax assets.................................................      949,000        --            --
                                                                        ------------  ------------  -------------
    Total assets......................................................   $72,434,000  2$98,732,000   $302,768,000
                                                                        ------------  ------------  -------------
                                                                        ------------  ------------  -------------
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Line of credit and current portion of long-term debt................   $7,887,000    $22,893,000   $13,280,000
  Accounts payable and accrued expenses...............................    4,010,000    13,406,000     12,423,000
  Accrued leasehold...................................................      490,000     1,660,000      2,260,000
  Accrued interest on subordinated notes and debentures...............       --         1,491,000      5,043,000
  Other liabilities...................................................    1,350,000        --            --
  Due to Stockholder..................................................      186,000       175,000        --
  Deposits and deferred revenue.......................................      537,000     3,541,000      3,135,000
  Income taxes payable................................................      303,000       671,000        401,000
  Demand note, stockholder............................................       --         5,200,000      1,966,000
                                                                        ------------  ------------  -------------
    Total current liabilities.........................................   14,763,000    49,037,000     38,508,000

  Deferred income taxes...............................................       --        30,695,000     34,645,000
  Long-term debt, excluding current portion...........................   27,169,000    41,035,000     45,937,000
  Subordinated notes and debentures...................................       --       146,792,000    148,945,000
  Other long-term liabilities.........................................       --         6,778,000      9,661,000
  Minority interest...................................................       --         2,492,000        --
                                                                        ------------  ------------  -------------
    Total liabilities.................................................   41,932,000   276,829,000    277,696,000

                         STOCKHOLDERS' EQUITY
Common stock (See Note 2).............................................      116,000        10,000         10,000
Additional paid-in capital............................................    1,660,000     3,762,000      3,762,000
Retained earnings.....................................................   28,726,000    18,131,000     21,300,000
                                                                        ------------  ------------  -------------
Total stockholders' equity............................................   30,502,000    21,903,000     25,072,000
                                                                        ------------  ------------  -------------
Total liabilities and stockholders' equity............................   $72,434,000  2$98,732,000   $302,768,000
                                                                        ------------  ------------  -------------
                                                                        ------------  ------------  -------------

   The accompanying notes are an integral part of these financial statements.

                            AMERICAN SKIING COMPANY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                    NINE MONTHS    NINE MONTHS
                                                                                       ENDED          ENDED
                                       YEAR ENDED     YEAR ENDED     YEAR ENDED      APRIL 28,      APRIL 27,
                                      JULY 31, 1994  JULY 30, 1995  JULY 28, 1996      1996            1997
                                      -------------  -------------  -------------  -------------  --------------
                                                                                    (UNAUDITED)    (UNAUDITED)
Revenues:
  Ski and lodging...................  $  26,544,000  $  46,794,000  $  63,489,000  $  57,283,000  $  157,747,000
  Real estate.......................      6,682,000      7,953,000      9,933,000      9,482,000       5,983,000
                                      -------------  -------------  -------------  -------------  --------------
    Total revenues..................     33,226,000     54,747,000     73,422,000     66,765,000     163,730,000
                                      -------------  -------------  -------------  -------------  --------------
Expenses:
  Cost of operations including
    wages, maintenance and
    supplies........................     11,505,000     21,730,000     31,137,000     24,047,000      69,741,000
  Cost of real estate sold..........      3,179,000      3,994,000      5,844,000      4,806,000       4,880,000
  Real estate and payroll taxes.....      1,265,000      1,736,000      2,544,000      1,773,000       9,675,000
  Utilities.........................      1,854,000      4,132,000      5,819,000      5,083,000      12,219,000
  Insurance.........................      1,163,000      2,127,000      2,299,000      1,758,000       4,557,000
  Marketing, general and
    administrative..................      5,940,000      9,394,000     11,289,000     10,383,000      21,598,000
  Depreciation and amortization.....      2,421,000      3,910,000      6,783,000      5,615,000      16,946,000
                                      -------------  -------------  -------------  -------------  --------------
    Total operating expenses........     27,327,000     47,023,000     65,715,000     53,465,000     139,616,000
                                      -------------  -------------  -------------  -------------  --------------
Income from operations..............      5,899,000      7,724,000      7,707,000     13,300,000      24,114,000
                                      -------------  -------------  -------------  -------------  --------------
Other Expenses:
  Commitment fee....................       --             --            1,447,000       --              --
  Interest expense..................      1,026,000      2,205,000      4,699,000      2,307,000      18,396,000
                                      -------------  -------------  -------------  -------------  --------------
Income before provision for income
  taxes and minority interest in
  loss of subsidiary................      4,873,000      5,519,000      1,561,000     10,993,000       5,718,000
  Provision for income taxes........       --             (400,000)    (3,906,000)    (1,004,000)     (2,549,000)
  Minority interest in loss of
    subsidiary......................       --             --              108,000       --              --
                                      -------------  -------------  -------------  -------------  --------------
Net income (loss)...................  $   4,873,000  $   5,119,000  $  (2,237,000) $   9,989,000  $    3,169,000
                                      -------------  -------------  -------------  -------------  --------------
                                      -------------  -------------  -------------  -------------  --------------
Net loss per weighted average share
  outstanding (942,200 shares) July
  28, 1996, (See note 2) 978,300
  April 27, 1997....................                                $       (2.37)                $         3.24
                                                                    -------------                 --------------
                                                                    -------------                 --------------

   The accompanying notes are an integral part of these financial statements.

                            AMERICAN SKIING COMPANY

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                   ADDITIONAL
                                                                     PAID-IN         RETAINED
                                                   COMMON STOCK      CAPITAL         EARNINGS          TOTAL
                                                  --------------  -------------  ----------------  -------------
Balance at July 25, 1993........................   $    116,000    $   722,000    $   22,316,000   $  23,154,000
  Net income....................................        --             --              4,873,000       4,873,000
  Distributions to stockholder..................        --             --             (2,728,000)     (2,728,000)
  Contributions.................................        --             913,000          --               913,000
                                                  --------------  -------------  ----------------  -------------

Balance at July 31, 1994........................        116,000      1,635,000        24,461,000      26,212,000
  Net income....................................        --             --              5,119,000       5,119,000
  Distributions to stockholder..................        --             --               (854,000)       (854,000)
  Contributions.................................        --              25,000          --                25,000
                                                  --------------  -------------  ----------------  -------------

Balance at July 30, 1995........................        116,000      1,660,000        28,726,000      30,502,000
  Net loss......................................        --             --             (2,237,000)     (2,237,000)
  Distributions to stockholder..................        --             --             (8,358,000)     (8,358,000)
  Contributions.................................        --           1,020,000          --             1,020,000
Conversion of affiliate companies common stock
  to American Skiing Company common stock.......       (106,000)       106,000          --              --
  Issuance of Shares of common stock
    (See Note 10)...............................        --             976,000          --               976,000
                                                  --------------  -------------  ----------------  -------------
Balance at July 28, 1996........................         10,000      3,762,000        18,131,000      21,903,000
Net income for the nine month period ended April
  27, 1997 (unaudited)..........................        --             --              3,169,000       3,169,000
                                                  --------------  -------------  ----------------  -------------
Balance at April 27, 1997 (unaudited)...........   $     10,000    $ 3,762,000    $   21,300,000   $  25,072,000
                                                  --------------  -------------  ----------------  -------------
                                                  --------------  -------------  ----------------  -------------

   The accompanying notes are an integral part of these financial statements.

                            AMERICAN SKIING COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                 YEAR ENDED                  NINE MONTHS    NINE MONTHS
                                                  ----------------------------------------      ENDED          ENDED
                                                    JULY 31,      JULY 30,      JULY 28,      APRIL 28,      APRIL 27,
                                                      1994          1995          1996          1996           1997
                                                  ------------  ------------  ------------  -------------  -------------
                                                                                             (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).............................   $4,873,000    $5,119,000   $ (2,237,000)  $ 9,989,000    $ 3,169,000
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Minority interest in net loss of
        subsidiary..............................       --            --           (108,000)      --             --
      Depreciation and amortization.............    2,543,000     3,910,000      6,783,000     5,615,000     16,946,000
      Amortization of debt discount.............       --            --            435,000       --           2,153,000
      Income tax expense on conversion of S
        corporations to C corporations..........       --            --          5,552,000       --             --
    Deferred income taxes, net..................       --          (488,000)    (1,940,000)      655,000      3,950,000
    Decrease (increase) in assets:
      Investments held in escrow................       --            --            --            --           5,200,000
      Accounts receivable.......................     (202,000)     (684,000)       481,000      (337,000)    (2,494,000)
      Inventory.................................     (226,000)     (876,000)      (373,000)     (219,000)    (1,355,000)
      Assets held for sale......................       --            --            --            --          13,721,000
      Prepaid expenses..........................       65,000      (324,000)      (648,000)     (109,000)     1,332,000
      Properties developed for resale...........     (662,000)    3,377,000      2,523,000     2,604,000        --
      Note receivable and other assets..........        2,000        54,000       (836,000)   (8,059,000)      (578,000)
    Increase (decrease) in liabilities:
      Accounts payable and accrued expenses.....     (847,000)    2,157,000     (3,606,000)      100,000      3,169,000
      Other liabilities.........................       --            --            490,000    (1,350,000)     2,883,000
      Deposits and deferred revenue.............     (108,000)       45,000        944,000       313,000       (406,000)
      Income taxes payable......................       --           303,000          5,000       349,000       (270,000)
                                                  ------------  ------------  ------------  -------------  -------------
    Net cash provided by operating activities...    5,438,000    12,593,000      7,465,000     9,551,000     47,420,000
                                                  ------------  ------------  ------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Payments for purchases of businesses, net of
    cash acquired...............................   (3,060,000)   (1,819,000)   (97,079,000)      --             --
  Proceeds from insurance settlement............    1,817,000        --            --            --             --
  Investments in property developed for
    resale......................................       --            --            --            --           9,070,000
  Purchase of ski resort minority interest......       --            --            --            --           2,492,000
  Long-term investments.........................       --            --            --           (450,000)       144,000
  Capital expenditures..........................  (22,232,000)   (7,798,000)   (12,024,000)  (25,054,000)   (22,661,000)
                                                  ------------  ------------  ------------  -------------  -------------
    Net cash used by investing activities.......  (22,232,000)   (9,041,000)   (13,843,000) (122,583,000)   (34,079,000)
                                                  ------------  ------------  ------------  -------------  -------------

                            AMERICAN SKIING COMPANY

                                                                 YEAR ENDED                  NINE MONTHS    NINE MONTHS
                                                  ----------------------------------------      ENDED          ENDED
                                                    JULY 31,      JULY 30,      JULY 28,      APRIL 28,      APRIL 27,
                                                      1994          1995          1996          1996           1997
                                                  ------------  ------------  ------------  -------------  -------------
                                                                                             (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds (repayments) from senior credit
    facility....................................       --            --         40,301,000       --         (11,839,000)
                                                  ------------  ------------  ------------  -------------  -------------
  Net proceeds from (payments of) line of
    credit......................................   (6,961,000)    2,820,000     (5,776,000)   (4,395,000)       --
  Net proceeds from (payments of) revolving
    credit line.................................   15,915,000     1,150,000    (17,101,000)   16,985,000        --
  Proceeds from subordinated notes and
    debentures, net of investments held in
    escrow......................................       --            --        121,126,000       --             --
  Prepaid loan fees.............................       --            --         (8,485,000)      --             --
  Proceeds from long-term debt..................      671,000        84,000      1,819,000     2,316,000      7,772,000
  Payments of long-term debt....................   (3,758,000)     (765,000)   (13,625,000)   (1,439,000)    (7,535,000)
  Payments to former stockholders...............      (57,000)      (61,000)      (156,000)      (63,000)       --
  Distributions to stockholder..................   (2,277,000)     (854,000)    (3,158,000)   (2,086,000)       --
  Reductions in Note Payable to Shareholder.....       --            --            --            --          (3,409,000)
  Capital contribution..........................      231,000        25,000      1,020,000       570,000        --
  Issuance of shares of common stock............       --            --            976,000       --             --
                                                  ------------  ------------  ------------  -------------  -------------
    Net cash provided by financing activities...    3,764,000     2,399,000    116,941,000    11,888,000    (15,011,000)
                                                  ------------  ------------  ------------  -------------  -------------
    Net increase (decrease) in cash.............      161,000     1,149,000      1,823,000      (793,000)    (1,670,000)
Cash, beginning of year.........................       52,000       213,000      1,362,000     1,362,000      4,087,000
                                                  ------------  ------------  ------------  -------------  -------------
Cash, end of year...............................   $  213,000    $1,362,000   $  3,185,000   $   569,000    $ 2,417,000
                                                  ------------  ------------  ------------  -------------  -------------
                                                  ------------  ------------  ------------  -------------  -------------
Cash paid for interest..........................   $1,192,000    $1,056,000   $  2,408,000   $ 2,443,000    $14,844,000
Cash paid for income taxes......................   $   --        $   --       $     15,000       --             --
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
  Property acquired under capitalized leases....   $  646,000    $1,050,000   $    435,000   $ 1,011,000    $ 8,000,000
  Liabilities assumed associated with purchased
    companies...................................   $2,616,000    $9,254,000   $ 58,497,000   $   --         $   --
  Deferred tax liability associated with
    purchased companies.........................   $   --        $   --       $ 28,372,000   $   --         $   --
  Land contributed by stockholder...............   $  682,000    $   --       $    --        $   --         $   --
  Note payable issued for distribution to
    stockholder.................................   $   --        $   --       $  5,200,000   $   --         $   --

   The accompanying notes are an integral part of these financial statements.

                            AMERICAN SKIING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    American Skiing Company (the "Company") is a group of companies whose primary function is to develop and operate ski areas. The Company operates predominantly in a single industry segment, which is the development and operation of ski areas. American Skiing Company provides ski recreation and related services to skiers, a single customer group. Prior to the acquisition of S-K-I Ltd. ("S-K-I") on June 28, 1996 (See Note 3), the Company was a combined group which included the following companies:

    - SUNDAY RIVER SKIWAY CORPORATION ("SRSC", a Maine C corporation), operates the Sunday River Ski Resort in Newry, Maine. SRSC also engages in real estate development at the ski resort as a means of establishing the necessary lodging amenities required in a destination resort, as well as to generate supplemental income.

    - SUNDAY RIVER LTD. ("SRL", a Maine C corporation), operates the Summit Hotel at Sunday River.

    - PERFECT TURN, INC. ("PT", a Maine C corporation), operates the skier development programs at each of the Company's ski resorts and franchises the program to other nonaffiliated resorts.

    - SUNDAY RIVER TRANSPORTATION CO. ("SRTC", a Maine C corporation), operates the Silver Bullet train.

    - SUGARBUSH RESORTS HOLDINGS, INC. ("SRHI", a Vermont C corporation), operates the ski resort, golf course and inn at the Sugarbush Resort in Warren, Vermont.

    - CLUB SUGARBUSH, INC. ("CS", a Vermont C corporation), operates a health club at the Sugarbush Resort. CS is a wholly owned subsidiary of SRHI.

    - SUGARBUSH LEASING COMPANY (a Vermont C corporation), is an inactive wholly owned subsidiary of SRHI.

    - SUGARBUSH RESTAURANTS, INC. (a Vermont C corporation), owns various operating licenses for Sugarbush operations and is a wholly owned subsidiary of SRHI.

    - MOUNTAIN WATER CO. ("MWC", a Vermont C corporation), operates a water utility at the Sugarbush Resort. MWC is a wholly owned subsidiary of SRHI.

    - MOUNTAIN WASTE WATER CO. ("MWWC", a Vermont C corporation), operates a sewage treatment plant at the Sugarbush Resort. MWWC is a wholly owned subsidiary of SRHI.

    - LBO HOLDING, INC. ("LBO", a Maine C corporation), operates the Attitash/Bear Peak Ski Resort in Bartlett, New Hampshire.

    - CRANMORE, INC. ("Cranmore", a Maine C corporation), operates the Mt. Cranmore Ski Resort in North Conway, New Hampshire. Cranmore is a wholly owned subsidiary of LBO. See Notes 3 and 4.

    On June 28, 1996, the Company consummated a transaction with S-K-I in which the Company purchased from the former shareholders all of the shares of outstanding S-K-I common stock for $18.00 per share. Simultaneous with the acquisition of S-K-I and the contribution of all of the outstanding capital stock of the corporations comprising Sunday River, Sugarbush, Attitash/Bear Peak and Mt. Cranmore to the Company, the Company became a consolidated entity. See
Note 3.

    The acquired S-K-I companies which are included in the Company's consolidated financial statements as of July 28, 1996 include:

                            AMERICAN SKIING COMPANY

1. BASIS OF PRESENTATION (CONTINUED)
    - S-K-I LIMITED ("S-K-I", a Delaware C corporation) is the corporate holding company for the former S-K-I entities.

    - KILLINGTON, LTD. ("Killington", a Vermont C corporation) operates the ski resort, golf course, and lodging facilities of Killington Resort in Killington, Vermont.

    - MOUNT SNOW LTD. ("Mount Snow", a Vermont C corporation) operates the ski resort, golf course, and lodging facilities of the Mount Snow/Haystack Resort in Brattleboro, Vermont.

    - WATERVILLE VALLEY SKI AREA, LTD. ("Waterville", a New Hampshire C corporation) operates the Waterville Valley Ski resort and lodging facilities in Waterville Valley, NH. See Note 3.

    - SUGARLOAF MOUNTAIN CORPORATION ("Sugarloaf", a Maine C corporation) operates the ski resort, golf course, and lodging facilities of Sugarloaf Resort in Carrabassett Valley, Maine.

    Killington, Mount Snow, and Waterville are each wholly-owned subsidiaries of S-K-I at July 28, 1996, and Sugarloaf is a 51% owned subsidiary at that date. The Company purchased the remaining 49% minority interest in Sugarloaf on August 30, 1996. See Note 3.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of American Skiing Company (see Note 1). All significant intercompany accounts and transactions have been eliminated. Significant accounting policies followed in preparing these consolidated financial statements are presented below.

FISCAL YEAR

    The Company's fiscal year is a fifty-two week or fifty-three week period ending on the last Sunday of July. The periods for 1994, 1995 and 1996 consisted of fifty-three, fifty-two and fifty-two weeks, respectively.

RESTRICTED CASH

    Restricted cash represents amounts held in escrow for the buyers of properties developed for resale. The cash will be available to the Company when the properties are sold.

MARKETABLE SECURITIES

    Included in other assets are U.S. Government and Agency obligations and corporate obligations. It is management's intent to hold these securities until maturity. These securities are carried at amortized cost, which approximates quoted market values at July 28, 1996.

INVESTMENTS HELD IN ESCROW

    Investments held in escrow consist of U.S. Treasury Notes maturing on January 15, and July 15, 1997 for payment of interest on Subordinated Notes. These Treasury Notes are classified as held to maturity and are carried at amortized cost which approximates quoted market values at July 28, 1996. See
Note 10.

                            AMERICAN SKIING COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market, and consist primarily of retail goods, food and beverage products and mountain operating supplies.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are depreciated by the straight-line method over the assets' estimated useful lives which generally range from 9 to 40 years for buildings, 3 to 12 years for machinery and equipment and 10 to 50 years for leasehold improvements, lifts, lift lines and trails. Assets under capital lease are depreciated over the shorter of their useful lives or the respective lease lives.

INTANGIBLES RESULTING FROM BUSINESS ACQUISITIONS

    The Company has classified as goodwill the cost in excess of fair value of the net assets (including tax attributes) of companies acquired in purchase transactions. Goodwill is being amortized using the straight-line method over 40 years. Amortization of goodwill charged to continuing operations amounted to $14,000 for 1996. Prepaid loan fees are amortized on a straight-line basis over their loan terms ranging from five to ten years. Amortization expense of prepaid loan fees amounted to $81,000 for 1996.

REVENUE RECOGNITION

    The Company recognizes revenue at the point of service, except for real property sales (see Note 5). Revenue includes sales of lift tickets, tuition from ski schools, sales from restaurants, bars and retail shops, and real estate rentals and sales of real property.

INTEREST

    Interest is expensed as incurred except when it is capitalized in conjunction with major capital additions and development of properties for resale. The amounts of interest capitalized are determined by applying current interest rates to the funds required to finance the construction.

EMPLOYEE BENEFITS

    SRSC has a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code, whereby participants may contribute a percentage of compensation. SRSC will match ten percent of participant contributions up to one percent of participant compensation and may also make profit-sharing contributions to the plan at the discretion of the Board of Directors. LBO temporarily assumed a defined contribution plan of the former Mt. Attitash Lift Corporation. Subsequent to July 31, 1995 the plan was terminated. Former employees were paid out and existing employee benefits were rolled into a separate savings plan pursuant to Section 401(k) of the Internal Revenue Code which the employees of SRHI were already able to participate in. Pursuant to this plan, which LBO and SRHI employees are now both eligible to participate in, the employer will match twenty-five percent of employee contributions up to 4% of annual salary. The plans' 1994, 1995 and 1996 contribution expenses of $16,000, $107,000 and $87,000, respectively, are included in "cost of operations including wages, maintenance, and supplies".

    S-K-I has a trusteed noncontributory profit sharing retirement plan covering substantially all of its full-time employees. There have been no contributions made to the plan and charged to operations for 1996.

                            AMERICAN SKIING COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    S-K-I has a savings plan under Section 401(k) of the Internal Revenue Code. The plan allows all full-time employees to defer up to 15% of their income in an amount up to $9,240 on a pretax basis.

ADVERTISING COSTS

    Advertising costs are expensed the first time the advertising takes place. The amount charged to advertising expense for the years ended July 31, 1994, July 30, 1995 and July 28, 1996 was $1,042,000, $4,518,000 and $5,693,000,
respectively.

USE OF ESTIMATES

    The preparation of financial statements requires management to make estimates and assumptions that affect the financial statements. Actual results could differ from those estimates.

SEASONALITY

    The occurrence of adverse weather conditions during key periods of the ski season could adversely affect the Company's operating results. In addition, the Company's revenues are highly seasonal in nature, with the majority of its revenues historically being generated in the second and third quarters, of which a significant portion is produced in two weeks--the Christmas and Presidents' Day vacation weeks.

EARNINGS PER SHARE

    At July 28, 1996 there are 10,000,000 shares of common stock ($.01 par value), authorized, 978,300 shares issued and outstanding.

    For the year ended July 28, 1996, the computation of net loss per common share is based on the weighted average of shares outstanding during the year (942,200 for the year ended July 28, 1996). Prior to June 28, 1996, all of the Company's outstanding common stock was owned by the same individual (the "Stockholder"), and accordingly earnings per share has not been presented for fiscal years ended 1994 and 1995.

INCOME TAXES

    The Company utilizes the asset and liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities, utilizing currently enacted tax rates. The effect of any future change in tax rates is recognized in the period in which the change occurs.

    As described in Note 13, certain of the Company's subsidiaries had previously elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended, with income or loss and credits passed through to the stockholder. Concurrent with the acquisition of S-K-I, these subsidiaries' election to be treated as S corporations terminated (see
Note 13). The companies will continue to file separate tax returns.

                            AMERICAN SKIING COMPANY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECENT ACCOUNTING PRONOUNCEMENTS

    Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" was recently issued and its adoption is required for fiscal years beginning after December 15, 1995. SFAS No. 121 mandates specific methodologies to be used for identifying and measuring the impairment of long-lived assets. Adoption of SFAS No. 121 is not expected to materially impact the Company's financial statements.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

    In the opinion of the Company the accompanying unaudited consolidated financial statements contain all adjustments necessary to present fairly the financial position of the Company as of April 27, 1997, the results of operations for the nine months ended April 27, 1997 and April 28, 1996, and statement of cash flows for the nine months ended April 27, 1997 and April 28, 1996. All adjustments are of a normal recurring nature.

3. ACQUISITION OF S-K-I

    On June 28, 1996, the Company acquired S-K-I (the "Acquisition") for a total purchase price, including direct costs, of $104.6 million plus liabilities assumed (excluding deferred taxes) of $58.5 million for all of the shares outstanding of S-K-I common stock. Pursuant to the transaction, S-K-I became a wholly-owned subsidiary of the Company. The acquisition was accounted for using the purchase accounting method. The consolidated financial statements contained herein reflect the results of operations of the acquired S-K-I entities subsequent to June 28, 1996 and include the balance sheet accounts of the acquired S-K-I entities at July 28, 1996.

                            AMERICAN SKIING COMPANY

3. ACQUISITION OF S-K-I (CONTINUED)
    The purchase price was allocated to the fair values of S-K-I's assets and liabilities at the date of acquisition as follows:

                                                                              FAIR VALUE OF
                                                                                NET ASSETS
                                                                                 ACQUIRED
                                                                            ------------------
Cash......................................................................   $      7,540,000
Accounts receivable, net..................................................          1,625,000
Inventory.................................................................          3,271,000
Prepaid expenses..........................................................          2,153,000
Property and equipment, net...............................................        163,745,000
Long-term investments.....................................................          3,893,000
Goodwill..................................................................          6,554,000
Other assets..............................................................          2,156,000
                                                                            ------------------
    Total assets..........................................................   $    190,937,000
                                                                            ------------------
                                                                            ------------------
Accounts payable and accrued expenses.....................................        (16,567,000)
Other liabilities.........................................................         (5,301,000)
Minority interest.........................................................         (2,600,000)
Debt acquired.............................................................        (34,029,000)
Deferred income taxes.....................................................        (27,820,000)
                                                                            ------------------
    Total liabiliaties....................................................        (86,317,000)
                                                                            ------------------
    Total.................................................................   $    104,620,000
                                                                            ------------------
                                                                            ------------------

    Concurrent with the Acquisition, the stockholder contributed all of his outstanding capital stock of the corporations comprising Sunday River, Sugarbush, Attitash/Bear Peak and Mt. Cranmore to the Company.

    Pursuant to a consent decree with the U.S. Department of Justice in connection with the Merger, the Company signed a sales agreement to divest the assets constituting the Waterville Valley and Mt. Cranmore resorts for $17.5 million. The divestitures were consummated no later than December, 1996. The sold assets of the Mt. Cranmore resort included in the accompanying consolidated balance sheet as of July 28, 1996 are approximately $4.4 million and the net income for the year ended July 28, 1996 of the Mt. Cranmore resort included in the accompanying consolidated statement of operations is approximately $251,000. The sold assets of the Waterville resort included in the accompanying consolidated balance sheet as of July 28, 1996 are approximately $12.3 million and the net loss for the period June 28 through July 28, 1996 of the Waterville resort included in the accompanying consolidated statement of operations is approximately $269,000.

    On August 30, 1996, the Company purchased the remaining 49% minority interest in Sugarloaf for $2.0 million cash and payment of a $600,000 prepayment penalty related to certain indebtedness of Sugarloaf. Up to $1 million additional purchase price may be paid pursuant to an earnings based formula covering the period from August 31, 1996 through November 30, 2002.

    The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition of S-K-I, the divestitures of Waterville Valley and Mt. Cranmore, the purchase of the minority interest of Sugarloaf, and the termination of the S corporation status of the S corporations (which reflects

                            AMERICAN SKIING COMPANY

3. ACQUISITION OF S-K-I (CONTINUED)
the estimated results of operations as if SRSC, SRL, PT and SRTC had been subject to corporate income taxes) had occurred on July 31, 1995 and August 1, 1994:

                                                                 YEAR ENDED      YEAR ENDED
                                                               JULY 30, 1995   JULY 28, 1996
                                                               --------------  --------------
Revenues.....................................................  $  149,031,000  $  171,996,000
Expenses.....................................................     157,164,000     175,779,000
                                                               --------------  --------------
Net Loss.....................................................  $   (8,133,000) $   (3,783,000)
                                                               --------------  --------------
                                                               --------------  --------------

    The unaudited pro forma summary for the year ended July 30, 1995 presents the consolidated results of operations as if the acquisitions of SRHI and LBO had occurred on August 1, 1994. See Note 4.

    The pro forma financial information is not intended to be indicative of the results of operations that actually would have occurred had the transactions taken place at the beginning of the years presented or of future results of operations.

4. OTHER BUSINESS DEVELOPMENTS AND ACQUISITIONS

    In July of 1994, LBO Holding, Inc. acquired substantially all of the outstanding common stock of Mt. Attitash Lift Corporation. Subsequent to this transaction, LBO merged Mt. Attitash Lift Corporation into itself, resulting in LBO's assumption of all of the assets and liabilities at the ski resort known as Attitash/ Bear Peak. The purchase price of the stock was approximately $6,139,000, including direct costs of the acquisition.

    In May of 1995, Sugarbush Resort Holding, Inc. acquired the operating assets of the Sugarbush Resort from its former owner, Claneil Enterprises Incorporated (Claneil). In connection with this transaction, SRHI also acquired the issued and outstanding shares of stock of MWC, MWWC and CS. The purchase price of the assets acquired and liabilities assumed was approximately $8,670,000, including direct costs of the acquisition. From November of 1994 through the closing date, SRHI operated the resort and the related supporting functions pursuant to an operating lease with the seller. In connection with the SRHI acquisition, Sugarbush Land Corp. (an affiliate of American Skiing Company) acquired certain developmental land parcels adjacent to the resort from Claneil for $2,973,000. No development or sales of these parcels have occurred.

    On June 30, 1995, LBO acquired the assets of Mt. Cranmore from Cranmore Country Corp. (a wholly owned subsidiary of BayBank (a Massachusetts Trust Company)). The purchase price of the assets acquired and liabilities assumed was approximately $2,403,000, including direct costs of the acquisition. The purchase price included an amount of $1,350,000 which was not paid as of July 30, 1995, and is included in other liabilities in the accompanying financial statements. This amount was paid during the year ended July 28, 1996.

    Each acquisition was accounted for using the purchase accounting method, and in each case virtually all of the purchase price was allocated to property and equipment. The combined financial statements contained herein reflect the operations of each acquired business subsequent to its respective acquisition date.

                            AMERICAN SKIING COMPANY

4. OTHER BUSINESS DEVELOPMENTS AND ACQUISITIONS (CONTINUED)
    The following unaudited pro forma summary presents the combined results of operations as of the acquisition of SRHI and LBO occurred on July 26, 1993:

Revenues.......................................................  $56,177,000
Expenses.......................................................  53,036,000
                                                                 ----------
Net income.....................................................  $3,141,000
                                                                 ----------
                                                                 ----------

5. REAL ESTATE OPERATIONS

    Incidental to its ski operations, the Company engages in various real estate activities including rental services and the development of property for resale. During development, real estate taxes, insurance, interest, planning and permitting costs are capitalized. Such costs were determined based upon an allocation methodology and are relieved on a specific identification methodology as sales occur. Profit is recognized from the sale of such property at the time of closing, at which time the Company has no ongoing involvement in the specific property sold, and at least 10% (of the sales value) cash down payment has been received. The carrying value of the property developed for resale is reduced to net realizable value, if the asset carrying value is determined not to be recoverable through expected undiscounted future cash flows.

    Properties developed for resale consist of the following:

                                                                      JULY 30,      JULY 28,
                                                                        1995          1996
                                                                    ------------  ------------
Summit hotel units................................................   $2,848,000    $   36,000
Locke mountain....................................................       --           603,000
Other condominiums................................................    1,006,000       692,000
                                                                    ------------  ------------
                                                                     $3,854,000    $1,331,000
                                                                    ------------  ------------
                                                                    ------------  ------------

                            AMERICAN SKIING COMPANY

6. PROPERTY AND EQUIPMENT

    The following reflects the combination of both owned property and equipment as well as assets acquired pursuant to capital leases.

                                                                JULY 30, 1995  JULY 28, 1996
                                                                -------------  --------------
Buildings and grounds.........................................  $  16,904,000  $   62,301,000
Machinery and equipment.......................................     21,749,000      53,422,000
Lifts and lift lines..........................................     16,858,000      56,370,000
Trails........................................................      7,441,000      11,064,000
Land improvements.............................................      2,427,000      10,819,000
                                                                -------------  --------------
                                                                   65,379,000     193,976,000
Less--accumulated depreciation and amortization...............     14,756,000      20,737,000
                                                                -------------  --------------
                                                                   50,623,000     173,239,000

Land..........................................................      6,729,000      50,685,000
Construction-in-process.......................................      4,861,000       3,546,000
                                                                -------------  --------------
      Net property and equipment..............................  $  62,213,000  $  227,470,000
                                                                -------------  --------------
                                                                -------------  --------------

    Property and equipment includes approximately $2,422,000 and $3,518,000 of machinery and equipment held under capital leases at July 30, 1995 and July 28, 1996, respectively. Related accumulated amortization at July 30, 1995 and July 28, 1996 on property and equipment under capital leases was approximately $599,000 and $1,026,000, respectively. Amortization expense for property and equipment under capital leases and included in depreciation expense was approximately $82,000, $406,000 and $493,000 for 1994, 1995 and 1996,
respectively. Depreciation expense was $2,421,000, $3,805,000 and $6,688,000 for 1994, 1995 and 1996, respectively.

7. NOTE RECEIVABLE, AFFILIATE

    The note receivable in the amount of $250,000 at July 30, 1995 and $265,000 at July 28, 1996 is from Ski Dorms, Inc., a company which is principally owned by the Stockholder of the Company, and is secured by a mortgage on land and building. Interest is charged at the bank's prime rate plus 1 1/2% and principal and any unpaid interest are due in December, 1999. Accrued interest receivable on this note at July 30, 1995 and July 28, 1996 was $137,000 and $179,000,
respectively.

8. DEMAND NOTE, STOCKHOLDER

    In June 1996, prior to the Merger, SRSC delivered to the Stockholder a demand note in the principal amount of $5.2 million for the amount expected to become payable by the Stockholder in 1996 and 1997 for income taxes with respect to SRSC's pre-Merger income as an S corporation. The demand note is unsecured and bears interest at 5.4% per annum, the applicable federal rate in effect at the time of issuance.

                            AMERICAN SKIING COMPANY

9. LONG-TERM DEBT

    Long-term debt consists of:

                                                                                     JULY 30,1995   JULY 28, 1996
                                                                                     -------------  -------------

AMERICAN SKIING COMPANY

Senior Credit Facility (See Note 11)...............................................  $    --        $  40,301,000

SUNDAY RIVER CORPORATION

Note payable to bank with interest at bank's base rate plus 1/2%, 9.25% at July 30,
  1995; the loan is a charge revolving credit loan with a maximum amount available of 17,250,000. In connection with the Merger, this note payable was paid in full
  with certain proceeds from the Senior Credit Facility............................     17,101,000       --

Promissory note in the amount of $576,000 issued to KeyCorp Leasing Ltd. by SRTC.
  Principal and interest at 8.73% are payable monthly, and the final payment is due
  in the year 2003. The note is collateralized by an airplane......................       --              547,000

LBO HOLDING, INC.

Subordinated debentures issued to the former shareholders in Mt. Attitash Lift
  Corporation by LBO, with an original face value of $2,151,000 (a discount has been reflected based on the Company's incremental borrowing rate at the time).
  The initial coupon rate is 6% per annum, to be adjusted annually based on the revenues of LBO, as defined in the agreement. Interest is payable annually on May
  1st, beginning in 1995. LBO may prepay the outstanding principal balance from time to time. Any prepayment prior to April 30, 1999 is subject to a discount, as described in the agreement. Holders of the debentures have certain redemption rights prior to May 1 of each year, subject to limitation and discount as
  described in the agreement.......................................................      1,636,000      1,709,000

Coupons redeemable for single day ski passes at Attitash and Sunday River issued to former shareholders of Mt. Attitash Lift Corporation by LBO, with a face value of
  $777,000 (a discount has been reflected based upon the coupons' cash equivalent basis at the date of issuance). The coupons expire at various dates, beginning
  July 31, 1996 through July 31, 2001..............................................        567,000        440,000

SUGARBUSH RESORTS HOLDINGS, INC.

Promissory note issued to Snowridge, Inc. by SRHI, with a face value of $6,120,000
  (a discount has been reflected based on an imputed interest rate of 9.5%) and an interest rate of 6.25%. Interest is payable quarterly beginning June 30, 1995. A principal payment of $620,000 is due November 1, 1995 and the remaining principal and all accrued interest outstanding are due on December 31, 1999. The note is collateralized by certain assets (as defined in the loan agreement) of
  Sugarbush........................................................................      5,482,000      4,984,000

                            AMERICAN SKIING COMPANY

9. LONG-TERM DEBT (CONTINUED)

                                                                                     JULY 30,1995   JULY 28, 1996
                                                                                     -------------  -------------
Promissory note in the amount of $2,311,000 issued to LHC Corporation (an affiliate of Snowridge, Inc.) by MWWC, which is secured by the stock of MWC and MWWC as well as letters of credit in the amount of $100,000. The note bears interest at
  9% or prime plus 1%, which is due June 1 of each year beginning in 1995.
  Principal payments of $154,000 are due each June 1, beginning in 1997, with the
  balance due on June 1, 2003......................................................      2,311,000      2,311,000

A bank mortgage payable to Chittenden Bank by MWC in the amount of $135,000.
  Principal and interest at 6.25% are payable monthly, and the final payment is due
  in the year 2000. The loan is collateralized by equipment........................        105,000         86,000

A bank mortgage payable to the Howard Bank by SRHI in the amount of $96,000.
  Principal and adjustable rate interest are payable monthly for thirty years, with the balance due in December of 2024. The loan is collateralized by a residential
  condominium in Warren, Vermont...................................................         83,000         81,000

S-K-I, INC.

Vermont Industrial Development Bonds, fluctuating interest rates, 1995 -3.89%
  -4.66%; 1996 -3.56% to 4.83%; due in varying installments through 1999, secured
  by certain machinery and equipment and real estate...............................       --            2,695,000

Town of Carrabassett Valley, Maine, $3,700,000 term loan due 8/27/13 in serial maturities, interest at rates ranging from 5.0% to 8.5%, secured by first
  mortgages on property, plant and equipment.......................................       --            3,515,000

First National Bank of Boston, $1,600,000 revolving loan due 8/31/96 interest at
  prime plus .5% (8.75%) at 7/28/96................................................       --            1,600,000

Fleet Bank of Maine, 10% unsecured promissory note due in varying installments
  through 7/31/02, interest and principal payments commencing 7/31/96..............       --              450,000

Boston Concessions Group, Inc. 10 % unsecured promissory note due in varying installments through 7/31/02, interest and principal payments commencing on
  7/31/96..........................................................................       --              208,000

Boston Concessions Group, Inc. 10% note due 7/31/01, secured by assignment of
  concession revenues..............................................................       --              161,000

Peoples Heritage Bank, 10% note due 8/13/01 secured by a mortgage on commercial
  property.........................................................................       --              171,000

                            AMERICAN SKIING COMPANY

9. LONG-TERM DEBT (CONTINUED)

                                                                                     JULY 30,1995   JULY 28, 1996
                                                                                     -------------  -------------
OTHER
Obligations under capital leases...................................................  $   1,431,000  $   1,301,000
Other notes payable................................................................        336,000      3,368,000
                                                                                     -------------  -------------
                                                                                        29,052,000     63,928,000

Less: current portion..............................................................      1,883,000     22,893,000
                                                                                     -------------  -------------
Long-term debt, excluding current portion..........................................  $  27,169,000  $  41,035,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------
The carrying values of the above debt instruments approximate their respective fair values in all material respects, determined by discounting future cash flows at current market interest rates as of July 28, 1996.

The non-current portion of long-term debt matures as follows:
1998...............................................................................  $   3,332,000  $   7,189,000
1999...............................................................................      2,926,000     12,185,000
2000...............................................................................      2,732,000      5,884,000
2001...............................................................................      8,161,000     10,575,000
2002 and thereafter................................................................     11,231,000      6,322,000
Interest related to capitalized leases.............................................       (103,000)       (77,000)
Debt discount......................................................................  $  (1,110,000) $  (1,043,000)
                                                                                     -------------  -------------
                                                                                     $  27,169,000  $  41,035,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    Subordinated debentures (included in subordinated notes and debentures on the accompanying consolidated balance sheet) of Killington of $10,950,000 at July 28, 1996 are due as follows:

YEAR                                                                    INTEREST       AMOUNT
---------------------------------------------------------------------  -----------  -------------
1999.................................................................          6%   $     455,000
2000.................................................................          6%         673,000
2001.................................................................          8%         525,000
2002.................................................................          8%         549,000
2003.................................................................          8%       1,074,000
2004.................................................................          8%       1,466,000
2010.................................................................          8%       1,292,000
2012.................................................................          6%       1,155,000
2013.................................................................          6%       1,065,000
2015.................................................................          6%       1,500,000
2016.................................................................          6%       1,196,000
                                                                                    -------------
                                                                                    $  10,950,000
                                                                                    -------------
                                                                                    -------------

    During 1994, 1995 and 1996, American Skiing Company incurred total interest cost of $1,208,000, $2,429,000 and $5,143,000, respectively of which $182,000,
$224,000 and $444,000, respectively, has been capitalized to property and equipment and properties held for resale.

    At July 28, 1996, SRSC had letters of credit outstanding totaling $2,607,000, while S-K-I had letters of credit outstanding totaling $1,000,000.

                            AMERICAN SKIING COMPANY

10. SUBORDINATED NOTES

    On June 25, 1996, in connection with the Acquisition, the Company issued $120,000,000 of 12% senior subordinated notes (the "Notes") and 39,132 units consisting of $39,132,000 of 13.75% subordinated discount notes (the "Subordinated Notes") and 39,132 shares of common stock in a private placement. The Notes and Subordinated Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future debt of the Company, including all borrowings of the Company under the Senior Credit Facility (see Note 11). The Notes and Subordinated Notes mature July 15, 2006 and January 15, 2007, respectively, and will be redeemable at the option of the Company, in whole or in part, at any time after July 15, 2001. In issuing these notes, the Company incurred approximately $7,536,000 of prepaid loan fees which are being amortized over 10 years, the terms of the Notes. Pursuant to a registration rights agreement, the Company has filed a registration statement with respect to an offer to exchange the Notes for a new issue of notes of the Company registered under the Securities Act of 1933, with identical terms. This registration statement is not yet effective.

    The Notes were issued with an original issue discount of $3,402,000, and as a result the effective interest rate exceeds the stated interest rate. Interest on the Notes is payable semiannually on January 15 and July 15 of each year, commencing on January 15, 1997. Interest expense on the Notes amounted to $1,121,000 in 1996.

    The Subordinated Notes were issued with an original issue discount of $19,025,000. Interest on the Subordinated Notes will not accrue prior to July 15, 2001; thereafter, interest will accrue at the rate of 13.75% per annum and will be payable semi-annually on January 15 and July 15 of each year, commencing on January 15, 2002. Interest expense on the Subordinated Notes amounted to $206,000 in 1996. The shares, which represent 4% of the total common stock outstanding, were valued at $976,000 as of June 28, 1996.

    At the time of issuance of the Notes, a portion of the proceeds were invested into a segregated pledge account (the "Pledge Account") to secure the payment of the first year's interest on the Notes. At July 28, 1996, the balance of the Pledge Account was $14,497,000 and was invested in U.S. Treasury obligations. Following the July 15, 1997 interest payment, any amounts remaining in the Pledge Account will be released to the Company.

11. SENIOR CREDIT FACILITY

    On June 25, 1996, the Company entered into the Senior Credit Facility with Fleet National Bank ("Fleet"). The Senior Credit Facility provides for a $65 million revolving credit facility (which includes a $3.5 million sub-facility for letters of credit). The Company's obligations under the Senior Credit Facility are guaranteed by substantially all of the assets of the Company and its subsidiaries. The Senior Credit Facility will bear interest at a rate equal to Fleet's LIBOR rate plus 1.5% to 2.5% per annum or Fleet's Base rate plus up to 1.5% per annum. The Company will pay a commitment fee of 0.5% per annum on unused availability under the credit facility. Amounts available for borrowing under the Senior Credit Facility will incrementally decline to $50 million over the period ending July 1, 2000, and the Senior Credit Facility will mature on or about December 31, 2001. The Company is required to pay down the amounts outstanding each year, commencing in 1997, for a 45-day period which must include March 31, to an amount declining from $25 million in 1997 to $10 million in 2000 and 2001. As of July 28, 1996, the outstanding balance of the Senior Credit Facility amounted to $40,301,000. In establishing the Senior Credit Facility, the Company incurred approximately $1,512,000 of prepaid loan fees which are being amortized over 5 years, the term of the credit facility.

                            AMERICAN SKIING COMPANY

11. SENIOR CREDIT FACILITY (CONTINUED)
    The credit facility contains a number of covenants, representations and events of default typical of a credit facility of this size and nature, including financial covenants related to the level and nature of total debt outstanding.

    The Senior Credit Facility requires that certain of the cash proceeds from the sale of Waterville Valley and Mt. Cranmore be applied to permanently reduce the availability under the credit facility. See Note 3.

Prior to June 28, 1996, the Company maintained a $6 million Seasonal Line of Credit and $35 million Revolving Note which were paid off by the Senior Credit Facility. The Seasonal Line of Credit and Revolving Note were collateralized by a first mortgage on virtually all of the corporate assets of the Company, with the exception of certain "non-skiing" assets of SRHI, assignment of various land leases and assignment of $7.5 million in life insurance policies on the life of the Stockholder. The outstanding balance of the Line of Credit at July 30, 1995 was $6,004,000, including accrued interest.

12. GUARANTORS OF DEBT

    The Notes and Subordinated Notes are fully and unconditionally guaranteed by ASC and all of its subsidiaries with the exception of LBO Development Company, Ski Insurance Company, Killington West Ltd, Mountain Water Company, and Club Sugarbush, Inc., (the "Non-Guarantors"). Prior to the Acquisition and issuance of the notes on June 28, 1996, the American Skiing Company bank loan agreements were collateralized by virtually all of the assets of the companies comprising American Skiing Company. The Guarantor Subsidiaries are wholly-owned subsidiaries of ASC and the guarantees are full, unconditional, and joint and several.

    The Non-Guarantors are individually and in the aggregate not significant to the financial position and results of operations of the Company. Following is summarized combined information regarding such Non-Guarantors:

                                                                              AS OF JULY 30,     AS OF JULY 28,
                                                                                   1995               1996
                                                                             -----------------  -----------------
Current assets.............................................................     $   106,000       $   1,380,000
Non-current assets.........................................................         382,000           7,200,000
                                                                                   --------     -----------------
Total assets...............................................................     $   488,000       $   8,580,000
                                                                                   --------     -----------------
                                                                                   --------     -----------------
Current liabilities........................................................     $    93,000       $   1,226,000
Non-current liabilities....................................................          86,000           4,847,000
                                                                                   --------     -----------------
Total liabilities..........................................................     $   179,000       $   6,073,000
                                                                                   --------     -----------------
                                                                                   --------     -----------------

                                                                            FOR THE YEAR ENDED  FOR THE YEAR ENDED
                                                                              JULY 30, 1995       JULY 28, 1996
                                                                            ------------------  ------------------
Revenues..................................................................     $    215,000        $    280,000
Cost of Sales.............................................................          123,000             147,000
                                                                                   --------            --------
Operating Income..........................................................     $     92,000        $    133,000
                                                                                   --------            --------
                                                                                   --------            --------
Net Income................................................................     $     29,000        $     67,300
                                                                                   --------            --------
                                                                                   --------            --------

    There were no non-guarantor subsidiaries of American Skiing Company for the year ended July 31, 1994. The summarized information shown above for the Non-Guarantors as of July 28, 1996 and for the

                            AMERICAN SKIING COMPANY

12. GUARANTORS OF DEBT (CONTINUED)
year then ended gives effect to the acquisition of the Non-Guarantors of S-K-I, which were acquired by the Company on June 28, 1996 (See Note 3). Following is the summarized historical information for the Non-Guarantors for the two years and the eleven month period preceding their acquisition by the Company:

                                                                              AS OF JULY 31,     AS OF JULY 31,
                                                                                   1994               1995
                                                                             -----------------  -----------------
Current assets.............................................................    $   2,756,000      $   3,256,000
Non-current assets.........................................................          760,000          1,962,000
                                                                             -----------------  -----------------
Total assets...............................................................    $   3,516,000      $   5,218,000
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------
Current liabilities........................................................    $    --            $    --
Non-current liabilities....................................................        3,280,000          4,859,000
                                                                             -----------------  -----------------
Total liabilities..........................................................    $   3,280,000      $   4,859,000
                                                                             -----------------  -----------------
                                                                             -----------------  -----------------

                                                                                                FOR THE PERIOD
                                                                                                     ENDED
                                                      FOR THE YEAR ENDED  FOR THE YEAR ENDED   AUGUST 1, 1995 TO
                                                        JULY 31, 1994       JULY 31, 1995        JUNE 28, 1996
                                                      ------------------  ------------------  -------------------
Revenues............................................    $    2,432,000      $    2,644,000       $   3,005,000
Cost of sales.......................................         1,991,000           2,268,000           2,191,000
                                                      ------------------  ------------------  -------------------
Operating income....................................    $      441,000      $      376,000       $     814,000
                                                      ------------------  ------------------  -------------------
                                                      ------------------  ------------------  -------------------
Net income (loss)...................................    $      247,000      $      124,000       $  (1,072,000)
                                                      ------------------  ------------------  -------------------
                                                      ------------------  ------------------  -------------------

13. INCOME TAXES

    Prior to June 28, 1996, certain companies comprising American Skiing Company (SRSC, SRL, PT and SRTC) had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended. Accordingly, no income tax provision or liability has been made for these companies for the year ended July 30, 1995 and the period from August 1, 1995 to June 28, 1996. For federal and state income tax purposes, taxable income, losses and tax credits are passed through to the Stockholder, who is individually responsible for reporting his share of such items. The Company distributed to the Stockholder amounts sufficient to pay his personal income taxes based on the S corporations' earnings.

    In conjunction with the acquisition of all of the common stock of S-K-I (see
Note 3), the S corporations (SRSC, SRL, PT and SRTC) changed from S corporation status to C corporation status. As a result, the income or loss of SRSC, SRL, PT and SRTC subsequent to June 28, 1996 will be subject to corporate income tax. The income tax provision described below for the year ended July 28, 1996 includes the income taxes related to SRSC, SRL, PT and SRTC since June 28, 1996.

    At the time of conversion of the S corporations to C corporations, a net deferred tax liability of $5,552,000 was recorded through the income tax provision. This deferred tax liability was primarily comprised of the tax effect of the cumulative book and tax basis differences of property and equipment.

                            AMERICAN SKIING COMPANY

13. INCOME TAXES (CONTINUED)
    The provision for income taxes charged to continuing operations was as follows:

                                                                                               YEAR ENDED
                                                                                       ---------------------------
                                                                                         JULY 30,
                                                                                           1995      JULY 28, 1996
                                                                                       ------------  -------------
Current tax expense
  Federal............................................................................   $  248,000   $    --
  State..............................................................................       55,000        --
                                                                                       ------------  -------------
                                                                                           303,000        --
                                                                                       ------------  -------------
Deferred tax expense
  Federal............................................................................       77,000      (1,330,000)
  State..............................................................................       20,000        (316,000)
                                                                                       ------------  -------------
                                                                                            97,000      (1,646,000)
                                                                                       ------------  -------------
Change in tax status from S corp. to C corp..........................................       --           5,552,000
                                                                                       ------------  -------------
Total provision......................................................................   $  400,000   $   3,906,000
                                                                                       ------------  -------------
                                                                                       ------------  -------------

    Deferred income taxes reflect the tax impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Under SFAS 109, the benefit associated with future deductible temporary differences and operating loss or credit carryforwards is recognized if it is more likely than not that a benefit will be realized. Deferred tax expense (benefit) represents the change in the net deferred tax asset or liability balance.

    Deferred tax liabilities (assets) are comprised of the following at July 30, 1995 and July 28, 1996:

                                                                                              YEAR ENDED
                                                                                     -----------------------------
                                                                                     JULY 30, 1995  JULY 28, 1996
                                                                                     -------------  --------------
Property, plant and equipment basis differential...................................  $     623,000  $   36,917,000
Other..............................................................................         23,000         753,000
                                                                                     -------------  --------------
Gross deferred tax liabilities.....................................................        646,000      37,670,000
                                                                                     -------------  --------------
Tax loss and credit carryforwards..................................................     (1,572,000)    (11,414,000)
Capitalized costs..................................................................       --            (1,473,000)
Other..............................................................................       (118,000)     (1,764,000)
                                                                                     -------------  --------------
Gross deferred tax assets..........................................................     (1,690,000)    (14,651,000)
                                                                                     -------------  --------------
Valuation allowance................................................................       --             7,369,000
                                                                                     -------------  --------------
                                                                                        (1,044,000)     30,388,000
                                                                                     -------------  --------------
Less: Net deferred tax liability related to assets held for sale (see Note 3)......       --               281,000
                                                                                     -------------  --------------
                                                                                     $  (1,044,000) $   30,107,000
                                                                                     -------------  --------------
                                                                                     -------------  --------------

                            AMERICAN SKIING COMPANY

13. INCOME TAXES (CONTINUED)
    The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate of 35% to pretax income from continuing operations as a result of the following differences:

                                                                                               YEAR ENDED
                                                                                      ----------------------------
                                                                                      JULY 30, 1995  JULY 28, 1996
                                                                                      -------------  -------------
Income tax provision at the statutory U.S. tax rates................................  $   1,932,000  $     546,000
Increase (decrease) in rates resulting from:
  Change in tax status from S corp. to C corp.......................................       --            5,552,000
  Income from S corporations not taxable for corporate income tax purposes..........     (1,679,000)    (2,371,000)
  State taxes, net..................................................................        115,000       --
  Nondeductible items...............................................................         32,000         41,000
  Other.............................................................................       --              138,000
                                                                                      -------------  -------------
Income tax provision at the effective tax rates.....................................  $     400,000  $   3,906,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    The Company currently contemplates that it will file a consolidated Federal income tax return adopting a January year end for tax purposes. The Company incurred a consolidated Federal income tax loss of approximately $4.7 million for the one-month period ended July 28, 1996. Management believes the tax benefits of such interim tax loss will be realized in the Company's first consolidated return for the tax year ended January 1997.

    At July 28, 1996, the Company has net operating loss carryforwards for Federal tax purposes of approximately $6 million from the separate return years of LBO ($5 million) and SRSC ($1 million) that expire in varying amounts through the year 2011 and may only offset each company's contribution to consolidated taxable income in future years. In addition, due to an ownership change that occurred when LBO acquired the Attitash/Bear Peak resort in July 1994, approximately $3.3 million of the LBO net operating loss carryforward is subject to an annual limitation ($185,000) of the amount of LBO's separate company taxable income that may be reduced by such carryforward. Approximately $213,000 of investment tax credit carryforwards that expire in varying amounts through the year 2001 and that are also subject to an annual limitation of the amount of LBO's separate company tax that may be reduced by such carryforward. Subsequent changes in ownership could further affect the limitation in future years.

    At July 28, 1996, Sugarloaf was not a member of the Company's affiliated group that files a consolidated Federal income tax return. At July 28, 1996, Sugarloaf has net operating loss carryforwards for Federal tax purposes of approximately $17 million that expire in varying amounts through the year 2009. Due to an ownership change that occurred in 1992, approximately $16 million of Sugarloaf's net operating loss carryforward is subject to an annual limitation ($110,000) of its separate company taxable income that may be reduced by such carryforward. Approximately $209,000 of investment tax credit carryforwards that expire in varying amounts through the year 2000 are also subject to an annual limitation of the amount of its tax that may be reduced by such carryforward. Subsequent changes in ownership could further offset the limitation in future years.

    A valuation allowance is provided when it is more likely than not that some portion of all of the deferred tax assets will not be realized. Management believes that the valuation allowance of $7.4 million is appropriate as the realization of the majority of the tax benefits of the Sugarloaf net operating loss, (some

                            AMERICAN SKIING COMPANY

13. INCOME TAXES (CONTINUED)
portion of the LBO net operating loss and investment tax carryforwards) and all investment tax credit carryforwards is not more likely than not.

14. RELATED PARTY TRANSACTIONS

    Sunday River Skiway Corporation has guaranteed amounts outstanding under subordinated debentures due in 2002 that were issued by LBO Holdings, Inc., as part of the acquisition of Mt. Attitash Lift Corporation. Payments under the guarantee are subordinated to all secured indebtedness of SRSC to any bank, thrift institution or other institutional lender.

    American Skiing Company collects receipts and advances amounts on behalf of its subsidiaries during its normal operations.

    During 1994, 1995 and 1996, SRSC paid Western Maine Leasing, Inc., (a Maine Corporation owned by the Stockholder) $43,000, $34,000 and $37,000, respectively, for the use of construction equipment.

15. COMMITMENTS, LEASE CONTINGENCIES AND CONTINGENT LIABILITIES

    SRSC leases substantially all of the land presently used for skiing terrain at Sunday River under a lease expiring in 2030. Charges to operations for this lease were $486,000, $490,000 and $539,000 in 1994, 1995 and 1996, respectively.
Lease payments are computed as a percentage of gross profits from property sales and as a percentage of other revenues.

    LBO leases 264.5 acres of the approximately 600 acres it uses to operate the Attitash/Bear Peak Ski Resort area from the U. S. Forest Service. A Term Special Use Permit covering 44.5 acres expires in 2010 and may be renewed by mutual agreement. A revocable permit, covering approximately 220 acres, is terminable at any time at the discretion of the U.S. Forest Service. LBO does not feel this permit will be revoked in the near future. The leases call for annual rental payments based on a percentage of gross revenue. Total rent expense under these operating leases was $20,000 and $15,000 in 1995 and 1996, respectively.

    LBO also leases a water slide for use under an operating lease during the summer months at Attitash/ Bear Peak. The rental payment, a percentage of gross receipts, was $51,000 and $52,000 in 1995 and 1996, respectively.

    SRHI leases approximately 262 of the approximately 413 skiable acres it uses to operate the Sugarbush Ski Resort area from the U.S. Forest Service. The Special Use Permit expires in 2035 and may be renewed by mutual agreement. Annual rental payments are based on a percentage of gross revenue. Total rent expense under this lease was $58,000 and $138,000 in 1995 and 1996, respectively.

    Killington Ltd. leases from the State of Vermont certain portions of land and facilities it uses known as the Killington section of the Calvin Coolidge State Forest. The leases together with extensions run to the year 2060. All installments affixed to the land become the property of the State.

    Mount Snow Ltd. and Waterville Valley operate certain portions of the skiing terrain under special use permits granted by the U.S. Forest Service.

    Amounts payable under these leases and permits are measured in terms of percentages of revenues from certain activities. Charges for these leases and permits are included in cost of operations.

                            AMERICAN SKIING COMPANY

15. COMMITMENTS, LEASE CONTINGENCIES AND CONTINGENT LIABILITIES (CONTINUED)
    In addition to the leases described above, the companies comprising the American Skiing Company are committed under several operating and capital leases for various equipment. Rent expense under all operating leases was $803,000, $1,007,000 and $994,000 for the years ended 1994, 1995 and 1996, respectively.

    Future minimum lease payments for lease obligations at July 28, 1996 are as follows:

                                                                                     CAPITAL
                                                                                     LEASES      OPERATING LEASES
                                                                                  -------------  ----------------
1997............................................................................   $   781,000    $    3,638,000
1998............................................................................       552,000         3,347,000
1999............................................................................       101,000         2,955,000
2000............................................................................        31,000           579,000
2001............................................................................         1,000           403,000
                                                                                  -------------  ----------------
Total payments..................................................................   $ 1,466,000    $   10,922,000
                                                                                                 ----------------
                                                                                                 ----------------
Less interest...................................................................       165,000
                                                                                  -------------
Present value of net minimum payments...........................................     1,301,000
Less current portion............................................................       694,000
                                                                                  -------------
Long-term obligations...........................................................   $   607,000
                                                                                  -------------
                                                                                  -------------

    Certain claims, suits and complaints associated with the ordinary course of business are pending or may arise against the companies comprising the American Skiing Company. In the opinion of management, all matters are adequately covered by insurance or, if not covered, are without merit or are of such kind, or involve such amounts as would not have a material effect on the financial position, results of operations and cash flows of the Company if disposed of unfavorably.

16. PROCEEDS FROM INSURANCE CLAIM

    In February 1993, the Company experienced a fire which destroyed compressors and other snowmaking equipment at Sunday River Skiway Corporation with a net book value of $975,000. These assets were insured for replacement cost which amounted to $2,567,000. The Company received proceeds for the replacement cost of $750,000 in 1993 and $1,817,000 in 1994. The Company recorded a gain in 1993 of $1,592,000 for the difference between the insurance proceeds and the net book value of the destroyed equipment.

17. SUBSEQUENT EVENT (UNAUDITED)

    The Company entered into a Purchase and Sale Agreement in October 1996 to purchase substantially all of the assets of the Pico Mountain Ski Resort located in Sherburne, Vermont. The purchase price is divided into two components (1) $3,350,000 of cash payable at closing and (2) $3,350,000 in contingent purchase price payable upon the occurrence of certain future events. Results of operations of Pico are not expected to be material to the consolidated financial statements of the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of
  DIRECTORS OF S-K-I LTD.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of S-K-I Ltd. and its subsidiaries at July 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Hartford, Connecticut
August 31, 1995

                                   S-K-I LTD.

                           CONSOLIDATED BALANCE SHEET

                                                                                          JULY 31,      JULY 31,
                                                                                            1994          1995
                                                                                        ------------  ------------
ASSETS

Current assets:
  Cash and short-term investments (at cost, which approximates market value)..........   $2,704,302    $2,790,645
  Accounts receivable, net (Note 1)...................................................    1,423,430     2,677,434
  Notes receivable....................................................................      371,739       244,775
  Inventories.........................................................................    3,472,492     3,955,722
  Prepaid expenses....................................................................    1,456,222     1,360,460
                                                                                        ------------  ------------
    TOTAL CURRENT ASSETS..............................................................    9,428,185    11,029,036
                                                                                        ------------  ------------

Property and equipment, at cost:
  Buildings and grounds...............................................................   32,730,561    41,557,838
  Machinery and equipment.............................................................   71,690,813    73,123,058
  Leasehold improvements..............................................................   39,066,623    48,082,570
  Lifts, liftlines and trails on corporate property...................................   16,162,939    33,787,212
                                                                                        ------------  ------------
                                                                                        159,650,936   196,550,678
Less--accumulated depreciation and amortization.......................................   86,638,454    89,929,914
                                                                                        ------------  ------------
                                                                                         73,012,482   106,620,764
Construction in progress..............................................................    8,996,570     1,684,442
Land and development costs............................................................   12,762,352    13,469,642
                                                                                        ------------  ------------
    NET PROPERTY AND EQUIPMENT........................................................   94,771,404   121,774,848
                                                                                        ------------  ------------

Long-term investments (Note 1)........................................................      464,663     1,628,477
Other assets (Note 1).................................................................    2,125,756     2,289,152
                                                                                        ------------  ------------
    TOTAL ASSETS......................................................................  1$06,790,008  1$36,721,513
                                                                                        ------------  ------------
                                                                                        ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt and subordinated debentures (Note 3)..............   $  955,746    $3,858,184
  Accounts payable....................................................................    1,741,131     1,617,621
  Income taxes payable (Note 5).......................................................      257,684       272,252
  Accrued lease payments--Vermont (Note 4)............................................    1,171,865     1,039,366
  Accrued wages, profit sharing and incentive compensation (Note 8)...................      464,907       529,874
  Deposits and other unearned revenue.................................................      695,328     1,706,017
  Other accrued expenses (Note 1).....................................................    4,184,664     5,157,743
                                                                                        ------------  ------------
    TOTAL CURRENT LIABILITIES.........................................................    9,471,325    14,181,057

Long-term debt (Note 3)...............................................................   17,766,857    38,790,032
Subordinated debentures (Note 3)......................................................   11,400,000    11,400,000
Deferred income taxes (Note 5)........................................................    7,478,492     8,479,956
Other long-term liabilities (Note 1)..................................................    3,487,042     4,432,027
Minority interest.....................................................................       --         1,876,188
                                                                                        ------------  ------------
    TOTAL LIABILITIES.................................................................   49,603,716    79,159,260
                                                                                        ------------  ------------

Commitments (Notes 3 and 4)
Stockholders' equity (Notes 3, 6 and 7):
  Common stock $.10 par value (12,500,000 shares authorized,
    5,785,932 shares in 1995, 5,781,432 shares in 1994)...............................      578,144       578,594
Paid-in capital.......................................................................    6,577,440     6,617,551
Retained earnings.....................................................................   50,030,708    50,366,108
                                                                                        ------------  ------------
    TOTAL STOCKHOLDERS' EQUITY........................................................   57,186,292    57,562,253
                                                                                        ------------  ------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........................................  1$06,790,008  1$36,721,513
                                                                                        ------------  ------------
                                                                                        ------------  ------------

          See accompanying notes to consolidated financial statements.

                                   S-K-I LTD

                        CONSOLIDATED STATEMENT OF INCOME

                                                                                  YEAR ENDED JULY 31
                                                                      -------------------------------------------
                                                                          1993           1994           1995
                                                                      -------------  -------------  -------------
Revenues (Note 1):
  Resort services...................................................  $  60,441,799  $  62,532,813  $  74,252,723
  Sale of goods.....................................................     19,832,479     21,008,869     23,648,797
  Rental and other income...........................................     16,434,113     15,365,537     16,058,192
                                                                      -------------  -------------  -------------
                                                                         96,708,391     98,907,219    113,959,712
                                                                      -------------  -------------  -------------
Expenses:
  Cost of operations including wages, maintenance and supplies:
  Resort services...................................................     21,070,994     22,483,982     29,611,497
  Sale of goods.....................................................     11,658,737     12,729,442     15,146,037
  Rental and other expense..........................................      7,173,101      7,346,163      6,799,809
  Other taxes.......................................................      7,632,343      8,015,487      8,599,706
  Utilities.........................................................      6,655,016      6,044,889      8,070,911
  Insurance.........................................................      5,115,333      5,518,243      6,634,837
  Selling, general and administrative expenses......................     16,871,496     15,298,138     19,494,655
  Interest..........................................................      2,228,385      2,214,309      3,818,893
  Depreciation and amortization (Note 1)............................     10,941,869     11,440,122     14,055,796
                                                                      -------------  -------------  -------------
                                                                         89,347,274     91,090,775    112,232,141
                                                                      -------------  -------------  -------------
Income before income taxes and minority interest....................      7,361,117      7,816,444      1,727,571
Income taxes (Note 5)...............................................      2,952,310      3,169,956        997,123
                                                                      -------------  -------------  -------------
Net income before minority interest.................................      4,408,807      4,646,488        730,448
                                                                      -------------  -------------  -------------
Minority interest in loss of subsidiary.............................       --             --              298,949
                                                                      -------------  -------------  -------------
Net Income..........................................................  $   4,408,807  $   4,646,488  $   1,029,397
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Net income per common and common equivalent share: 5,783,480 in
  1995, 5,764,663 in 1994, 5,728,908 in 1993 (Note 6)...............  $        0.77  $        0.81  $        0.18
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                                   S-K-I LTD.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                   COMMON STOCK
                                              ----------------------
                                              NUMBER OF                 PAID-IN       RETAINED
                                                SHARES    PAR VALUE     CAPITAL       EARNINGS         TOTAL
                                              ----------  ----------  ------------  -------------  -------------
BALANCE AT JULY 31, 1992....................   5,724,856  $  572,486  $  6,433,263  $  42,183,973  $  49,189,722
    Common stock options exercised..........       6,251         625        20,751                        21,376
    Net income..............................                                            4,408,807      4,408,807
    Dividends ($.10 per share)..............                                             (573,015)      (573,015)
                                              ----------  ----------  ------------  -------------  -------------
BALANCE AT JULY 31, 1993....................   5,731,107     573,111     6,454,014     46,019,765     53,046,890
    Common stock options exercised..........      50,325       5,033       123,426                       128,459
    Net income..............................                                            4,646,488      4,646,488
    Dividends ($.11 per share)..............                                             (635,545)      (635,545)
                                              ----------  ----------  ------------  -------------  -------------
BALANCE AT JULY 31, 1994....................   5,781,432     578,144     6,577,440     50,030,708     57,186,292
    Common stock options exercised..........       4,500         450        40,111                        40,561
    Net income..............................                                            1,029,397      1,029,397
    Dividends ($.12 per share)..............                                             (693,997)      (693,997)
                                              ----------  ----------  ------------  -------------  -------------
BALANCE AT JULY 31, 1995....................   5,785,932  $  578,594  $  6,617,551  $  50,366,108  $  57,562,253
                                              ----------  ----------  ------------  -------------  -------------
                                              ----------  ----------  ------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                                   S-K-I LTD.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                   YEAR ENDED JULY 31,
                                                                       -------------------------------------------
                                                                           1993           1994           1995
                                                                       -------------  -------------  -------------
Cash flows from operating activities:
  Net income.........................................................  $   4,408,807  $   4,646,488  $   1,029,397
  Non-cash items included in net income:
  Depreciation and amortization......................................     10,941,869     11,440,122     14,055,796
  Deferred income taxes..............................................        613,451        154,084      1,001,464
  Minority interest in net income of subsidiary......................       --             --             (298,949)
                                                                       -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES BEFORE CHANGES IN ASSETS AND
  LIABILITIES........................................................     15,964,127     16,240,694     15,787,708
                                                                       -------------  -------------  -------------
Changes in assets and liabilities:
  (Increase) decrease in accounts receivable.........................        398,318       (429,547)    (1,027,240)
  Decrease (increase) in notes receivable............................         (9,458)       363,442        126,964
  (Increase) in inventories..........................................       (154,437)      (214,208)       (33,885)
  Decrease (increase) in non-current note receivable.................     (1,847,480)       303,976          3,615
  Decrease (increase) in prepaid expenses............................       (537,397)      (543,475)       573,785
  (Decrease) increase in accounts payable............................     (1,191,930)       974,380       (776,700)
  Increase (decrease) in income taxes payable........................       (124,032)       (63,132)        10,238
  (Decrease) increase in accrued lease payments-Vermont..............        120,378         49,837       (132,499)
  Increase (decrease) in accrued wages, profit sharing and incentive
    compensation.....................................................        517,897       (608,404)        64,967
  Increase (decrease) in deposits and other unearned revenue.........       (118,908)       186,707        264,499
  (Decrease) increase in other accrued expenses......................        585,544        761,857       (858,029)
  Increase (decrease) in other long-term liabilities.................       (128,174)       441,669        944,985
                                                                       -------------  -------------  -------------
NET CASH PROVIDED BY OPERATING ACTIVITIES............................     13,474,448     17,463,796     14,948,408
                                                                       -------------  -------------  -------------
Cash flows from investing activities:
  Purchases of property and equipment................................    (12,306,683)   (22,682,582)   (19,479,985)
  Net book value of property and equipment sold......................         79,036        178,177      2,377,685
  Purchase of long-term investments..................................       --             (464,663)    (1,163,814)
  Business acquired less cash on hand from business acquired.........       --             --          (12,552,020)
  Other, net.........................................................         47,136       (138,772)      (106,561)
                                                                       -------------  -------------  -------------
NET CASH USED IN INVESTING ACTIVITIES................................    (12,180,511)   (23,107,840)   (30,924,695)
                                                                       -------------  -------------  -------------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt--and subordinated
    debentures.......................................................     12,123,500        592,804       --
  Net proceeds from revolving credit agreement.......................       --            2,000,000     15,500,000
  Reductions in long-term debt and subordinated debentures...........    (10,807,391)      (952,052)    (2,279,178)
  Increase in current portion of long-term debt and subordinated
    debentures.......................................................         77,391        129,451      2,902,438
  Proceeds from issuance of common stock.............................         21,376        128,459         40,563
  Payment of dividends...............................................       (573,015)      (635,545)      (693,997)
  Other..............................................................        125,910        177,648       --
                                                                       -------------  -------------  -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES............................        967,771        847,961     16,062,630
                                                                       -------------  -------------  -------------
  Net increase (decrease) in cash and short-term investments.........      2,261,708     (4,796,083)        86,343

Cash and short-term investments at beginning of year.................      5,238,677      7,500,385      2,704,302
                                                                       -------------  -------------  -------------
CASH AND SHORT-TERM INVESTMENTS AT END OF YEAR.......................  $   7,500,385  $   2,704,302  $   2,790,645
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Interest paid........................................................  $   2,443,456  $   2,124,392  $   3,096,486
Taxes paid, net of refunds...........................................  $   2,438,100  $   3,636,581  $   1,060,150

          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The consolidated statements include the accounts of S-K-I Ltd. and its subsidiaries, the most significant of which include Killington Ltd., Mount Snow Ltd., Bear Mountain Ltd., Waterville Valley Ski Area Ltd., Sugarloaf Mountain Corporation and Ski Insurance Company, collectively referred to as S-K-I. All subsidiaries are wholly-owned, except for Sugarloaf Mountain Corporation which is 51% owned. Sugarloaf's results since acquisition are consolidated in the accompanying financial statements. All significant intercompany transactions have been eliminated in consolidation.

    In the consolidated statement of income, revenues from the sale of lift tickets, ski schools, repair shops, golf and tennis fees have been included under the heading of Resort services. Revenues from the sale from restaurants, bars, retail shops and personal property have been included under the heading Sale of goods. Revenues from ski, locker and real estate rentals, as well as sales of real property have been included under the heading of Rental and other income. Related costs, including property costs, are included in the respective Cost of operations categories.

    For financial reporting purposes, S-K-I provides for depreciation and amortization of property, equipment and capital leases by the straight-line method over estimated useful lives of the assets which generally range from 10 to 30 years for buildings, 3 to 20 years for machinery and equipment and 3 to 50 years for leasehold improvements, lifts, liftlines and trails. Accelerated cost recovery and accelerated depreciation methods are used for tax purposes.

    Management's intentions are to hold marketable securities, consisting of U.S. Government and Agency obligations and corporate obligations, until maturity, which does not exceed three years. These securities are carried at net amortized cost, which approximates quoted market values at July 31, 1995 and 1994.

    As part of its cash management policy, S-K-I invests cash in excess of immediate requirements in highly liquid short-term investments having original maturities of three months or less. Such investments are intended to minimize exposure to principal fluctuation.

    Profit on the sales of real estate are recognized in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 66 "Accounting for the Sales of Real Estate". Revenues recognized amounted to $8,000, $-0-, and $1,857,954, in 1995, 1994, and 1993, respectively.
Included in other assets at July 31, 1995 is a note receivable of $1,531,298, relating to a sale of real estate. The note bears interest at the prime rate plus 1.875%, payable in monthly installments through year 2007. The maturities are as follows:

1996............................................................  $  10,141
1997............................................................     11,300
1998............................................................     12,592
1999............................................................     14,033
2000............................................................     15,636
2001 and thereafter.............................................  1,467,596
                                                                  ---------
                                                                  $1,531,298
                                                                  ---------
                                                                  ---------

    Inventories are valued at the lower of cost (first-in, first-out method) or market.

    Allowances for doubtful accounts of $1,402 and $38,702 have been applied as a reduction of current accounts receivable at July 31, 1994 and 1995, respectively.

    Provision is made for the estimated costs under the deductible portion of S-K-I's insurance policies, primarily general liability and workers' compensation. The balance of such reserves at July 31, 1994 and 1995 were $4,707,558 and $5,765,878, respectively. Of such amounts, $3,487,042 and
$4,454,728 are included in other long-term liabilities at July 31, 1994 and 1995, respectively, with the remaining balance included in other accrued expenses. In fiscal 1993, S-K-I formed a wholly-owned Vermont captive insurance company, Ski Insurance Company, to manage a portion of its insurance costs.

    Advertising costs are expensed the first time the advertising takes place. The total amount charged to advertising expense for the year ended July 31, 1995, 1994 and 1993 was $9,249,984, $7,809,332 and $7,607,704, respectively.

    Bear Mountain Ltd.'s costs in excess of values assigned to the underlying net assets, net of amortization, totaled $233,774 and $99,255 at July 31, 1995 and 1994, respectively, and are being amortized over 20 years. The 1995 and 1994 amortization totaled $19,481 and $7,635, respectively. The accumulated amortization at July 31, 1995 and 1994 totaled $320,279 and $300,798, respectively.

NOTE 2--BUSINESS DEVELOPMENT

    In August 1994, the company acquired 51% of the outstanding shares of Sugarloaf Mountain Corporation ("Sugarloaf"), a ski resort in Western Maine. Also, additional cash consideration is due, not to exceed $1,500,000, if certain profit objectives are achieved during the two years following acquisition. No such amounts were paid relating to fiscal 1995.

    The shareholders of Sugarloaf shall have the option to require S-K-I to purchase their shares during the month of November in the years 1997 through 2002 in return for a cash payment, the amount of which is computed by applying a formula to Sugarloaf Mountain Corporation's earnings per share over the previous three year period. S-K-I has the option to purchase the minority shares of Sugarloaf based upon the same exchange formula during the month of November in any year beginning in 1999, subject to a minimum value of $2,000,000 less 49% of any decline in the book value of Sugarloaf between the purchase date and the date of acquisition.

    The acquisition has been accounted for using the purchase method of accounting. The fair value of the assets acquired was approximately $13,597,000 and the fair value of liabilities was $9,425,000. There is no recourse to S-K-I for the Sugarloaf liabilities. The amounts in minority interest at July 31, 1995 represent the 49% ownership of Sugarloaf's outstanding capital stock held by the minority shareholders.

    In October 1994, the company acquired the ski-related assets only of the Waterville Valley Ski Area ("Waterville") for approximately $10,038,000. The acquisition was accounted for using the purchase method of accounting. The results of operations of Waterville are included in the company's consolidated financial statements since acquisition.

    The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions of Sugarloaf and Waterville occurred at the beginning of the years presented:

                                                                    1994            1995
                                                               --------------  --------------
Revenues.....................................................  $  126,797,000  $  114,554,000
Net income...................................................       4,279,000         782,000
Net income per common and common equivalent share............  $          .74  $          .14

    The pro forma financial information does not purport to be indicative of the results of operations that would have occurred had the transaction taken place at the beginning of the periods presented or of future results of operations.

NOTE 3--LONG-TERM DEBT AND SUBORDINATED DEBENTURES

LONG-TERM DEBT AT JULY 31, 1995 AND 1994 SUMMARY:

                                                                                         1994           1995
                                                                                     -------------  -------------
Company, excluding Sugarloaf:
  Revolving Credit Agreement.......................................................  $   2,000,000  $  17,500,000
  Teachers Insurance and Annuity Association of America, 8.12% senior promissory
    notes due in varying installments through January 14, 2003.....................     12,000,000     12,000,000
  Vermont Industrial Development Bonds, fluctuating interest rates,
    1995--3.89% to 4.66%; 1994--3.13% to 3.73%; due in varying installments through
    1999, secured by certain machinery and equipment and real estate...............      3,265,000      2,695,000
  Deferred obligation in connection with acquisition of Bear Mountain Ltd.,
    interest of 5%, due in 1995....................................................      1,000,000      1,000,000
  Obligation under capital lease...................................................        103,789        310,346
  Other............................................................................          7,314        180,356
                                                                                     -------------  -------------
                                                                                        18,376,103     33,685,702
                                                                                     -------------  -------------

Sugarloaf (non-recourse to the Company):
  Town of Carrabassett Valley, Maine, note, $3,700,000, due in varying installments through 2013, interest rates ranging from 4.5% to 8.5%, secured by Sugarloaf's
    property, plant and equipment..................................................       --            3,610,000
  Sugarloaf Revolving Credit Agreement, $2,000,000, annual reduction of $200,000 beginning March 1995, due March 1998, interest at lender's base rate plus .5%
    (9.25% at July 31, 1995), secured by Sugarloaf's property, plant and
    equipment......................................................................       --            1,800,000
  Sugarloaf Line of Credit, $2,000,000 due May 1996, interest at lender's base rate plus 2% (10.75% at July 31, 1995), secured by Sugarloaf's property, plant and
    equipment......................................................................       --            1,338,482
  Sugarloaf Subordinated Notes, due July 1997, interest at 7.25%...................       --              584,934
  Obligation under capital lease...................................................       --              549,989
  Other............................................................................       --            1,079,109
                                                                                     -------------  -------------
                                                                                          --            8,962,514
                                                                                     -------------  -------------
Total..............................................................................     18,376,103     42,648,216
Less: current portion..............................................................        609,246      3,858,184
                                                                                     -------------  -------------
                                                                                     $  17,766,857  $  38,790,032
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    The non-current portion of long-term debt matures as follows:

1997...........................................................  $1,968,908
1998...........................................................   4,591,625
1999...........................................................   3,484,751
2000...........................................................   5,637,317
2001 and thereafter............................................  23,107,431
                                                                 ----------
                                                                 $38,790,032
                                                                 ----------
                                                                 ----------

    S-K-I maintains an unsecured revolving credit loan which allows S-K-I to borrow funds up to the amount of the commitment. At July 31, 1995, the revolving credit loan amount available was $30,600,000 with $17,500,000 outstanding. The loan commitment is scheduled to be reduced annually by $3,400,000 on March 31 of each consecutive year through March 31, 2000 with a final reduction of $13,600,000 on March 30, 2001. Under the terms of the revolving credit agreement, S-K-I may request that the interest rate, subject to certain limitations, be at the adjusted prime rate or at an applicable margin above the Eurodollar rate. The Eurodollar applicable margin was 1 1/4% at July 31, 1995. The applicable margin varies between 3/4% to 1 1/4% based on specific financial ratios on the previous July 31. The Agreement requires S-K-I to pay a commitment fee of 3/8 % of the average daily unused portion of the loan. Commitment fees assessed on unused portions of the revolving credit loan were approximately $38,000, $63,000, and $48,000 in 1995, 1994, and 1993, respectively.

    The following table summarizes the financial data relating to the revolving credit loan agreement for 1995 and 1994:

                                                                     1994           1995
                                                                 -------------  -------------
Weighted average annual interest rate..........................           4.61%          6.93%
Average amount outstanding during the year.....................  $   2,224,038  $  16,274,038
Highest balance outstanding....................................  $  13,500,000  $  24,750,000
Amount available at year end...................................  $  14,000,000  $  13,100,000

    In addition to the unsecured revolving credit loan agreement, S-K-I maintained an unsecured short-term line of credit. Such line of credit allows for borrowings of up to $12,000,000 and expires January 15, 1996. Under the terms of the agreement S-K-I may request that the interest rate, subject to certain limitations, be at the adjusted prime rate or at an applicable margin above the Eurodollar rate. The Eurodollar applicable margin was 1 1/4% at July 31, 1995. The applicable margin varies between 3/4% to 1 1/4% based on specific financial ratios on the previous July 31. During 1995, S-K-I borrowed a maximum of $9,250,000 under this line of credit and did not borrow against the line of credit during 1994. At July 31, 1995 and 1994, there were no borrowings under the credit line.

    Additionally, at July 31, 1995, S-K-I had outstanding a $1,000,000 letter of credit relating to Ski Insurance, expiring December 3, 1995. The letter of credit fee on this line was $6,250 for the year ended July 31, 1995.

    Subordinated debentures of $11,400,000 at July 31, 1995 are due as follows:

YEAR                                                                     INTEREST        AMOUNT
---------------------------------------------------------------------  -------------  -------------
1997.................................................................            6%   $     450,000
1999.................................................................            6%         455,000
2000.................................................................            6%         672,500
2001.................................................................            8%         525,000
2002.................................................................            8%         549,000
2003.................................................................            8%       1,074,000
2004.................................................................            8%       1,466,500
2010.................................................................            8%       1,292,000
2012.................................................................            6%       1,155,000
2013.................................................................            6%       1,065,000
2015.................................................................            6%       1,500,000
2016.................................................................            6%       1,196,000
                                                                                      -------------
                                                                                      $  11,400,000
                                                                                      -------------
                                                                                      -------------

    The company's long-term debt and subordinated debenture agreements require that the company satisfy various covenants including financial ratios, limitations on payment of dividends and repurchase of stock. Included in other accrued expenses is $687,414 and $703,656 of accrued interest at July 31, 1995 and 1994, respectively.

CAPITAL LEASES

    The company leases certain machinery and equipment under long-term capital leases. Obligations under machinery and equipment capital leases are due as follows:

1996..............................................................  $ 407,000
1997..............................................................    308,000
1998..............................................................    246,000
1999..............................................................     16,000
                                                                    ---------
                                                                      977,000
Less: amounts representing interest...............................    117,000
                                                                    ---------
                                                                    $ 860,000
                                                                    ---------
                                                                    ---------

    At July 31, 1995, the gross amount of machinery and equipment under capital leases and related accumulated amortization was $1,409,000 and $486,000, respectively.

NOTE 4--OPERATING LEASES AND PERMITS

    Killington Ltd. leases from the State of Vermont certain portions of land and facilities it uses known as the Killington section of the Calvin Coolidge State Forest. The leases together with extensions run to the year 2060. All installations affixed to the land become the property of the State.

    Mount Snow Ltd., Bear Mountain Ltd. and Waterville Valley operate certain portions of the skiing terrain under special use permits granted by the U.S. Forest Service.

    Amounts payable under these leases and permits are measured in terms of percentages of revenues from certain activities. Charges for these leases and permits are included in cost of operations.

    In addition to the leases described above, the company was committed under operating leases for certain machinery and equipment which expire at various dates through 2018. Total rent expense under operating leases for 1995, 1994 and 1993 was $2,775,912, $2,526,991, and $2,485,435, respectively.

    Minimum lease payments under non-cancelable operating leases are as follows:

1996...........................................................  $3,433,832
1997...........................................................   3,314,063
1998...........................................................   3,004,033
1999...........................................................   2,948,224
Beyond 2000....................................................   1,889,827
                                                                 ----------
Total minimum obligations......................................  $14,589,979
                                                                 ----------
                                                                 ----------

NOTE 5--INCOME TAXES

    In 1994 the company adopted, effective August 1, 1993, Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires the liability method for recording differences in financial and taxable income.

    Income taxes consist of the following:

                                                                               1993          1994         1995
                                                                           ------------  ------------  ----------
Current:
  Federal................................................................  $  1,803,884  $  2,347,943  $   (1,210)
  State..................................................................       534,975       667,929      (3,131)
                                                                           ------------  ------------  ----------
                                                                              2,338,859     3,015,872      (4,341)
Deferred.................................................................       613,451       154,084   1,001,464
                                                                           ------------  ------------  ----------
    Total provision for income taxes.....................................  $  2,952,310  $  3,169,956  $  997,123
                                                                           ------------  ------------  ----------
                                                                           ------------  ------------  ----------

    Differences between S-K-I's effective income tax rate and the statutory federal income tax rate are as follows:

                                                                            1993       1994       1995
                                                                          ---------  ---------  ---------
Statutory federal income tax rate.......................................       34.0%      34.0%      34.0%
State income taxes net of federal tax benefit...........................        4.8        5.6        5.7
Sugarloaf loss with no benefit..........................................     --         --           12.0
Life insurance premiums.................................................     --         --            4.0
Other...................................................................        1.3        0.9        2.0
                                                                                ---        ---        ---
Effective rate..........................................................       40.1%      40.5%      57.7%
                                                                                ---        ---        ---
                                                                                ---        ---        ---

    At July 31, 1995, Bear Mountain Ltd. had net operating loss carryforwards for federal income tax purposes of approximately $1,439,000, which expire in the years 2000 through 2002. At July 31, 1995, Bear Mountain Ltd. had net operating loss carryforwards for California income tax purposes of approximately $1,214,000 which expire in the years 1996 through 1999. As of July 31, 1995, Bear Mountain Ltd. had investment tax credit carryforwards of approximately $225,000 which expire in the years 1997 through 2000. The federal tax loss and tax credit carryforwards relate to the operations of Bear Mountain Ltd. prior to the acquisition by S-K-I and can only be realized against future taxable income from the operations of Bear Mountain Ltd. The tax effect of these carryforwards and credits, when realized, will be recognized as an adjustment of the purchase cost.

    At July 31, 1995, Sugarloaf had net operating loss carryforwards for federal and Maine income tax purposes of approximately $17,426,000, which expire in the years 1999 through 2010. As of July 31, 1995, Sugarloaf had investment tax credit carryforwards of approximately $209,000, which expire in the years 1997 through 2000. Approximately $16,442,000 of the federal and Maine net operating loss carryforwards and all of the investment tax credit carryforwards relate to the operation of Sugarloaf prior to the S-K-I acquisition. Such carryforwards can only be realized against future taxable income from the operations of Sugarloaf and will be limited as a result of certain ownership changes pursuant to Section 382 of the Internal Revenue Code.

    At July 31, 1995, the company had additional federal net operating loss carryforwards of approximately $527,000 and additional state net operating loss carryforwards of $1,010,000 which expire in the year 2010.

    As of July 31, 1995, the company's gross deferred tax assets and liabilities were comprised of the following:

Gross deferred tax assets:
  Accrued liabilities and reserves.............................  $1,495,000
  Operating loss carryforwards.................................   7,638,000
  Alternative minimum and investment tax credits...............     860,000
                                                                 ----------
                                                                 $9,993,000
                                                                 ----------
                                                                 ----------
Gross deferred tax liabilities:
  Depreciation.................................................  $10,516,000
  Installment sales............................................     659,000
                                                                 ----------
                                                                 $11,175,000
                                                                 ----------
                                                                 ----------

    At July 31, 1995, a valuation allowance of $7,298,000 has been recorded which relates primarily to Sugarloaf's net operating loss and tax credit carryforwards for which a tax benefit is not likely to be received. The net change in the valuation allowance for deferred tax assets was an increase of $7,056,000, primarily attributable to Sugarloaf net operating loss carryforwards. Current and non-current deferred tax assets and liabilities within the same tax jurisdiction are offset for presentation in the consolidated balance sheet.

NOTE 6--EARNINGS PER SHARE

    The computation of net income per common and common equivalent share amounts are based on the weighted average of shares outstanding during the year. Shares issuable upon the exercise of stock option grants (Note 7) have not been included in the per share computation because they would not have a material effect on earnings per share.

NOTE 7--STOCK OPTIONS

    The company's 1988 Stock Option Plan for officers and key employees authorized the granting of a maximum of 168,750 shares of common stock options. On November 18, 1994, the stockholders approved an additional 100,000 shares to be optioned. The Plan permits the grant of incentive stock options (as defined in the Internal Revenue Code) and nonstatutory stock options. In the case of an incentive stock option, the per share option price cannot be less than the fair market value on the date on which the option is granted. There is no such requirement in the case of a nonstatutory stock option.

    The options become exercisable ratably over a 3-year period and expire in April 1997, October 1999, July 2000, April 2002, July 2002, March 2004, October 2004, and January 2005.

                                                                                             EXERCISE PRICE PER
1988 PLAN                                                                        SHARES            OPTION
------------------------------------------------------------------------------  ---------  -----------------------
Outstanding at July 31, 1992..................................................    154,417         $8.625 to $10.45
  Exercised...................................................................      1,042                   $8.625
  Canceled or expired.........................................................     10,625          $8.625 to $9.50
Outstanding at July 31, 1993..................................................    142,750         $8.625 to $10.45
  Granted.....................................................................      2,500                   $12.00
  Exercised...................................................................      4,950          $8.625 to $9.50
  Canceled or expired.........................................................     10,000                   $8.625
Outstanding at July 31, 1994..................................................    130,300         $8.625 to $12.00
  Granted.....................................................................     48,250       $11.8125 to $15.25
  Exercised...................................................................      4,500          $8.625 to $9.50
  Canceled or expired.........................................................      2,500                    $9.50
Outstanding at July 31, 1995..................................................    171,550         $8.625 to $15.25
  Exercisable at July 31, 1995................................................    138,550         $8.625 to $15.25

    The company's 1982 Incentive Stock Option Plan authorized the granting to key employees of similar options to purchase a maximum of 187,500 shares of common stock. The options granted in 1992 become exercisable ratably over a 3-year period and expire in April 2002 and July 2002.

                                                                                              EXERCISE PRICE PER
1982 PLAN                                                                         SHARES            OPTION
-------------------------------------------------------------------------------  ---------  -----------------------
Outstanding at July 31, 1992...................................................     80,625           $1.89 to $9.50
  Exercised....................................................................      5,209           $1.89 to $9.50
  Canceled or expired..........................................................      1,000          $8.625 to $9.50
Outstanding at July 31, 1993...................................................     74,416           $1.89 to $9.50
  Exercised....................................................................     45,375                    $1.89
  Canceled or expired..........................................................      6,166                    $9.50
Outstanding at July 31, 1994 and 1995..........................................     22,875                    $9.50
  Exercisable at July 31, 1995.................................................     22,875                    $9.50

NOTE 8--EMPLOYEE BENEFIT PLANS

    S-K-I has a trusteed noncontributory profit sharing retirement plan covering substantially all of its full-time employees. There have been no contributions made to the Plan and charged to income for 1995, 1994, and 1993.

    S-K-I has a savings plan under Section 401(k) of the Internal Revenue Code. The plan allows all full-time employees to defer up to 15% of their income up to $9,240 on a pretax basis. The company made a matching contribution of 15% on the first $1,500 deferred by each participating employee in 1995 and 1994. In addition, S-K-I made a one time fully vested contribution to each eligible participant as of February 1, 1995. The cost of this contribution was $294,300.

    Effective July 31, 1995, the profit-sharing portion of the S-K-I Ltd. retirement plan was merged into the S-K-I Ltd. 401(k) savings plan. The name of the newly merged plan is changed to the S-K-I Ltd. 401(k) Retirement Plan.

NOTE 9--BUSINESS OPERATIONS

    S-K-I operates predominantly in a single industry segment--the development and operation of ski areas. S-K-I provides ski recreation and related services to skiers, a single customer group.

NOTE 10--SUBSEQUENT EVENTS

    On October 23, 1995 the Company sold a majority of the ski resort related and golf course assets of Bear Mountain to Fibreboard Corporation for approximately $20,370,000.

                                   S-K-I LTD.

                           CONSOLIDATED BALANCE SHEET

                                 APRIL 28, 1996

                                  (UNAUDITED)

ASSETS
Current assets:
  Cash and short-term investments (at cost, which approximates market value)........................  $12,027,556
  Accounts receivable...............................................................................    2,068,022
  Notes receivable..................................................................................      242,128
  Inventories.......................................................................................    3,281,908
  Prepaid expenses..................................................................................    1,134,816
                                                                                                      -----------
    TOTAL CURRENT ASSETS............................................................................   18,754,430
                                                                                                      -----------
Property and equipment, at cost:
  Buildings and grounds.............................................................................   36,335,433
  Machinery and equipment...........................................................................   60,313,773
  Leasehold improvements............................................................................   39,794,570
  Lifts/liftlines and trails on corporate property..................................................   32,085,284
                                                                                                      -----------
                                                                                                      168,529,060
Less--accumulated depreciation and amortization.....................................................   83,933,510
                                                                                                      -----------
                                                                                                       84,595,550
Construction in progress............................................................................      772,749
Land and development costs..........................................................................    8,359,837
                                                                                                      -----------
    NET PROPERTY AND EQUIPMENT......................................................................   93,728,136
                                                                                                      -----------
Long-term investments...............................................................................    3,588,798
Other assets........................................................................................    2,382,298
                                                                                                      -----------
    TOTAL ASSETS....................................................................................  $118,453,662
                                                                                                      -----------
                                                                                                      -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.................................................................  $ 1,566,927
  Accounts payable..................................................................................    1,714,241
  Income tax payable (Note 3).......................................................................    1,256,500
  Accrued lease payments--Vermont...................................................................    1,108,254
  Accrued wages.....................................................................................      717,329
  Deposits and other unearned revenue...............................................................    1,044,614
  Other accrued expenses (Note 7)...................................................................    6,512,619
                                                                                                      -----------
    TOTAL CURRENT LIABILITIES.......................................................................   13,920,484
                                                                                                      -----------
Long-term debt......................................................................................   19,821,979
Subordinated debentures.............................................................................   11,400,000
Deferred income taxes (Note 3)......................................................................    7,238,102
Other long-term liabilities (Note 7)................................................................    5,107,358
Minority interest in consolidated subsidiary........................................................    2,402,716
                                                                                                      -----------
    TOTAL LIABILITIES...............................................................................   59,890,639
                                                                                                      -----------
Stockholders' equity:
  Common stock......................................................................................      579,087
  Paid-in capital...................................................................................    6,661,895
  Retained earnings.................................................................................   51,322,041
                                                                                                      -----------
    TOTAL STOCKHOLDERS' EQUITY......................................................................   58,563,023
                                                                                                      -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................................................  $118,453,662
                                                                                                      -----------
                                                                                                      -----------

     See accompanying Notes to (Unaudited) Condensed Consolidated Financial
                                  Statements.

                                   S-K-I LTD.

                        CONSOLIDATED STATEMENT OF INCOME

                                                                                     FOR THE NINE MONTHS ENDED
                                                                                   ------------------------------
                                                                                     APRIL 30,       APRIL 28,
                                                                                        1995            1996
                                                                                   --------------  --------------

                                                                                    (UNAUDITED)     (UNAUDITED)
Revenues.........................................................................  $  106,681,987  $  106,751,742
                                                                                   --------------  --------------
Expenses:
  Cost of operations including wages, maintenance and supplies...................      45,309,840      47,885,150
  Other taxes....................................................................       7,544,162       7,540,537
  Utilities......................................................................       7,623,646       7,465,058
  Insurance......................................................................       6,220,257       5,692,399
  Selling, general and administrative expenses...................................      16,376,818      17,060,771
  Interest.......................................................................       3,017,626       2,561,289
  Depreciation and amortization (Note 3).........................................      13,842,977      10,146,199
  Loss on sale of Bear Mountain (Note 2).........................................        --             4,736,646
                                                                                   --------------  --------------
    Total expenses...............................................................      99,935,326     103,088,049
                                                                                   --------------  --------------
Income before provision for income taxes.........................................       6,746,661       3,663,693
Provision for income taxes (Note 3)..............................................       2,724,258       1,428,840
                                                                                   --------------  --------------
Net income before minority interest..............................................       4,022,403       2,234,853
Minority interest in net income of consolidated subsidiary.......................        (193,486)       (526,528)
                                                                                   --------------  --------------
Net income.......................................................................  $    3,828,917  $    1,708,325
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Net income per common share (Note 5).............................................  $          .66  $          .30
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Retained earnings, beginning of period...........................................  $   50,030,708  $   50,366,108
Add: net income..................................................................       3,828,917       1,708,325
Less: Dividends paid on common stock (Note 9)....................................         693,997         752,392
                                                                                   --------------  --------------
Retained earnings, end of period.................................................  $   53,165,628  $   51,322,041
                                                                                   --------------  --------------
                                                                                   --------------  --------------

     See accompanying Notes to (Unaudited) Condensed Consolidated Financial
                                  Statements.

                                   S-K-I LTD.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                           FOR THE NINE MONTHS
                                                                                                  ENDED
                                                                                         ------------------------
                                                                                          APRIL 30,    APRIL 28,
                                                                                            1995         1996
                                                                                         -----------  -----------

                                                                                         (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
  Net income...........................................................................  $ 3,828,917  $ 1,708,325
  Non-cash items included in net income:
  Loss on disposition of net assets of Bear Mountain Ltd. (Note 2).....................      --         4,736,646
  Minority interest in net income of subsidiary........................................      193,486      526,528
  Depreciation and amortization........................................................   13,539,407   10,146,199
  Deferred income taxes................................................................      --        (1,241,854)
                                                                                         -----------  -----------
CASH FLOW FROM OPERATING ACTIVITIES BEFORE CHANGES IN ASSETS AND LIABILITIES...........   17,561,810   15,875,844
                                                                                         -----------  -----------
  Changes in assets and liabilities:
  Decrease (increase) in accounts receivable...........................................     (724,565)     579,712
  Decrease in notes receivable.........................................................      127,323        2,647
  Decrease (increase) in inventories...................................................     (540,996)      99,611
  Decrease in prepaid expenses.........................................................      402,399      107,643
  Increase (decrease) in accounts payable..............................................     (256,947)      96,620
  Increase in income taxes payable.....................................................    2,517,977      984,248
  Increase (decrease) in accrued lease payments-Vermont................................     (144,963)      68,888
  Increase in accrued wages, profit sharing and incentive compensation.................      151,435      187,455
  (Decrease) in deposits and other unearned revenue....................................     (383,618)    (544,347)
  Increase in other accrued expenses...................................................      296,736      954,876
  Increase in other long-term liabilities..............................................      934,010      675,332
                                                                                         -----------  -----------
CASH FLOW PROVIDED BY OPERATING ACTIVITIES AFTER CHANGES IN ASSETS AND LIABILITIES.....   19,940,601   19,088,529
                                                                                         -----------  -----------
Cash flows from investing activities:
  Additions to property and equipment..................................................  (18,981,721)  (6,019,657)
  Net book value of property and equipment sold........................................       41,067       86,899
  Purchase of long-term investments....................................................   (1,778,704)  (1,960,321)
  Proceeds from disposition of net assets of Bear Mountain Ltd. (Note 2)...............      --        20,000,247
  Businesses acquired less cash on hand from businesses acquired.......................  (12,552,020)     --
  Other, net...........................................................................     (230,632)       8,077
                                                                                         -----------  -----------
NET CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES...................................  (33,502,010)  12,115,245
                                                                                         -----------  -----------
Cash flows from financing activities:
  Net (reductions) proceeds in revolving credit agreement..............................   12,250,000  (17,500,000)
  Reductions in long-term debt.........................................................   (1,949,327)  (1,468,050)
  (Decrease) increase in current portion of long-term debt.............................    2,560,405   (2,291,258)
  Proceeds from issuance of common stock...............................................       16,172       44,837
  Payment of dividends.................................................................     (693,997)    (752,392)
                                                                                         -----------  -----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES....................................   12,183,253  (21,966,863)
                                                                                         -----------  -----------
Net increase (decrease) in cash and short-term investments.............................   (1,378,156)   9,236,911

Cash and short-term investments at beginning of year...................................    2,704,302    2,790,645
                                                                                         -----------  -----------
CASH AND SHORT-TERM INVESTMENTS AT END OF PERIOD.......................................  $ 1,326,146  $12,027,556
                                                                                         -----------  -----------
                                                                                         -----------  -----------
Interest paid..........................................................................  $ 2,229,834  $ 1,998,601
Income taxes paid, net of refunds......................................................  $   281,350  $ 1,686,523

     See accompanying Notes to (Unaudited) Condensed Consolidated Financial
                                  Statements.

                                   S-K-I LTD.

                  NOTES TO (UNAUDITED) CONDENSED CONSOLIDATED

                              FINANCIAL STATEMENTS

1. In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly the financial position as of April 28, 1996, the results of operations for the nine months ended April 28, 1996 and April 30, 1995 and cash flows for the nine months ended April 28, 1996 and April 30, 1995. All such adjustments are of a normal recurring nature with the exception of the sale of the majority of Bear Mountain assets. The unaudited condensed consolidated financial statements should be read in conjunction with the following notes and the consolidated financial statements in the 1995 Annual Report to the Securities and Exchange Commission on Form 10-K.

2. BEAR MOUNTAIN SALE

    On October 23, 1995 the Company sold a majority of the ski resort related and golf course assets of Bear Mountain to Fibreboard Corporation for approximately $20,370,000. The transaction had the following non-cash impact on the balance sheet:

Increase in current assets.....................................  $   234,000
Decrease in property and equipment, net........................  (23,833,000)
Decrease in other assets, net..................................     (269,000)
Increase in current liabilities................................      400,000

3. INCOME TAXES

    The provision for taxes on income is based on a projected annual effective tax rate. The Company has reflected an effective tax rate through the third quarter of approximately 39%.

    Deferred income taxes include the cumulative reduction in current taxes payable resulting principally from the excess of depreciation reported for tax purposes over that reported for financial purposes. The reduction in the April 28, 1996 deferred income tax liability from July 31, 1995 is primarily attributable to the October 1995 sale of Bear Mountain and other book-tax differences, principally accelerated depreciation.

4. SEASONAL BUSINESS

    Results for interim periods are not indicative of results to be expected for the year, due to the seasonal nature of the business (skiing resorts).

5. NET INCOME PER COMMON SHARE

    Net income per common share figures are based on the average shares outstanding during year to date Fiscal 1996 of 5,788,592 (5,782,745 year to date Fiscal 1995). Shares issuable upon the exercise of stock options grants have not been included in the per share computation because they would not have a material effect on earnings per share.

                                   S-K-I LTD.

                  NOTES TO (UNAUDITED) CONDENSED CONSOLIDATED

                        FINANCIAL STATEMENTS (CONTINUED)

6. STOCK OPTIONS

    The 1988 Stock Option Plan authorized 168,750 shares of common stock to be optioned. On November 18, 1994 the stockholders approved an additional 100,000 shares. For the nine months ended April 28, 1996, 4,950 shares were exercised and 5,550 shares were forfeited.

    The 1982 Incentive Stock Option Plan authorized 187,500 shares of common stock to be optioned. No shares were granted, exercised or forfeited under this plan during Fiscal 1996.

7. GENERAL LIABILITY

    Provision is made for the estimated costs under the deductible portion of S-K-I's general liability insurance policies. The balance of such reserves at April 28, 1996 was $5,594,666. Of such amount, $4,795,428 is included in other long-term liabilities, with the remaining balance included in other accrued expenses.

8. POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

    The Company does not provide health care and life insurance benefits for retired employees who reach normal retirement age. The adoption of SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, has no effect on the Company's financial position or results of operations.

9. DIVIDEND PAID

    During November 1995, the Board of Directors declared a $.13 per share dividend on Common Stock payable to stockholders of record on December 8, 1995. The dividend was paid on January 17, 1996.

10. AGREEMENT AND PLAN OF MERGER

    S-K-I Ltd. announced that it has received, through its investment financial advisor Schroder Wertheim & Co., an offer by LBO Resort Enterprises of Newry, Maine, to purchase all of the approximately 6,000,000 shares of outstanding stock of S-K-I Ltd. for $18.00 per share. The S-K-I Ltd. Board of Directors has approved a definitive merger agreement with LBO Resort Enterprises. A meeting of S-K-I Ltd. shareholders will be held on June 10, 1996 to consider the offer as recommended by the S-K-I Ltd. Board of Directors. The total value of the offer for the equity approximates $107,000,000. The transaction is subject to, among other things, shareholder and regulatory approvals.

11. NEW ACCOUNTING PRONOUNCEMENTS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The standard identifies indicators to determine whether an impairment of long-lived assets has been incurred and provides guidance in determining the amount of the impairment. The Company will adopt SFAS No. 121 in Fiscal 1997. The Company expects that there will not be a

                                   S-K-I LTD.

                  NOTES TO (UNAUDITED) CONDENSED CONSOLIDATED

                        FINANCIAL STATEMENTS (CONTINUED)

11. NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

material impact to the Company's financial position or results of operations as a result of adopting this standard.

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation." The Company does not intend to adopt the new compensation expense provisions of FAS 123 but will adopt the disclosure provisions in Fiscal 1997.

12. SUBSEQUENT EVENTS (UNAUDITED)

    On June 28, 1996, the Company consummated a transaction with American Skiing Company in which the Company sold all of its approximately 6,000,000 shares of outstanding common stock for $18.00 per share.

    American Skiing Company has entered into a consent decree with the U.S. Department of Justice in which American Skiing Company has agreed to divest the assets constituting the Waterville Valley ski resort. The divestiture is expected to be consummated no later than December 1, 1996. The unaudited carrying value of the Waterville Valley ski resort assets to be divested included in the accompanying S-K-I unaudited consolidated balance sheet as of April 28, 1996, is approximately $11.1 million and the unaudited net income for the nine months ended April 28, 1996 of the Waterville Valley ski resort included in the accompanying S-K-I unaudited consolidated statement of income for the nine months ended April 28, 1996, is approximately $863,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO KAMORI INTERNATIONAL CORPORATION:

    We have audited the accompanying combined balance sheets of the KAMORI COMBINED ENTITIES (the combined entities listed in Note 1) as of May 31, 1996 and 1997, and the related combined statements of operations, stockholders' equity and cash flows for each of the three years in the period ended May 31, 1997. These financial statements are the responsibility of Kamori's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Kamori Combined Entities as of May 31, 1996 and 1997, and the combined results of their operations and their cash flows for each of the three years in the period ended May 31, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Denver, Colorado
August 1, 1997

                       KAMORI COMBINED ENTITIES (NOTE 1)

                            COMBINED BALANCE SHEETS

                          AS OF MAY 31, 1996 AND 1997

                                                                                        1996            1997
                                                                                   --------------  --------------
                                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................................................  $   14,391,404  $   15,653,936
  Accounts receivable, net of allowance for doubtful accounts of $67,384 and
    $15,551, respectively........................................................       1,332,653         574,771
  Inventory and supplies.........................................................       2,959,210       3,320,540
  Receivable from Kamori International Corporation...............................         349,145         246,323
  Prepaid expenses and other current assets......................................         696,322         497,084
                                                                                   --------------  --------------
    Total current assets.........................................................      19,728,734      20,292,654
                                                                                   --------------  --------------
PROPERTY AND EQUIPMENT, at cost:
  Ski lifts and trails...........................................................      61,886,703      62,933,368
  Buildings and parking structures...............................................      56,199,673      56,106,317
  Machinery and equipment........................................................      46,113,639      48,664,085
  Land used in operations........................................................      17,513,217      16,256,564
  Construction in progress.......................................................       3,837,897       4,582,273
                                                                                   --------------  --------------
                                                                                      185,551,129     188,542,607
Less- Accumulated depreciation...................................................     (83,810,102)    (95,910,242)
                                                                                   --------------  --------------
                                                                                      101,741,027      92,632,365
                                                                                   --------------  --------------
LAND HELD FOR DEVELOPMENT AND SALE...............................................      28,327,824      27,381,613
                                                                                   --------------  --------------
INVESTMENT IN REAL ESTATE PARTNERSHIP (Note 1)...................................       5,536,758       4,894,087
                                                                                   --------------  --------------
OTHER ASSETS, net of accumulated amortization of $2,091,440 and $839,673,
  respectively...................................................................       3,733,134       4,243,275
                                                                                   --------------  --------------
                                                                                   $  159,067,477  $  149,443,994
                                                                                   --------------  --------------
                                                                                   --------------  --------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...............................................................  $    2,072,766  $    2,228,956
  Accrued property taxes.........................................................         420,034         442,643
  Accrued salaries and benefits..................................................       2,069,674       2,588,032
  Other accrued expenses.........................................................       2,367,498       2,568,010
  Accrued interest payable.......................................................       1,154,989       1,168,930
  Accrued interest payable to Kamori International Corporation...................         431,052          35,159
  Current portion of long-term debt (Notes 3 and 4)..............................       4,050,400       5,053,539
                                                                                   --------------  --------------
  Total current liabilities......................................................      12,566,413      14,085,269
                                                                                   --------------  --------------
LONG-TERM DEBT (Notes 3 and 4):
  Collateralized notes payable to banks..........................................      92,866,000      87,812,461
  Notes payable to Kamori International Corporation..............................      45,230,080      42,547,115
                                                                                   --------------  --------------
                                                                                      138,096,080     130,359,576
                                                                                   --------------  --------------
    Total liabilities............................................................     150,662,493     144,444,845
                                                                                   --------------  --------------
COMMITMENTS AND CONTINGENCIES (Notes 1, 8 and 9)
STOCKHOLDERS' EQUITY (Note 11):
  Common stock and additional paid-in capital....................................      44,400,000      44,400,000
  Accumulated deficit............................................................     (35,995,016)    (39,400,851)
                                                                                   --------------  --------------
                                                                                        8,404,984       4,999,149
                                                                                   --------------  --------------
                                                                                   $  159,067,477  $  149,443,994
                                                                                   --------------  --------------
                                                                                   --------------  --------------

The accompanying notes to combined financial statements are an integral part of these balance sheets.

                       KAMORI COMBINED ENTITIES (NOTE 1)

                       COMBINED STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997

                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
REVENUES:
  Ski operations....................................................  $  67,842,988  $  64,966,616  $  67,422,873
  Retail and ski rental operations..................................     11,848,262     11,279,791     11,905,843
  Commercial leasing................................................      1,779,339      1,943,583      1,889,300
  Reservation services..............................................      2,881,021      3,271,341      3,336,082
  Golf operations...................................................      2,324,361      2,257,214      2,310,431
  Land sales........................................................        519,950       --            1,199,097
                                                                      -------------  -------------  -------------
  Other.............................................................      1,371,156      1,013,458      1,002,642
                                                                      -------------  -------------  -------------
                                                                         88,567,077     84,732,003     89,066,268
COSTS AND EXPENSES:
  Operating expenses--
    Ski operations..................................................     34,682,132     34,032,473     36,712,383
    Retail and ski rental operations................................      8,771,110      8,562,246      8,724,835
    Commercial leasing..............................................        312,430        350,935        310,351
    Reservation services............................................      2,552,523      2,497,808      2,548,538
    Golf operations.................................................      1,874,812      1,930,483      1,880,543
    Cost of land sales..............................................        521,855       --              962,506
    Depreciation....................................................     14,179,049     14,176,014     12,389,363
    Amortization....................................................        463,623        301,212        126,926
  General, administrative and marketing.............................     16,468,101     16,511,590     17,238,072
  (Gain) loss on disposition of property............................        606,996         73,521        (60,181)
  Writedown of assets (Note 2)......................................       --             --            2,000,000
                                                                      -------------  -------------  -------------
                                                                         80,432,631     78,436,282     82,833,336
                                                                      -------------  -------------  -------------
    Operating income................................................      8,134,446      6,295,721      6,232,932
                                                                      -------------  -------------  -------------
OTHER (INCOME) EXPENSES:
  Interest expense..................................................     12,047,155     11,970,893     10,658,465
  Interest income...................................................       (586,049)      (738,639)      (681,768)
                                                                      -------------  -------------  -------------
                                                                         11,461,106     11,232,254      9,976,697
                                                                      -------------  -------------  -------------
    Net loss before income taxes....................................     (3,326,660)    (4,936,533)    (3,743,765)
INCOME TAX (BENEFIT) PROVISION (Note 6).............................        579,496       (398,267)      (337,930)
                                                                      -------------  -------------  -------------
    Net loss........................................................  $  (3,906,156) $  (4,538,266) $  (3,405,835)
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

The accompanying notes to combined financial statements are an integral part of these statements.

                       KAMORI COMBINED ENTITIES (NOTE 1)

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997

                                                                    COMMON STOCK
                                                                   AND ADDITIONAL
                                                                      PAID-IN
                                                                   CAPITAL (NOTE     ACCUMULATED
                                                                        11)            DEFICIT          TOTAL
                                                                  ----------------  --------------  -------------
BALANCES, at May 31, 1994.......................................   $   40,900,000   $  (27,550,594) $  13,349,406
  Net loss......................................................         --             (3,906,156)    (3,906,156)
                                                                  ----------------  --------------  -------------
BALANCES, at May 31, 1995.......................................       40,900,000      (31,456,750)     9,443,250
  Issuance of common stock in exchange for the assumption of
    debt by Kamori International Corporation....................        3,500,000         --            3,500,000
  Net loss......................................................         --             (4,538,266)    (4,538,266)
                                                                  ----------------  --------------  -------------
BALANCES, at May 31, 1996.......................................       44,400,000      (35,995,016)     8,404,984
  Net loss......................................................         --             (3,405,835)    (3,405,835)
                                                                  ----------------  --------------  -------------
BALANCES, at May 31, 1997.......................................   $   44,400,000   $  (39,400,851) $   4,999,149
                                                                  ----------------  --------------  -------------
                                                                  ----------------  --------------  -------------

The accompanying notes to combined financial statements are an integral part of these statements.

                       KAMORI COMBINED ENTITIES (NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997

                                                                        1995            1996            1997
                                                                   --------------  --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................................  $   (3,906,156) $   (4,538,266) $   (3,405,835)
  Adjustments to reconcile net loss to net cash provided by
    operating activities-
    Depreciation.................................................      14,179,049      14,176,014      12,389,363
    Amortization.................................................         548,664         382,144         260,690
    Cost of land sales...........................................         501,733        --               946,211
    Writedown of assets..........................................        --              --             2,000,000
    Equity in earnings from investee.............................        (245,626)       (178,141)       (107,329)
    Loss (gain) on disposition of property.......................         111,933          73,521         (60,181)
Changes in operating assets and liabilities-
    (Increase) decrease in accounts receivable...................        (482,951)       (114,331)        757,882
    (Increase) decrease in inventory and supplies................         (69,766)        135,639        (361,330)
    Decrease (increase) in prepaid expenses and other current
      assets.....................................................         330,851        (206,636)        199,238
    Decrease (increase) in receivable from Kamori
      International Corporation..................................         862,718        (762,402)        102,822
    Increase in other assets.....................................        (459,290)       (607,917)       (770,836)
    Increase (decrease) in accounts payable......................         665,689         (23,276)        156,190
    Increase (decrease) in accrued expenses......................         592,145        (586,827)        741,479
    Increase (decrease) in accrued interest payable..............         873,584        (408,197)       (381,952)
                                                                   --------------  --------------  --------------
    Net cash provided by operating activities....................      13,502,577       7,341,325      12,466,412
                                                                   --------------  --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to ski lifts and trails..............................         (92,113)       (335,359)       (979,835)
  Additions to machinery and equipment...........................      (5,535,146)     (3,596,219)     (3,103,335)
  Additions to buildings and parking structures..................        (440,458)     (1,357,493)       (516,821)
  Net change in construction in progress.........................        (857,376)       (574,903)       (744,376)
  Proceeds from sale of property and equipment...................       3,107,677         226,273         123,852
  Cash distribution from equity investee.........................        --              --               750,000
  Other..........................................................        --                81,881        --
                                                                   --------------  --------------  --------------
  Net cash used in investing activities..........................      (3,817,416)     (5,555,820)     (4,470,515)
                                                                   --------------  --------------  --------------

The accompanying notes to combined financial statements are an integral part of these statements.

                       KAMORI COMBINED ENTITIES (NOTE 1)

                FOR THE YEARS ENDED MAY 31, 1995, 1996 AND 1997

                                                                           1995           1996           1997
                                                                       -------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from seasonal lines of credit...............................     10,000,000      6,700,000      5,500,000
Payment of seasonal lines of credit..................................    (10,000,000)    (6,700,000)    (5,500,000)
Payments of collateralized notes payable to banks....................     (5,060,098)    (4,054,600)    (4,050,400)
Proceeds from collateralized notes payable to banks..................       --              820,598       --
Proceeds from notes payable to Kamori International Corporation......     12,689,782     15,095,218     15,827,347
Payments of note payable to Kamori International Corporation.........    (14,120,000)   (13,400,000)   (18,510,312)
Capitalized loan fees................................................       --             (321,128)      --
                                                                       -------------  -------------  -------------
    Net cash used in financing activities............................     (6,490,316)    (1,859,912)    (6,733,365)
    Net increase (decrease) in cash and cash equivalents.............      3,194,845        (74,407)     1,262,532
CASH AND CASH EQUIVALENTS, beginning of year.........................     11,270,966     14,465,811     14,391,404
                                                                       -------------  -------------  -------------
CASH AND CASH EQUIVALENTS, end of year...............................  $  14,465,811  $  14,391,404  $  15,653,936
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid during the year for interest, net of amounts
      capitalized....................................................  $  10,906,553  $  11,968,488  $  10,649,477
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
    Cash paid to Kamori International Corporation during the year for
      taxes..........................................................  $    --        $    --        $    --
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:

    During fiscal 1995, Steamboat Ski & Resort Corporation refinanced a note payable to a bank and applied the loan balance of $800,402 to the new note payable.

    On March 31, 1996, Orlando Resort Corporation had a $3.5 million note payable in full to a bank. Kamori International Corporation refinanced the note at the parent level and accepted 100 shares of common stock in exchange for the assumption of the note payable.

The accompanying notes to combined financial statements are an integral part of these statements.

                            KAMORI COMBINED ENTITIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                          AS OF MAY 31, 1996 AND 1997

(1) BUSINESS AND ORGANIZATION

    The Kamori Combined Entities ("Kamori") are comprised of the five wholly-owned subsidiaries of Kamori International Corporation ("KIC"). KIC is a controlled subsidiary of Kamori Kanko Co., Ltd. ("KKCL"), a Japanese corporation. The combined financial statements presented herein include the financial position, results of operations and cash flows of Steamboat Ski & Resort Corporation ("SSRC"), Steamboat Development Corporation ("SDC"), Heavenly Valley Ski & Resort Corporation ("HVSRC"), Heavenly Corporation ("HC"), and Orlando Resort Corporation ("ORC"), all Delaware corporations. Such financial statements have been combined due to the pending sale of Kamori, as discussed below.

    SSRC owns and operates a major ski and recreation complex in Steamboat Springs, Colorado (the "Steamboat Ski Resort"). SSRC also owns a majority interest in a consolidated subsidiary, Walton Pond Apartments, Inc. ("WPA"). WPA owns and operates an employee housing facility in Steamboat Springs primarily for the use of SSRC seasonal employees. SDC owns a 50% general partnership interest in Country Club Highlands Partnership ("CCHP"). CCHP is engaged in the development and sale of residential real estate adjacent to the Steamboat Ski Area. HVSRC and HC are the sole partners in Heavenly Valley, Limited Partnership ("HVLP"), which owns and operates the Heavenly Ski Resort, a major destination ski resort located in South Lake Tahoe, California and Stateline, Nevada. ORC owns and operates the Sabal Point Golf Course and Country Club ("Sabal Point"), a golf, tennis and swimming club located in Orlando, Florida.

    On August 1, 1997, KIC entered into a stock purchase agreement with ASC Holdings, Inc. ("ASC"), an unaffiliated third party, wherein ASC will acquire all of the issued and outstanding shares of Kamori upon the closing date of the agreement in exchange for approximately $288 million in cash. Certain assets reflected in the accompanying Kamori combined financial statements will be distributed to KIC prior to the closing and consist of all Kamori cash and cash equivalents and certain property with a net book value at May 31, 1997 of approximately $16.4 million. Proceeds from the sale will be used to retire all of the outstanding debt of Kamori. The ASC acquisition is subject to certain significant terms and conditions. In order to consummate the acquisition and fund the purchase price, ASC must successfully complete the initial public offering of its common stock.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

    The combined financial statements include the accounts of Kamori. All significant intercompany accounts and transactions have been eliminated in combination. The minority shareholder's interest and share in the profits and losses of WPA have been reflected in accrued expenses in the accompanying combined balance sheets.

REVENUE RECOGNITION

    Resort revenue primarily consists of revenue from ski operations, lodging, food and beverage operations and other recreational activities and is recognized as services are performed or as goods are sold. Real estate revenue is recognized when consideration has been received, title, possession and other attributes of ownership have been transferred to the buyer and Kamori is not obligated to perform significant additional activities after the sale.

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    Kamori considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

LAND HELD FOR DEVELOPMENT AND SALE

    Land held for development and sale is carried at the lower of cost or fair value. Costs related to the development activities of Kamori, including interest, are capitalized while such property is actively being prepared for its intended use, until the property is ready for sale. Kamori's land development and sales activities are impacted by a variety of factors, including local and regional economic conditions, and local zoning and approval guidelines. Management of Kamori monitors such conditions and the related effect on the value of its real estate holdings and will develop, market and dispose of such holdings at a rate which optimizes its value compared to its cost.

PROPERTY AND EQUIPMENT

    Kamori owns substantially all of the base area land and facilities of the Steamboat and Heavenly Ski Resorts. A significant portion of the ski trails, lifts and related assets are on land leased from the United States Forest Service ("USFS") under special use permits which expire in 2029. Kamori also owns the land and facilities comprising the Sabal Point Country Club.

    Property and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets as follows:

ASSETS                                                                          USEFUL LIVES
----------------------------------------------------------------------------  ----------------
Buildings, improvements and parking structures..............................  10 to 30 years
Ski lifts and trails........................................................  5 to 15 years
Machinery and equipment.....................................................  3 to 15 years

    HVLP has incurred approximately $3.2 million of project development costs relating to the proposed expansion of the Heavenly Ski Resort. These costs have been incurred since 1990 and are included in construction in progress in the accompanying combined balance sheets. During fiscal 1997, HVLP obtained the remaining required approvals relating to the proposed expansion. In management's opinion, these costs will be realized through the future development, operation and/or sale of the Heavenly Ski Resort.

ADVERTISING COSTS

    Advertising costs are expensed as incurred. Advertising expense for the years ended May 31, 1995, 1996 and 1997 totaled approximately $2.1 million, $2.3 million and $2.2 million, respectively.

INVENTORIES

    Inventories consist primarily of retail clothing, ski equipment and food and beverage inventories. Inventories are valued at the lower of cost or market value, generally on the average cost method.

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED LOAN COSTS

    Costs and fees incurred in connection with Kamori's financing activities have been capitalized and are being amortized over the terms of the related loans. Deferred loan costs are included in other assets in the accompanying combined balance sheets.

GOODWILL

    The excess of the purchase price over the fair market value of the assets acquired in the Steamboat Ski Area acquisition is reflected as goodwill and is being amortized on a straight-line basis over 40 years. Goodwill is included in other assets in the accompanying combined balance sheets.

ORGANIZATION COSTS

    Organization costs are included in other assets on the accompanying combined balance sheets and are being amortized on a straight-line basis over five years.

INCOME TAXES

    A consolidated federal income tax return is filed by KIC. Kamori participates in an informal federal income tax sharing arrangement with KIC whereby taxes paid by KIC are allocated to each individual entity who, on a stand-alone basis, would have a tax liability. No payment for use of tax benefits is made to those members generating tax operating losses until such losses are utilized on a consolidated basis by KIC. Such payments are limited to the amount of taxes that the loss generating entities paid in prior years. Companies generating alternative minimum taxes are charged for those taxes on a stand-alone basis. To the extent alternative minimum tax amounts have been paid, they may benefit in future years if such benefit is realized by the consolidated group.

    Kamori accounts for income taxes on the liability method by recognizing deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized (see Note 6).

EARNINGS PER SHARE

    Due to the proposed acquisition of Kamori by ASC, Kamori's historical capital structure is not indicative of its prospective structure upon the closing of the anticipated purchase transaction. Accordingly, historical net income or loss per common share is not considered meaningful and has not been presented herein.

IMPAIRMENT OF LONG-LIVED ASSETS AND IDENTIFIABLE INTANGIBLES

    Kamori reviews its long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Generally, the basis for making such assessments is based on future cash flow projections.

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ORC has historically generated net cash flow deficits from operations which have been funded by KIC. As a result, during fiscal 1997, ORC recorded an impairment loss of $2,000,000 related to its land, buildings and equipment to properly state these fixed assets at estimated fair values. Fair value was determined by assessing the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved and based on the stock purchase agreement discussed above.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(3) LONG-TERM DEBT

    Long-term debt consists of the following as of May 31, 1996 and 1997:

                                                                                        1996            1997
                                                                                   --------------  --------------
SSRC-
  Collateralized note payable to a bank, due May 28, 1999; annual principal payments of $2,000,000 due March 31; secured by substantially all assets of
    SSRC-
    Fixed rate portion; interest payable quarterly at 8.05%......................  $   15,000,000  $   15,000,000
    Variable rate portion; interest payable quarterly based on LIBOR at beginning
      of quarter (6.5625% and 6.9375% at May 31, 1996 and 1997, respectively)....      33,350,000      31,350,000
  Revolving loan agreement payable to KIC; interest at 6.9%, payable monthly;
    principal due October 31, 2001...............................................      32,900,000      31,900,000
  Line of credit payable to KIC; interest payable quarterly at prime rate plus 2%
    (10.25% and 10.5% at May 31, 1996 and 1997, respectively); principal due
    October 31, 2001.............................................................       8,457,149       6,487,174
  WPA note payable to a bank, due October 1, 2002; interest at bank's prime rate and reset annually (8.25% and 8.5% at May 31, 1996 and 1997, respectively);
    secured by land, buildings, furniture and equipment of Walton Pond Apartment
    Complex......................................................................       1,566,400       1,516,000
HVLP-
  Note payable to a bank, interest payable semiannually based on adjusted LIBOR
    (6.8125% and 7.325% on May 31, 1996 and May 31, 1997, respectively); due
    March 31, 2001; secured by substantially all assets of HVLP..................      46,000,000      44,000,000
ORC-
  Line of credit payable to KIC; interest payable quarterly at prime rate plus
    2%, (10.25% and 10.5% at May 31, 1996 and 1997, respectively); principal due
    October 31, 2001.............................................................       3,890,931       4,442,911
SDC-
  Line of credit payable to KIC; interest payable quarterly at prime rate plus
    2%, (10.25% and 10.5% at May 31, 1996 and 1997, respectively); principal due
    October 31, 2001.............................................................         982,000         717,030
                                                                                   --------------  --------------
                                                                                      142,146,480     135,413,115
  Less- current portion..........................................................      (4,050,400)     (5,053,539)
                                                                                   --------------  --------------
  Total long-term debt...........................................................  $  138,096,080  $  130,359,576
                                                                                   --------------  --------------
                                                                                   --------------  --------------

SSRC DEBT

    At the beginning of each quarter, SSRC can elect to convert the variable rate portion of the collateralized note payable into fixed rate debt under certain circumstances. No such election was made by SSRC as of May 31, 1996 or 1997.

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(3) LONG-TERM DEBT (CONTINUED)
    The collateralized note payable and the revolving credit facility (discussed below) are secured by a first deed of trust covering all Steamboat Ski Area assets, assignment of all rents, pledging by KIC of all of SSRC's and SDC's common stock and an assignment of the USFS Permit covering the Steamboat Ski Area. This note and the revolving credit facility are also secured by an intercreditor agreement which provides that all other indebtedness or obligations of SSRC are subordinate to this debt. Additionally, KKCL has guaranteed all obligations of SSRC under these arrangements. Under terms of the collateralized note agreement, SSRC is required to deposit Cash Flow, as defined, into an interest bearing account beginning one year prior to the date of the required principal payments. The deposit will then be applied to the principal payment.

    The WPA note payable is guaranteed by SSRC and requires, among other restrictions, that WPA maintain a Debt Service Coverage ratio, as defined, of
1.15 times and provide additional collateral if the projects appraised value falls below certain levels. On May 31, 1997, the note payable was refinanced under similar terms with a maturity date of October 1, 2002.

    SSRC also has a revolving credit facility with a bank which expires on May 31, 1999. Under this facility, the bank will provide a revolving line of credit of up to $5 million to finance SSRC's seasonal cash flow needs. Amounts outstanding under this facility bear interest at the prime interest rate and are due and payable on the facility's expiration date. No amounts were outstanding under this facility as of May 31, 1996 and 1997.

    The SSRC line of credit amount available to draw upon is set by KIC and fluctuates depending on SSRC's cash needs. Both the revolving loan and the line of credit are subordinate to the collateralized note payable and revolving credit facility with a bank discussed above. The revolving loan and the line of credit were renewed during the year to mature on October 31, 2001. Each agreement contains the same terms and provisions that existed in the original agreements.

HVLP DEBT

    The variable rate debt can be converted, at the election of HVLP, into fixed-rate debt under certain circumstances. The note payable is secured by a first deed of trust covering all HVLP assets, security and financing statements and the USFS Permit covering the Heavenly Ski Resort. The note payable is guaranteed by KKCL. HVLP is subject to various restrictive covenants in connection with the loan which may be accelerated upon certain conditions.

    The loan terms require HVLP to make a minimum payment of $1 million for the year ended March 31, 1997 and is required to make another $1 million payment for the year ended March 31, 1999. However, payments must total $4 million by March 31, 1998 and $8 million by March 31, 2000, in the aggregate. HVLP repaid $2 million of the outstanding note during September 1996.

LETTERS OF CREDIT

    Under an agreement with an insurance carrier, SSRC had a $210,000 letter of credit outstanding with a bank which guarantees payments of workers compensation claims and expires in January, 1998. No amount was drawn under this letter of credit as of May 31, 1997.

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(3) LONG-TERM DEBT (CONTINUED)

    HVLP has an agreement with a bank to allow for $1.5 million in letters of credit to be issued under certain circumstances when needed. Semi-annual fees under the agreement include a letter of credit fee of .5% per annum on the average amount of all letters of credit outstanding and a commitment fee of
 .3125% per annum on the average amount of credit available. The letters of credit are subordinate to the collateralized note payable and operating loan described above. No letters of credit were outstanding as of May 31, 1997.

DEBT MATURITIES

    Annual maturities for all long-term debt outstanding at May 31, 1997, are as follows:

YEAR ENDING MAY 31-
------------------------------------------------------------------------------
1998..........................................................................  $    5,053,540
1999..........................................................................      46,408,268
2000..........................................................................       4,063,418
2001..........................................................................      39,069,024
2002..........................................................................      39,622,239
Thereafter....................................................................       1,196,626
                                                                                --------------
Total.........................................................................  $  135,413,115
                                                                                --------------
                                                                                --------------

(4) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

CASH AND CASH EQUIVALENTS

    The carrying amounts approximate fair value.

DEBT

    An estimate of rates currently available to Kamori for debt with similar terms was used to determine the fair value of Kamori's debt.

    The carrying amounts and estimated fair values of Kamori's financial instruments are as follows:

                                                          MAY 31, 1996                    MAY 31, 1997
                                                 ------------------------------  ------------------------------
                                                    CARRYING          FAIR          CARRYING          FAIR
                                                     AMOUNT          VALUE           AMOUNT          VALUE
                                                 --------------  --------------  --------------  --------------
Cash and cash equivalents......................  $   14,391,404  $   14,391,404  $   15,653,936  $   15,653,936
Long-term debt.................................  $  142,146,480  $  142,330,452  $  135,413,115  $  134,457,681

(5) RELATED PARTY TRANSACTIONS

    SSRC, ORC and HVLP reimburse KIC and KKCL for certain services provided. Such reimbursements for the years ended May 31, 1995, 1996 and 1997 totaled $3,340,928, $3,302,107 and

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(5) RELATED PARTY TRANSACTIONS (CONTINUED)
$3,399,642, respectively, and are included in general, administrative and marketing expense in the accompanying combined statements of operations.

(6) INCOME TAXES

    The components of the income tax provision or benefit are as follows:

                                                                                      YEAR ENDED MAY 31,
                                                                             ------------------------------------
                                                                                1995        1996         1997
                                                                             ----------  -----------  -----------
Current tax (benefit) provision............................................  $  579,000  $  (398,000) $  (338,000)
Deferred tax (benefit) provision...........................................      --          --           --
                                                                             ----------  -----------  -----------
Total tax (benefit) provision..............................................  $  579,000  $  (398,000) $  (338,000)
                                                                             ----------  -----------  -----------
                                                                             ----------  -----------  -----------

    A reconciliation of the income tax provision or benefit and the amount computed by applying the U.S. federal statutory income tax rate to book income before income taxes is as follows:

                                                                                   YEAR ENDED MAY 31,
                                                                       -------------------------------------------
                                                                           1995           1996           1997
                                                                       -------------  -------------  -------------
At U.S. federal income tax rate......................................  $  (1,131,000) $  (1,678,000) $  (1,273,000)
State income tax, net of federal benefit.............................       (156,000)      (131,000)      (101,000)
Excess tax deductible amortization...................................       (340,000)      (340,000)      (340,000)
Nondeductible portion of meals and entertainment.....................         55,000         58,000         72,000
Valuation allowance adjustment.......................................      2,064,000      1,647,000      1,280,000
Other................................................................         87,000         46,000         24,000
                                                                       -------------  -------------  -------------
Income tax (benefit) provision.......................................  $     579,000  $    (398,000) $    (338,000)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(6) INCOME TAXES (CONTINUED)
    The components of gross deferred tax assets and liabilities are as follows:

                                                                                                DEFERRED TAX
                                                                DEFERRED TAX ASSETS             LIABILITIES
                                                                      MAY 31,                     MAY 31,
                                                           ------------------------------  ----------------------
                                                                1996            1997          1996        1997
                                                           --------------  --------------  ----------  ----------
Current:
  Insurance accruals.....................................  $      757,000  $      661,000  $   --      $   --
  Vacation accrual.......................................         133,000         136,000      --          --
  Accrued expenses.......................................          88,000         160,000      --          --
  AMT credit from parent.................................         370,000        --            --          --
                                                           --------------  --------------  ----------  ----------
    Total current tax assets.............................       1,348,000         957,000      --          --
                                                           --------------  --------------  ----------  ----------
Noncurrent:
  Fixed assets basis differences.........................        --               999,000     556,000      --
  Intangible assets......................................          69,000          54,000      --          --
  AMT credit from parent.................................         823,000         823,000      --          --
  Net operating loss carryover...........................      14,373,000      14,504,000      --          --
                                                           --------------  --------------  ----------  ----------
  Total noncurrent tax asset.............................  $   15,265,000      16,380,000     556,000      --
                                                           --------------  --------------  ----------  ----------
  Total deferred taxes...................................  $   16,613,000  $   17,337,000  $  556,000  $   --
                                                           --------------  --------------  ----------  ----------
                                                           --------------  --------------  ----------  ----------
Net deferred tax asset...................................  $   16,057,000  $   17,337,000
Less -- valuation allowance..............................     (16,057,000)    (17,337,000)
                                                           $     --        $     --
                                                           --------------  --------------
                                                           --------------  --------------

    As of May 31, 1996 and 1997, Kamori had an income tax receivable of $312,079 and $218,094, respectively, from KIC related to income taxes. These amounts are included in receivable from KIC in the accompanying combined balance sheets.

    At May 31, 1997, Kamori had approximately $36,828,000 of net operating loss carryforwards for federal income tax purposes which expire in the years 2005 through 2012. Kamori also has alternative minimum tax credit carryforwards of approximately $823,000. The alternative minimum tax paid can, in general, be carried forward indefinitely to reduce future regular tax liabilities to the amount of tentative minimum tax due.

(7) EMPLOYEE SAVINGS PLANS

    SSRC has a tax deferred savings plan covering substantially all year-round and certain seasonal employees. This plan provides for both employee and SSRC contributions. Employees may contribute, on an annual basis, up to 16% of their annual compensation. SSRC's contribution is determined by the board of directors on an annual basis. SSRC's contribution for the fiscal years ended May 31, 1995, 1996 and 1997 was $213,233, $233,053 and $247,042, respectively.

    HVLP has a tax deferred profit sharing plan covering certain year-round employees. The plan contains an added 401(k) feature whereby participants can elect to make tax deferred contributions to the plan. The plan also provides for discretionary HVLP contributions. HVLP's cash contribution is

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(7) EMPLOYEE SAVINGS PLANS (CONTINUED)
determined by management on an annual basis and totaled $256,965, $262,892 and $300,000 for the fiscal years ended May 31, 1995, 1996 and 1997, respectively.

(8) COMMITMENTS AND CONTINGENCIES

    SSRC executed agreements with major airlines to provide direct flights into the Yampa Valley Regional Airport. These agreements require SSRC to guarantee specified minimum airline revenue and to fund start-up costs. SSRC did not meet the specified minimum levels under these agreements in fiscal 1995, 1996 or 1997 and was required to fund the specified differences. Such amounts have been expensed in the accompanying combined statements of operations.

    Kamori leases certain space and equipment under long-term operating leases. Aggregate future minimum annual rental commitments under noncancellable operating leases are as follows:

YEAR ENDING MAY 31-
------------------------------------------------------------------------------------
1998................................................................................  $  1,538,447
1999................................................................................     1,202,523
2000................................................................................       629,580
2001................................................................................       163,122
2002................................................................................        80,163
                                                                                      ------------
                                                                                      $  3,613,835
                                                                                      ------------
                                                                                      ------------

    Total rental expense for all operating leases for the years ended May 31, 1995, 1996 and 1997, was $2,365,555, $2,132,545 and $2,233,113, respectively.

    As of May 31, 1997, Kamori had executed contracts for the acquisition of equipment, construction of buildings and the expenditure of certain amounts related to planning activities. These commitments total approximately $5,045,000, including $4,909,000 that will be incurred during fiscal 1998 and $136,000 in fiscal year 1999 and beyond.

(9) LITIGATION

    Due to the nature of their operations, certain of the combined entities are defendants in several lawsuits which are actively being contested. In management's opinion, the effect of these disputes will not have a significant effect on Kamori's combined financial position or results of operations.

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(10) RENTAL INCOME UNDER OPERATING LEASES

    SSRC leases retail space to unaffiliated entities under noncancellable leases expiring through 2004. Future minimum tenant rentals under the noncancellable leases are as follows:

YEAR ENDING MAY 31-
--------------------------------------------------------------------------------
1998............................................................................  $  1,353,098
1999............................................................................     1,296,769
2000............................................................................     1,105,754
2001............................................................................       648,167
2002............................................................................       442,396
Thereafter......................................................................       677,521
                                                                                  ------------
                                                                                  $  5,523,705
                                                                                  ------------
                                                                                  ------------

(11) STOCKHOLDERS' EQUITY

    As of May 31, 1995, 1996 and 1997, the stockholders' equity for each of the Kamori combined entities is as follows:

                                             STEAMBOAT                    ORLANDO     STEAMBOAT
                                           SKI & RESORT     HEAVENLY      RESORT     DEVELOPMENT
                                            CORPORATION    VALLEY (1)   CORPORATION  CORPORATION       TOTAL
                                           -------------  ------------  -----------  ------------  -------------
BALANCE, at May 31, 1994.................  $    (631,347) $  9,973,703  $   104,073  $  3,902,977  $  13,349,406
  Net income (loss)......................     (2,721,345)     (509,176)    (808,019)      132,384     (3,906,156)
                                           -------------  ------------  -----------  ------------  -------------
BALANCE, at May 31, 1995.................     (3,352,692)    9,464,527     (703,946)    4,035,361      9,443,250
  Net income (loss)......................     (1,015,783)   (2,640,120)    (955,898)       73,535     (4,538,266)
  Issuance of common stock in exchange
    for the assumption of debt by the
    parent...............................       --             --         3,500,000       --           3,500,000
                                           -------------  ------------  -----------  ------------  -------------
BALANCE, at May 31, 1996.................     (4,368,475)    6,824,407    1,840,156     4,108,896      8,404,984
  Net income (loss)......................      2,321,681    (3,121,328)  (2,592,649)      (13,539)    (3,405,835)
                                           -------------  ------------  -----------  ------------  -------------
BALANCE, at May 31, 1997.................  $  (2,046,794) $  3,703,079  $  (752,493) $  4,095,357  $   4,999,149
                                           -------------  ------------  -----------  ------------  -------------
                                           -------------  ------------  -----------  ------------  -------------

                            KAMORI COMBINED ENTITIES

                          AS OF MAY 31, 1996 AND 1997

(11) STOCKHOLDERS' EQUITY (CONTINUED)
    As of May 31, 1997, the common stock components and additional paid-in capital by entity are as follows:

                                           STEAMBOAT                     ORLANDO      STEAMBOAT
                                         SKI & RESORT     HEAVENLY        RESORT     DEVELOPMENT
                                          CORPORATION    VALLEY (1)    CORPORATION   CORPORATION       TOTAL
                                         -------------  -------------  ------------  ------------  -------------
Par value, per share...................  $         .01  $         .01  $       1.00  $        .01
                                         -------------  -------------  ------------  ------------
                                         -------------  -------------  ------------  ------------
Shares authorized......................             22            200        10,000           100
                                         -------------  -------------  ------------  ------------
                                         -------------  -------------  ------------  ------------
Shares outstanding.....................             18            100           200            20
                                         -------------  -------------  ------------  ------------
                                         -------------  -------------  ------------  ------------
Common stock...........................  $    --        $           1  $        200  $    --       $         201
                                         -------------  -------------  ------------  ------------  -------------
                                         -------------  -------------  ------------  ------------  -------------
Additional paid-in capital.............  $  18,000,000  $  16,999,999  $  5,399,800  $  4,000,000  $  44,399,799
                                         -------------  -------------  ------------  ------------  -------------
                                         -------------  -------------  ------------  ------------  -------------

    The equity components above were outstanding as of May 31, 1995, 1996 and 1997 for each entity with the exception of ORC, which issued 100 shares of stock to KIC in exchange for the assumption of a $3.5 million note payable on March 31, 1996.

    (1) Includes HVSRC and HC.

                     PRO FORMA FINANCIAL DATA FOR ASC EAST

    The following unaudited pro forma financial data (the "Pro Forma Financial Data") is derived from the historical financial statements of ASC East and S-K-I Ltd. included elsewhere in this Prospectus, and have been prepared on a pro forma basis giving effect to the acquisition of S-K-I Ltd., the issuance of the subordinated notes and the subordinated discount notes, the acquisition of the remaining 49% interest in Sugarloaf and the divestitures of the Waterville Valley and Mt. Cranmore resorts. Pro Forma Financial Statements and accompanying notes should be read in conjunction with the historical financial statements of the Company and S-K-I Ltd. and the notes thereto included elsewhere in this Prospectus.

    The unaudited pro forma statement of operations data for the year ended July 28, 1996 gives effect to the acquisition of S-K-I Ltd., the issuance of the subordinated notes and the subordinated discount notes, the acquisition of the remaining 49% interest in Sugarloaf and the divestitures of the Waterville Valley and Mt. Cranmore resorts, as if they had occurred on July 31, 1995. The Pro Forma Financial Data was prepared in November 1996 for purposes of the Filing of the Registration Statement on Form S-4 and was not intended to be indicative of either future results of operations or results that might have been achieved had the acquisition of S-K-I Ltd., the issuance of the subordinated notes and the subordinated discount notes, and the divestitures of the Waterville Valley and Mt. Cranmore resorts, actually occurred on the dates specified. In the opinion of the Company's management, all adjustments necessary to present fairly such unaudited pro forma consolidated financial data have been made based upon the terms and structure of the acquisition of S-K-I Ltd., the issuance of the subordinated notes and the subordinated discount notes, and the divestitures of the Waterville Valley and Mt. Cranmore resorts. Furthermore, in the opinion of the Company's management, the amounts in the Pro Forma Financial Data are not materially different from the results of operations for such data in the year ended July 27, 1997.

                                    ASC EAST

            UNAUDITED PRO FORM CONSOLIDATED STATEMENT OF INCOME DATA

                        FOR THE YEAR ENDED JULY 28, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                            PRO FORMA
                                  HISTORICAL                   BEAR                                ----------------------------
                                  -----------      SKI       MOUNTAIN     CRANMORE    WATERVILLE                      OTHER
                                      THE      ACQUISITION  DIVESTITURE  DIVESTITURE  DIVESTITURE       ASC        ADJUSTMENTS
                                    COMPANY        (K)          (L)          (B)          (B)       ADJUSTMENTS        (N)
                                  -----------  -----------  -----------  -----------  -----------  -------------  -------------
Revenues:
  Skiing & lodging..............   $  63,489    $ 114,175        $(292)  $   (4,161 ) $  (11,478 ) $   --         $   --
  Real estate sales.............       9,933                                 --           --           --             --
                                  -----------  -----------  -----------  -----------  -----------  -------------  -------------
    Total revenues..............      73,422      114,175         (292 )     (4,161 )    (11,478 )     --             --
Expenses:
  Cost of operations including
    wages, maintenance and
    supplies....................      31,137       57,088         (509 )     (1,725 )     (5,648 )      (1,670  ) c           5
  Cost of real estate sold......       5,844       --           --           --           --           --                   5
  Real estate and payroll
    taxes.......................       2,544        8,082         (247 )       (176 )       (608 )     --             --
  Utilities.....................       5,819        7,547          (82 )       (565 )       (938 )     --             --
  Insurance.....................       2,299        6,336         (205 )       (168 )       (395 )        (230  ) c           6
  Selling, general and
    administrative..............      11,289       22,164         (404 )       (888 )     (2,569 )      (5,204  ) m     --
  Loss on sale of Bear
    Mountain....................      --            4,737       --           --           --           --              (4,737 )
  Depreciation and
    amortization................       6,783        9,665          (34 )       (225 )     (1,127 )       1,795  d,e     --
                                  -----------  -----------  -----------  -----------  -----------  -------------  -------------
    Total expenses..............      65,715      115,619       (1,481 )     (3,747 )    (11,285 )      (5,309  )      (4,721 )
                                  -----------  -----------  -----------  -----------  -----------  -------------  -------------
  Income (loss) from
    operations..................       7,707       (1,444 )      1,189         (414 )       (193 )      (5,309  )      (4,721 )
Other income and expenses:
  Interest income...............      --           --           --           --           --               330  b     --
  Commitment fee................       1,447       --           --           --           --           --             --
  Interest expense..............       4,699        4,593       --             (163 )       (396 )      13,975    g,h        (302 )
                                  -----------  -----------  -----------  -----------  -----------  -------------  -------------
Income (loss) before income
  taxes and minority interest in
  loss of subsidiary............       1,561       (6,037 )      1,189         (251 )        203        (8,336  )       5,023
                                                                                                        (6,802  )
Income tax expense (benefit)....       3,906       (2,354 )        475         (101 )          4                i,j       2,009
Minority interest in loss of
  subsidiary....................        (108 )        (65 )     --           --           --               173  a     --
                                  -----------  -----------  -----------  -----------  -----------  -------------  -------------
Net income (loss)...............  $   (2,237 ) $   (3,618 ) $      714   $     (150 ) $      199   $     1,707    $     3,014
                                  -----------  -----------  -----------  -----------  -----------  -------------  -------------
                                  -----------  -----------  -----------  -----------  -----------  -------------  -------------
Net (loss) per share(o).........  $    (2.37 )     --           --           --           --           --             --


                                  CONSOLIDATED
                                   PRO FORMA
                                  ------------
Revenues:
  Skiing & lodging..............  $   161,733
  Real estate sales.............        9,933
                                  ------------
    Total revenues..............      171,666
Expenses:
  Cost of operations including
    wages, maintenance and
    supplies....................       78,678
  Cost of real estate sold......        5,849
  Real estate and payroll
    taxes.......................        9,595
  Utilities.....................       11,781
  Insurance.....................        7,643
  Selling, general and
    administrative..............       24,388
  Loss on sale of Bear
    Mountain....................      --
  Depreciation and
    amortization................       16,857
                                  ------------
    Total expenses..............      154,791
                                  ------------
  Income (loss) from
    operations..................       16,875
Other income and expenses:
  Interest income...............          330
  Commitment fee................        1,447
  Interest expense..............       22,406
                                  ------------
Income (loss) before income
  taxes and minority interest in
  loss of subsidiary............       (6,648 )

Income tax expense (benefit)....       (2,863 )
Minority interest in loss of
  subsidiary....................      --
                                  ------------
Net income (loss)...............  $    (3,785 )
                                  ------------
                                  ------------
Net (loss) per share(o).........  $     (3.87 )

     The accompanying notes are an integral part of the unaudited pro forma consolidated financial data

                                    ASC EAST

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

         SUMMARY OF ASC PRO FORMA ADJUSTMENTS--STATEMENT OF INCOME DATA

                                                                                                            YEAR ENDED
INCOME STATEMENT ITEM                             NOTE                       ADJUSTMENT                    JULY 28, 1996
---------------------------------------------     -----     ---------------------------------------------  -------------
                                                                                                                (IN
                                                                                                            THOUSANDS)
Interest Income..............................           b   Interest income from note receivable            $       330
                                                                                                           -------------
Cost of operations...........................           c   Staff reductions and elimination of redundant
                                                              shareholder services                               (1,670)
                                                                                                           -------------
Insurance....................................           c   Termination of a keyman life insurance policy          (230)
                                                                                                           -------------
Selling, general and administrative..........           m   Finder's fee                                         (1,665)
                                                        m   Employee Stock Options                               (1,404)
                                                        m   SKI TIAA Credit Agreement prepayment penalty           (635)
                                                        m   Other non-recurring charges                          (1,500)
                                                                                                           -------------
                                                                                                                 (5,204)
                                                                                                           -------------
Depreciation and amortization................           d   Depreciation on property and equipment                  670
                                                        e   Amortization of goodwill                                150
                                                        d   Amortization of deferred financing costs                975
                                                                                                           -------------
                                                                                                                  1,795
                                                                                                           -------------
Interest expense.............................           f   Interest on Mr. Otten Demand Note                       257
                                                        g   Senior and Junior Subordinated Notes                 16,118
                                                        h   Other interest adjustments                           (2,400)
                                                                                                           -------------
                                                                                                                 13,975
                                                                                                           -------------
Income taxes.................................           j   Tax effect of pro forma adjustments                  (3,254)
                                                        i   Tax effect of S corporation income                    2,004
                                                        i   Reverse historical income tax expense
                                                              recorded upon conversion of S corporations
                                                              to C corporations                                  (5,552)
                                                                                                           -------------
                                                                                                                 (6,802)
                                                                                                           -------------
Minority interest............................           a   Sugarloaf minority interest                             173
                                                                                                           -------------
  Effect on net loss.........................                                                               $    (1,707)
                                                                                                           -------------
                                                                                                           -------------

                                    ASC EAST
         NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL DATA--UNAUDITED

(a) ASC East acquired the remaining 49% interest in Sugarloaf on August 30, 1996 for a $2 million cash payment and a $600,000 prepayment penalty for previously issued debt. In connection with the acquisition of the minority interest, ASC East paid the outstanding balances of the SMC Credit Agreement and the Town Debt with proceeds from the Existing Senior Credit Facility.

(b) ASC East sold the Waterville Valley and Mt. Cranmore resorts for $17.5 million in November, 1996 and received $14,750,000 in cash and $2,750,000 in a promissory note with an interest rate of 12% per annum due in seven and one-half years.

(c) Management has specifically identified certain costs which have been eliminated in connection with the Acquisition. These costs are primarily related to the salaries and fringe benefits of the SKI corporate staff positions which have been eliminated as a result of the Acquisition, and amount to approximately $1.57 million. In addition, the costs associated with SKI's shareholder reporting and relations, exchange listing, and corporate governance, which amounted to approximately $100,000, have been eliminated. The Company also realized insurance savings through the termination of a SKI executive's key man life insurance policy of $230,000.

(d) The Acquisition of SKI by ASC East resulted in the assets of SKI being written up to reflect the purchase price of the transaction. The purchase price of SKI was calculated as the sum of (i) the cash paid to the SKI shareholders, (ii) the fair value of any liabilities of SKI assumed, and
    (iii) the transaction costs incurred by ASC East. Under the purchase accounting method, the acquisition cost is allocated to the assets and liabilities acquired based on their relative fair values. The excess of the purchase price over the relative fair values of the assets acquired was allocated to goodwill. Pro forma adjustments have been made to reflect the depreciation of these assets over their estimated useful lives and to amortize goodwill over forty years.

    The following table summarizes the purchase price allocation at the time of acquisition:

Shares of SKI outstanding at June 28, 1996*...................    5,736,882
Purchase Price................................................  $        18
                                                                -----------
                                                                103,264,000
SKI shares previously acquired................................      828,000
Cost of acquisition...........................................      528,000
                                                                -----------
Total Purchase Price..........................................  $104,620,000
                                                                -----------
                                                                -----------
Purchase price allocation:
Historical cost basis of acquired net assets..................  $58,378,000
Identified value of property, plant and equipment in excess of
  historical cost basis.......................................   67,508,000
Goodwill......................................................    6,554,000
Deferred income taxes.........................................  (27,820,000)
                                                                -----------
                                                                $104,620,000
                                                                -----------
                                                                -----------

       -------------------------------

       * Total shares of SKI outstanding at June 28, 1996, net of 54,000 shares owned by the Company prior to the Acquisition.

    The deferred tax liability of $(27,820,000) was recorded as the tax effect at the effective rate of the difference between the book basis of the net assets acquired of $104 million and the tax basis of net assets acquired of $33 million.

(e) ASC East incurred professional fees and various direct costs in connection with the issuance of Notes, Subordinated Notes and the establishment of the New Credit Facility which have been capitalized and will be amortized over their lives ranging from five to ten years. The accompanying pro forma income statement data includes adjustments reflecting the amortization associated with these costs.

(f) The $5.2 million Demand Note was issued by the S Corporation, bearing interest at 5.4%, which represents the applicable federal rate in effect at June 19, 1996, the time of issuance.

(g) Gives effect to the issuance of the Notes and the Subordinated Notes, at their respective issue prices, as well as related interest expense. Both the Notes and the Subordinated Notes were issued with original issue discount, therefore the effective interest rates exceed the stated interest rates. Pro forma interest expense with respect to the Notes for an 11 months period was $13,465,000 which was calculated using the effective interest method with an effective interest rate of approximately 12.50%. Pro forma interest expense with respect to the Subordinated Notes for the 11 month period was $2,653,000 which was calculated using the effective interest method with an effective interest rate of approximately 14.02%. Pro forma interest expense includes interest expense with respect to the Subordinated Notes of $3,096,000. Interest expense relating to the Subordinated Notes would not have been payable in cash during this period.

(h) Gives effect to the Senior Credit Facility which was used to retire previously outstanding indebtedness. The seasonal Line of Credit and the Revolving Note were retired with the initial proceeds of the Senior Credit Facility. Certain obligations of Sugarloaf (see note a above) and SKI's TIAA Credit Agreement were also refinanced. A portion ($12 million) of the proceeds from the sale of the Waterville and Mt. Cranmore resorts is expected to be used to pay off the Senior Credit Facility.

    A 1/8th% fluctuation in interest rates would have an approximate $42,864 annual impact on interest expense and an approximate $25,633 impact on net income.

    As explained in the "Description of Senior Subordinated Notes," an investment was made on the Closing Date in the segregated Pledge Account to secure the payment of the first year's interest on the Notes. Due to the nature of these borrowings, the accompanying pro forma financial data does not include either interest income on the Pledge Account or interest expense on this incremental indebtedness.

(i) Certain of the Company's operations were within corporations (the "S Corporations") for which Mr. Otten was personally liable for income taxes. The Company made distributions to Mr. Otten to pay the income taxes associated with these operations through the date of the Acquisition. The S Corporations have been converted to C Corporations pursuant to the Internal Revenue Code. As a result of this conversion, certain tax attributes of the S Corporations attributable directly to Mr. Otten have been transferred to the respective C Corporations. A $5,552,000 pro forma adjustment reflects the reversal of the historical income tax expense recorded upon conversion of the S corporations to C corporations June 28, 1996.

(j) All adjustments to the unaudited Pro Forma Consolidated Statement of Income Data have been tax-effected using the expected statutory rate. As discussed in "Certain Federal Income Tax Considerations," a portion of the interest on the Subordinated Notes is expected to be permanently disqualified for purposes of income tax deductions. It is expected that approximately 90% of the total interest will eventually be deductible, but none until actually paid. Consideration of the permanently disqualified portion has been given in the accompanying pro forma data. In addition, an adjustment has been made to tax-effect the earnings of the S-Corporations (see note (i) above).

(k) Reflects the results of operations of SKI Ltd. prior to its acquisition by ASC East on June 28, 1996.

(l) Reflects the results of operations of Bear Mountain (a majority of the assets of which were sold by SKI in October 1995).

(m) Reflects the elimination of SKI's nonrecurring charges which include a $1.6 million finder's fee, a $1.4 million stock option payment, $635,000 SKI TIAA Credit Agreement prepayment penalty, and $1.5 million of nonrecurring contingent liabilities.

(n) Other pro forma adjustments give effect to the SKI divestiture of Bear Mountain discussed in note (l). The most significant adjustment relates to the realized loss on the sale of Bear Mountain by SKI. The effect of the proceeds of the sale were considered in the pro forma interest adjustments. All of the adjustments were tax effected at the applicable statutory rate.

(o) Pro forma net (loss) per share was computed giving consideration to the 978,300 common shares of the Company outstanding at July 28, 1996.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS, ANY OF THE UNDERWRITERS OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                                ----------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                   ---------
Prospectus Summary...............................          3
Recent Developments..............................         10
The Transactions.................................         11
Risk Factors.....................................         13
Use of Proceeds..................................         20
Dilution.........................................         20
Dividend Policy..................................         21
Capitalization...................................         22
Pro Forma Financial Data.........................         23
Selected Historical Consolidated Financial Data
  of the Company.................................         33
Selected Combined Financial Data of the Acquired
  Resorts........................................         36
Management's Discussion and Analysis of Financial
  Condition and Results of
  Operations.....................................         37
Business.........................................         44
Management.......................................         65
Certain Relationships and Related Transactions...         68
Principal and Selling Shareholders...............         69
Description of Certain Indebtedness..............         70
Description of Capital Stock.....................         72
Shares Eligible for Future Sale..................         75
Certain United States Federal Tax Considerations
  For Non-United States Holders..................         76
Underwriting.....................................         80
Legal Matters....................................         81
Experts..........................................         81
Additional Information...........................         82
Index to Financial Statements....................        F-1

                                 --------------

    UNTIL            , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                       SHARES

                               ASC HOLDINGS, INC.

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                               -----------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                  FURMAN SELZ
                           MORGAN STANLEY DEAN WITTER
                              SCHRODER & CO. INC.

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC registration fee............................................................  $75,758.00
NASD filing fee.................................................................  25,500.00
Nasdaq National Market listing fee..............................................
Transfer agent fees.............................................................
Accounting fees and expenses....................................................
Legal fees and expenses.........................................................
Printing and mailing expenses...................................................
Miscellaneous...................................................................
                                                                                  ---------
        Total...................................................................  $
                                                                                  ---------
                                                                                  ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is a Maine corporation. Section 719 of the Maine Business Corporation Act (13-A M.R.S.A. ss. 101, et seq.) authorizes the indemnification by a Maine corporation of any person who is a party or is threatened to be made a party to any action, suit or proceeding by reason of that person's status as a director, officer, employee or agent of the corporation; provided that no such indemnification may be provided for any person if he or she shall have been finally adjudicated (i) not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to the best interests of the corporation or its shareholders, or (ii) in any criminal proceeding, to have had reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or on behalf of the corporation, indemnification may only be provided if the court determines that such person is fairly and reasonably entitled to the requested indemnification. Indemnification must be provided to the extent that a director, officer, employee or agent has been successful, on the merits or otherwise, in defense of an action of the type described in the second sentence of this paragraph.

    The Bylaws of the Company provide that it shall indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company, and may indemnify any employee or agent of the Company in such circumstances, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. No indemnification may be provided for any person who shall have been finally adjudicated not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to the best interests of the Company or who had reasonable cause to believe that his or her conduct was unlawful. Indemnification must be provided to any director, officer, employee or agent of the Company to the extent such person has been successful, on the merits or otherwise, in defense of any action or claim described above. Any indemnification under this provision of the Bylaws, unless required under the Bylaws or ordered by a court, can be made only as authorized in each specific case upon a determination by a majority of disinterested directors or by independent legal counsel or by the shareholders that such indemnification is appropriate under the standard set forth in the preceding sentence.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth in chronological order is information regarding all securities sold and employee stock options granted by the Registrant since July 1994. Further included is the consideration, if any, received by the Registrant for such securities, and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), and the rules of the Securities and Exchange Commission under which exemption from registration was claimed. All awards of options did not involve any sale under the Securities Act. None of these securities were registered under the Securities Act. Except as described below, no sale of securities involved the use of an underwriter and no commissions were paid in connection with the sales of any securities. The
information set forth in this Item 15 reflects the Company's       - for-1 split
in the Class A Common Stock to be effected prior to the closing of the Offerings.

        (1) On June 17, 1997, the Registrant issued 100 shares of common stock to Leslie B. Otten in exchange for 978,300 shares of common stock ASC East (formerly American Skiing Company), pursuant to the exemption contained in
    Section 4(2) of the Securities Act.

        (2) On June 25, 1996, the Registrant issued $120 million principal amount of its 12% Senior Subordinated Notes at a price of 97.165% to various institution investors in an offering underwritten by Bear Stearns & Co. Inc. and SPP Hambro & Co. LLC pursuant to the exemption under Rule 144A under the Securities Act.

        (3) On June 25, 1996, the Registrant issued 39,132 units consisting of approximately $39.13 million principal amount of 13 3/4% Subordinated Discount Notes due 2007 and 39,132 shares of Common Stock at a price per unit of $511.10 to various institutional investors in an offering underwritten by Bear, Stearns & Co. Inc. and SPP Hambro & Co. LLC pursuant to the exemption under Rule 144A.

        (4) On July 2, 1997, the Registrant issued 17,500 shares of Series A Exchangeable Preferred Stock at a price of $1,000 per share to one institutional investor pursuant to the exemption under Section 4(2) of the Securities Act.

        (5) On July 2, 1997, the Registrant issued $17 million principal amount of its 14% Senior Exchangeable Notes due 2002 to one institutional investor pursuant to the exemption under Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

   EXHIBIT
       NO.   DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

       1.1   Form of Underwriting Agreement.**

       2.1   Stock Purchase Agreement among Kamori International Corporation, ASC West and the Registrant dated August
             1, 1997.**

       2.2   Escrow Agreement among the Registrant, ASC West, Kamori International Corporation and the Long Term
             Credit Bank of Japan dated August 1, 1997.**

       3.1   Articles of Incorporation of the Registrant, as amended.**

       3.2   By-Laws of the Registrant.**

       4.1   Specimen Certificate for shares of Common Stock, $.01 par value, of the Registrant.**

       5.1   Opinion of Pierce Atwood with respect to the validity of the securities being offered.**

   EXHIBIT
       NO.   DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
      10.1   Credit Agreement dated as of June 28, 1996, among ASC East, its Subsidiaries parties thereto and Fleet.**

      10.2   Security Agreement dated as of June 28, 1996, among ASC East, its Subsidiaries parties thereto and
             Fleet.**

      10.3   Revolving Credit Notes dated June 28, 1996, issued by ASC East and certain Subsidiaries to Fleet in the aggregate principal amount of $65,000,000.**

      10.4   Swing Line Note dated June 28, 1996, issued by ASC East and certain Subsidiaries to Fleet in the aggregate principal amount of $5,000,000.**

      10.5   Fee and Leasehold Mortgage, Assignment of Leases and Rents, Financing Statement and Security Agreement,
             dated as of June 28, 1996, by and between each of Sunday River Skiway Corporation, Sunday River, Ltd.,
             LBO Holding, Inc., Cranmore, Inc., Sugarbush Resort Holdings, Inc., Mountain Water Company, Mountain
             Wastewater Treatment, Inc., Killington, Ltd., Mount Snow Ltd. and Waterville Valley Ski Area Ltd. and
             Fleet.**

      10.6   Collateral Assignments of Leases and Rents, each dated as of June 28, 1996, by and between each of Sunday
             River Skiway Corporation, Sunday River, Ltd., LBO Holding, Inc., Cranmore, Inc., Sugarbush Resort
             Holdings, Inc., Mountain Water Company, Mountain Wastewater Treatment, Inc., Killington, Ltd., Mount Snow
             Ltd. and Waterville Valley Ski Area Ltd. and Fleet.**

      10.7   Assignment in Trust dated as of June 28, 1996, between Waterville Valley Ski Area, Ltd. and Fleet.**

      10.8   Assignment in Trust dated as of June 28, 1996, between LBO Holding, Inc. and Fleet.**

      10.9   Assignment of Agreements, Permits and Contracts dated as of June 28, 1996, by Sunday River Skiway
             Corporation to Fleet.**

     10.10   Assignment of Trademarks and Service Marks (U.S.) dated as of June 28, 1996, by Sunday River Skiway
             Corporation to Fleet.**

     10.11   Hazardous Materials Indemnification Agreement dated June 28, 1996, among ASC East, certain Subsidiaries and Fleet.**

     10.12   Unlimited Guaranty dated as of June 28, 1996, by LBO Hotel Co. in favor of Fleet.**

     10.13   Unlimited Guaranty dated as of June 28, 1996, by Sugarloaf Mountain Corporation in favor of Fleet.**

     10.14   Intercreditor Agreement dated as of June 20, 1996, among ASC East, certain Subsidiaries, Doppelmayr USA,
             Inc. and Fleet.**

     10.15   Intercreditor Agreement, dated as of June 28, 1996, among ASC East, certain Subsidiaries, Snowridge, Inc.
             and Fleet.**

     10.16   Loan and Security Agreement dated as of October 1, 1984, among the State of Vermont, acting by and through the Vermont Industrial Development Authority, Sherburne Corporation (predecessor to Killington,
             Ltd.), Proctor Bank and The First National Bank of Boston.**

     10.17   Loan and Security Agreement dated as of October 1, 1984, among the State of Vermont, acting by and through the Vermont Industrial Development Authority, Mount Snow, Proctor Bank and The First National
             Bank of Boston.**

   EXHIBIT
       NO.   DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
     10.18   Form of Subordinated Note, dated as of June 30, 1992, from Sugarloaf Mountain Corporation to certain note holders.**

     10.19   Indenture dated October 24, 1990, among Killington Ltd. and The Howard Bank, as trustee (representative of indentures with respect to similar indebtedness aggregating approximately $2,995,000 in original principal amount and maturing at various times from 2015 to 2016).**

     10.20   Indenture dated September 25, 1986, among Killington Ltd. and The Howard Bank, as trustee (representative of indentures with respect to similar indebtedness aggregating approximately $10,873,500 in original principal amount and maturing at various times from 1977 to 2013).**

     10.21   Restated Concession Agreement dated April 30, 1992, between Sugarloaf Mountain Corporation and Boston
             Concessions Group, Inc., together with Amendment thereto, Loan Agreement, and $150,000 Promissory Notes, each dated July 31, 1995.**

     10.22   Indenture among the Registrant, the Guarantors and United States Trust Company of New York, relating to the Old Notes and the New Notes, dated as of June 28, 1996.**

     10.23   Indenture among the Registrant, the Guarantors and United States Trust Company of New York, relating to the Old Subordinated Notes and the New Subordinated Notes, dated as of June 28, 1996.**

     10.24   Registration Rights Agreement dated June 28, 1996 among the Registrant, the Guarantors and the Initial
             Purchasers.**

     10.25   Purchase Agreement dated June 25, 1996 among the Registrant, certain of the Guarantors and the Initial
             Purchasers.**

     10.26   Registration Rights Agreement dated June 28, 1996 among the Registrant, the Guarantors and Bear
             Stearns.**

     10.27   Pledge and Disbursement Agreement, dated as of June 28, 1996, by and among the Registrant, the Guarantors and United States Trust Company of New York, as collateral agent.**

     10.28   Shareholders' Agreement dated June 28, 1996, among Leslie B. Otten, the Registrant and Bear Stearns.**

     10.29   $2,311,838 Promissory Note from Mountain Wastewater Treatment, Inc. to LHC Corporation dated May 16,
             1995.**

     10.30   $6,120,000 Promissory Note, Senior Mortgage, and Junior Mortgage from Sugarbush Resort Holdings, Inc. to
             Snowridge, Inc. and Sugarbush Inn Corporation dated May 16, 1995.**

     10.31   Form of Subordinated Debenture due 2002 from LBO Holding, Inc. to former shareholders of Mt. Attitash
             Lift Corporation.**

     10.32   Purchase Agreement dated as of April 13, 1994, among Mt. Attitash Lift Corporation, certain of its shareholders and LBO Holding, Inc. for purchase of Attitash/Bear Peak Ski Resort.**

     10.33   Stock Purchase Agreement dated August 16, 1994 (for purchase of 51% interest in Sugarloaf Ski Resort), among Sugarloaf Mountain Corporation and S-K-I Ltd.**

     10.34   Purchase and Sale Agreement, dated May 16, 1995, among Sugarbush Resort Holdings, Inc., Sugarbush Resort
             Corporation, Snowridge, Inc., Sugar Ridge, Inc., Sugarbush Inn Corporation and Bev Ridge, Inc. (for
             purchase of Sugarbush Ski Resort).**

     10.35   Lease dated October 15, 1980, among H. Donald Penley, Joseph Penley, Albert Penley and Sunday River
             Skiway Corporation.**

   EXHIBIT
       NO.   DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
     10.36   Lease Option dated as of July 19, 1984, between John Blake and LBO Holding, Inc.**

     10.37   Lease Option dated as of July 1, 1993, between Snowridge, Inc. and Mountain Water Company.**

     10.38   Lease Option dated March 1, 1988, between Snowridge, Inc. and Mountain Wastewater Treatment, Inc.**

     10.39   Lease dated November 10, 1960, between the State of Vermont and Sherburne Corporation (predecessor to
             Killington Ltd.)**

     10.40   Lease Agreement dated February 20, 1990, between Pico Pond Associates and Killington Ltd.**

     10.41   Lease Agreement dated June 21, 1994, between the Town of Wilmington and Mount Snow, Ltd.**

     10.42   Lease Agreement dated April 24, 1995, between Sargent, Inc. and Mount Snow, Ltd.**

     10.43   United States Forest Service Special Use Permit No. 4040/01, issued November 29, 1989 to Mount Snow
             Ltd.**

     10.44   United States Forest Service Special Use Permit No. 4059/01 issued July 19, 1994 to LBO Holding, Inc.**

     10.45   United States Forest Service Special Use Permit No. 4041 issued May 13, 1995, to Sugarbush Resort
             Holdings, Inc.**

     10.46   Lease, dated September 10, 1984, between the Inhabitants of the Town of Carrabassett Valley and Mountain
             Greenery.**

     10.47   Agreement, between S-K-I Ltd. and Henry B. Lunde.**

     10.48   Agreement dated July 26, 1995, among Bombardier Corporation, Killington, Ltd., Mount Snow, Ltd.,
             Waterville Valley Ski Area, Ltd., Bear Mountain Ltd., and Sugarloaf Mountain Corporation.**

     10.49   Agreement dated June 3, 1996, between ASC East and Eastern Resorts Company, LLC.**

     10.50   Warren Cook Employment Agreement.**

     10.51   Christopher E. Howard Employment Agreement.**

     10.52   Partnership Agreement dated March 1993 among Sugarloaf Mountain Corporation, Jordan Lumber Company,
             Warren C. Cook, H&S Land, Inc. and LoafLand Inc. relating to Sugarloaf Land Partners I.**

     10.53   Partnership Agreement dated March 1993 among Sugarloaf Mountain Corporation, Jordan Lumber Company,
             Warren C. Cook, H&S Lane, Inc., LoafLand, Inc. and Clement Begin relating to Sugarloaf Land Partners
             II.**

     10.54   First Amendment to Credit Agreement dated November 27, 1996, among ASC East, its Subsidiaries party thereto and Fleet.**

     10.55   Second Amendment to Credit Agreement date May 30, 1997, among ASC East, its Subsidiaries party thereto and Fleet.**

     10.56   Third Amendment to Credit Agreement dated July 1997, among ASC East, its Subsidiaries party thereto and
             Fleet.**

   EXHIBIT
       NO.   DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
     10.57   Limited Guaranty of Payment and Performance from ASC East to Key Bank of Maine dated October 30, 1996.**

     10.58   Purchase and Sale Agreement among Waterville Valley Ski Area, Ltd., Cranmore, Inc., American Skiing
             Company and Booth Creek Ski Acquisition Corp., dated as of August 30, 1996.**

     10.59   Purchase and Sale Agreement among Sherburne Pass Mountain Properties, LLC, Pico Mountain Sports Center,
             LLC, Pico Mountain Operating Company, LLC, Harold L. and Edith Herbert, and Pico Ski Area Management
             Company dated October 16, 1996.**

     10.60   Letter Agreement between S-K-I Ltd. and Sugarloaf Minority Shareholders dated August 22, 1996.**

     10.61   $2,500,000.00 Promissory Note from the Registrant to Madeleine, LLC dated June 18, 1999.**

     10.62   $6,500,000.00 Promissory Note from ASC Utah to Wolf Mountain Resorts, L.L.C. dated July 3, 1997.**

     10.63   Guaranty of $6,500,000.00 Promissory Note from the Registrant to Wolf Mountain Resorts, L.L.C., dated
             July 3, 1997.**

     10.64   Ground Lease Agreement between ASC Utah and Wolf Mountain Resorts, L.L.C. dated July 3, 1997.**

     10.65   Ground Lease Guaranty from the Registrant to Wolf Mountain Resorts, L.L.C. dated July 3, 1997.**

     10.66   Securities Purchase Agreement between the Registrant and Madeleine, LLC dated July 2, 1997.**

     10.67   $17,500,000.00 14% Senior Convertible Exchangeable Notes due July 15, 2002, from the Registrant to
             Madeleine, LLC.**

     10.68   First Amendment to Securities Purchase Agreement between the Registrant and Madeleine, LLC dated July 25,
             1997.**

     10.69   Registration Rights Agreement dated July 2, 1997, between the Registrant and Madeleine, LLC.**

     10.70   Indenture dated July 2, 1997, between the Registrant and Bankers Trust Company.**

     10.71   Commitment Letter among Grand Summit Resort Properties, Inc., Textron Financial Corporation and Green
             Tree Financial Servicing Corporation dated July 14, 1997.**

     10.72   Promissory Note to Waterville Valley Ski Area, Ltd., dated November 1996.**

     10.73   Promissory Note to Cranmore, Inc., dated November 1996.**

     10.74   Purchase and Sale Agreement between Wolf Mountain Resorts, L.L.C., and ASC Utah, Inc., dated July 3,
             1997.**

     10.75   Mortgage and Security Agreement from Waterville Valley Ski Resort, Inc. to Waterville Valley Ski Area,
             Ltd., dated November 1996.**

     10.76   Security Agrement from Waterville Valley Ski Resort, Inc. to Waterville Valley Ski Area, Ltd., dated
             November 1996.**

   EXHIBIT
       NO.   DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
     10.77   Collateral Assignment of Special Use Permit from Waterville Valley Ski Resort, Inc. to Waterville Valley
             Ski Area, Ltd., dated November 1996.**

     10.78   Mortgage and Security Agreement from Mt. Cranmore Ski Resort, Inc. to Cranmore, Inc. dated November
             1996.**

     10.79   Security Agreement from Mt. Cranmore Ski Resort, Inc. to Cranmore, Inc. dated November 1996.**

     10.80   Subscription Agreement dated June 27, 1997, between Leslie B. Otten and ASC East.**

     10.81   Joinder of Sugarloaf Mountain Corporation, Sugartech and Mountainside dated August 30, 1996 among Fleet,
             Sugarloaf Mountain Corporation, Sugartech, Mountainside and Subidiaries.**

     10.82   Joinder to Revolving Credit Notes and Swing Line Note Dated June 28, 1996 among Fleet, Sugarloaf Mountain
             Corporation, Sugartech, and Mountainside.**

     10.83   Letter Agreement among Fleet, The First National Bank of Boston, and Key Bank of Maine and ASC East and
             Subsidiaries (in effect) amending the Credit Agreement dated as of June 28, 1996 (including SKI indebtedness as Permitted Indebtedness, replacing certain schedules, etc.).**

     10.84   Security Agreement dated as of August 30, 1996 among Sugarloaf Mountain Corporation, Mountainside and
             Sugartech and Fleet.**

     10.85   Fee and Leasehold Mortgage, Assignment of Leases and Rents, Financing Statement and Security Agreement
             dated as of August 1996 from Sugarloaf Mountain Corporation to Fleet.**

     10.86   Collateral Assignment of Leases and Rents by Sugarloaf Mountain Corporation to Fleet.**

     10.87   Hazardous Materials Indemnification Agreement dated as of August 30, 1996 among ASC East, Subsidiaries and Fleet.**

     10.88   Assignment of Agreements, Permits and Contracts dated as of August 30, 1996 by Sugarloaf Mountain
             Corporation to Fleet.**

     10.89   Stock Option Plan.**

     10.90   Form of Stock Option Agreement.**

      21.1   Subsidiaries of the Registrant.**

      23.1   Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.**

      23.2   Consent of Pierce Atwood.**

      23.3   Consent of Price Waterhouse LLP.*

      23.4   Consent of Arthur Andersen LLP.*

      23.5   Consent of Berry, Dunn, McNeil & Parker.*

      24.1   Power of Attorney (included on page II-9).*

      27.1   Financial Data Schedule*

------------------------

 *  Filed herewith.

**  To be filed by amendment.

    (b) Financial Statement Schedules

    All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Articles of Incorporation, as amended, and By-Laws, as amended, of the Registrant and the laws of the State of Maine or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matters have been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethel, State of Maine, on this 12th day of August, 1997.

                                ASC HOLDINGS, INC.

                                By:             /s/ LESLIE B. OTTEN
                                     -----------------------------------------
                                                  Leslie B. Otten
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                        POWER OF ATTORNEY AND SIGNATURES

    We, the undersigned officers and directors of ASC Holdings, Inc. hereby severally constitute and appoint Christopher E. Howard and Thomas M. Richardson, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable ASC Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                         TITLE                         DATE
------------------------------------------------------  -------------------------------------  ------------------


                 /s/ LESLIE B. OTTEN                    Chairman of the Board of
     -------------------------------------------        Directors, President and
                   Leslie B. Otten                      Chief Executive Officer                 August 12, 1997
                                                        (Principal Executive Officer)

               /s/ THOMAS M. RICHARDSON                 Chief Financial Officer,
     -------------------------------------------        Senior Vice President,
                 Thomas M. Richardson                   Treasurer and Director                  August 12, 1997
                                                        (Principal Financial and
                                                        Accounting Officer)

              /s/ CHRISTOPHER E. HOWARD                 Senior Vice President, Chief
     -------------------------------------------        Administrative Officer,                 August 12, 1997
                Christopher E. Howard                   General Counsel, Clerk and Director

                                 EXHIBIT INDEX

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       NO.   DESCRIPTION                                                                                            PAGE
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

       1.1   Form of Underwriting Agreement.**

       2.1   Stock Purchase Agreement among Kamori International Corporation, ASC West and the Registrant dated
             August 1, 1997.**

       2.2   Escrow Agreement among the Registrant, ASC West, Kamori International Corporation and the Long
             Term Credit Bank of Japan dated August 1, 1997.**

       3.1   Articles of Incorporation of the Registrant, as amended.**

       3.2   By-Laws of the Registrant.**

       4.1   Specimen Certificate for shares of Common Stock, $.01 par value, of the Registrant.**

       5.1   Opinion of Pierce Atwood with respect to the validity of the securities being offered.**

      10.1   Credit Agreement dated as of June 28, 1996, among ASC East, its Subsidiaries parties thereto and
             Fleet.**

      10.2   Security Agreement dated as of June 28, 1996, among ASC East, its Subsidiaries parties thereto and
             Fleet.**

      10.3   Revolving Credit Notes dated June 28, 1996, issued by ASC East and certain Subsidiaries to Fleet in the aggregate principal amount of $65,000,000.**

      10.4   Swing Line Note dated June 28, 1996, issued by ASC East and certain Subsidiaries to Fleet in the aggregate principal amount of $5,000,000.**

      10.5   Fee and Leasehold Mortgage, Assignment of Leases and Rents, Financing Statement and Security
             Agreement, dated as of June 28, 1996, by and between each of Sunday River Skiway Corporation,
             Sunday River, Ltd., LBO Holding, Inc., Cranmore, Inc., Sugarbush Resort Holdings, Inc., Mountain
             Water Company, Mountain Wastewater Treatment, Inc., Killington, Ltd., Mount Snow Ltd. and
             Waterville Valley Ski Area Ltd. and Fleet.**

      10.6   Collateral Assignments of Leases and Rents, each dated as of June 28, 1996, by and between each of
             Sunday River Skiway Corporation, Sunday River, Ltd., LBO Holding, Inc., Cranmore, Inc., Sugarbush
             Resort Holdings, Inc., Mountain Water Company, Mountain Wastewater Treatment, Inc., Killington,
             Ltd., Mount Snow Ltd. and Waterville Valley Ski Area Ltd. and Fleet.**

      10.7   Assignment in Trust dated as of June 28, 1996, between Waterville Valley Ski Area, Ltd. and
             Fleet.**

      10.8   Assignment in Trust dated as of June 28, 1996, between LBO Holding, Inc. and Fleet.**

      10.9   Assignment of Agreements, Permits and Contracts dated as of June 28, 1996, by Sunday River Skiway
             Corporation to Fleet.**

     10.10   Assignment of Trademarks and Service Marks (U.S.) dated as of June 28, 1996, by Sunday River
             Skiway Corporation to Fleet.**

     10.11   Hazardous Materials Indemnification Agreement dated June 28, 1996, among ASC East, certain
             Subsidiaries and Fleet.**

     10.12   Unlimited Guaranty dated as of June 28, 1996, by LBO Hotel Co. in favor of Fleet.**
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       NO.   DESCRIPTION                                                                                            PAGE
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
     10.13   Unlimited Guaranty dated as of June 28, 1996, by Sugarloaf Mountain Corporation in favor of
             Fleet.**

     10.14   Intercreditor Agreement dated as of June 20, 1996, among ASC East, certain Subsidiaries,
             Doppelmayr USA, Inc. and Fleet.**

     10.15   Intercreditor Agreement, dated as of June 28, 1996, among ASC East, certain Subsidiaries,
             Snowridge, Inc. and Fleet.**

     10.16   Loan and Security Agreement dated as of October 1, 1984, among the State of Vermont, acting by and through the Vermont Industrial Development Authority, Sherburne Corporation (predecessor to
             Killington, Ltd.), Proctor Bank and The First National Bank of Boston.**

     10.17   Loan and Security Agreement dated as of October 1, 1984, among the State of Vermont, acting by and through the Vermont Industrial Development Authority, Mount Snow, Proctor Bank and The First
             National Bank of Boston.**

     10.18   Form of Subordinated Note, dated as of June 30, 1992, from Sugarloaf Mountain Corporation to certain note holders.**

     10.19   Indenture dated October 24, 1990, among Killington Ltd. and The Howard Bank, as trustee
             (representative of indentures with respect to similar indebtedness aggregating approximately
             $2,995,000 in original principal amount and maturing at various times from 2015 to 2016).**

     10.20   Indenture dated September 25, 1986, among Killington Ltd. and The Howard Bank, as trustee
             (representative of indentures with respect to similar indebtedness aggregating approximately
             $10,873,500 in original principal amount and maturing at various times from 1977 to 2013).**

     10.21   Restated Concession Agreement dated April 30, 1992, between Sugarloaf Mountain Corporation and
             Boston Concessions Group, Inc., together with Amendment thereto, Loan Agreement, and $150,000
             Promissory Notes, each dated July 31, 1995.**

     10.22   Indenture among the Registrant, the Guarantors and United States Trust Company of New York,
             relating to the Old Notes and the New Notes, dated as of June 28, 1996.**

     10.23   Indenture among the Registrant, the Guarantors and United States Trust Company of New York,
             relating to the Old Subordinated Notes and the New Subordinated Notes, dated as of June 28,
             1996.**

     10.24   Registration Rights Agreement dated June 28, 1996 among the Registrant, the Guarantors and the
             Initial Purchasers.**

     10.25   Purchase Agreement dated June 25, 1996 among the Registrant, certain of the Guarantors and the
             Initial Purchasers.**

     10.26   Registration Rights Agreement dated June 28, 1996 among the Registrant, the Guarantors and Bear
             Stearns.**

     10.27   Pledge and Disbursement Agreement, dated as of June 28, 1996, by and among the Registrant, the
             Guarantors and United States Trust Company of New York, as collateral agent.**

     10.28   Shareholders' Agreement dated June 28, 1996, among Leslie B. Otten, the Registrant and Bear
             Stearns.**

     10.29   $2,311,838 Promissory Note from Mountain Wastewater Treatment, Inc. to LHC Corporation dated May
             16, 1995.**
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       NO.   DESCRIPTION                                                                                            PAGE
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
     10.30   $6,120,000 Promissory Note, Senior Mortgage, and Junior Mortgage from Sugarbush Resort Holdings,
             Inc. to Snowridge, Inc. and Sugarbush Inn Corporation dated May 16, 1995.**

     10.31   Form of Subordinated Debenture due 2002 from LBO Holding, Inc. to former shareholders of Mt.
             Attitash Lift Corporation.**

     10.32   Purchase Agreement dated as of April 13, 1994, among Mt. Attitash Lift Corporation, certain of its shareholders and LBO Holding, Inc. for purchase of Attitash/Bear Peak Ski Resort.**

     10.33   Stock Purchase Agreement dated August 16, 1994 (for purchase of 51% interest in Sugarloaf Ski
             Resort), among Sugarloaf Mountain Corporation and S-K-I Ltd.**

     10.34   Purchase and Sale Agreement, dated May 16, 1995, among Sugarbush Resort Holdings, Inc., Sugarbush
             Resort Corporation, Snowridge, Inc., Sugar Ridge, Inc., Sugarbush Inn Corporation and Bev Ridge,
             Inc. (for purchase of Sugarbush Ski Resort).**

     10.35   Lease dated October 15, 1980, among H. Donald Penley, Joseph Penley, Albert Penley and Sunday
             River Skiway Corporation.**

     10.36   Lease Option dated as of July 19, 1984, between John Blake and LBO Holding, Inc.**

     10.37   Lease Option dated as of July 1, 1993, between Snowridge, Inc. and Mountain Water Company.**

     10.38   Lease Option dated March 1, 1988, between Snowridge, Inc. and Mountain Wastewater Treatment,
             Inc.**

     10.39   Lease dated November 10, 1960, between the State of Vermont and Sherburne Corporation (predecessor to Killington Ltd.)**

     10.40   Lease Agreement dated February 20, 1990, between Pico Pond Associates and Killington Ltd.**

     10.41   Lease Agreement dated June 21, 1994, between the Town of Wilmington and Mount Snow, Ltd.**

     10.42   Lease Agreement dated April 24, 1995, between Sargent, Inc. and Mount Snow, Ltd.**

     10.43   United States Forest Service Special Use Permit No. 4040/01, issued November 29, 1989 to Mount
             Snow Ltd.**

     10.44   United States Forest Service Special Use Permit No. 4059/01 issued July 19, 1994 to LBO Holding,
             Inc.**

     10.45   United States Forest Service Special Use Permit No. 4041 issued May 13, 1995, to Sugarbush Resort
             Holdings, Inc.**

     10.46   Lease, dated September 10, 1984, between the Inhabitants of the Town of Carrabassett Valley and
             Mountain Greenery.**

     10.47   Agreement, between S-K-I Ltd. and Henry B. Lunde.**

     10.48   Agreement dated July 26, 1995, among Bombardier Corporation, Killington, Ltd., Mount Snow, Ltd.,
             Waterville Valley Ski Area, Ltd., Bear Mountain Ltd., and Sugarloaf Mountain Corporation.**

     10.49   Agreement dated June 3, 1996, between ASC East and Eastern Resorts Company, LLC.**

     10.50   Warren Cook Employment Agreement.**
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       NO.   DESCRIPTION                                                                                            PAGE
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
     10.51   Christopher E. Howard Employment Agreement.**

     10.52   Partnership Agreement dated March 1993 among Sugarloaf Mountain Corporation, Jordan Lumber
             Company, Warren C. Cook, H&S Land, Inc. and LoafLand Inc. relating to Sugarloaf Land Partners I.**

     10.53   Partnership Agreement dated March 1993 among Sugarloaf Mountain Corporation, Jordan Lumber
             Company, Warren C. Cook, H&S Lane, Inc., LoafLand, Inc. and Clement Begin relating to Sugarloaf
             Land Partners II.**

     10.54   First Amendment to Credit Agreement dated November 27, 1996, among ASC East, its Subsidiaries party thereto and Fleet.**

     10.55   Second Amendment to Credit Agreement date May 30, 1997, among ASC East, its Subsidiaries party thereto and Fleet.**

     10.56   Third Amendment to Credit Agreement dated July 1997, among ASC East, its Subsidiaries party thereto and Fleet.**

     10.57   Limited Guaranty of Payment and Performance from ASC East to Key Bank of Maine dated October 30,
             1996.**

     10.58   Purchase and Sale Agreement among Waterville Valley Ski Area, Ltd., Cranmore, Inc., American
             Skiing Company and Booth Creek Ski Acquisition Corp., dated as of August 30, 1996.**

     10.59   Purchase and Sale Agreement among Sherburne Pass Mountain Properties, LLC, Pico Mountain Sports
             Center, LLC, Pico Mountain Operating Company, LLC, Harold L. and Edith Herbert, and Pico Ski Area
             Management Company dated October 16, 1996.**

     10.60   Letter Agreement between S-K-I Ltd. and Sugarloaf Minority Shareholders dated August 22, 1996.**

     10.61   $2,500,000.00 Promissory Note from the Registrant to Madeleine, LLC dated June 18, 1999.**

     10.62   $6,500,000.00 Promissory Note from ASC Utah to Wolf Mountain Resorts, L.L.C. dated July 3, 1997.**

     10.63   Guaranty of $6,500,000.00 Promissory Note from the Registrant to Wolf Mountain Resorts, L.L.C., dated July 3, 1997.**

     10.64   Ground Lease Agreement between ASC Utah and Wolf Mountain Resorts, L.L.C. dated July 3, 1997.**

     10.65   Ground Lease Guaranty from the Registrant to Wolf Mountain Resorts, L.L.C. dated July 3, 1997.**

     10.66   Securities Purchase Agreement between the Registrant and Madeleine, LLC dated July 2, 1997.**

     10.67   $17,500,000.00 14% Senior Convertible Exchangeable Notes due July 15, 2002, from the Registrant to
             Madeleine, LLC.**

     10.68   First Amendment to Securities Purchase Agreement between the Registrant and Madeleine, LLC dated
             July 25, 1997.**

     10.69   Registration Rights Agreement dated July 2, 1997, between the Registrant and Madeleine, LLC.**

     10.70   Indenture dated July 2, 1997, between the Registrant and Bankers Trust Company.**
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       NO.   DESCRIPTION                                                                                            PAGE
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
     10.71   Commitment Letter among Grand Summit Resort Properties, Inc., Textron Financial Corporation and
             Green Tree Financial Servicing Corporation dated July 14, 1997.**

     10.72   Promissory Note to Waterville Valley Ski Area, Ltd., dated November 1996.**

     10.73   Promissory Note to Cranmore, Inc., dated November 1996.**

     10.74   Purchase and Sale Agreement between Wolf Mountain Resorts, L.L.C., and ASC Utah, Inc., dated July
             3, 1997.**

     10.75   Mortgage and Security Agreement from Waterville Valley Ski Resort, Inc. to Waterville Valley Ski
             Area, Ltd., dated November 1996.**

     10.76   Security Agrement from Waterville Valley Ski Resort, Inc. to Waterville Valley Ski Area, Ltd.,
             dated November 1996.**

     10.77   Collateral Assignment of Special Use Permit from Waterville Valley Ski Resort, Inc. to Waterville
             Valley Ski Area, Ltd., dated November 1996.**

     10.78   Mortgage and Security Agreement from Mt. Cranmore Ski Resort, Inc. to Cranmore, Inc. dated
             November 1996.**

     10.79   Security Agreement from Mt. Cranmore Ski Resort, Inc. to Cranmore, Inc. dated November 1996.**

     10.80   Subscription Agreement dated June 27, 1997, between Leslie B. Otten and ASC East.**

     10.81   Joinder of Sugarloaf Mountain Corporation, Sugartech and Mountainside dated August 30, 1996 among
             Fleet, Sugarloaf Mountain Corporation, Sugartech, Mountainside and Subidiaries.**

     10.82   Joinder to Revolving Credit Notes and Swing Line Note Dated June 28, 1996 among Fleet, Sugarloaf
             Mountain Corporation, Sugartech, and Mountainside.**

     10.83   Letter Agreement among Fleet, The First National Bank of Boston, and Key Bank of Maine and ASC
             East and Subsidiaries (in effect) amending the Credit Agreement dated as of June 28, 1996
             (including SKI indebtedness as Permitted Indebtedness, replacing certain schedules, etc.).**

     10.84   Security Agreement dated as of August 30, 1996 among Sugarloaf Mountain Corporation, Mountainside and Sugartech and Fleet.**

     10.85   Fee and Leasehold Mortgage, Assignment of Leases and Rents, Financing Statement and Security
             Agreement dated as of August 1996 from Sugarloaf Mountain Corporation to Fleet.**

     10.86   Collateral Assignment of Leases and Rents by Sugarloaf Mountain Corporation to Fleet.**

     10.87   Hazardous Materials Indemnification Agreement dated as of August 30, 1996 among ASC East,
             Subsidiaries and Fleet.**

     10.88   Assignment of Agreements, Permits and Contracts dated as of August 30, 1996 by Sugarloaf Mountain
             Corporation to Fleet.**

     10.89   Stock Option Plan.**

     10.90   Form of Stock Option Agreement.**

      21.1   Subsidiaries of the Registrant.**

      23.1   Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.**
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       NO.   DESCRIPTION                                                                                            PAGE
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
      23.2   Consent of Pierce Atwood.**

      23.3   Consent of Price Waterhouse LLP.*

      23.4   Consent of Arthur Andersen LLP.*

      23.5   Consent of Berry, Dunn, McNeil & Parker.*

      24.1   Power of Attorney (included on page II-9).*

      27.1   Financial Data Schedule*
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 *  Filed herewith.

** To be filed by amendment.